UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Arc Logistics Partners LP

(Name of Registrant as Specified In Its Charter)

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725 FIFTH AVENUE, 19TH FLOOR NEW YORK, NEW YORK 10022

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Common Unitholder:

We cordially invite you to attend a special meeting of the holders of common units representing limited partner interests in Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), to be held on December 18, 2017 at 11:00 a.m. (Eastern time), at 666 Fifth Avenue, 26th Floor, New York, New York 10103.

On August 29, 2017, MLP entered into a Purchase Agreement and Plan of Merger (the “Merger Agreement”) with Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings”), Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”), Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), and Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”). Pursuant to the Merger Agreement, Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into MLP (the “Merger”), with MLP surviving the Merger as a wholly owned subsidiary of Holdings, and LCP GP will transfer to Holdings 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein (the “GP Equity Transfer”).

Upon the Merger and GP Equity Transfer becoming effective (the “Effective Time”), (i) (a) each common unit representing a limited partner interest in MLP (“Common Unit”) issued and outstanding immediately prior to the Effective Time (other than those Common Units owned by LCP LP (the “Sponsor Units”)) will be converted into the right to receive an amount in cash equal to $16.50 per Common Unit, no longer be outstanding, automatically be cancelled and cease to exist and (b) each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to $14.50 per Common Unit, no longer be outstanding, automatically be cancelled and cease to exist, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) Holdings will (or Parent will on Holdings’ behalf) pay to LCP GP $94,500,000 in cash in exchange for 100% of the membership interests in MLP GP in connection with the GP Equity Transfer.

The conflicts committee (the “GP Conflicts Committee”) of the board of directors of MLP GP (the “MLP GP Board”), after consultation with its independent legal and financial advisors, unanimously (i) determined that it is fair and reasonable to, and in the best interests of, MLP and the holders of Common Units other than MLP GP, the Lightfoot Entities and their controlling affiliates to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the First Amended and Restated Limited Partnership Agreement of MLP, dated as of November 12, 2013 (the “MLP Partnership Agreement”), (iii) recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger, (iv) recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the limited partners of MLP (the “Limited Partners”) at a special meeting and (v) recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

The acquisition by merger of MLP by Parent requires, prior to the consummation thereof, approval of the holders of a majority of the outstanding Common Units of the Merger Agreement and the Merger in compliance with the Delaware Revised Uniform Limited Partnership Act, as amended, and the MLP Partnership Agreement. You are being asked to consider and vote on a proposal to approve the Merger Agreement and the Merger (the “Merger Proposal”).

Concurrently with the execution of the Merger Agreement, the Lightfoot Entities, which (through LCP LP) own approximately 26.8% of the outstanding Common Units, entered into a support agreement (the “Lightfoot Support Agreement”), and MTP Energy Master Fund Ltd., an affiliate of Magnetar Financial LLC (an affiliate of an investor in the Lightfoot Entities) (“Magnetar”), which owns approximately 2.9% of the outstanding Common Units (the “Magnetar Units”), entered into a support agreement (the “Magnetar Support Agreement”), in each case with the Parent Entities. Under the Lightfoot Support Agreement and the Magnetar Support Agreement, the Lightfoot Entities and Magnetar, respectively, have agreed, subject to the provisions thereof, to vote the Sponsor Units and the Magnetar Units, respectively, for approval of the Merger Proposal.

The MLP GP Board, based in part upon the recommendation of the GP Conflicts Committee, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and holders of Common Units to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, (iii) directed the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (iv) determined to recommend that the Limited Partners approve the Merger Agreement and the Merger. Accordingly, each of the GP Conflicts Committee and the MLP GP Board recommends that the Limited Partners vote “FOR” the Merger Proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by the Internet or telephone. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to submit a proxy or vote in person at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal.

If your Common Units are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your Common Units without instructions from you. You should instruct your bank, broker or other nominee to vote your Common Units in accordance with the procedures provided by your bank, broker or other nominee. The failure to instruct your bank, broker or other nominee to vote your Common Units “FOR” the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its Annexes, including the Merger Agreement, carefully. Please read “The Merger—Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Merger. All information in this proxy statement concerning MLP has been furnished by MLP. You may also obtain additional information about MLP from documents it has filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your Common Units, please contact MacKenzie Partners, Inc., MLP’s proxy solicitor, by calling toll-free at 1-800-322-2885.

Thank you in advance for your cooperation and continued support.

Sincerely,

Vincent T. Cubbage

Chief Executive Officer of Arc Logistics GP LLC,

the general partner of Arc Logistics Partners LP

This proxy statement is dated October 30, 2017 and is first being mailed to holders of Common Units on or about October 30, 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

725 FIFTH AVENUE, 19TH FLOOR NEW YORK, NEW YORK 10022

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Common Unitholders:

A special meeting (the “MLP Unitholder Meeting”) of holders of Common Units (as defined below) (the “Common Unitholders”) of Arc Logistics Partners LP (“MLP”) will be held on December 18, 2017 at 11:00 a.m. (Eastern time), located at 666 Fifth Avenue, 26th Floor, New York, New York 10103, to consider and vote on a proposal to approve the Purchase Agreement and Plan of Merger dated as of August 29, 2017, by and among Zenith Energy U.S., L.P. (“Parent”), Zenith Energy U.S. GP, LLC (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC (“Holdings”), Zenith Energy U.S. Logistics, LLC (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”), MLP, Arc Logistics GP LLC (“MLP GP”), Lightfoot Capital Partners, LP (“LCP LP”) and Lightfoot Capital Partners GP LLC (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”) (as it may be amended from time to time, the “Merger Agreement”), and the merger contemplated thereby (the “Merger”) (the “Merger Proposal”).

This item of business is more fully described in the proxy statement accompanying this notice.

MLP will transact no other business at the MLP Unitholder Meeting except such business as may properly be brought before the MLP Unitholder Meeting or any adjournments or postponements thereof. At this time, MLP knows of no other matters that will be presented for the consideration of the Common Unitholders at the MLP Unitholder Meeting.

The Merger Proposal will be approved if the holders, as of the record date of the MLP Unitholder Meeting, of a majority of the outstanding common units representing limited partner interests in MLP (“Common Units”) vote “FOR” the Merger Proposal. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Merger Proposal.

The conflicts committee (the “GP Conflicts Committee”) of the board of directors of MLP GP (the “MLP GP Board”), after consultation with its independent legal and financial advisors, unanimously (i) determined that it is fair and reasonable to, and in the best interests of, MLP and the holders of Common Units other than MLP GP, the Lightfoot Entities and their controlling affiliates to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the First Amended and Restated Limited Partnership Agreement of MLP, dated as of November 12, 2013, (iii) recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger, (iv) recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the limited partners of MLP (the “Limited Partners”) at a special meeting and (v) recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

The MLP GP Board, acting based in part upon the recommendation of the GP Conflicts Committee, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and holders of Common Units to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, (iii) directed the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (iv) determined to recommend that the Limited Partners approve the Merger Agreement and the Merger. Accordingly, each of the GP Conflicts Committee and the MLP GP Board recommends that Limited Partners vote “FOR” the Merger Proposal.

Only Common Unitholders of record as of the close of business on October 20, 2017, the record date of the MLP Unitholder Meeting, are entitled to notice of and to vote at the MLP Unitholder Meeting. A list of Common Unitholders entitled to vote at the MLP Unitholder Meeting will be available for inspection to the Common Unitholders of record at MLP’s offices in New York, New York, for any purpose relevant to the MLP Unitholder Meeting during normal business hours for a period of ten days before the MLP Unitholder Meeting and at the MLP Unitholder Meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE CAUSE YOUR COMMON UNITS TO BE VOTED IN ONE OF THE FOLLOWING WAYS:

•	If you hold your Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee for voting your Common Units.

•	If you hold your Common Units in your own name, you may submit a proxy for your Common Units by:

○	using the toll-free telephone number shown on the proxy card;

○	using the Internet website shown on the proxy card; or

○	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope, which requires no postage if mailed in the United States.

The enclosed proxy statement provides a detailed description of the Merger and the Merger Agreement. MLP urges you to read this proxy statement, including any documents incorporated by reference and the Annexes, carefully and in its entirety. If you have any questions concerning the Merger or this proxy statement, would like additional copies of this proxy statement or have questions about how to vote your Common Units, please contact MLP’s proxy solicitor:

105 Madison Avenue

New York, New York 10016

Telephone: 1-800-322-2885 (Toll-Free)

or

212-929-5500 (Call Collect)

Email: proxy@mackenziepartners.com

By order of Arc Logistics GP LLC, as the general partner of Arc Logistics Partners LP,

Vincent T. Cubbage

Chief Executive Officer of Arc Logistics GP LLC,

the general partner of Arc Logistics Partners LP

New York, New York

October 30, 2017

i

ii

SUMMARY

This proxy statement, along with a form of proxy, is first being mailed to Common Unitholders on or about October 30, 2017. The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, MLP encourages you to read carefully this entire proxy statement, its Annexes and the documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger

Arc Logistics Partners LP

Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), is a Delaware limited partnership formed to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets.

The common units representing limited partner interests in MLP (“Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ARCX.”

Arc Logistics GP LLC

Arc Logistics GP LLC, a Delaware limited liability company (“MLP GP” and, together with MLP, the “MLP Entities”), is the general partner of MLP and is solely responsible for conducting MLP’s business and managing its operations.

Lightfoot Capital Partners, LP

Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), is a private investment vehicle that focuses on investing directly in master limited partnership-qualifying businesses and assets.

Lightfoot Capital Partners GP LLC

Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), is the general partner of LCP LP and is solely responsible for conducting LCP LP’s business and managing its operations.

The Lightfoot Entities’ investors (collectively, the “Lightfoot Investors”) include affiliates of, and funds under management by, GE Energy Financial Services (“GE EFS”), Atlas Energy Group, BlackRock Investment Management, LLC, Magnetar Financial LLC (“Magnetar Financial”), CorEnergy Infrastructure Trust, Inc. and Triangle Peak Partners Private Equity, LP. The Lightfoot Entities have a significant interest in MLP through LCP LP’s ownership of a 26.8% limited partner interest in MLP and LCP GP’s ownership of 100% of MLP GP, which owns all of MLP’s incentive distribution rights.

Zenith Energy U.S., L.P.

Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), is a liquids and bulk terminaling company affiliated with companies that own and operate over 15 million barrels of crude oil and petroleum products storage in Amsterdam, Ireland and Colombia.

Zenith Energy U.S. GP, LLC

Zenith Energy U.S. GP, LLC, a Delaware limited liability company (“Parent GP”), is the general partner of Parent and is solely responsible for conducting Parent’s business and managing its operations.

Zenith Energy U.S. Logistics Holdings, LLC

Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a subsidiary of Parent (“Holdings”), was formed by Parent solely for the purpose of effecting the Merger, the GP Equity Transfer (as defined below), the Joliet Purchase (as defined below) and the Gulf LNG Purchase (as defined below). Holdings has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement (as defined below), the Joliet Purchase Agreement (as defined below) and the Gulf LNG Purchase Agreement (as defined below).

Zenith Energy U.S. Logistics, LLC

Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”), was formed by Parent solely for the purposes of effecting the Merger (as defined below). Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Jeffrey R. Armstrong, the Chief Executive Officer of the Parent Entities and Zenith Energy Management LLC, an affiliate of the Parent Entities, served as a member of the board of directors of MLP GP (the “MLP GP Board”) from January 2014 until he resigned on May 1, 2017.

For more information regarding the parties to the Merger, see “The Parties to the Merger.”

The Merger

Pursuant to the Purchase Agreement and Plan of Merger, dated as of August 29, 2017, by and among the Parent Entities, the MLP Entities and the Lightfoot Entities, as it may be amended from time to time (the “Merger Agreement”), Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into MLP (the “Merger”), with MLP surviving the Merger as a subsidiary of Holdings, and LCP GP will transfer to Holdings 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein (the “GP Equity Transfer”).

The Merger Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. MLP encourages you to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

The Merger Consideration

Upon the Merger and GP Equity Transfer becoming effective (the “Effective Time”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement:

•	each Common Unit issued and outstanding immediately prior to the Effective Time (other than those Common Units owned by LCP LP (the “Sponsor Units”)) (the “Public Units”) will be converted into the right to receive an amount in cash equal to $16.50 per Public Unit (the “Public Merger Consideration”), no longer be outstanding, automatically be cancelled and cease to exist;

•	each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to $14.50 per Common Unit (the “Sponsor Merger Consideration”), no longer be outstanding, automatically be cancelled and cease to exist;

•	MLP’s incentive distribution rights, which are owned by MLP GP, will be automatically cancelled and shall cease to exist, and no consideration will be delivered in respect thereof; and

•	Holdings will (or Parent will on Holdings’ behalf) pay to LCP GP $94,500,000 in cash in exchange for 100% of the membership interests in MLP GP in connection with the GP Equity Transfer.

Also see “—Treatment of Phantom Unit Awards.”

The limited liability company interests in Merger Sub that are issued and outstanding immediately prior to the Effective Time will be converted into the number of Common Units that are to be cancelled in accordance with the Merger Agreement. Any Common Units that are issued and outstanding and owned by Parent or any affiliate of Parent will be automatically cancelled, and no consideration will be delivered in exchange for such cancelled Common Units. The general partner interest in MLP held by MLP GP that is issued and outstanding immediately prior to the Effective Time (the “General Partner Interest”) will be unaffected by the Merger and will remain outstanding, such that immediately following the GP Equity Transfer, the General Partner Interest will be owned indirectly by Holdings.

See “The Merger Agreement—The Merger Consideration.”

Treatment of Phantom Unit Awards

The Merger Agreement provides that with respect to phantom units granted pursuant to the Arc Logistics Long-Term Incentive Plan (“Phantom Units”), each Phantom Unit that is outstanding and vested as of immediately prior to the Effective Time (including any vesting that occurs by reason of the Merger) will be cancelled and converted into the right to receive an amount of cash equal to the Public Merger Consideration (the “Phantom Unit Consideration” and, together with the Public Merger Consideration and the Sponsor Merger Consideration, the “Merger Consideration”), no longer be outstanding and cease to exist. Each outstanding Phantom Unit that remains unvested as of the Effective Time will be amended as follows:

•	the regular vesting schedule of each such Phantom Unit shall be amended to provide that 50% of such unvested Phantom Units vest on the six (6) month anniversary of the closing of the Merger, with the remaining 50% of such unvested Phantom Units vesting on the twelve (12) month anniversary of the closing of the Merger, with each such unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and all rights to distribution equivalent right payments will terminate as of the Effective Time; and

•	on the date such unvested Phantom Units vest and are settled in accordance with the applicable terms and conditions of such unvested Phantom Units (as amended), each such unvested Phantom Unit will be converted into the right to receive the Phantom Unit Consideration.

Following the Effective Time, or upon vesting and settlement of the Phantom Units, each holder of Phantom Units who delivers an acknowledgement in the form attached to the Merger Agreement as Exhibit D will receive the Phantom Unit Consideration for each such Phantom Unit in full satisfaction of all rights pertaining to the Phantom Units formerly outstanding.

See “The Merger Agreement—Treatment of Phantom Unit Awards.”

Information about the Special Meeting and Voting

Purpose

The holders of Common Units (“Common Unitholders”) are being asked to consider and vote “FOR” the Merger Agreement and the Merger (the “Merger Proposal”) at a special meeting of Common Unitholders (the “MLP Unitholder Meeting”). The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the MLP Unitholder Meeting, or any reconvened meeting following an adjournment of the MLP Unitholder Meeting, so long as the MLP GP Board is not aware of any such other business a reasonable time before the MLP Unitholder Meeting. The MLP GP Board is not aware of any such other business as of the date of this proxy statement. MLP GP may postpone or adjourn the meeting without any vote or approval of Common Unitholders, including to solicit additional proxies in favor of the Merger Agreement and Merger.

Common Unitholders Entitled to Vote

Common Unitholders as of October 20, 2017, the record date for the MLP Unitholder Meeting, are entitled to vote at the MLP Unitholder Meeting. Each Common Unitholder may cast one vote at the MLP Unitholder Meeting for each Common Unit that such unitholder owned at the close of business on the record date. On the record date, there were 19,545,944 Common Units outstanding and entitled to be voted at the MLP Unitholder Meeting.

Required Vote

Under the terms of the Merger Agreement and the First Amended and Restated Agreement of Limited Partnership of MLP, dated as of November 12, 2013 (the “MLP Partnership Agreement”), the Merger Proposal must be approved by the holders of a majority of the outstanding Common Units as of the record date for the MLP Unitholder Meeting (the “MLP Unitholder Approval”). Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes occur when brokers, banks and other nominees do not receive voting instructions from their customers, and the broker, bank or other nominee does not have discretionary voting authority with respect to a proposal. In addition, under Rule 402.08 of the NYSE Listed Company Manual, an entity holding units in street name may not vote without instructions from beneficial owners when the matter to be voted upon relates to, among other things, a merger or consolidation. Because there are currently no other matters that will be presented for the consideration of the Common Unitholders, which a broker has discretionary authority to vote upon, MLP does not expect that there will be any broker non-votes present at the MLP Unitholder Meeting.

See “Information about the Special Meeting and Voting” and “The Support Agreements.”

Recommendations of the GP Conflicts Committee and the MLP GP Board

On August 29, 2017, the Conflicts Committee (the “GP Conflicts Committee”) of the board of directors of MLP GP (the “MLP GP Board”), after consultation with its independent legal and financial advisors, unanimously:

•	determined that it is fair and reasonable to, and in the best interests of, MLP and the holders of Common Units other than MLP GP, the Lightfoot Entities and their controlling affiliates (the “Public Unitholders”) for MLP to enter into the Merger Agreement and consummate the Merger;

•	approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement;

•	recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger;

•	recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the limited partners of MLP (the “Limited Partners”) at a special meeting; and

•	recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

The MLP GP Board, acting based in part upon the recommendation of the GP Conflicts Committee, unanimously:

•	determined that it is fair and reasonable and in the best interests of MLP and the Common Unitholders to enter into the Merger Agreement and consummate the Merger;

•	approved the Merger Agreement and the Merger;

•	directed the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting; and

•	determined to recommend that the Limited Partners approve the Merger Agreement and the Merger.

Accordingly, each of the GP Conflicts Committee and the MLP GP Board recommends that the Limited Partners vote “FOR” the Merger Proposal.

See “The Merger—Recommendation of the GP Conflicts Committee and the MLP GP Board; Reasons for Recommending Approval of the Merger Proposal.”

Opinion of the GP Conflicts Committee’s Financial Advisors

The GP Conflicts Committee engaged Tudor Pickering Holt & Co Advisors LP (“TPH”) to act as its financial advisor for purposes of the proposed Merger. On August 29, 2017, TPH delivered an opinion to the GP Conflicts Committee as to the fairness, from a financial point of view, to the Public Unitholders, which excludes, for purposes of TPH’s opinion, the Common Units, if any, held by MLP GP, Parent and the Lightfoot Entities, and their respective equityholders and affiliates or any subsidiary of MLP, of the Public Merger Consideration to be paid to such holders pursuant to the Merger Agreement.

The full text of TPH’s written opinion, dated August 29, 2017, and its subsequent confirmation of its opinion on September 25, 2017 (collectively referred to herein with the August 29, 2017 opinion as TPH’s opinion), are attached to this proxy statement as Annex B and are incorporated herein by reference in their entirety. MLP GP encourages you to read the opinion carefully in its entirety for a description of, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken. TPH’s opinion was provided to the GP Conflicts Committee in connection with its consideration of the Merger Agreement, does not address any other aspect of the Merger Agreement or the proposed transactions and does not constitute a recommendation as to how any Common Unitholder or any other person should act or vote with respect to the Merger or any other matter. See “The Merger—Opinion of the GP Conflicts Committee’s Financial Advisor.”

Interests of Certain Persons in the Merger

In considering the recommendations of the GP Conflicts Committee and the MLP GP Board with respect to the Merger Agreement and the Merger, the Common Unitholders should be aware that certain of the current and former directors and executive officers of MLP GP and their affiliates have interests in the Merger that differ from, or are in addition to, the interests of the Common Unitholders generally, including:

•	Certain non-employee directors and executive officers of MLP GP hold Phantom Units that will be cancelled at the Effective Time, or upon vesting and settlement in accordance with their terms (as amended), and converted into the right to receive the Phantom Unit Consideration.

•	Certain directors and executive officers of MLP GP and their affiliates own Public Units that will be cancelled at the Effective Time and converted into the right to receive the Public Merger Consideration.

•	Certain executive officers of MLP GP are party to Change of Control Agreements with MLP GP pursuant to which such executive officers will be entitled to certain severance payments and benefits in the event of a qualifying termination, which is expected to occur upon Parent’s receipt of the written resignation of such executive officers of MLP GP, to be effective at the Effective Time.

•	Certain directors and executive officers of MLP GP are limited partners, or affiliates of limited partners, of LCP LP, which (i) owns Sponsor Units that will be cancelled at the Effective Time and converted into the right to receive the Sponsor Merger Consideration and (ii) will acquire certain interests of Arc Terminals Joliet Holdings LLC (“Joliet Holdings”) upon the closing of the Joliet Purchase, which is a condition to closing the Merger.

•	Certain directors and executive officers of MLP GP are members, or affiliates of members, of LCP GP, which will (i) receive $94,500,000 in cash in connection with the GP Equity Transfer at the Effective Time and (ii) acquire certain interests of Joliet Holdings upon the closing of the Joliet Purchase, which is a condition to closing the Merger.

•	Certain directors and executive officers of MLP GP are investors in, or are affiliates of investors in, LCP GP and LCP LP, and the percentage ownership interests of such directors and executive officers (or affiliates of such directors and executive officers) in LCP GP is different from, and in some case cases substantially greater than, their respective ownership interests in LCP LP.

•	EFS Midstream Holdings LLC, an affiliate of a director of MLP GP and an affiliate of GE EFS (“EFS”), will receive $29,976,475 in cash for certain of the interests in Joliet Holdings held by EFS upon the closing of the Joliet Purchase, which is a condition to closing the Merger.

•	Certain directors and executive officers of MLP GP are limited partners, or affiliates of limited partners, of LCP LP, which is the sole member of LCP LNG Holdings, LLC (“LCP LNG Holdings”), which will receive up to $63,560,000 in cash upon the closing of the Gulf LNG Purchase, which is a condition to closing the Merger.

•	Jeffrey R. Armstrong, who served as a member of the MLP GP Board from January 2014 until he resigned on May 1, 2017, is the Chief Executive Officer of the Parent Entities and Zenith Energy Management LLC, an affiliate of the Parent Entities, which would acquire MLP and MLP GP pursuant to the Merger Agreement upon closing of the Merger, certain interests of Joliet Holdings upon the closing of the Joliet Purchase, which is a condition to closing the Merger, and certain interests of Gulf LNG Holdings Group, LLC (“Gulf LNG Holdings”) upon the closing of the Gulf LNG Purchase, which is a condition to closing the Merger.

•	In May 2017, the MLP GP Board delegated to the GP Conflicts Committee evaluation of the Merger, consisting of Messrs. Tassin and White, each an independent director, and authorized compensation of $15,000 per month for the Chairman of the GP Conflicts Committee (Mr. Tassin) and $10,000 per month for the other member of the GP Conflicts Committee (Mr. White) for service on the GP Conflicts Committee, which compensation is expected be paid prior to the consummation of the Merger. Each member of the GP Conflicts Committee is also authorized to receive an hourly fee of $1,000 in respect of time spent by such member in connection with any litigation relating to the Merger following the month in which the Merger closed. The compensation of the GP Conflicts Committee members is not dependent on the GP Conflicts Committee’s or the MLP GP Board’s approval of the Merger or any other transaction.

•	All of the directors and executive officers of MLP GP will receive continued indemnification for their actions as directors and executive officers after the Effective Time.

These arrangements are more fully described under “The Merger—Interests of Certain Persons in the Merger.”

Conditions to the Merger

Unless otherwise mutually agreed by the parties, including with the approval of the GP Conflicts Committee, the Merger will not be consummated earlier than November 30, 2017. The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	receipt of MLP Unitholder Approval;

•	expiration or termination of the waiting period applicable to the Transactions (as defined below) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (which termination was granted on September 22, 2017);

•	the absence of certain legal impediments to the consummation of the Merger;

•	the accuracy of the parties’ representations and warranties;

•	the performance of the parties’ obligations under the Merger Agreement;

•	nothing has occurred (excluding, among other things, (a) developments generally affecting the prices of commodities or (b) any changes in or effect upon the business or condition (financial or otherwise) of the MLP Entities and their subsidiaries or any adverse consequences upon or affecting Gulf LNG Holdings or its direct or indirect equityholders as a result of the outcome of the Gulf LNG Arbitration (as defined below under “—Gulf LNG Arbitration”)) resulting in or reasonably expected to result in a material adverse effect (as defined below under “The Merger Agreement—No Solicitation or Withdrawal of Recommendation—Certain Defined Terms) on the business or financial results or condition of the MLP Entities;

•	nothing has occurred that has a material adverse effect on the ability of the MLP Entities or the Lightfoot Entities to consummate the Transactions;

•	MLP’s receipt of a legal opinion regarding certain tax matters;

•	Holdings’ receipt of the written resignations of each member of the MLP GP Board and each officer of MLP GP, to be effective as of the Effective Time; and

•	Parent GP’s receipt of the Transition Services Agreement, duly executed by LCP GP, in substantially the form attached to the Merger Agreement as Exhibit E (the “Transition Services Agreement”), pursuant to which, from and after the Effective Time, LCP GP will endeavor to make available to MLP and its affiliates certain transition services until the earlier of April 30, 2018 and termination of the Transition Services Agreement, provided that MLP will have the right to elect to extend the term of the Transition Services Agreement for up to three consecutive additional 30-day periods. MLP will (a) pay LCP GP a fee of (A) $31,000 in cash per month during the initial term of the Transition Services Agreement and (B) $81,000 in cash during each renewal term (if applicable), in each case subject to reduction under certain circumstances, plus (b) reimburse LCP GP for any and all reimbursable, documented, out-of-pocket costs, fees and expenses incurred in connection with the services.

Additionally, the consummation of the Merger is subject to the contemporaneous consummation of:

•	the purchase by Holdings and the Lightfoot Entities of certain of the interests in Joliet Holdings held by EFS (the “Joliet Purchase”), pursuant to the Purchase Agreement, dated August 29, 2017, by and among Holdings, the Lightfoot Entities and EFS (the “Joliet Purchase Agreement”), and the entry into an amended and restated limited liability company agreement of Joliet Holdings (the “Joliet Holdings LLC Agreement”) in connection therewith; and

•

the purchase by Holdings of a 5.51646% interest (the “Unconditioned Interest”) and, subject to certain conditions and solely if such conditions have been met as of the closing of the Merger, an additional 4.16154% interest (the “Conditioned Interest”), in Gulf LNG Holdings from LCP LNG Holdings, a

Delaware limited liability company and subsidiary of LCP LP (the “Gulf LNG Purchase” and together with the Joliet Purchase, the Merger, the GP Equity Transfer and the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to the Partially Conditional Purchase Agreement, dated August 29, 2017, by and among LCP LNG Holdings, the Lightfoot Entities, Parent, Parent GP, Holdings and, solely for purposes of Section 1.1(d) of such agreement, MLP (the “Gulf LNG Purchase Agreement”).

The Joliet Purchase Agreement and the Gulf LNG Purchase Agreement are attached to this proxy statement as Annex C and Annex D, respectively, and are incorporated herein by reference. MLP encourages you to read the Joliet Purchase Agreement and the Gulf LNG Purchase Agreement in their entirety because they are the legal documents that govern the Joliet Purchase and the Gulf LNG Purchase, respectively, which are conditions to closing the Merger.

MLP CAN GIVE NO ASSURANCE WHEN OR IF ALL OF THE CONDITIONS TO THE MERGER WILL BE EITHER SATISFIED OR, TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, WAIVED, OR THAT THE MERGER WILL BE CONSUMMATED. IF THE MERGER PROPOSAL IS NOT APPROVED BY HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON UNITS OR IF THE MERGER IS NOT COMPLETED FOR ANY OTHER REASON, YOU WILL NOT RECEIVE ANY CONSIDERATION FOR YOUR COMMON UNITS IN CONNECTION WITH THE MERGER. INSTEAD, MLP WILL REMAIN A PUBLICLY TRADED MASTER LIMITED PARTNERSHIP, AND THE COMMON UNITS WILL CONTINUE TO BE LISTED AND TRADED ON THE NYSE.

For more information, see “The Merger Agreement—Conditions to the Merger.”

Gulf LNG Arbitration

As set forth in the Merger Agreement, the parties thereto have agreed that in no event shall the arbitration panel’s decision in (or settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG Holdings or its business, assets, liabilities or condition (financial or otherwise) or upon MLP or its business, assets, liabilities or condition (financial or otherwise) (i) be given effect or taken into account, directly or indirectly, for purposes of determining whether (A) any MLP Entity or Lightfoot Entity has satisfied any condition precedent to the obligations of the Parent Entities to consummate the Transactions or (B) any Parent Entity has any obligation to pay any termination fee pursuant to the Merger Agreement or (ii) afford any party the right to terminate the Merger Agreement. “Gulf LNG Arbitration” means that certain International Chamber of Commerce arbitration between Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC (collectively, the “Gulf LNG Operating Subsidiaries”), on the one hand, and Eni USA Gas Marketing L.L.C. (“Eni”), which commenced on or about March 1, 2016 and is referenced in the reports previously filed by MLP with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See “The Merger Agreement—Gulf LNG Arbitration.”

Regulatory Approvals Required for the Merger

The HSR Act provides that transactions such as the Merger may not be consummated until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On September 13, 2017, MLP and Parent each filed a Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and requested an early termination of the waiting period. Early termination of the waiting period was granted by the Federal Trade Commission on September 22, 2017.

Under the Merger Agreement, both MLP and Parent have agreed to cooperate with each other and use their respective reasonable best efforts to obtain all required governmental approvals and cooperate with each other in connection with any review of, inquiry into, investigation of, or challenge to the Transactions under any antitrust law by a governmental authority and all activities with respect to any requests that may be made by, or any actions, consents or undertakings that may be sought by or from, any governmental authority in respect of antitrust consents and other governmental consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the Transactions, subject to exceptions for certain divestitures or similar actions that may be required of the parties. Except as noted above with respect to the required filings under the HSR Act, the filing and dissemination of this proxy statement to the Common Unitholders and the filing of a certificate of merger in Delaware on the closing date of the Merger, MLP is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or consummation of the Merger.

See “The Merger—Regulatory Approvals Required for the Merger.”

Solicitation of Other Offers; Withdrawal of Recommendation

The MLP Entities and Lightfoot Entities have agreed that they, their subsidiaries and their respective officers, managers or directors (including the MLP GP Board) will not, and will instruct and cause their respective controlled affiliates not to, and use their reasonable best efforts to cause their respective non-controlled affiliates and representatives (collectively, “MLP Non-Solicit Parties”) not to, among other things:

•	initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions regarding, or the making or submission of, any proposal, request or offer that constitutes or could reasonably be expected to lead to, an alternative proposal (as defined below under “The Merger Agreement—No Solicitation or Withdrawal of Recommendation”) for the acquisition of the MLP Entities;

•	conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding an alternative proposal for the acquisition of the MLP Entities; or

•	furnish any non-public information or afford access to the books and records of the MLP Entities and their subsidiaries to any third party that is reasonably likely to make, or has made, an alternative proposal for the acquisition of the MLP Entities.

However, prior to obtaining MLP Unitholder Approval, the MLP Non-Solicit Parties may provide information or access to the books and records of the MLP Entities and their subsidiaries and engage or participate in discussions or negotiations with any third party making a bona fide alternative proposal (as defined below under “The Merger Agreement— No Solicitation or Withdrawal of Recommendation”), so long as:

•	such third party has executed a confidentiality and standstill agreement;

•	the MLP Entities have disclosed to Parent GP the information to be provided to the third party;

•	the MLP Entities have delivered written notice to Parent GP which, among other things, included a copy of such bona fide alternative proposal for the acquisition of the MLP Entities; and

•	the GP Conflicts Committee has determined in good faith, after consultation with outside financial and legal advisors, that such proposal either constitutes or is reasonably likely to result in a superior proposal (as defined below under “The Merger Agreement— No Solicitation or Withdrawal of Recommendation”) and that failure to take such action would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder.

At any time prior to obtaining MLP Unitholder Approval, the GP Conflicts Committee may withdraw its recommendation of the Merger Agreement and the Merger if the GP Conflicts Committee determines that a bona fide alternative proposal for the acquisition of the MLP Entities constitutes a superior proposal or that an intervening event (as defined below under “The Merger Agreement—No Solicitation or Withdrawal of Recommendation”) has occurred and if the GP Conflicts Committee determines in good faith after consultation with its outside financial and legal advisors that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interest of MLP or the Public Unitholders thereunder, subject to customary matching rights in favor of Parent.

For more information, including certain definitions, see “The Merger Agreement—No Solicitation or Withdrawal of Recommendation.”

Termination of the Merger Agreement

The Merger Agreement contains certain termination rights including, among others:

•	by mutual agreement of Parent GP and MLP GP;

•	by either MLP GP or Parent GP, in the event that:

○	a court issues a final, non-appealable order or injunction prohibiting the Merger;

○	after final adjournment of the MLP Unitholder Meeting, MLP Unitholder Approval has not been obtained; or

○	the Merger has not been consummated on or before February 7, 2018, subject to extension at Parent GP’s election to March 1, 2018, in certain circumstances as specified in the Merger Agreement (the “Outside Date”);

•	by MLP GP, in the event:

○	the GP Conflicts Committee withdraws its recommendation that the Limited Partners approve the Merger and Merger Agreement due to a superior proposal, the MLP GP Board authorizes the MLP Entities to enter into an agreement with respect to such superior proposal and, concurrently with the termination of the Merger Agreement, the MLP Entities enter into such agreement;

○	any Parent Entity has breached any of its representations or warranties or has failed to perform any of its covenants or agreements which such breach or failure would prevent the satisfaction of a condition to the consummation of the Merger or is incapable of being cured within a specified time; or

○	the Parent Entities fail to close within a specified time after receiving notice from the MLP Entities that all conditions to the closing of the Merger have been satisfied or waived and the MLP Entities stand ready, willing and able to close; and

•	by Parent GP, in the event that:

○	any MLP Entity or Lightfoot Entity has breached the non-solicit obligations under the Merger Agreement;

○	any MLP Entity or Lightfoot Entity has breached any of its representations or warranties or has failed to perform any of its covenants or agreements which such breach or failure would prevent the satisfaction of a condition to the consummation of the Merger or is incapable of being cured within a specified time (the “MLP Breach Termination Provision”); or

○	prior to final adjournment of the MLP Unitholder Meeting, the MLP GP Board withdraws its recommendation that the Limited Partners approve the Merger and Merger Agreement.

Upon termination of the Merger Agreement under specific circumstances (as described below), MLP will be required to pay Parent a termination fee of $11,487,696 in cash (the “MLP Termination Fee”).

If the Merger Agreement (A) is terminated due to (i) the passing of the Outside Date at a time when the Merger Agreement was terminable by Parent GP pursuant to the MLP Breach Termination Provision, (ii) the failure to obtain MLP Unitholder Approval or (iii) any Lightfoot Entity or MLP Entity’s failure to perform any covenant or agreement or the failure of any of the representations and warranties of any Lightfoot Entity or MLP Entity to be true and correct as of the date of the Merger Agreement that gives the Parent GP the right to terminate pursuant to the MLP Breach Termination Provision and (B) any MLP Entity or Lightfoot Entity or affiliate thereof enters into an alternative acquisition within twelve (12) months of such termination, the MLP Termination Fee is payable. The MLP Termination Fee is also payable in the event, among other things, Parent terminates the Merger Agreement due to any MLP Entity or Lightfoot Entity’s breach of the non-solicit provisions in the Merger Agreement, excluding breaches that do not adversely affect the Parent Entities or the Transactions in any material respect, or if the MLP GP Board withdraws its recommendation that the Limited Partners approve the Merger and the Merger Agreement due to a superior proposal, the MLP GP Board authorizes the MLP Entities to enter into an agreement with respect to such superior proposal and, concurrently with the termination of the Merger Agreement, the MLP Entities enter into such agreement. The Merger Agreement also provides that Parent will be required to pay MLP a termination fee of $24,616,491 in cash (the “Parent Termination Fee”) if the Merger Agreement is terminated under certain circumstances.

All out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such cost or expenses, except that upon termination of the Merger Agreement under certain circumstances, MLP or Parent will be required to reimburse the other party for reasonable out-of-pocket costs, fees and expenses incurred by such party and its affiliates in connection with the Transactions and the Merger Agreement, up to a maximum of $1,500,000.

For more information regarding the termination of the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement.”

Distributions

The Merger is targeted to close on or about December 21, 2017 and is subject to the right that each of MLP GP and Parent GP has to terminate the Merger Agreement if the Merger has not been consummated on or before the Outside Date, as discussed above.

Until the Effective Time, MLP plans to declare and pay quarterly distributions in the ordinary course of business and consistent with past practices. Assuming that the Merger has not closed by January 26, 2018, MLP expects that it would declare a distribution associated with the fourth quarter of 2017 on or about January 26, 2018, to be paid on or about February 15, 2018 to holders of record on February 8, 2018. If, as anticipated, the Merger closes prior to the record date for the distribution associated with the fourth quarter of 2017, then none of the holders of Common Units as of immediately prior to the closing of the Merger will receive any distribution associated with the fourth quarter of 2017. If, alternatively, the Merger closes on or after the record date for the distribution associated with the fourth quarter of 2017, then MLP will pay the fourth quarter distribution to holders of record as of the record date, irrespective of whether the Merger eventually closes after the record date or whether either party terminates the Merger Agreement after the Outside Date.

For more information, see “Market Price of and Distributions on the Common Units.”

The Support Agreements

On August 29, 2017, the Lightfoot Entities entered into a support agreement (the “Lightfoot Support Agreement”) with the Parent Entities. Under the Lightfoot Support Agreement, the Lightfoot Entities have agreed to vote the Sponsor Units, which constitute approximately 26.8% of the outstanding Common Units, for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions and against any alternative proposal, including any superior proposal. The Lightfoot Support Agreement terminates on the earliest to occur of (i) mutual agreement of the parties thereto, (ii) the consummation of the closing of the Transactions and (iii) termination of the Merger Agreement in accordance with its terms.

On August 29, 2017, MTP Energy Master Fund Ltd., an affiliate of Magnetar Financial (“Magnetar”), entered into a support agreement (the “Magnetar Support Agreement”) with the Parent Entities. Under the Magnetar Support Agreement, Magnetar has agreed to vote its Common Units, which constitute approximately 2.9% of the outstanding Common Units, for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions and against any alternative proposal, including any superior proposal. The Magnetar Support Agreement terminates on the earliest to occur of (i) mutual agreement of the parties thereto, (ii) the consummation of the closing of the Transactions, (iii) the Outside Date (without any extension thereof) and (iv) termination of the Merger Agreement in accordance with its terms.

The Lightfoot Support Agreement and the Magnetar Support Agreement are attached to this proxy statement as Annex E and Annex F, respectively, and are incorporated herein by reference.

For more information, see “The Support Agreements.”

Financing of the Merger

Parent expects to fund the Merger through (i) debt financing that has been committed to Parent by Barclays Bank PLC (“Barclays”), Credit Suisse AG and Credit Suisse Securities (USA) LLC (“CS Securities”) (collectively, the “Lenders”) and (ii) equity financing that has been committed to Parent by Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P., investment funds managed by Warburg Pincus LLC. The Merger Agreement does not contain a financing condition (although the funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which each of the debt financing and the equity financing will be provided). Pursuant to the Merger Agreement, Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the financing.

See “The Merger—Financing of the Merger.”

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

See “The Merger—Accounting Treatment.”

Material U.S. Federal Income Tax Considerations

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). Generally, a U.S. holder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between:

•	the sum of (1) the amount of any cash received in exchange for such Common Units in the Merger and (2) such U.S. holder’s share of MLP’s liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the Common Units exchanged therefor (which includes such U.S. holder’s share of MLP’s liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (“Code”) to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by MLP and its subsidiaries. In addition, there is a risk that the Internal Revenue Service (the “IRS”) could recharacterize as ordinary income (rather than capital gain) the federal income tax treatment of all or a portion of the amount by which the Public Merger Consideration exceeds the Sponsor Merger Consideration on a per Common Unit basis. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of MLP’s income can be used to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to a Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “The Merger—Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

No Dissenters’ Rights

No dissenters’ or appraisal rights are available, or will be available, with respect to the transactions contemplated by the Merger Agreement.

See “The Merger—Dissenters’ Rights.”

Litigation

In connection with the Merger, purported Common Unitholders have filed lawsuits against MLP and the MLP GP Board, among other defendants. Among other remedies, the plaintiffs seek to enjoin the Merger and the GP Equity Transfer.

MLP believes that these complaints are without merit. MLP cannot predict the outcome of or estimate the possible loss or range of loss from these matters.

For more information, see “The Merger—Litigation.”

Delisting and Deregistration of Common Units

Upon completion of the Merger, the Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

See “The Merger—Delisting and Deregistration of Common Units.”

Organizational Chart

The following diagrams show the simplified organizational structure of the MLP Entities, the Lightfoot Entities and the Parent Entities as of the date of this proxy statement and immediately after the Transactions.

As of the date of this proxy statement

Immediately following the closing of the Transactions1

[1]	This post-closing organizational chart assumes that the sale of the Conditioned Interest to Holdings occurs contemporaneously with the sale of the Unconditioned Interest. If the sale of the Conditioned Interest does not occur at the closing of the Transactions, then 4.16154% of the membership interests of Gulf LNG Holdings will remain outstanding and directly owned by LCP LNG Holdings. See “The Merger Agreement—Conditions to the Merger.” This post-closing organizational chart does not take into account any possible distribution, post-closing, to the investors in the Lightfoot Entities of the membership interests of Arc Terminals Joliet Holdings LLC being acquired by the Lightfoot Entities at the Effective Time pursuant to the Joliet Purchase Agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	The MLP GP Board is soliciting your proxy to vote at the MLP Unitholder Meeting because you owned Common Units at the close of business on October 20, 2017, the record date for the MLP Unitholder Meeting, and, therefore, are entitled to vote at the MLP Unitholder Meeting. This proxy statement, along with a form of proxy, is first being mailed to Common Unitholders on or about October 30, 2017.

Q:	What am I being asked to vote on?

A:	You are being asked to approve the Merger Agreement and the Merger. On August 29, 2017, MLP entered into the Merger Agreement, pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into MLP, with MLP surviving the Merger as a subsidiary of Holdings, and LCP GP will transfer to Holdings 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein. As a result of the Merger, MLP will no longer be a publicly traded master limited partnership, and you, as a Common Unitholder, will no longer have any interest in MLP’s future earnings or growth. In addition, upon completion of the Merger, the Common Units will be delisted from the NYSE and will be subsequently deregistered under the Exchange Act, and MLP will no longer file periodic reports with SEC.

See “Information about the Special Meeting and Voting.”

Q:	Where and when is the MLP Unitholder Meeting?

A:	MLP will hold a special meeting of Common Unitholders on December 18, 2017 at 11:00 a.m., Eastern time, at 666 Fifth Avenue, 26th Floor, New York, New York 10103.

See “Information about the Special Meeting and Voting.”

Q:	What will I, as a Common Unitholder, receive if the Merger is completed?

A:	At the Effective Time, (a) each Public Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Public Merger Consideration (i.e., $16.50 per Public Unit), no longer be outstanding, automatically be cancelled and cease to exist and (b) each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Sponsor Merger Consideration (i.e., $14.50 per Sponsor Unit), no longer be outstanding, automatically be cancelled and cease to exist, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement.

See “The Merger Agreement—Merger Consideration.”

Q:	Will MLP continue to pay quarterly distributions?

A:	The Merger is targeted to close on or about December 21, 2017 and is subject to the right that each of MLP GP and Parent GP has to terminate the Merger Agreement if the Merger has not been consummated on or before the Outside Date.

Until the Effective Time, MLP plans to declare and pay quarterly distributions in the ordinary course of business and consistent with past practices. Assuming that the Merger has not closed by January 26, 2018, MLP expects that it would declare a distribution associated with the fourth quarter of 2017 on or about January 26, 2018, to be paid on or about February 15, 2018 to holders of record on February 8, 2018. If, as anticipated, the Merger closes prior to the record date for the distribution associated with the fourth quarter of 2017, then none of the holders of Common Units as of immediately prior to the closing of the Merger will receive any distribution associated with the fourth quarter of 2017. If, alternatively, the Merger closes on or after the record date for the distribution associated with the fourth quarter of 2017, then MLP will pay the fourth quarter distribution to holders of record as of the record date, irrespective of whether the Merger eventually closes after the record date or whether either party terminates the Merger Agreement after the Outside Date.

See “Market Price of and Distributions on Common Units.”

Q:	What will holders of Phantom Units receive in the Merger?

A:	The Merger Agreement provides that with respect to Phantom Units, each Phantom Unit that is outstanding and vested as of immediately prior to the Effective Time (including any vesting that occurs by reason of the Merger) will be cancelled and converted into the right to receive the Phantom Unit Consideration, no longer be outstanding and cease to exist. Each outstanding Phantom Unit that remains unvested as of the Effective Time will be amended as follows: (i) the regular vesting schedule of each such Phantom Unit shall be amended to provide that 50% of such unvested Phantom Units vest on the six (6) month anniversary of the closing of the Merger, with the remaining 50% of such unvested Phantom Units vesting on the twelve (12) month anniversary of the closing of the Merger, with each such unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and all rights to distribution equivalent right payments will terminate as of the Effective Time, and (ii) on the date such unvested Phantom Units vest and are settled in accordance with the applicable terms and conditions of such unvested Phantom Units (as amended), each such unvested Phantom Unit will be converted into the right to receive the Phantom Unit Consideration. Following the Effective Time, or upon vesting and settlement of the Phantom Units, each holder of Phantom Units who delivers an acknowledgement in the form attached to the Merger Agreement as Exhibit D will receive the Phantom Unit Consideration for each such Phantom Unit in full satisfaction of all rights pertaining to the Phantom Units formerly outstanding.

See “The Merger Agreement—Treatment of Phantom Unit Awards.”

Q:	How does the Public Merger Consideration compare to the market price of Common Units prior to the execution of the Merger Agreement?

A:	The Public Merger Consideration represents a premium of approximately 15% to the closing price of the Common Units as of August 28, 2017, the trading day immediately prior to the public announcement of the execution of the Merger Agreement.

Q:	Will the Merger Consideration increase if the price of the Common Units increases above the Merger Consideration?

A:	No. The Merger Consideration is fixed. The Merger Agreement does not contain any provision that would adjust the Merger Consideration (in either direction) based on fluctuations in the trading price of the Common Units.

Q:	How does each of the GP Conflicts Committee and the MLP GP Board recommend that I vote?

A:	Each of the GP Conflicts Committee and the MLP GP Board recommends that you vote “FOR” the Merger Proposal.

Q:	Why does each of the GP Conflicts Committee and the MLP GP Board recommend that I vote “FOR” the Merger Proposal?

A:	The GP Conflicts Committee and the MLP GP Board considered a number of factors in making their recommendations to the Common Unitholders. The factors considered by the GP Conflicts Committee to be generally positive or favorable include, but are not limited to the following:

•	The Public Merger Consideration of $16.50 per Public Unit is a fixed, all-cash amount that provides certainty of value and liquidity to the Public Unitholders, which the GP Conflicts Committee believed provided greater value to the Public Unitholders than the long-term value of MLP as a publicly traded partnership, after taking into account the risks and challenges facing MLP’s current business and financial prospects;

•	The Public Merger Consideration represents an approximately 14% premium to the closing price of the Common Units as of August 25, 2017 and an approximately 13% premium to the 30 trading day volume-weighted average unit price of the Common Units as of August 25, 2017;

•	Receipt by the GP Conflicts Committee of the opinion of TPH, dated August 29, 2017, that, subject to the limitations and assumptions set forth therein, as of such date, the Public Merger Consideration was fair, from a financial point of view, to the Public Unitholders;

•	The fact that the Lightfoot Entities had held discussions with more than 20 parties potentially interested in an acquisition transaction over 29 months, of which only a few submitted preliminary indications of interest for the Common Units, all either for no premium or a low premium;

•	The Public Merger Consideration of $16.50 per Public Unit represents a $1.00 per Public Unit increase from the merger consideration originally offered in Parent’s initial proposal on May 9, 2017, and is $2.00 per Common Unit more than the consideration being received by LCP LP for the 5,242,775 Sponsor Units;

•	The Merger Agreement provision that MLP will pay quarterly distributions in the ordinary course of business and consistent with past practices, and that the Merger will not close earlier than November 30, 2017 unless otherwise mutually agreed by the parties to the Merger Agreement, which would enable MLP to pay its regular quarterly distribution for the third quarter of 2017;

•	The historical and projected flat cash distribution levels of MLP for the foreseeable future, which may be reduced if operating cash flow decreases and MLP is unable to grow or expand its business, particularly in the face of the risks and challenges associated with MLP’s prospects if MLP were to remain a publicly traded partnership;

•	The GP Conflicts Committee’s belief that MLP would not experience material growth in the future given LCP LP’s indication to MLP that the Lightfoot Entities have no pool of available assets for dropdown transactions with MLP (other than the 9.7% interest in Gulf LNG Holdings (the “Lightfoot GLNG Interest”)) and the difficulty of executing third-party acquisition opportunities given MLP’s capital structure, which could cause the trading price of the Common Units to decline significantly;

•	The GP Conflicts Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of MLP or a significant interest in MLP or its assets could be consummated at the time of the GP Conflicts Committee’s determination and approval;

•	The terms and conditions of the Merger Agreement having been determined through extensive arm’s-length negotiations among the Lightfoot Entities, the Parent Entities, EFS and the GP Conflicts Committee and their respective representatives and advisors;

•	Certain terms of the Merger Agreement and the related agreements support the GP Conflicts Committee’s belief that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger;

•	The Merger being subject to the approval of the Limited Partners, with the holders of Public Units representing approximately 70.3% of the voting power of the Common Units, exclusive of the approximately 2.9% subject to the Magnetar Support Agreement; and

•	The GP Conflicts Committee’s consideration of a number of factors relating to the procedural safeguards involved in the negotiation of the transaction agreements, each of which supported its determination and approvals, and the related recommendation to the MLP GP Board and the Limited Partners.

For a full list of the factors, including a list of negative factors, considered by the GP Conflicts Committee and the MLP GP Board, see “The Merger—Recommendation of the GP Conflicts Committee and the MLP GP Board; Reasons for Recommending Approval of the Merger Proposal.”

Q:	When do you expect the Merger to be completed?

A:	MLP and Parent are working towards completing the Merger as soon as possible, but the Merger cannot be completed before November 30, 2017 unless otherwise mutually agreed by the Lightfoot Entities, the MLP Entities (including the GP Conflicts Committee) and the Parent Entities. Assuming timely satisfaction of other closing conditions, including approval by holders of a majority of the Common Units of the Merger Proposal, the Merger is targeted to close on or about December 21, 2017.

Q:	What if the Merger is not completed?

A:	If the Merger Proposal is not approved by the Common Unitholders or if the Merger is not completed for any other reason, you will not receive any consideration for your Common Units in connection with the Merger. Instead, MLP will remain a publicly traded master limited partnership, and the Common Units will continue to be listed and traded on the NYSE.

Q:	What conditions must be satisfied to complete the Merger?

A:	Unless otherwise mutually agreed by the parties, including with the approval of the GP Conflicts Committee, the Merger will not be consummated earlier than November 30, 2017. The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, among others: (i) receipt of MLP Unitholder Approval, (ii) expiration or termination of the waiting period applicable to the Transactions under the HSR Act (which termination was granted on September 22, 2017), (iii) the absence of certain legal impediments to the consummation of the Merger, (iv) the accuracy of the parties’ representations and warranties, (v) the performance of the parties’ obligations under the Merger Agreement, (vi) nothing has occurred (excluding, among other things, (a) developments generally affecting the prices of commodities or (b) any changes in or effect upon the business or condition (financial or otherwise) of the MLP Entities and their subsidiaries or any adverse consequences upon or affecting Gulf LNG Holdings or its direct or indirect equityholders as a result of the outcome of the Gulf LNG Arbitration) resulting in or reasonably expected to result in a material adverse effect on the business or financial results or condition of the MLP Entities, (vii) nothing has occurred that has a material adverse effect on the ability of the MLP Entities or the Lightfoot Entities to consummate the Transactions, (viii) MLP’s receipt of a legal opinion regarding certain tax matters, (ix) Holdings’ receipt of the written resignations of each member of the MLP GP Board and each officer of MLP GP, to be effective as of the Effective Time, and (x) Parent GP’s receipt of the Transition Services Agreement, pursuant to which, from and after the Effective Time, LCP GP will endeavor to make available to MLP and its affiliates certain transition services until the earlier of April 30, 2018 and termination of the Transition Services Agreement, provided that MLP will have the right to elect to extend the term of the Transition Services Agreement for up to three consecutive additional 30-day periods. MLP will (i) pay LCP GP a fee of (A) $31,000 in cash per month during the initial term of the Transition Services Agreement and (B) $81,000 in cash during each renewal term (if applicable), in each case subject to reduction under certain circumstances, plus (ii) reimburse LCP GP for any and all reimbursable, documented, out-of-pocket costs, fees and expenses incurred in connection with the services.

Additionally, the consummation of the Merger is subject to the contemporaneous consummation of (a) the Joliet Purchase, pursuant to the Joliet Purchase Agreement, and the entry into the Joliet Holdings LLC Agreement in connection therewith and (b) the Gulf LNG Purchase, pursuant to the Gulf LNG Purchase Agreement.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, including the conditions to the completion of the Joliet Purchase and the Gulf LNG Purchase, see “The Merger Agreement—Conditions to the Merger.”

Q:	How will the arbitration panel’s decision in (or settlement of) the Gulf LNG Arbitration affect the Merger?

A:	As set forth in the Merger Agreement, the parties have agreed that in no event shall the arbitration panel’s decision in (or settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG Holdings or its business, assets, liabilities or condition (financial or otherwise) or upon MLP or its business, assets, liabilities or condition (financial or otherwise) (i) be given effect to or taken into account, directly or indirectly, for purposes of determining whether (A) any MLP Entity or Lightfoot Entity has satisfied any condition precedent to the obligations of the Parent Entities to consummate the Transactions or (B) any Parent Entity has any obligation to pay any termination fee pursuant to the Merger Agreement or (ii) afford any party the right to terminate the Merger Agreement. In addition, any outcome in the Gulf LNG Arbitration will not give the GP Conflicts Committee a basis to withdraw its recommendation for support of the Merger. For more information, see “The Merger Agreement—Gulf LNG Arbitration” and “The Merger Agreement—No Solicitation or Withdrawal of Recommendation.”

The Merger Agreement does not contain a financing condition; however, the funding of the debt and equity financing, as described below under “The Merger—Financing of the Merger,” is subject to the terms and conditions set forth in the commitment letters pursuant to which each of the debt financing and the equity financing will be provided and could affect the Parent Entities’ ability to close. Under the Debt Commitment Letter (as defined below under “The Merger Agreement—Financing of the Merger—Debt Financing”), in the event of a GLNG Negative Determination (as defined below under “The Merger Agreement—Financing of the Merger—Equity Financing”), the aggregate principal amount of the Closing Date Term Facility (as defined below under “The Merger Agreement—Financing of the Merger—Debt Financing”) funded on the closing date of the Merger may be reduced by an amount up to $100 million (the “GLNG Delevering Amount”). Under the Equity Commitment Letter (as defined below under “The Merger Agreement—Financing of the Merger—Equity Financing”), in the event of a GLNG Negative Determination, the Equity Commitment Amount (as defined below under “The Merger Agreement—Financing of the Merger—Equity Financing”) will automatically increase, without any further action, by an amount equal to the GLNG Delevering Amount. Additionally, under the Debt Commitment Letter, Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P., investment funds managed by Warburg Pincus LLC, are required to deliver an equity contribution agreement with respect to the occurrence of a GLNG Negative Determination after the closing date of the Merger. For more information, including certain definitions, see “The Merger—Financing of the Merger.”

Q:	What happens if a third party makes an offer to acquire MLP before the Merger is consummated?

A:	Under the Merger Agreement, until MLP Unitholder Approval has been obtained, MLP may, subject to certain conditions, provide certain information to, and enter into discussions and negotiations with, any third party that submits a superior proposal. In response to such a proposal, under certain circumstances, MLP GP may, after providing Parent with the opportunity to match the proposal, terminate the Merger Agreement and enter into a transaction with the third party that submitted the proposal. In that event, MLP would be required to pay the MLP Termination Fee to Parent.

Q:	What is the record date for the MLP Unitholder Meeting?

A:	The record date for the MLP Unitholder Meeting is October 20, 2017. Only holders of Common Units at the close of business on the record date are entitled to notice of, and to vote at, the MLP Unitholder Meeting.

See “Information about the Special Meeting and Voting.”

Q:	How are votes counted?

A:	Approval of the Merger Proposal requires the approval of holders of a majority of the outstanding Common Units entitled to vote on such matters at the MLP Unitholder Meeting. For the Merger Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present but will be counted as a vote cast “AGAINST” the Merger Proposal. Broker non-votes will also be considered present and entitled to vote for purposes of determining the presence of a quorum but will be counted as votes cast “AGAINST” the Merger Proposal. If you fail to submit a proxy or to vote in person at the MLP Unitholder Meeting, your Common Units will not count for the purpose of determining whether a quorum is present and, like a broker non-vote (if any) or an abstention, will have the same effect as a vote cast “AGAINST” the Merger Proposal.

If you own Common Units that are directly registered in your name and return a signed proxy card or submit your proxy via the Internet or by telephone but do not indicate how you wish your Common Units to be voted, the Common Units represented by your properly submitted proxy will be voted “FOR” the Merger Proposal.

See “Information about the Special Meeting and Voting.”

Q:	Where can I find the voting results of the MLP Unitholder Meeting?

A:	The preliminary voting results are expected to be announced at the MLP Unitholder Meeting. In addition, within four business days following certification of the final voting results, MLP intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	What is the difference between a holder of record of Common Units and a beneficial owner of Common Units?

A:	If your Common Units are registered directly in your name with the transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the unitholder of record with respect to those Common Units. As the unitholder of record, you have the right to vote by granting your voting rights directly to MLP or to a third party or by voting in person at the meeting.

If your Common Units are held by a bank, broker or other nominee, you are considered the beneficial owner of Common Units held in “street name”, and your bank, broker or other nominee is considered the unitholder of record with respect to those Common Units. Your bank, broker or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your Common Units. You should follow the instructions provided by them to vote your Common Units. You are invited to attend the MLP Unitholder Meeting; however, you may not vote your Common Units in person at the meeting unless you obtain a “legal proxy” from your bank, broker, or other nominee that holds your Common Units, giving you the right to vote the Common Units at the meeting.

Q:	If my Common Units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my Common Units for me?

A:

Your bank, broker or other nominee will only be permitted to vote your Common Units if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your Common Units. Banks, brokers or other nominees who hold Common Units in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such Common Units, banks, brokers or other nominees are not empowered to vote those Common Units on such non-routine matters. If you do not instruct your bank, broker or other nominee to vote your Common Units, your Common Units will not be voted, and this will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Q:	How many votes do I have?

A:	You are entitled to one vote for each Common Unit owned by you as of the record date, October 20, 2017. As of close of business on October 20, 2017, there were 19,545,944 outstanding Common Units.

Q:	What constitutes a quorum for the MLP Unitholder Meeting?

A:	The presence, in person or by proxy, at the MLP Unitholder Meeting of holders of a majority of the outstanding Common Units as of the close of business on the record date will constitute a quorum for the MLP Unitholder Meeting and will permit MLP to conduct the proposed business at the MLP Unitholder Meeting. Common Units registered directly in your name with the transfer agent will be counted as present at the MLP Unitholder Meeting if you (1) are present in person at the MLP Unitholder Meeting or (2) have submitted and not revoked a properly executed proxy card or have submitted and not revoked your proxy via telephone or the Internet. Proxies received but marked as abstentions will be counted as Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present at the MLP Unitholder Meeting for purposes of determining the presence of a quorum. If you fail to submit a proxy or vote in person at the MLP Unitholder Meeting, your Common Units will not count for the purpose of determining whether a quorum is present.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement (including its Annexes and the documents referenced under “Where You Can Find More Information”), please vote by completing, signing and mailing your proxy card or via telephone or the Internet as soon as possible so that your Common Units can be represented at the MLP Unitholder Meeting. Your vote is important. Whether or not you plan to attend the MLP Unitholder Meeting, you should sign and mail your proxy card or submit your proxy via telephone or the Internet at your first convenience. Remember, if you fail to vote your Common Units, that will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Unitholder of Record. If you are a unitholder of record, you may have your Common Units voted on matters presented at the MLP Unitholder Meeting in any of the following ways:

•	by proxy—unitholders of record have a choice of voting by proxy:

○	through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the enclosed proxy card;

○	by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card and following the prompts using the control number located on the enclosed proxy card; or

○	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the MLP Unitholder Meeting and cast your vote there provided that you bring a government-issued picture identification.

Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 17, 2017, which may be extended in the sole discretion of MLP GP. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be received by MLP GP’s General Counsel by the time the MLP Unitholder Meeting begins.

Beneficial Owner. If you are a beneficial owner, you should receive instructions from your bank, broker or other nominee that you must follow in order to have your Common Units voted. Those instructions will identify which of the above choices are available to you in order to have your Common Units voted. Please note that if you are a beneficial owner and wish to vote in person at the MLP Unitholder Meeting, you must provide a “legal proxy” from your bank, broker or other nominee at the MLP Unitholder Meeting. To attend the meeting in person (regardless of whether you intend to vote your Common Units in person at the meeting), you must bring a government-issued picture ID.

For additional information regarding how to vote your Common Units, see “Information about the Special Meeting and Voting.”

Q:	What can I do if I change my mind after I have voted my Common Units?

A:	If your Common Units are registered directly in your name with the transfer agent, you may revoke your proxy at any time before it is voted at the MLP Unitholder Meeting by:

•	voting by proxy again prior to the MLP Unitholder Meeting through any of the methods available to you;

•	giving written notice of revocation to MLP GP’s General Counsel, which must be received by the General Counsel by the time the MLP Unitholder Meeting begins; or

•	attending the meeting in person and voting your Common Units in person.

If your Common Units are held through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If your bank, broker or other nominee allows you to submit your proxy via telephone or Internet, you may be able to change your vote by submitting a proxy again by telephone or Internet.

See “Information about the Special Meeting and Voting.”

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your Common Units. The written document describing the matters to be considered and voted on at the MLP Unitholder Meeting is called a “proxy statement”. A “proxy card” is a document used to designate a proxy to vote your Common Units.

See “Information about the Special Meeting and Voting.”

Q:	If a Common Unitholder gives a proxy, how are Common Units voted?

A:	Regardless of how you choose to vote, the individuals named on the enclosed proxy card will vote your Common Units in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Common Units should be voted “FOR” or “AGAINST,” or whether you wish to “ABSTAIN” from voting, on all, some or none of the specific items of business to come before the MLP Unitholder Meeting.

If you own Common Units that are directly registered in your name with the transfer agent and return a signed proxy card or submit your proxy via the Internet or by telephone but do not indicate how you wish your Common Units to be voted, the Common Units represented by your properly submitted proxy card will be voted “FOR” the Merger Proposal.

See “Information about the Special Meeting and Voting.”

Q:	What does it mean if I get more than one proxy card?

A:	If you received more than one proxy card, your Common Units are likely registered in different names or with different addresses or are in more than one account. You must separately vote the Common Units shown on each proxy card that you receive in order for all of your Common Units to be voted at the meeting.

See “Information about the Special Meeting and Voting.”

Q:	What happens if I sell my Common Units before the MLP Unitholder Meeting?

A:	The record date for Common Unitholders entitled to vote at the MLP Unitholder Meeting is earlier than both the date of the MLP Unitholder Meeting and the consummation of the Merger. If you transfer your Common Units after the record date of the MLP Unitholder Meeting but before the MLP Unitholder Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Common Units and each of you notifies MLP in writing of such special arrangements, you will retain your right to vote such Common Units at the MLP Unitholder Meeting but will transfer the right to receive the applicable Merger Consideration if the Merger is consummated to the person to whom you transfer your Common Units.

See “Information about the Special Meeting and Voting.”

Q:	What happens if I sell my Common Units after the MLP Unitholder Meeting but before the Effective Time?

A:	If you transfer your Common Units after the MLP Unitholder Meeting but before the Effective Time, you will have transferred the right to receive the applicable Merger Consideration if the Merger is consummated to the person to whom you transfer your Common Units. In order to receive the applicable Merger Consideration, you must hold your Common Units through completion of the Merger.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	MLP has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the MLP Unitholder Meeting. MacKenzie will be paid approximately $50,000 by MLP for these and other advisory services in connection with the MLP Unitholder Meeting. In addition, MLP has agreed to reimburse MacKenzie for certain fees and expenses and will also indemnify MacKenzie, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Common Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

See “Information about the Special Meeting and Voting.”

Q:	How will I receive the applicable Merger Consideration to which I am entitled?

A:

Promptly after the Effective Time, the Paying Agent (as defined below) will mail or provide to each holder of record of Common Units certain transmittal materials and instructions for use in effecting the surrender of Common Units to the Paying Agent. If your Common Units are held in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions as to how to effect the surrender of your “street name” Common Units in exchange for the applicable Merger Consideration.

See “The Merger Agreement—Payment for the Common Units.”

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	No. No dissenters’ or appraisal rights are available, or will be available, with respect to the transactions contemplated by the Merger Agreement.

Q:	What are the expected U.S. federal income tax consequences to a Common Unitholder as a result of the Merger?

A:	The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of cash in exchange for Common Units. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or to “inventory items” owned by MLP and its subsidiaries. In addition, there is a risk that the IRS could recharacterize as ordinary income (rather than capital gain) the federal income tax treatment of all or a portion of the amount by which the Public Merger Consideration exceeds the Sponsor Merger Consideration on a per Common Unit basis. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of MLP’s income can be used to offset a portion of the gain recognized by such U.S. holder. The U.S. federal income tax consequences of the Merger to a Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “The Merger—Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q:	What is “householding”?

A:	The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are Common Unitholders may be “householding” MLP’s proxy materials. As indicated in the notice provided by these banks, brokers and other nominees to Common Unitholders, a single proxy statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected Common Unitholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your bank, broker or other nominee or contact MacKenzie, MLP’s proxy solicitor, by calling toll-free at 1-800-322-2885 or write to the following address:

Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, New York 10022

Attention: General Counsel

Telephone: (212) 993-1290

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger, need additional copies of this proxy statement or the enclosed proxy card or require assistance in voting your Common Units, you should contact MacKenzie, which is assisting us as the proxy solicitation agent in connection with the Merger, as follows:

105 Madison Avenue

New York, New York 10016

Telephone: 1-800-322-2885 (Toll-Free)

or

212-929-5500 (Call Collect)

Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify MLP’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on MLP. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting MLP will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond MLP’s control) and assumptions that could cause actual results to differ materially from MLP’s historical experience and its present expectations or projections. Additional information concerning factors that could cause MLP’s actual results to differ can be found in MLP’s filings with the SEC, including MLP’s Annual Report on Form 10-K for the year ended December 31, 2016 and any updates thereto in MLP’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Among other risks and uncertainties, there can be no guarantee that the proposed Merger will be completed, or if it is completed, the time frame in which it will be completed. The proposed transactions are subject to the satisfaction of certain conditions contained in the Merger Agreement. The failure to complete the proposed Merger could disrupt certain of MLP’s plans, operations, business and employee relationships.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements contained herein. Other unknown or unpredictable factors could also have material adverse effects on MLP’s future results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. MLP undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Arc Logistics Partners LP

MLP is a Delaware limited partnership formed to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets.

The Common Units are listed on the NYSE under the symbol “ARCX.”

The principal executive offices of MLP are located at 725 Fifth Avenue, 19th Floor, New York, New York 10022, and its telephone number at that address is (212) 993-1290.

Arc Logistics GP LLC

MLP GP is the general partner of MLP and is solely responsible for conducting MLP’s business and managing its operations.

The principal executive offices of MLP GP are located at 725 Fifth Avenue, 19th Floor, New York, New York 10022, and its telephone number at that address is (212) 993-1290.

Lightfoot Capital Partners, LP

LCP LP is a private investment vehicle that focuses on investing directly in master limited partnership-qualifying businesses and assets.

The principal executive offices of LCP LP are located at 725 Fifth Avenue, 19th Floor, New York, New York 10022, and its telephone number at that address is (212) 993-1290.

Lightfoot Capital Partners GP LLC

LCP GP is the general partner of LCP LP and is solely responsible for conducting LCP LP’s business and managing its operations.

The Lightfoot Entities’ investors include affiliates of, and funds under management by, GE EFS, Atlas Energy Group, BlackRock Investment Management, LLC, Magnetar Financial, CorEnergy Infrastructure Trust, Inc. and Triangle Peak Partners Private Equity, LP. The Lightfoot Entities have a significant interest in MLP through LCP LP’s ownership of a 26.8% limited partner interest in MLP and LCP GP’s ownership of 100% of MLP GP, which owns all of MLP’s incentive distribution rights.

The principal executive offices of LCP GP are located at 725 Fifth Avenue, 19th Floor, New York, New York 10022, and its telephone number at that address is (212) 993-1290.

Zenith Energy U.S., L.P.

Parent is a liquids and bulk terminaling company affiliated with companies that own and operate over 15 million barrels of crude oil and petroleum products storage in Amsterdam, Ireland and Colombia.

The principal executive offices of Parent are located at 3900 Essex Lane, Suite 950, Houston, Texas 77027, and its telephone number at that address is (713) 395-6200.

Zenith Energy U.S. GP, LLC

Parent GP is the general partner of Parent and is solely responsible for conducting Parent’s business and managing its operations.

The principal executive offices of Parent GP are located at 3900 Essex Lane, Suite 950, Houston, Texas 77027, and its telephone number at that address is (713) 395-6200.

Zenith Energy U.S. Logistics Holdings, LLC

Holdings was formed by Parent solely for the purposes of effecting the Merger, the GP Equity Transfer, the Joliet Purchase and the Gulf LNG Purchase. Holdings has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, the Joliet Purchase Agreement and the Gulf LNG Purchase Agreement.

The principal executive offices of Holdings are located at 3900 Essex Lane, Suite 950, Houston, Texas 77027, and its telephone number at that address is (713) 395-6200.

Zenith Energy U.S. Logistics, LLC

Merger Sub was formed by Parent solely for the purposes of effecting the Merger. Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Jeffrey R. Armstrong, the Chief Executive Officer of the Parent Entities and Zenith Energy Management LLC, an affiliate of the Parent Entities, served as a member of the MLP GP Board from January 2014 until he resigned on May 1, 2017.

The principal executive offices of Merger Sub are located at 3900 Essex Lane, Suite 950, Houston, Texas 77027, and its telephone number at that address is (713) 395-6200.

THE MERGER

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

Effects of the Merger

Pursuant to the Merger Agreement, Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into MLP, with MLP surviving the Merger as a subsidiary of Holdings, and LCP GP will transfer to Holdings 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein.

At the Effective Time, (i) (a) each Public Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Public Merger Consideration (i.e., $16.50 per Public Unit), no longer be outstanding, automatically be cancelled and cease to exist and (b) each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Sponsor Merger Consideration (i.e., $14.50 per Sponsor Unit), no longer be outstanding, automatically be cancelled and cease to exist and (c) MLP’s incentive distribution rights, which are owned by MLP GP, will be automatically cancelled and shall cease to exist and no consideration will be delivered in respect thereof; and (ii) Holdings will (or Parent will on Holdings’ behalf) pay to LCP GP $94,500,000 in cash in exchange for 100% of the membership interests in MLP GP in connection with the GP Equity Transfer.

The limited liability company interests in Merger Sub that are issued and outstanding immediately prior to the Effective Time will be converted into the number of Common Units that are to be cancelled in accordance with the Merger Agreement. Any Common Units that are issued and outstanding and owned by Parent or any affiliate of Parent will be automatically cancelled, and no consideration will be delivered in exchange for such cancelled Common Units. The General Partner Interest will be unaffected by the Merger and will remain outstanding, such that, immediately following the GP Equity Transfer, the General Partner Interest will be owned indirectly by Holdings.

The Merger Agreement provides that with respect to Phantom Units, each Phantom Unit that is outstanding vested as of immediately prior to the Effective Time (including any vesting that occurs by reason of the Merger) will be cancelled and converted into the right to receive the Phantom Unit Consideration, no longer be outstanding and cease to exist. Each outstanding Phantom Unit that remains unvested as of the Effective Time will be amended and converted into the right to receive the following: (i) the regular vesting schedule of each such Phantom Unit shall be amended to provide that 50% of such unvested Phantom Units vest on the six (6) month anniversary of the closing of the Merger, with the remaining 50% of such unvested Phantom Units vesting on the twelve (12) month anniversary of the closing of the Merger, with each such unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and all rights to distribution equivalent right payments will terminate as of the Effective Time, and (ii) on the date such unvested Phantom Units vest and are settled in accordance with the applicable terms and conditions of such unvested Phantom Units (as amended), each such unvested Phantom Unit will be converted into the right to receive the Phantom Unit Consideration.

Background of the Merger

MLP conducted its initial public offering in November 2013, at which time MLP stated that its primary business objective was to generate stable cash flows to enable it to pay quarterly cash distributions to unitholders and, over time, increase quarterly cash distributions. To achieve that objective, MLP stated that it endeavored to grow and diversify its business through completing both internal development projects and third-party acquisitions. MLP was successful in growing its storage terminals footprint, including through, among other transactions, the acquisitions of the Joliet and Pawnee terminals and the lease of the Portland terminal. With this growth, MLP’s distributions increased from its initial quarterly distribution of $0.39 per unit to $0.44 per unit for the quarter ended September 30, 2015. However, since early 2016, MLP has faced a number of headwinds—including a lack of strategic acquisitions from the Lightfoot Entities and the Lightfoot Investors; an inability to increase MLP’s distributions since the third quarter of 2015; uncertainty surrounding the projected terms of renewal of MLP contracts, including the terminal services agreement and the pipeline throughput and deficiency agreement entered into by the Joliet terminal’s major oil company customer in connection with the original development of such terminal (the “Joliet Customer”); and uncertainty regarding the outcome of the Gulf LNG Arbitration and the impact upon MLP resulting therefrom. Those headwinds, which were due in part to the continued downturn in the energy industry, have adversely affected MLP’s ability to achieve its growth strategy, including making it difficult for MLP to raise capital through a public offering of debt or equity securities. As these issues developed, and particularly since 2015, the Lightfoot Investors have been attentive to opportunities to exit their investment in the Lightfoot Entities.

Starting in the spring of 2015 and continuing through the execution of the Merger Agreement, representatives of LCP GP management and the Lightfoot Investors engaged in discussions with more than 20 different potential counterparties regarding a possible transaction for the sale of some or all of the assets of the Lightfoot Entities, either alone or together with the sale of MLP. These counterparties included corporations and partnerships, public and private participants in the midstream energy sector, and other strategic and financial parties. Many of these discussions advanced past the point where the counterparty executed a confidentiality agreement, began initial due diligence and in some cases heard presentations from LCP GP management, and many included indicative values for MLP GP ranging between $80 million and $150 million (which indicative values in some cases were, based on LCP GP’s understanding at the time, expressions of interest and were received by LCP GP prior to the potential buyer completing meaningful due diligence regarding the Lightfoot Entities or the MLP Entities), and some included proposals involving a contemporaneous transaction involving the MLP. However, with the exceptions noted below, most did not reach the point of advanced discussions.

To facilitate these discussions, starting in early 2015, LCP GP management and certain representatives of the board of managers of LCP GP (the “LCP GP Board”) conferred with representatives of Citigroup Global Markets Inc. (“Citi”) and a number of other investment banks to provide advice on various strategic opportunities, and in July 2016, the Lightfoot Entities and MLP, pursuant to separate engagement letters, each engaged Citi as its financial advisor (acknowledging that Citi had commenced providing services prior to the date of the formal engagements). The engagement letter with MLP made clear that any fee payable to Citi by MLP would be subject to the approval of the GP Conflicts Committee.

In August 2015, LCP GP began to consider a contribution from LCP LP of the Lightfoot GLNG Interest to MLP consistent with its strategic plan for the growth of MLP.

Starting in October 2015, Mr. Armstrong (the Chief Executive Officer of an affiliate of the Parent Entities and then a member of the MLP GP Board) and Mr. Cubbage began a series of discussions regarding a possible transaction pursuant to which (i) an affiliate of Parent (together with its affiliates and the Parent Entities, “Zenith”) would purchase MLP GP from LCP GP and some portion of LCP LP’s subordinated units representing limited partner interests in MLP (the “Subordinated Units”)2 from LCP LP and (ii) LCP LP would purchase EFS’s 40% interest in Joliet Holdings (the “EFS Joliet Interest”). Each of the purchases would be for cash.

As these discussions continued, LCP GP management kept the LCP GP Board and MLP GP Board apprised of material developments. In late October 2015, Mr. Armstrong asked Mr. Cubbage to confirm the valuation

[2]

Following payment of the cash distribution for the third quarter of 2016, the requirements for the conversion of all Subordinated Units were satisfied under the MLP Partnership Agreement. As a result, on November 16, 2016, the 6,081,081 Subordinated Units, of which 5,146,264 were owned by LCP LP, converted into Common Units on a one-for-one basis.

expectations of the Lightfoot Entities and what assets would be required to be included in a potential transaction. Mr. Cubbage provided preliminary valuation expectations of the Lightfoot Entities to Mr. Armstrong and confirmed the Lightfoot Entities were amenable to a potential transaction involving all of the Lightfoot Entities’ assets. At this time, an acquisition of MLP was not contemplated. Following these preliminary discussions, the parties initiated a formal due diligence process.

In November 2015, in view of the affiliated nature of the proposed contribution by LCP LP to MLP of the Lightfoot GLNG Interest, the MLP GP Board referred to the GP Conflicts Committee (which excluded Mr. Armstrong, who had previously served as a member of the GP Conflicts Committee with respect to matters previously referred to the MLP GP Board’s conflicts committee) the proposed contribution, which contemplated consideration in cash or a combination of cash and Common Units of approximately $70 million and anticipated a closing on or before December 31, 2015. As part of its review of the proposed contribution of the Lightfoot GLNG Interest, the GP Conflicts Committee engaged Baker Botts L.L.P. (“Baker Botts”) as its legal advisor and TPH as its financial advisor in connection with the proposed contribution.

On December 1, 2015, Zenith, the Lightfoot Entities and MLP GP entered into a confidential, non-binding term sheet, which summarized the principal terms upon which the parties proposed to move forward with further due diligence and discussions regarding a possible sale transaction. Pursuant to the term sheet, Zenith proposed to purchase (i) all of the General Partner Interest and incentive distribution rights in MLP (whether purchased directly from MLP GP or through the purchase of MLP GP or LCP GP) for $125 million and (ii) from LCP LP all of its Common Units and 2,000,000 of its Subordinated Units for a total of $33.1 million (or $16.00 per Common Unit and Subordinated Unit). The proposed transaction also contemplated the contemporaneous closing of the proposed contribution by LCP LP to MLP of the Lightfoot GLNG Interest for cash and Common Units, although the details (including price) of such transaction were not set out in the term sheet. The term sheet set out expectations regarding certain other terms, including requirements for certain senior members of MLP GP management to enter into employment agreements with Zenith at closing, a requirement for Mr. Cubbage to make a minimum investment in Zenith with a portion of the proceeds to be received by him in the transaction, and arrangements for the Lightfoot Entities to share in the cost of the settlement of Phantom Units that would vest upon the occurrence of the change of control resulting from the proposed transaction. Under the term sheet, the Lightfoot Entities and MLP GP also agreed to negotiate exclusively with Zenith with respect to the possible transaction for a certain period of time. It was also anticipated that as part of the overall transaction, LCP LP would purchase the EFS Joliet Interest for $86.4 million, plus a supplemental fee of $6.6 million for certain structuring services. After giving effect to EFS’s sale of the EFS Joliet Interest to LCP LP, the net effect would be that EFS would own, indirectly through its ownership interest in LCP LP, an approximate 57% interest in the EFS Joliet Interest so acquired by LCP LP.

In connection with LCP LP’s potential acquisition of the EFS Joliet Interest, LCP LP engaged a third-party valuation firm, which delivered on December 2, 2015 a valuation analysis that valued the EFS Joliet Interest from $76 million to $94 million, based on a variety of assumptions including the projected cash flows used when the EFS Joliet Interest was first acquired, discount rates ranging between 8.5% and 10.5% and terminal value multiples ranging between 8.0x and 12.0x.

In early December 2015, EFS and LCP LP exchanged several drafts of a purchase agreement in respect of LCP LP’s purchase of the EFS Joliet Interest. In response to EFS’s initial draft on December 2, 2015, LCP LP provided a revised draft of such purchase agreement to EFS on December 5, 2015. The primary issues revolved around certain tax matters and whether the existing Joliet Holdings limited liability company agreement should be amended as part of the transaction. EFS provided a revised draft of such purchase agreement to LCP LP on December 11, 2015, and LCP GP management and representatives of EFS tentatively agreed that such draft purchase agreement was in acceptable form.

Following the execution of the term sheet with Zenith on December 1, 2015, various meetings and conference calls between Zenith and LCP GP management occurred covering various due diligence topics. Two days later, on December 3, 2015, LCP GP management provided Zenith access to a data room of diligence information; and representatives of LCP GP management, Zenith and Zenith’s financial sponsor, Warburg Pincus (“Warburg”), met at Warburg’s New York offices for a management presentation. Following that meeting, Warburg requested and MLP GP agreed to meet again the next day regarding the MLP Entities’ business and operations. On December 9, 2015, Mr. Armstrong indicated that Zenith intended to move forward with the proposed transaction and requested additional information on future development projects.

On December 11, 2015, the members of the LCP GP Board met to discuss the contemplated transaction with Zenith, as well as review and consider expressions of interest in a potential transaction received from several other parties. The LCP GP Board determined that Zenith’s proposal warranted additional attention and directed LCP GP management to continue negotiations. On December 11, 2015, Zenith delivered an initial draft of a purchase agreement for the proposed transaction and organized site visits for representatives of Zenith at selected MLP facilities. At the time, Zenith indicated that it was seeking continued support from its board for the proposed acquisition.

On December 15, 2015, Mr. Armstrong communicated that Zenith would not be moving forward with the transaction because the Zenith board was unable to unanimously support the transaction due to concerns about, among other things, the timeline for the transaction and the value of MLP GP. This had the effect of terminating the exclusivity arrangement previously agreed to by Zenith, the Lightfoot Entities and MLP.

Despite the termination of discussions between Parent and the Lightfoot Entities regarding the potential transaction, the Lightfoot Entities continued to pursue a contribution of the Lightfoot GLNG Interest to MLP. During November and December 2015, the GP Conflicts Committee held multiple meetings with its legal and financial advisors to review the proposed contribution of the Lightfoot GLNG Interest to MLP, and the GP Conflicts Committee and its legal advisors negotiated drafts of transaction documents with the Lightfoot Entities relating to the proposed contribution of the Gulf LNG Interest. On December 17, 2015, following the GP Conflicts Committees’ review and negotiation, Baker Botts wrote to LCP GP management stating that, on behalf of the GP Conflicts Committee and subject to confirmatory due diligence, the GP Conflicts Committee was prepared to support the contribution to MLP of the Lightfoot GLNG Interest in exchange for $27 million in cash and the issuance of 2.5 million Common Units.

On December 18, 2015, the LCP GP Board held a meeting to review the timing and proposed terms of the contribution that the GP Conflicts Committee was prepared to support. At the meeting, the LCP GP Board resolved to defer consideration of the proposed contribution primarily because (i) the price of the Common Units had recently dropped and (ii) the number of Common Units included in the consideration for the proposed contribution was fixed and would therefore not be increased on account of a reduction in the trading price of the Common Units. The LCP GP Board instructed management to inform the GP Conflicts Committee of this decision. As a consequence, the GP Conflicts Committee suspended its review of the proposed contribution.

In September 2015, representatives of LCP GP were introduced to representatives of a publicly traded energy company (“Company A”) regarding a potential transaction. Following these conversations, in November 2015, MLP and Company A entered into a confidentiality agreement in respect of a potential transaction, and the parties prepared, reviewed and discussed an initial presentation on their respective businesses.

Starting in late December 2015 and continuing into the start of 2016, representatives of LCP GP and Company A continued discussions regarding a potential transaction, which ultimately led to Company A submitting a non-binding term sheet on March 7, 2016. The proposed transaction involved the sale of selected Company A assets to MLP in exchange for a combination of cash ($125 million) and Common Units ($187.5 million, based on an assumed 30-day VWAP determined one day prior to the date of execution of the definitive agreements) and the simultaneous purchase by Company A of MLP GP from LCP GP for $125 million in cash, using all of the cash proceeds received from MLP in connection with MLP’s purchase of Company A’s assets.

Over the next several weeks, the terms and conditions of the non-binding term sheet were negotiated between representatives of LCP GP management, on behalf of the Lightfoot Entities and MLP, and Company A. In April 2016, as the terms of the proposed transaction were being negotiated, Company A was granted access to an online data room to commence due diligence.

On March 10, 2016, MLP announced that on March 1, 2016, operating subsidiaries of Gulf LNG Holdings received a Notice of Disagreement and Disputed Statements and a Notice of Arbitration from Eni, one of the two companies that had entered into a terminal use agreement for capacity of the liquefied natural gas facility owned by Gulf LNG Holdings and its subsidiaries (the “LNG Facility”). Eni is an indirect subsidiary of Eni S.p.A., a multi-national integrated energy company headquartered in Milan, Italy. Pursuant to the Notice of Arbitration, Eni noted that it sought declaratory and monetary relief in respect of its terminal use agreement, asserting that (i) the changes in the U.S. natural gas market since the execution of the terminal use agreement in December 2007 have “frustrated the essential purpose” of the terminal use agreement and (ii) the activities undertaken by affiliates of Gulf LNG Holdings “in connection with a plan to convert the LNG Facility into a liquefaction/export facility have given rise to a contractual right on the part of Eni to terminate” the terminal use agreement.

Affiliates of Kinder Morgan, Inc., which control the relevant affiliates of Gulf LNG Holdings and operate the LNG Facility, expressed and have continued to express their view that the assertions by Eni were without merit, and that they intend to vigorously contest the assertions set forth by Eni. Although MLP does not control Gulf LNG Holdings, MLP also is of the view that the assertions made by Eni are without merit. As contemplated by the terminal use agreement, disputes are meant to be resolved by final and binding arbitration. A three-member arbitration panel conducted an arbitration hearing in January 2017. MLP expects the arbitration panel will issue its decision before the end of the fourth quarter of 2017. If the arbitration panel has not issued its decision on or about December 4, 2017, MLP has been advised that the panel is expected, on or around such date, to advise the parties to the arbitration of the date that the panel expects to issue its decision. Eni has advised Gulf LNG Holdings’ affiliates that it will continue to pay the amounts claimed to be due under the terminal use agreement pending resolution of the dispute.

For the year ended December 31, 2015, distributions from Gulf LNG Holdings to MLP represented 23% of MLP’s Adjusted EBITDA and 30% of MLP’s distributable cash flow. For the six months ended June 30, 2017, those distributions represented 18% of MLP’s Adjusted EBITDA and 20% of MLP’s distributable cash flow. Because of the relative importance of the distributions from Gulf LNG Holdings to MLP, MLP publicly disclosed that if the assertions by Eni are ultimately successful, MLP’s business, financial condition, results of operations and ability to make cash distributions to unitholders would be materially adversely affected. From the date of MLP’s announcement of the Gulf LNG Arbitration, all counterparties that expressed an interest in a transaction with the Lightfoot Entities and the MLP Entities noted concern over the possibility of an adverse ruling in the Gulf LNG Arbitration and its impact on MLP, dampening interest in any acquisition transaction for the Lightfoot Entities and the MLP Entities.

On April 14, 2016, at an MLP GP Board meeting, and after reviewing and confirming matters relating to Messrs. Tassin, White and Armstrong’s independence, the MLP GP Board formed a standing GP Conflicts Committee consisting of Messrs. Tassin, White and Armstrong, which members had each historically served on the GP Conflicts Committee when called to address specific matters (except in the case of Mr. Armstrong, as noted above), and referred to the GP Conflicts Committee the evaluation of the potential transaction involving the sale of selected Company A assets to MLP in exchange for a combination of cash and Common Units, and the simultaneous purchase by Company A of MLP GP from LCP GP for $125 million in cash, using all of the cash proceeds received from MLP.

On April 20, 2016, representatives of LCP GP management visited and performed a due diligence review of selected Company A assets in connection with a potential transaction. Following this meeting, on April 26, 2016, the Lightfoot Entities, MLP and Company A executed a non-binding term sheet contemplating Company A’s acquisition of MLP GP, funded with all of the proceeds from the sale of Company A assets to MLP. As contemplated by the non-binding term sheet, MLP would acquire certain Company A assets for a combination of cash and Common Units and, with all of the proceeds received by Company A from MLP, Company A would acquire MLP GP. Simultaneously, EFS would sell the EFS Joliet Interest to LCP LP for cash and additional limited partner interests in LCP LP. At the closing, LCP LP would also grant MLP (i) an option to purchase the Lightfoot GLNG Interest and (ii) an option to purchase the EFS Joliet Interest for a pre-determined price on terms and conditions acceptable to Company A, MLP and LCP LP.

On May 3, 2016, Company A’s Chief Executive Officer informed Mr. Cubbage that Company A’s board of directors had been informed of the potential transaction and approved moving forward with the proposed transaction. Following this conversation, Mr. Cubbage briefed certain members of the MLP GP Board and the GP Conflicts Committee about the proposed transaction.

On May 4, 2016, at a regularly scheduled meeting of the MLP GP Board, management discussed the proposed transaction involving Company A, including the proposed transaction structure, an overview of Company A, an overview of the Company A assets involved in the proposed transaction, the summary terms of the proposed transaction, key negotiating points in the non-binding term sheet relating to the proposed transaction, potential impediments to the proposed transaction and the next steps necessary to consummate the proposed transaction. Following these discussions, the MLP GP Board directed management to continue to explore and pursue the proposed transaction involving Company A.

Throughout May and June 2016, Company A’s management team continued its due diligence inquiry regarding MLP’s assets and operations, including on-site review of selected MLP terminals. Also, in May 2016, in light of the discussions with Company A and potentially with other interested parties, MLP GP approved entering into the form of COC Agreement (as defined below) in order to recognize and encourage the continuation of valuable services to MLP GP, MLP and its subsidiaries provided by certain key personnel, including persons employed by the Lightfoot Entities, and entered into a COC Agreement with each of MLP GP’s executive officers.

On June 22, 2016, LCP GP management contacted a third-party valuation firm to prepare a valuation of the Lightfoot Entities based on specific parameters and taking into account various prospective scenarios and uncertainties. The assets owned by LCP GP that were included in the valuation were its 2% general partner interest in LCP LP and its ownership interest in MLP GP, which owns the General Partner Interest and the incentive distribution rights in MLP. The assets owned by LCP LP that were included in the valuation were all of its Subordinated Units and Common Units and the Lightfoot GLNG Interest. The valuation analysis that was prepared included a discounted cash flow analysis, comparable public company transaction analysis and an illiquidity discount analysis. The third-party valuation firm developed its valuation analysis by reviewing and analyzing the various financial projections provided by LCP GP management. The third-party valuation firm did not conduct a detailed review of MLP’s commercial contracts, physical assets, accounting ledgers or business or operations and did not assess the business rationale of MLP’s strategic growth initiatives. The results of the valuation were provided to LCP GP management at the end of July 2016 and reflected valuations as of June 30, 2016 as follows: the valuation for LCP GP ranged from a low of $26.6 million to a high of $94.9 million, and the valuation for LCP LP ranged from a low of $137.7 million to a high of $157.7 million.

On June 24, 2016, representatives of LCP GP sent a draft purchase agreement relating to the proposed acquisition of MLP GP to a representative of Company A.

On July 14, 2016, Company A’s Chief Executive Officer informed Mr. Cubbage that Company A was unable to move forward with the proposed transaction citing internal issues unrelated to the proposed transaction with MLP.

In June 2016, the LCP GP management team had two meetings and several telephone conversations with the management of a publicly traded corporation (“Company B”) regarding a potential strategic combination involving MLP and Company B’s energy business. As a result of these conversations and Company B’s belief that a strategic combination with MLP might be attractive, Company B and MLP executed a bilateral confidentiality agreement in July 2016, and MLP provided Company B with preliminary diligence materials, particularly regarding MLP’s tax profile.

The discussions between Company B and LCP GP continued throughout July and August 2016, during which Company B expressed confidence that MLP’s business and operations would fit well with that of Company B. A presentation by Company B made during these discussions included initial valuation ranges for MLP GP of between $100 and $125 million, and Common Units and Subordinated Units at a stock-for-unit exchange ratio with a 5% premium to market.

At the time of these discussions between Company B and LCP GP, EFS made clear that it would not support a transaction that did not satisfy EFS’s expectation of a simultaneous purchase of the EFS Joliet Interest. EFS’s support (as well as the support of each other Series A Member of LCP GP) was required in connection with any material transaction undertaken by the Lightfoot Entities or the MLP Entities pursuant to the terms of the governance documents of LCP GP and MLP GP. However, Company B’s presentation did not include a formal proposal for the acquisition of any of LCP LP’s assets (other than its Common Units and Subordinated Units), nor any indication of interest regarding the purchase of any part of the EFS Joliet Interest.

On August 25, 2016, a representative of a Series A Member of LCP GP contacted Citi regarding a standalone valuation of MLP GP for the Series A Member’s internal purposes. Citi subsequently prepared a discounted cash flow analysis of projected cash flows to MLP GP from 2017 to 2020. The analysis assumed discount rates ranging from 12% to 14% and terminal value multiples of 15.0x to 25.0x. The discounted cash flow analysis was developed from the various financial projections provided by LCP GP management at that time and excluded the impact of third-party acquisitions. Citi did not review MLP’s commercial contacts, business operations or assess the business rationale of MLP’s strategic growth initiatives. The standalone discounted cash flow analysis produced a range of $38.0 million to $61.0 million for MLP GP. These valuation results were intended to show the then-value of future cash flows of MLP GP as a going concern under LCP GP based on the assumptions described above, and not the consideration that would be paid for MLP GP by a potential third-party purchaser.

On August 31, 2016, Company B sent a written initial indication of interest to acquire the General Partner Interest and the incentive distribution rights in MLP for $115 million to be paid in a combination of cash, Company B common stock and Company B preferred stock, and to effect a merger of Company B and MLP through an exchange of newly issued Company B common stock and Company B preferred stock for all outstanding Common Units (including the Sponsor Units) and Subordinated Units at an exchange ratio providing no premium to market. Company B’s indication of interest also proposed the concurrent acquisition of the EFS Joliet Interest for $80 million to be paid in Company B common stock and Company B preferred stock, and the balance would be paid in cash.

On September 15, 2016, LCP GP submitted a counteroffer to Company B, proposing (i) that Company B acquire MLP GP for $125 million ($30 million of which would be paid in Company B common stock and the balance in cash), (ii) undertake a stock-for-unit exchange at a 10% premium for all Common Units and Subordinated Units, with a two-year distribution parity keep-whole payment for the Public Units to compensate former holders of Public Units for Company B’s lower dividend yield. LCP GP’s counteroffer also included EFS’s counteroffer that Company B acquire the EFS Joliet Interest for $83 million ($23 million of which would be paid in Company B common stock).

On September 23, 2016, Company B responded in writing to the counteroffer, proposing (i) to acquire MLP GP for $125 million ($20 million of which would be paid in Company B common stock, $39 million would be paid in Company B preferred stock and the balance in cash), (ii) a stock-for-unit exchange for all Common Units and Subordinated Units without a premium and a one-year distribution parity keep-whole payment for former holders of Public Units and (iii) to acquire the EFS Joliet Interest for $80 million to be paid in a combination of cash, Company B common stock and Company B preferred stock. Over the next 6 to 8 weeks (except during the period when LCP GP was under a short-term exclusivity agreement with Company C, as noted below), the parties continued their mutual diligence review and continued discussing terms of a possible transaction. Key areas of discussion between Company B and the Lightfoot Entities were the Gulf LNG Arbitration, uncertainty regarding renewal of the Joliet Customer agreements at the Joliet terminal and tax implications of the proposed transaction with Company B.

Around this time, a privately held partnership (“Company C”) initiated discussions with LCP GP, which are described below.

On December 1, 2016, Company B submitted a revised indication of interest, contemplating (i) $125 million for MLP GP ($25 million of which would be payable in cash, $88 million of which would be payable in Company B common stock and $10 million of which would be held in escrow and payable in Company B preferred stock upon a successful outcome in the Gulf LNG Arbitration with no adverse impact on MLP), (ii) a stock-for-unit exchange ratio with a 10% premium for the Public Units, (iii) a stock-for-unit exchange ratio with no premium for the Sponsor Units, and (iv) $80 million for the EFS Joliet Interest payable to EFS in Company B preferred stock.

On December 16, 2016, following two weeks of internal discussions and conferences with Company B, LCP GP submitted a revised counterproposal, consisting of a combination of cash, Company B common stock and Company B preferred stock (to be held in escrow to cover all indemnification claims, including the Gulf LNG Arbitration with no adverse impact on MLP), with a $126 million MLP GP indicative value, a higher exchange ratio for all of the Common Units (including the Sponsor Units) with a 16.1% premium for the Public Units and a 2.9% premium for the Sponsor Units, and an $85.8 million valuation for the EFS Joliet Interest.

On December 28, 2016, LCP GP signed a letter of intent with Company B relating to (i) Company B’s acquisition of the General Partner Interest and the incentive distribution rights in MLP for $129 million ($35 million of which would be payable in cash, $84 million of which would be payable in Company B common stock and $10 million of which would be payable in Company B preferred stock), (ii) Company B’s acquisition of MLP through a stock-for-unit merger, with a 14.1% premium for the Public Units and a 1.1% premium for the Sponsor Units and (iii) Company B’s option to purchase the Lightfoot GLNG Interest for not less than $65 million. The proposed transaction would be conditioned on Company B’s acquisition of the EFS Joliet Interest on terms acceptable to Company B and EFS. On the same date, LCP GP and MLP GP signed an exclusivity agreement and a standstill agreement with Company B, which term would last until January 20, 2017, unless terminated earlier. The standstill provision, which among other things restricts Company B from offering to purchase the MLP or its securities subject to certain exceptions, is in effect for an 18 month period beginning on December 28, 2016. As a consequence, during such time, LCP GP and MLP GP ceased negotiations with all other potentially interested buyers, including Company C.

For the remainder of December 2016 and into early January 2017, Company B’s due diligence investigation began to more narrowly focus on the Joliet terminal, including renewal of the Joliet Customer agreements and commercial opportunities and future capital expenditures at the terminal. During this time, representatives of LCP GP and Company B discussed future western Canadian crude oil production and transportation logistics and the potential impact on, and opportunities for, the Joliet terminal. Part of the discussion addressed whether an earnout tied to future financial performance associated with the Joliet terminal operations could bridge the differences between the parties on purchase price.

On January 11, 2017, Company B presented LCP GP with a revised offer of (i) $127.2 million for MLP GP ($82.5 million of which would be payable in cash, with the balance to be paid in Company B common stock), plus a $44.7 million earnout payment payable in Company B common stock, (ii) a stock-for-unit exchange ratio with a 2.8% premium for Public Units, plus a one-year, keep-whole dividend payment of $5.7 million, (iii) a stock-for-unit exchange ratio with a 2.0% discount for Sponsor Units and no keep-whole payment and (iv) $87.1 million for the EFS Joliet Interest ($56.7 million of which would be payable in cash, with the balance to be paid in Company B common stock), plus a $30.4 million earnout payment. Payment of all or a portion of the earnout for MLP GP and the EFS Joliet Interest would be based on the 2022 contracted EBITDA at the Joliet terminal. In addition, Company B’s proposal required that EFS and the Lightfoot Entities fund up to $24 million of future capital expenditures at the Joliet terminal.

On January 13, 2017, LCP GP delivered its final offer to Company B, proposing (i) $115.9 million for MLP GP without any earnout, (ii) a 11.6% premium for the Public Units, (iii) a 1.1% discount for the Sponsor Units, (iv) $82.0 million for the EFS Joliet Interest without any earnout and (v) no requirement that EFS and the Lightfoot Entities fund future capital expenditures at the Joliet terminal.

On January 14, 2017, the Chief Executive Officer of Company B called Mr. Cubbage to indicate that Company B would not be able to reach agreement due primarily to the parties’ different views of the long-term projected cash flows from the Joliet terminal. The termination of Company B’s interest in a transaction terminated the exclusivity arrangement among the parties.

During the course of the discussions with Company B, LCP GP also engaged in two months of discussions with Company C, which was contemplating whether to conduct an initial public offering or to go public through a transaction involving MLP as a continuing entity.

In October 2016, following the execution of a confidentiality agreement (which included an 18 month standstill provision which restricts Company C from, among other things, offering to purchase the MLP or its securities subject to certain exceptions) on October 7, 2016 between LCP GP and Company C, LCP GP conducted a management presentation and provided Company C with access to an online data room.

On October 17, 2016, Company C delivered a proposal to LCP GP which contemplated the acquisition of the General Partner Interest and the incentive distribution rights in MLP for $125 million in cash and the Sponsor Units and LCP LP’s Subordinated Units at the then-market price for the Common Units. The offer did not contemplate the acquisition of any Public Units, the Lightfoot GLNG Interest or the EFS Joliet Interest. Company C expressed a willingness to proceed quickly and requested a short-term exclusivity period.

On October 20, 2016, at a meeting of the LCP GP Board at which the terms of Company C’s proposal were discussed, the LCP GP Board endorsed the general terms of Company C’s proposal and approved a 14-day exclusivity period (with a 14-day extension, subject to certain conditions). In addition, the LCP GP Board agreed with EFS’s request that, in view of the fact that Company C was not interested in purchasing the EFS Joliet Interest, the Lightfoot Entities consider purchasing a portion of that interest as a condition to EFS’s approval of the transaction with Company C. Effective October 22, 2016, LCP GP and Company C entered into a short-term exclusivity arrangement regarding the negotiation of the proposed transaction, at which time LCP GP ceased negotiations with all other potentially interested buyers, including Company B.

Over the ensuing weeks, Company C’s diligence progressed, representatives of Company C toured several of MLP’s sites, and representatives of Company C reported to LCP GP management that Company C had secured financing for the proposed acquisition. In addition, on November 2, 2016, LCP GP sent an initial draft of an acquisition agreement to Company C.

On November 5, 2016, the exclusivity period with Company C terminated in accordance with the provisions thereof.

On November 12, 2016, a representative of EFS and Company C’s Chief Financial Officer spoke by phone and discussed the possible consequences if Company C did not acquire the EFS Joliet Interest, including the feasibility of working together as co-owners of Joliet Holdings.

On November 13, 2016, Company C sent LCP GP a revised term sheet proposing two changes to the previous offer: (i) an unspecified portion of the transaction consideration would be converted to an earnout based on the Joliet terminal and (ii) an unspecified portion of the purchase price would be held in escrow to be paid only in the event of a successful outcome in the Gulf LNG Arbitration.

After an LCP GP Board meeting the next day, on November 14, 2016, LCP GP management reported to Company C that LCP GP rejected the earnout and escrow proposals from Company C.

On November 22, 2016, the Chief Executive Officer of Company C called Mr. Cubbage to terminate discussions regarding the proposed transaction. During the call, several reasons were cited for Company C’s decision including concerns around the future renewals and commercial terms of customer contracts, particularly at the Joliet terminal, EFS’s existing governance rights as a joint venture partner of Joliet Holdings, the amount of potential combination synergies and the uncertain outcome of the Gulf LNG Arbitration.

On March 7 and 8, 2017, the MLP GP Board held its fourth quarter 2016 board dinner and board meeting, respectively. After the dinner and after the board meeting, a member of the LCP GP Board (who also served as a member of the MLP GP Board) had a conversation with Mr. Armstrong and inquired if Zenith would be interested in purchasing any or all of the Lightfoot Investors’ ownership interests in the Lightfoot Entities. Over the following week, Mr. Armstrong and the board member had follow-up conversations, and Mr. Armstrong and another representative of Zenith presented an alternative to such board member whereby Zenith would acquire all of the Lightfoot Investors’ ownership interests in the Lightfoot Entities. At various times during the discussions leading up to the execution of the Merger Agreement, this board member and Mr. Armstrong talked from time to time with a view toward advancing the proposed transactions.

On March 16, 2017, MLP, and on March 20, 2017, the Lightfoot Entities, each delivered written notice to Citi terminating its engagement letter with Citi that was entered into in July 2016.

Also on March 16, 2017, Mr. Armstrong contacted Mr. Cubbage to arrange a meeting. On March 23, 2017, Mr. Armstrong and Mr. Cubbage met, and Mr. Armstrong conveyed Zenith’s interest in acquiring MLP GP for $100 million in cash and the Sponsor Units for a market price. Mr. Cubbage reminded Mr. Armstrong that there had been many prior negotiations with other counterparties that had been unsuccessful due to various reasons, and that to reduce the likelihood of a failed process later, Zenith should first ascertain EFS’s interest in a potential transaction before engaging with LCP GP, particularly in view of EFS’s desire to sell the EFS Joliet Interest as part of any transaction involving the sale of MLP GP. On March 24, 2017, Mr. Cubbage relayed to EFS that Mr. Armstrong had indicated that Zenith was willing to discuss a purchase of EFS’s interests in MLP GP, MLP and Gulf LNG Holdings (held, in each case, indirectly by EFS through the Lightfoot Entities) and the EFS Joliet Interest for total cash consideration of $175 million.

From time to time during the period between March 24, 2017 and April 20, 2017, Zenith and EFS each had separate discussions with Mr. Cubbage regarding a potential transaction involving LCP LP’s ownership interests in MLP and EFS’s direct or indirect ownership interest in MLP GP, MLP, Gulf LNG Holdings and Joliet Holdings. During this period, Zenith and EFS did not discuss the potential transaction directly with each other.

On April 10, 2017, Zenith entered into a confidentiality agreement with LCP GP, and the parties proceeded with due diligence regarding the Lightfoot Entities, the MLP Entities and their respective businesses.

On April 17, 2017, Zenith management met with LCP GP management to review MLP’s business and operations, discuss the status of negotiations and areas of required diligence and discuss Zenith’s intentions regarding management of the combined business on a going-forward basis, including Zenith’s intention to acquire the General Partner Interest, the incentive distribution rights in MLP and the Common Units. Thereafter, additional information was delivered to Zenith, including information regarding MLP’s general partner and other public company expenses that Zenith could use to identify those costs that could be eliminated should Zenith acquire MLP.

On April 21, 2017, EFS received a written proposal from Zenith offering to purchase all of EFS’s interests in MLP GP, MLP and Gulf LNG Holdings (held, in each case, indirectly by EFS through the Lightfoot Entities) and the EFS Joliet Interest for total consideration of $175 million in cash. Zenith’s proposal indicated that it was conditioned upon Zenith’s simultaneous acquisition of 100% of MLP GP, 100% of MLP (including all Public Units) and, subject to a successful outcome in the Gulf LNG Arbitration, the Lightfoot GLNG Interest. However, Zenith’s proposal did not specify the purchase price Zenith would be willing to pay with respect to the Lightfoot GLNG Interest or the Common Units.

On April 26, 2017, EFS and Zenith entered into a confidentiality agreement to facilitate the separate discussions between them.

On April 28, 2017, EFS sent a counterproposal to Zenith, offering to sell all of EFS’s interests in MLP GP, MLP and Gulf LNG Holdings (held, in each case, indirectly by EFS through the Lightfoot Entities) and the EFS Joliet Interest for a total consideration of $185 million in cash, subject to upward adjustment based on EFS’s share of net earnings of MLP GP, MLP, Gulf LNG Holdings and Joliet Holdings through closing (i.e., regardless of whether those earnings had been distributed in cash to EFS through closing). EFS’s counterproposal was conditioned upon Zenith’s simultaneous acquisition of 100% of LCP LP, 100% of LCP GP and the Public Units without conditionality for the Gulf LNG Arbitration. However, EFS proposed that if the Gulf LNG Arbitration resulted in a material adverse effect on Gulf LNG Holdings, then Zenith would have the option to return to EFS the indirect interest in Gulf LNG Holdings held by EFS (held indirectly by EFS through LCP LP) and to receive a refund of EFS’s indirect share of the portion of the purchase price attributable to EFS’s ownership interest in the Lightfoot GLNG Interest.

On April 30, 2017, LCP GP received a written proposal from Zenith offering to purchase all of the Lightfoot Entities’ interests in MLP GP and MLP (other than EFS’s indirect interests in MLP GP (through its holdings in LCP GP) and indirect interests in MLP (through its holdings in LCP LP)) for total consideration of $101.9 million in cash (valuing the Sponsor Units, excluding those held indirectly by EFS through LCP LP, based on a volume-weighted average price for the trailing 15-day period as of April 28, 2017). Zenith’s offer indicated that it was also willing to purchase the Lightfoot GLNG Interest upon a successful arbitration decision in the Gulf LNG Arbitration. By its express terms, Zenith’s April 30th offer to LCP GP was also conditioned on Zenith’s acquisition of MLP, including all Public Units, although a purchase price for the Common Units was not specified in Zenith’s written proposal (other than with respect to the valuation attributed to the Sponsor Units, as noted below).

On May 1, 2017, Mr. Armstrong resigned from the board of MLP GP, with immediate effectiveness, in view of his interest in a potential acquisition (and as a result, Mr. Armstrong forfeited his rights to all of his then-unvested Phantom Units). Mr. Armstrong did not participate in the MLP GP Board meeting and Audit Committee meeting leading up to his resignation due to the potential conflict of interest. Later that day on May 1st, the LCP GP Board met to discuss Zenith’s proposal. Because Zenith’s proposal to LCP GP specifically excluded EFS’s direct interests in the Lightfoot Entities (or indirect interests in MLP GP, MLP and the Lightfoot GLNG Interest), EFS’s representative on the LCP GP Board was not included in that meeting. After that LCP GP Board meeting, LCP GP proposed a counteroffer to Zenith contemplating (i) the sale by LCP GP of MLP GP at an implied valuation of $96.7 million, with Zenith buying 75% of LCP GP’s interest in MLP GP for the benefit of the owners of LCP GP other than EFS for $72.5 million and with Zenith purchasing LCP GP’s remaining 25% interest in MLP GP from EFS at a price acceptable to Zenith and EFS, (ii) $14.50 per unit for each of the Sponsor Units (other than those indirectly owned by EFS through its interest in LCP LP), and (iii) the sale by LCP LP of the Lightfoot GLNG Interest at a valuation of $65 million, with Zenith buying 43% of the Lightfoot GLNG Interest for the benefit of the owners of LCP LP other than EFS for $28 million and with Zenith purchasing LCP LP’s remaining 57% interest in the Lightfoot GLNG Interest from EFS directly at a price acceptable to Zenith and EFS. LCP GP also made clear that its counteroffer presupposed a public company deal structure, with no post-closing indemnification obligations by LCP GP or LCP LP.

Also on May 1, 2017, EFS received a revised written proposal from Zenith, setting forth Zenith’s renewed offer to purchase EFS’s interests in LCP GP, LCP LP and Joliet Holdings for $180.0 million in cash, adjusted solely for ordinary course, quarterly cash distributions declared by MLP or Joliet Holdings prior to closing but not paid prior to closing (i.e., instead of EFS’s proposal that the adjustment be measured against interim earnings, not just unpaid cash distributions). The acquisition of EFS’s interests in the Lightfoot Entities and Joliet Holdings would be on the terms of EFS’s April 28th letter, except that Zenith indicated that the acquisition of the Lightfoot GLNG Interest would remain subject to a successful arbitration decision in the Gulf LNG Arbitration.

EFS sent a revised response to Zenith on the same day. In EFS’s response, EFS renewed its counterproposal to Zenith to sell its interests (in MLP GP, MLP, Gulf LNG Holdings and Joliet Holdings, held directly or indirectly) for $185 million in cash, subject to adjustment for ordinary course, quarterly distributions declared by MLP prior to closing but not paid prior to closing and subject to a net working capital or similar adjustment with respect to EFS’s interests in Joliet Holdings and Gulf LNG Holdings. On May 3, 2017, Zenith sent EFS an acceptance of EFS’s counterproposal, but reduced the purchase price to $180 million, subject to the same adjustments as set forth in EFS’s May 1st counterproposal. On May 5, 2017, EFS sent Zenith a counterproposal for a purchase price of $182 million subject to the same adjustments, with an earnout of $0.105 per barrel, payable quarterly and limited to $3 million in the aggregate, for product throughput volumes at the Joliet terminal during the four years following the closing of the proposed transaction. Later that day, Mr. Armstrong confirmed to an EFS representative that EFS’s counterproposal was acceptable to Zenith.

On May 3, 2017, Mr. Tassin contacted representatives of Baker Botts to engage Baker Botts as legal advisor to the GP Conflicts Committee and contacted TPH to discuss potentially engaging TPH as the financial advisor to the GP Conflicts Committee in the event the MLP GP Board determined to refer the transaction with Zenith to the GP Conflicts Committee for review in light of the potential conflicts of interest between the Public Unitholders, on the one hand, and the Lightfoot Entities, on the other. In determining to contact and ultimately engage Baker Botts and TPH, the GP Conflicts Committee considered their respective knowledge and experience with respect to similar transactions, publicly traded partnerships in general, MLP and its business and operations in particular and the fact that each had previously acted as advisor to the GP Conflicts Committee.

On May 9, 2017, Zenith sent a letter to the MLP GP Board proposing to purchase all of the Public Units for $15.50 per unit. The offer was conditioned on, among other things, the purchase of the Sponsor Units (which, at this time, was defined to include Common Units owned not only by LCP LP, but also by the Lightfoot Investors separately).

Later that day, MLP GP Board held a meeting whereby the MLP GP Board authorized Mr. Cubbage to execute a new engagement letter with Citi on behalf of MLP and authorized MLP to incur costs and expenses related to the proposed transaction. Further, the MLP GP Board confirmed the authority of the GP Conflicts Committee and determined that Messrs. Tassin and White were independent and met the requirements to serve on the GP Conflicts Committee as required under the MLP Partnership Agreement. The MLP GP further authorized the GP Conflicts Committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed merger, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the GP Conflicts Committee deems appropriate, with respect to the terms and conditions of the proposed merger, (iii) determine whether to give or withhold the GP Conflicts Committee’s approval of the proposed merger, including by Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iv) determine whether to make a recommendation to the MLP GP Board whether to approve the proposed merger and (v) make such investigation of potential alternatives to the proposed merger, including maintaining the status quo, as the GP Conflicts Committee deems appropriate. In addition, the MLP GP Board authorized compensation of $15,000 per month for the Chairman of the GP Conflicts Committee (Mr. Tassin) and $10,000 per month to the other member of the GP Conflicts Committee (Mr. White) for service on the GP Conflicts Committee (which compensation has been paid on a monthly basis). Each member of the GP Conflicts Committee was also authorized to receive an hourly fee of $1,000 in respect of time spent by such member in connection with any litigation relating to the proposed merger following the month in which the proposed merger closed. The compensation of the GP Conflicts Committee members was not dependent on the GP Conflicts Committee’s or the MLP GP Board’s approval of the proposed merger, or any other transaction.

That same day, following the MLP GP Board meeting, the GP Conflicts Committee held a meeting to discuss with Baker Botts the May 9th proposal from Zenith and the next steps to be undertaken by the GP Conflicts Committee, including the engagement of a financial advisor and the diligence and analyses that would be performed by the GP Conflicts Committee and its advisors in respect of the Zenith’s proposal, as well as the duties of the GP Conflicts Committee under the MLP Partnership Agreement in connection with its review of the proposed transactions. The GP Conflicts Committee also discussed with Baker Botts the terms proposed by TPH in respect of its engagement as the financial advisor of the GP Conflicts Committee and the potential to explore engagement of other financial advisors. Following a discussion of the qualifications of TPH, the GP Conflicts Committee approved engaging TPH pending negotiation of an engagement letter.

On May 17, 2017, representatives of MLP GP, the GP Conflicts Committee, Baker Botts, counsel to the Lightfoot Entities, TPH and Citi met in the offices of counsel to the Lightfoot Entities wherein LCP GP management provided the GP Conflicts Committee and its advisors a presentation regarding MLP, its business and operations, its future plans and capital projects, and the challenges facing the business, as well as historical background regarding the negotiations among the Lightfoot Entities, the Lightfoot Investors, Zenith and other past potential transaction counterparties. The participants also discussed next steps and the process of negotiating a transaction with Zenith. At such meeting, the GP Conflicts Committee relayed to LCP GP management that, in order for the GP Conflicts Committee to review the proposed transactions, the GP Conflicts Committee would need to receive, in addition to the May 9th proposal letter from Zenith setting forth Zenith’s proposed price per Public Unit, a detailed proposal including terms of each of the components of the proposed transactions, including the sale of MLP GP, the Lightfoot GLNG Interest and the EFS Joliet Interest.

On May 19, 2017, LCP GP management provided an initial MLP financial model and forecast to TPH, and TPH held multiple diligence calls with LCP GP management in respect thereof over the following week. During the course of the negotiations up to the approval of the Merger by the GP Conflicts Committee on August 29, 2017, TPH had numerous conversations with LCP GP management regarding updates and changes to the MLP financial model, forecast and sensitivities.

Over the course of the next several weeks, during a series of conference calls, the Lightfoot Entities, EFS and Zenith agreed on a possible approach to pursuing a transaction, under which multiple components – including a merger of a Zenith subsidiary with and into MLP and cash consideration to each Common Unitholder, a sale by LCP GP to Zenith of MLP GP, a sale by EFS to Zenith of all of the EFS Joliet Interest and a sale by LCP LP of all or part of the Lightfoot GLNG Interest—would close simultaneously and would each be conditioned on the closing of the other components. In addition, representatives of Zenith expressed the preliminary view that the Gulf LNG Arbitration would not be an impediment to closing a transaction involving the Common Units and an interest in MLP GP. At the time, the parties understood that this tentative approach would be subject to approval of the terms of the various agreements and to approval of the GP Conflicts Committee. Based on the foregoing, due diligence proceeded and counsel to Zenith began to prepare transaction documents.

On May 23, 2017, representatives of EFS and Zenith met at EFS’s offices in Stamford, Connecticut. EFS and Zenith discussed a number of outstanding issues regarding the structuring of Zenith’s acquisition of EFS’s interests in MLP GP, MLP, Gulf LNG Holdings and Joliet Holdings. At the end of the discussions, EFS and Zenith proposed and agreed to consider an acquisition by Zenith of EFS’s interests through a direct acquisition of the EFS Joliet Interest and acquisitions of LCP LP (which owns the Sponsor Units and the Lightfoot GLNG Interest) and LCP GP’s interests in MLP GP. Additionally, Zenith agreed to consider, subject to discussions with its financing providers, that the acquisition of the Lightfoot GLNG Interest would not be conditioned on the outcome of the Gulf LNG Arbitration.

During the course of the negotiation of the TPH engagement letter, the GP Conflicts Committee, TPH and Baker Botts discussed historical relationships between TPH, on the one hand, and the Lightfoot Entities, the Lightfoot Investors, Zenith, Warburg and their respective affiliates, on the other, and in connection with the entry into an engagement letter, TPH executed a questionnaire regarding such matters at the request of the GP Conflicts Committee. Based on its discussion with TPH and its review of the questionnaire, the GP Conflicts Committee determined that there were no material relationships affecting TPH’s ability to act as financial advisor of the GP Conflicts Committee. On May 24, 2017, following negotiation of the terms of TPH’s engagement, at the direction of the GP Conflicts Committee, MLP entered into an engagement letter with TPH pursuant to which TPH would act as the financial advisor to the GP Conflicts Committee and, upon request of the GP Conflicts Committee, deliver an opinion to the GP Conflicts Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the Public Unitholders.

On the same day, MLP signed an engagement letter with Citi for investment advisory services in connection with the proposed transaction for a fee payable by MLP in the amount of $3 million. MLP’s engagement letter specifically stated that such fee remained subject to the approval of the GP Conflicts Committee; however, the GP Conflicts Committee was not asked to approve such fee (which fee, as noted below, will not be paid by MLP). At the same time, the Lightfoot Entities also signed an engagement letter with Citi as its financial advisor for the proposed transaction.

On May 25, 2017, the GP Conflicts Committee held a meeting with Baker Botts and TPH to discuss the May 9th proposal to the MLP GP Board from Zenith and the financial model and projections for MLP provided by LCP GP management. The GP Conflicts Committee discussed, among other things, the contents of the management model and forecast and the underlying assumptions, discussions with LCP GP management with respect thereto, the historical attempts by the Lightfoot Entities and Lightfoot Investors to engage with other parties in respect of a sale of MLP GP, the Lightfoot GLNG Interest, the EFS Joliet Interest and/or MLP and the historical financial and unit price performance of MLP. The GP Conflicts Committee and its advisors also discussed next steps with respect to financial analysis, due diligence and other work to be performed by TPH and Baker Botts, including a discussion of the various assumptions and sensitivities to be applied in TPH’s financial analysis for upside and downside cases, analysis of the Gulf LNG Arbitration and the impact of alternative outcomes of such arbitration (including in the event a ruling was not obtained until after a merger agreement was executed) and additional work to be performed by TPH in respect of the transaction involving MLP GP.

Over the course of the next two weeks, the GP Conflicts Committee met with its advisors multiple times to discuss the financial and legal diligence being performed and to receive updates to MLP GP management’s initial financial projections, sensitivity cases and potential commercial scenarios and the related sensitivity case and financial analysis being prepared by TPH. The GP Conflicts Committee also discussed during this time various aspects of MLP and its business and operations and the proposed transactions, including the taxable nature of the transaction, the disclosure requirements in respect of the transaction and the challenges facing MLP if it were to maintain the status quo (including with respect to contract expirations, the lack of potential dropdown transactions and uncertainty regarding the Gulf LNG Arbitration), the potential consideration to be paid for MLP GP and the status of the ongoing negotiations between the Lightfoot Entities, EFS and Zenith.

On May 31, 2017, EFS received a letter from Zenith (dated the day before) indicating that Zenith was no longer willing to purchase the EFS Joliet Interest, but that Zenith was willing to purchase EFS’s indirect share of LCP LP’s interests in Gulf LNG Holdings without conditionality for the Gulf LNG Arbitration. Zenith also informed EFS that it was willing to pay $105 million in cash for EFS’s interests in Gulf LNG Holdings, MLP GP and MLP (held, in each case, indirectly by EFS through the Lightfoot Entities). EFS rejected that offer, and on May 31, 2017, LCP GP management was informed by EFS and Zenith that their independent negotiations had reached an impasse. EFS and Zenith indicated that they were continuing their discussions to try to reach agreement. In the ensuing days, EFS, Mr. Cubbage and Mr. Armstrong discussed a number of potential alternatives for restructuring the proposed transaction.

On June 1, 2017, a representative of EFS informed Mr. Armstrong that, if Zenith did not acquire the EFS Joliet Interest, then the cash purchase price for EFS’s interests in Gulf LNG Holdings, MLP GP and MLP (held, in each case, indirectly by EFS through the Lightfoot Entities) must be $110 million and EFS would need to be comfortable with respect to Zenith’s operational capabilities with respect to the Joliet terminal. On June 2, 2017, Mr. Armstrong provided EFS with a presentation that described Zenith’s operational capabilities. On June 3, 2017, EFS confirmed in writing that the cash purchase price for EFS’s interests in Gulf LNG Holdings, MLP GP and MLP (held, in each case, indirectly by EFS through the Lightfoot Entities) needed to be $110 million if Zenith did not acquire the EFS Joliet Interest.

On June 5, 2017, following a number of conversations among the parties, a representative of EFS wrote to Mr. Cubbage that EFS would be willing to support the proposed transaction with Zenith if the Lightfoot Entities purchased 10% of the EFS Joliet Interest from EFS (thereby reducing EFS’s total ownership in Joliet Holdings from 40% to 30%).

On June 7, 2017, the GP Conflicts Committee engaged Richards, Layton & Finger, P.A. as Delaware counsel to advise on matters related to Delaware limited partnership law.

On June 8, 2017, the GP Conflicts Committee held a meeting with Baker Botts and TPH pursuant to which Baker Botts provided a presentation regarding the legal diligence performed by Baker Botts in respect of certain MLP litigation, together with Baker Botts’ views on the Gulf LNG Arbitration. Furthermore, the GP Conflicts Committee discussed with its advisors the impact of, and sensitivities performed in respect of, the Gulf LNG Arbitration in TPH’s ongoing financial analysis. Representatives of TPH also discussed at such meeting recent conversations with representatives of Barclays, financial advisor to Zenith, regarding the proposal and the status of negotiations between the Lightfoot Entities, EFS and Zenith regarding various related aspects of the proposed transactions.

On June 9, 2017, Zenith sent the GP Conflicts Committee a letter indicating that it understood that LCP GP supported its proposed transaction and reiterating its offer of $15.50 per Public Unit. The letter to the GP Conflicts Committee referred to the proposal letter from Zenith dated May 9, 2017. Zenith’s proposal also provided that the first $5 million of capital called by Joliet Holdings post-closing would be funded by MLP. The letter was accompanied by a presentation from Zenith’s counsel identifying the proposed steps and individual components of its offer. LCP GP management forwarded the materials to the GP Conflicts Committee, and because some of the proposed steps in the presentation from Zenith’s counsel did not conform to LCP GP’s understanding of the proposed transaction, LCP GP management also provided the GP Conflicts Committee with a markup of such proposed steps based on its understanding of the proposed transaction.

Following receipt of the proposal letter and related materials dated June 9, 2017 from Zenith, legal advisors to the Lightfoot Entities, Zenith and the GP Conflicts Committee had multiple telephone calls regarding the June 9th letter to clarify the various terms and structure contemplated thereby, and it was relayed to Baker Botts that further discussions were ongoing among the Lightfoot Entities, EFS and Zenith regarding terms and structure of the proposed transactions.

As a result of additional discussions over the ensuing week, Zenith, LCP GP and EFS tentatively agreed that, at the combined closing of the proposed transactions, the Lightfoot Entities would purchase a 7.5% interest in Joliet Holdings from EFS, and Zenith would purchase a 2.5% interest in Joliet Holdings from EFS. MLP would also no longer be required to contribute the first $5 million of capital called by Joliet Holdings post-closing to fund capital expenditures. The Lightfoot Investors and Zenith planned to form a joint venture company at the time of closing to purchase the combined 10% interest in Joliet Holdings for $18.75 million, with the Lightfoot Investors contributing $15 million of initial capital contributions and Zenith contributing $5 million of initial capital contributions to such joint venture company at closing.

From June 10, 2017 to June 13, 2017, the GP Conflicts Committee met multiple times with its legal and financial advisors to discuss the proposal letter dated June 9th from Zenith and the status of discussions among the

Lightfoot Entities, EFS and Zenith regarding the terms and structure of the various component transactions. During this time, the GP Conflicts Committee reviewed with TPH its work in respect of MLP in the Merger, including its ongoing financial analysis of certain revisions to the MLP financial model made by MLP GP management, and discussed potential counterproposals to Zenith. The GP Conflicts Committee also discussed with its advisors the proposed consideration for MLP GP and the associated proposed control premium in light of the cash flow profile of MLP and premiums for controlling and non-controlling interests in other cash acquisitions.

On June 13, 2017, the GP Conflicts Committee sent Zenith a response letter to Zenith’s May 9th and June 9th letters, to the effect that the GP Conflicts Committee was of the view that the offer price of $15.50 for each of the Public Units meaningfully undervalued such units in view of, among other things, the business fundamentals and outlook for MLP, the premium to the then-current closing price of the Common Units, the substantial value being attributed to MLP GP, and the taxable nature of the transaction. The GP Conflicts Committee added that it was prepared to support a transaction that valued the Public Units at a price of $17.85 per Public Unit in cash, subject to completion of due diligence, the negotiation of a mutually acceptable merger agreement and a review of the documentation for the related transactions, together with a condition that the Merger Proposal be approved by the holders of the outstanding Common Units as well as the holders of a majority of the outstanding Public Units.

On June 14, 2017, EFS sent a term sheet for the Joliet Purchase to LCP LP and Zenith, setting forth the transaction terms described above and providing for governance-related modifications to be included in the amended and restated limited liability company agreement of Joliet Holdings (the “Joliet Holdings LLC Agreement”) to take effect following the Merger.

On June 15, 2017, Zenith sent the GP Conflicts Committee a letter with a revised offer of $15.75 per Public Unit and a rejection of the GP Conflict Committee’s proposal for a separate vote of the holders of Public Units.

From June 16, 2017 to June 20, 2017, the GP Conflicts Committee met multiple times with its legal and financial advisors to discuss the June 15th revised offer, and the GP Conflicts Committee and its advisors had multiple conversations with LCP GP management and its advisors, as well as advisors to Zenith. During this time, the GP Conflicts Committee expressed to LCP GP management that it was not prepared to support a transaction at the proposed price.

On June 20, 2017, Zenith sent EFS a revised version of the Joliet Purchase term sheet that included, among other things, significant reductions in EFS’s consent rights with respect to governance matters under the Joliet Holdings LLC Agreement.

Also on June 20, 2017, the GP Conflicts Committee sent Zenith a letter to express the GP Conflicts Committee’s view that it was prepared to support a transaction that valued the Public Units at a price of $17.35 per Public Unit in cash, subject to completion of due diligence, the negotiation of a mutually acceptable merger agreement and a review of the documentation for the related transactions. In addition, the GP Conflicts Committee reiterated its request that the Merger be approved by the holders of a majority of the outstanding Common Units and the holders of a majority of the outstanding Public Units.

On June 23, 2017, Zenith sent a letter to LCP GP, in which Zenith reduced its offer price for MLP GP to $93.1 million from $96.7 million and stated that Zenith was planning to use this $3.6 million price reduction for MLP GP to support an increase in its offer price for the Public Units. Zenith’s offer letter further confirmed that it would purchase all of the Common Units held by the Lightfoot Entities and the Lightfoot Investors for a price of $14.50 per unit and that it was offering to purchase the Lightfoot GLNG Interest for $65 million subject to a successful outcome in the Gulf LNG Arbitration. Shortly thereafter on that same day of June 23, 2017, Zenith sent a letter to the GP Conflicts Committee, proposing an increased offer of $0.50 per Public Unit, from $15.75 per Public Unit to $16.25 per Public Unit, as its best and final offer, and again rejecting the separate vote of the holders of a majority of the outstanding Public Units. In its letter, Zenith indicated that it had partially financed this higher bid for the Public Units by reducing the value to be paid to LCP GP for MLP GP by $3.6 million. Finally and later on that same day of June 23, 2017, LCP GP sent a letter to Zenith in which it confirmed its support for Zenith’s reduction of $3.6 million in value, which amount was being used by Zenith to support Zenith’s $0.50 increase in the price it was offering for each of the Public Units, but noted that such $3.6 million value reduction would be fully shared between LCP GP and LCP LP such that LCP GP would agree to reduce the price of the MLP GP from $96.7 million to $94.5 million and LCP LP would agree to reduce the price of its the Lightfoot GLNG Interest from $65.0 million to $63.6 million. In its June 23, 2017 letter to Zenith, LCP GP also reiterated to Zenith that LCP GP would not agree to condition Zenith’s acquisition of the Lightfoot GLNG Interest on the outcome of the Gulf LNG Arbitration.

During the evening of June 23, 2017, following the GP Conflict Committee’s receipt of Zenith’s June 23rd letter, the legal advisors to the Lightfoot Entities, Zenith and the GP Conflicts Committee had multiple telephone calls regarding the Zenith letter, at which point it was relayed to Baker Botts that Zenith would send an additional letter to the GP Conflicts Committee in the near future further detailing the terms of the proposal pending resolution of issues between the Lightfoot Entities, EFS and Zenith.

On June 24, 2017 and June 25, 2017, the GP Conflicts Committee held meetings with Baker Botts and TPH to discuss the June 23rd letter from Zenith. During such meetings, the GP Conflicts Committee, Baker Botts and TPH discussed the conversations between the parties’ legal advisors, TPH’s ongoing financial analysis in light of the revised proposal and the proposed consideration for MLP GP and the associated proposed control premium in light of the cash flow profile of MLP and premiums for controlling and non-controlling interests in other cash acquisitions. In addition, on June 24, 2017, members of the GP Conflicts Committee had a telephone call with Mr. Cubbage wherein the members of the GP Conflicts Committee expressed to Mr. Cubbage that a price per Public Unit higher than the offer of $16.25 per Public Unit set forth in the June 23rd letter from Zenith was well supported in the transaction.

On June 26, 2017, Zenith proposed in a letter to LCP GP that it would be willing to purchase 57% of the Lightfoot GLNG Interest at the time of the closing of the Merger, not subject to a favorable outcome of the Gulf LNG Arbitration, and to purchase the remaining 43% of the Lightfoot GLNG Interest only upon a favorable outcome in the Gulf LNG Arbitration. Zenith also confirmed in such letter that it agreed with LCP GP’s proposal that the $3.6 million reduction would be shared between LCP GP and LCP LP, with the price of MLP GP being $94.5 million and the price of LCP LP’s interest in Gulf LNG Holdings being $63.6 million. LCP GP replied to Zenith in writing that day rejecting the bifurcated approach to buying the Lightfoot GLNG Interest. In a June 26, 2017 letter to Zenith, LCP GP outlined the overall transaction that LCP GP was prepared to accept, as follows: (i) Zenith would purchase MLP GP from LCP GP for a price of $94.5 million and the Sponsor Units for a price of $14.50 per unit; (ii) Zenith would purchase the Lightfoot GLNG Interest for a price of $63.56 million and that Zenith’s obligation to purchase the Lightfoot GLNG Interest would not be subject to the outcome of the Gulf LNG Arbitration; (iii) certain of the Lightfoot Investors (excluding EFS) would purchase 7.5% of the equity interests in Joliet Holdings from EFS for a price of $14,062,500, with the understanding that Zenith would, effective as of the closing of the Merger, increase its 60% equity interest in Joliet Holdings (which it would own by virtue of its acquisition of MLP, which owns 60% of the equity of Joliet Holdings) by purchasing an additional 2.5% of the equity interests in Joliet Holdings from EFS at the closing of the Merger for a price of $4,687,500 (and LCP GP further confirmed that the owners of Joliet Holdings would each be responsible to make its own capital contributions to Joliet Holdings in accordance with the Joliet Holdings LLC Agreement to be entered into at the closing of the Merger); and (iv) the $3.6 million in reduced value to LCP GP for MLP GP and to LCP LP for the Lightfoot GLNG Interest would be used by Zenith to support an increased offer of $0.50 per Public Unit, from $15.75 per Public Unit to $16.25 per Public Unit. Finally, LCP GP’s June 26, 2017 letter to Zenith stated that it understood that the sale of EFS’s indirect interests in MLP GP (through its holdings in LCP GP) and indirect interests in the Sponsor Units and Gulf LNG Holdings (through its holdings in LCP LP) would not be subject to any separate sale transaction between Zenith and EFS.

On June 27, 2017, Zenith sent LCP GP a letter confirming that it accepted the terms of LCP GP’s counteroffer on June 26, 2017, except as to the Lightfoot GLNG Interest. Zenith instead again proposed that it would purchase 57% of the Lightfoot GLNG Interest at closing of the Merger and not subject to a favorable outcome of the Gulf LNG Arbitration and the purchase of the remaining 43% of the Lightfoot GLNG Interest would be conditioned upon a favorable outcome of the Gulf LNG Arbitration. After a discussion between Mr. Cubbage and Mr. Armstrong (in which Mr. Armstrong addressed the difficulties of financing the acquisition of the Lightfoot GLNG Interest in the face of the uncertainty associated with the Gulf LNG Arbitration and indicated that Zenith did not believe that financing would be available from its lenders on acceptable terms for a transaction involving the acquisition of 43% of the Lightfoot GLNG Interest before the results of the Gulf LNG Arbitration were known), Zenith and LCP GP agreed to consider whether LCP LP could accept a promissory note from Zenith for its acquisition of 43% of the Lightfoot GLNG Interest, with such promissory note being payable in cash upon a favorable outcome, or forgiven in the event of an unfavorable outcome, after the results of the Gulf LNG Arbitration proceedings were known.

Two days later, on June 29, 2017, LCP GP sent Zenith a term sheet that described the general terms of the promissory note structure. The term sheet provided that the promissory note would mature six months after the original maturity date of Zenith’s term loan acquisition debt and would accelerate upon the occurrence of a favorable outcome in the Gulf LNG Arbitration. On July 1, 2017, representatives of Zenith reported to LCP GP that Zenith and Zenith’s lenders rejected the idea of a promissory note for a portion of the Lightfoot GLNG Interest that would become payable even if the Gulf LNG Arbitration was not successful.

On June 30, 2017, the GP Conflicts Committee met with Baker Botts and TPH to discuss the status of negotiations between the Lightfoot Entities, EFS and Zenith. The GP Conflicts Committee also discussed that, in the event Zenith were to respond further to the GP Conflicts Committee reconfirming Zenith’s offer of $16.25 per Public Unit, the GP Conflicts Committee would again reject Zenith’s offer.

On July 1, 2017, Zenith sent to the GP Conflicts Committee a letter reconfirming its $16.25 offer (per Public Unit) and stating that this was its “best and final” price. Zenith further stated that it was in substantial agreement with LCP GP on the remaining terms, subject to continuing negotiations of the conditions on which Zenith would purchase of a portion of the Lightfoot GLNG Interest. Zenith also confirmed in its July 1, 2017 letter that the $14.50 price per Sponsor Unit applied solely to the 5.2 million Common Units owned by LCP LP and that all other Common Units would receive $16.25 per unit. Promptly thereafter, LCP GP sent a letter to the GP Conflicts Committee setting out a description of the overall transaction and confirming its understanding that the $14.50 per Sponsor Unit price applied only to the 5.2 million Common Units owned by LCP LP (and not the Common Units owned directly by any of the Lightfoot Investors). LCP GP confirmed to the GP Conflicts Committee that the parties remained in discussion regarding the terms of Zenith’s acquisition of the Lightfoot GLNG Interest and explained how the Lightfoot Entities proposed to fund the $3.6 million concession used to raise Zenith’s offer for the Public Units.

On July 2, 2017, the GP Conflicts Committee met with Baker Botts and TPH to discuss the letter dated July 1st from Zenith, and later in the day on July 2, 2017, the GP Conflicts Committee sent LCP GP a letter stating that, while it was aware of the various concessions made by the parties and recognized that there was increased resistance to additional concessions, the GP Conflicts Committee believed the overall transaction supported a price to the public of $16.85 per Public Unit and reiterated its request that the Merger be approved by the holders of a majority of the outstanding Common Units and the holders of a majority of the outstanding Public Units. Further, the letter stated that it was the GP Conflicts Committee’s strongly held view that the Lightfoot Entities should be willing to accept less consideration for MLP GP in order to provide the price increase proposed by the GP Conflicts Committee.

Over the next several days, representatives of Zenith and LCP GP discussed how to reach agreement on a purchase of the Lightfoot GLNG Interest and explored whether LCP GP was willing to make further concessions for the benefit of MLP in order for Zenith to increase its offer for the Public Units to meet the GP Conflicts Committee’s price requirement. Given the impasse on both issues, LCP GP proposed to Zenith that it would agree to Zenith’s position on the conditional purchase of a portion of the Lightfoot GLNG Interest provided that Zenith increased its offer to the Public Units.

On July 6, 2017, LCP GP wrote a letter to Zenith outlining its support for a transaction with the following features: (i) $94.5 million in cash for MLP GP, (ii) $14.50 in cash for each Sponsor Unit, (iii) at closing of the Merger a purchase of 57% of the Lightfoot GLNG Interest for $36.3 million in cash, with the remaining 43% of the Lightfoot GLNG Interest to be purchased for $27.3 million in cash upon a favorable outcome of the Gulf LNG Arbitration (with a description of what LCP GP considered to be an appropriate definition of “favorable outcome”), (iv) certain of the Lightfoot Investors (other than EFS) purchasing a 7.5% interest in Joliet Holdings from EFS for $14.1 million in cash, with Zenith purchasing 2.5% of the interests in Joliet Holdings from EFS for $4.7 million (in addition to its indirect purchase of 60% of the interests in Joliet Holdings through the merger with MLP),3 and (v) an increase in the price for the Public Units from $16.25 to $16.50 per unit, which price increase was proposed in exchange for LCP LP conditioning the purchase of 43% of the Lightfoot GLNG Interest upon a favorable outcome in the Gulf LNG Arbitration. The communication went on to make clear LCP GP’s understanding that the merger with MLP would be subject only to the approval by the holders of a majority of the outstanding Common Units, and not an additional vote of the holders of a majority of the outstanding Public Units. At the time, the GP Conflicts Committee had not conceded that it was agreeable to either a purchase price of $16.50 per unit for the Public Units, or that the transaction would be subject to the approval by only the holders of a majority of the outstanding Common Units.

On July 7, 2017, Zenith sent a letter to the GP Conflicts Committee increasing its offer from $16.25 to $16.50 per Public Unit and stating that Zenith and LCP GP were in substantial agreement on material terms except on the definition of a “favorable outcome” that would be used to determine whether Zenith would purchase 43% of the Lightfoot GLNG Interest. The letter stated that the proposed price per Public Unit represented Zenith’s revised best and final price per Public Unit. Zenith attached LCP GP’s July 6th letter addressed to Zenith described above. Later that day, LCP GP sent to the GP Conflicts Committee a letter supporting the terms of Zenith’s most recent letter and revised offer of $16.50 per Public Unit, and indicated that it agreed to the terms of the transaction, although at the time LCP GP and Zenith had not yet agreed on the definition of a “favorable outcome” of the Gulf LNG Arbitration. In connection with the letter, Mr. Cubbage also relayed to the GP Conflicts Committee that the Lightfoot Entities were not willing to make further concessions in the transaction to support an increased price per Public Unit.

On July 8, 2017, the GP Conflicts Committee held a meeting with Baker Botts and TPH to discuss the revised proposal by Zenith of $16.50 per Public Unit set forth in the July 7th letter, and on the impact of the revised price on TPH’s ongoing financial analysis. The GP Conflicts Committee discussed the potential to negotiate a further price increase, the concessions made by the Lightfoot Entities to obtain the prior price increases by Zenith, and the GP Conflicts Committee’s belief that the July 7th offer was Zenith’s final and best offer and that the Lightfoot Entities would not make any further concessions to obtain a higher price per Public Unit. The GP Conflicts Committee also discussed that further efforts to obtain a condition that a majority of the holders of the outstanding Public Units vote in favor of the adoption of the merger agreement, as set forth in the GP Conflicts Committee’s prior letter responses to Zenith, were likely to be unsuccessful. The GP Conflicts Committee ultimately decided not to require such a condition after considering, among other things, that the merger would be subject to the approval of the holders of a majority of the outstanding Common Units (with the Public Units representing 70.3% of the voting power of the Common Units), the economic terms of the merger, and Zenith’s stated position, multiple times, that it would not agree to such a term. Following such discussion, the GP Conflicts Committee determined that it would relay orally to Mr. Cubbage (and subsequently confirm by letter) that the GP Conflicts Committee was prepared to move forward with the negotiation of documentation in

[3]	Following the negotiation of the offer and counter offer letters between or among the Lightfoot Entities, Zenith and the GP Conflicts Committee, the Lightfoot Entities and EFS agreed that the Lightfoot Entities (in which EFS owns an interest) would purchase a direct equity interest in Joliet Holdings from EFS (rather than such purchase being effected directly by certain of the Lightfoot Investors (other than EFS)). As a result, the Lightfoot Entities agreed to purchase 13.5% of the equity interests in Joliet Holdings from EFS for approximately $25.2 million in cash, which would result in certain of the Lightfoot Investors (other than EFS) owning a 7.5% interest in Joliet Holdings from EFS for approximately $14.1 million in cash when taking into account and excluding the portion of Joliet Holdings that would be owned by EFS by virtue of its ownership interests in the Lightfoot Entities.

respect of the merger based on Zenith’s offer of $16.50 per Public Unit, subject to the negotiation of a mutually acceptable merger agreement, a review of the documentation for the related transactions as described in the Zenith letter, and the completion and bring down of due diligence prior to execution of such documentation. Later in the day on July 8, 2017, the GP Conflicts Committee relayed such message to Mr. Cubbage by telephone, and a representative of TPH relayed the message to Zenith by telephone.

On July 10, 2017, the GP Conflicts Committee sent Zenith a letter confirming that the GP Conflicts Committee was prepared to move forward with the negotiation of documentation based on the holders of the Public Units receiving $16.50 per Public Unit. On July 11, 2017, Baker Botts confirmed to representatives of Zenith and LCP GP management that the GP Conflicts Committee was prepared to support a merger agreement wherein the only unitholder vote required would be a vote by the holders of a majority of the outstanding Common Units, as required by the MLP Partnership Agreement. In addition, Baker Botts confirmed that it understood that the $14.50 price per Sponsor Unit applied solely to the 5.2 million Common Units owned by LCP LP (and not to any of the Common Units owned by the Lightfoot Investors).

On July 12, 2017, Zenith sent an initial draft of the Merger Agreement to LCP GP (which was promptly forwarded to the GP Conflicts Committee and EFS), which contemplated, among other things, a termination fee (payable by MLP under certain circumstances) equal to 3.5% of the Merger Consideration and a reverse termination fee (payable by Zenith under certain circumstances) of 3.5% of the Merger Consideration. On July 14, 2017, EFS forwarded a revised version of the term sheet for the Joliet Purchase, which accepted some of Zenith’s proposed reduction of EFS’s consent rights with respect to Joliet Holdings governance matters, but rejected most of such proposed reduction. Over the following days, Zenith and EFS discussed their differing views on the degree of post-closing control that Zenith would have regarding Joliet Holdings, including through further exchanges of the Joliet Purchase term sheet on July 16, 2017, July 19, 2017 and July 20, 2017. Additionally, Zenith, EFS and LCP GP discussed the structure of Zenith’s and the Lightfoot Entities’ acquisition of interests in Joliet Holdings, including reiterating the need for the Lightfoot Entities to purchase an interest in Joliet Holdings in excess of 7.5% so that they could distribute post-closing that greater percentage to the Lightfoot Investors (including EFS). That distribution would result in certain of the Lightfoot Investors (other than EFS) holding a 7.5% interest in Joliet Holdings (subject to adjustment for interim anticipated earnings, capital contributions and distributions from Joliet Holdings).

On July 18, 2017, the GP Conflicts Committee held a meeting with its legal and financial advisors to discuss the terms of the draft Merger Agreement and directed Baker Botts to provide a markup of the draft Merger Agreement to counsel to the Lightfoot Entities to be included in a collective markup to be provided back to Zenith. Later on that same date, Baker Botts provided counsel to the Lightfoot Entities with a markup of the draft Merger Agreement reflecting the input of the GP Conflicts Committee. Baker Botts also discussed the markup with counsel to the Lightfoot Entities and relayed that the GP Conflicts Committee would not be prepared to support a merger agreement that, among other things, provided any ability of Zenith to terminate the agreement based on an unfavorable outcome of the Gulf LNG Arbitration, did not include a financing covenant by Zenith, restricted the ability of MLP to pay distributions in the ordinary course or did not provide for the Public Unitholders to receive a distribution associated with the third quarter of 2017, permitted the parties to dissolve the GP Conflicts Committee or to amend documentation or terminate the agreement without the approval of the GP Conflicts Committee, or that included unfavorable deal protections terms for MLP, including if it did not permit the GP Conflicts Committee to make a withdrawal of recommendation based on a superior proposal or an intervening event or if it required that any qualifying superior proposal must satisfy a predetermined relative value between the consideration to be paid to the Lightfoot Entities and the holders of Public Units.

On July 19, 2017, LCP GP responded to the Zenith draft of the Merger Agreement with comments that reflected the combined input of LCP GP, the GP Conflicts Committee and EFS. Such comments contemplated, among other things, a termination fee (payable by MLP under certain circumstances) equal to 2.5% of the Merger Consideration and a reverse termination fee (payable by Zenith under certain circumstances) of 10% of the Merger Consideration.

On July 21, 2017, Zenith and its counsel sent a revised draft of the Merger Agreement to counsel to the Lightfoot Entities, which contemplated, among other things, a termination fee (payable by MLP under certain circumstances) equal to 3.5% of the Merger Consideration and a reverse termination fee (payable by Zenith under certain circumstances) of 6.0% of the Merger Consideration, together with a first draft of the Gulf LNG Purchase Agreement. The revised draft of the Merger Agreement accepted the GP Conflicts Committee’s principal proposed legal terms described above other than providing for a closing date subsequent to the expected date on which the Common Unitholders would receive a distribution associated with the third quarter of 2017.

On July 24, 2017, Zenith sent to LCP GP an initial draft of the Equity Commitment Letter from Warburg and, on July 28, 2017, an initial draft of the Debt Commitment Letter from Zenith’s proposed lenders. The draft Debt Commitment Letter referenced an additional equity contribution agreement pursuant to which Warburg would be obligated, as a condition to lender funding, to contribute up to an additional $100 million in the event of a negative determination in the Gulf LNG Arbitration. Thereafter, in response to a request from LCP GP, Zenith forwarded a redacted copy of its debt commitment fee letter and draft of the equity contribution agreement.

On July 25, 2017, counsel to the Lightfoot Entities sent a revised draft of the Merger Agreement to Zenith, which contemplated, among other things, a termination fee (payable by MLP under certain circumstances) equal to 2.75% of the Merger Consideration and a reverse termination fee (payable by Zenith under certain circumstances) of 8.0% of the Merger Consideration.

On July 26, 2017, EFS sent a further revised version of the Joliet Purchase term sheet to Zenith and LCP LP, which included additional reductions of EFS’s consent rights in respect of Joliet Holdings governance matters.

On July 27, 2017, Mr. Armstrong sent Mr. Cubbage a note outlining several business issues that Zenith believed were unresolved. These business issues included (i) a request by Zenith that MLP suspend distributions to Common Unitholders beginning at the time of signing the Merger Agreement, (ii) a request by Zenith that the Lightfoot Entities assume the $3 million transaction fee that MLP would otherwise owe Citi for its services as financial advisor, (iii) the size of the various termination fees in the Merger Agreement, (iv) Zenith’s request that the MLP GP Board amend the double-trigger Phantom Unit Award Agreements to delay payments for continuing employees to provide for continuity of the workforce, and (v) concern about the status of the Gulf LNG Arbitration. Mr. Cubbage responded, on a call with Mr. Armstrong, that MLP would not agree to revision of its regular distribution policy, LCP LP, MLP and Zenith would each pay its own transaction expenses (including MLP’s engagement of Citi), termination fees should be reasonable and consistent with past practice for similar transactions, the MLP GP Board would consider Zenith’s proposal regarding the double trigger Phantom Units for continuing employees, and the parties would discuss the expected timing of a decision in the Gulf LNG Arbitration. In addition, Mr. Armstrong reported that Zenith was unwilling to finalize the transaction without EFS’s agreement to further reductions in its consent rights under the Joliet Holdings LLC Agreement.

On July 25, 2017, Company D—which had expressed interest in a possible transaction earlier in the process, had signed a confidentiality agreement on February 12, 2016, and engaged in intermittent and non-substantive conversations with LCP GP over the following year—sent a letter to LCP GP outlining the terms of a possible transaction. The proposal contemplated that Company D would purchase MLP GP for $100 million; the Sponsor Units at a market price (based on a 20-day VWAP as of the date of the offer letter); and the EFS Joliet Interest for $80 million. Company D also proposed to purchase the Lightfoot GLNG Interest for $65 million if the Gulf LNG Arbitration was favorably resolved. The Company D proposal envisioned that MLP would remain a publicly traded partnership and did not include a component for the Public Units.

After a discussion at the LCP GP Board, and authorization by the LCP GP Board to engage in negotiations with Company D, LCP GP sent to Company D a two-year extension to its previous confidentiality agreement, which was executed by the parties on July 26, 2017. In addition, LCP GP’s management granted Company D personnel access to an online data room to start its diligence review and delivered to Company D a draft of an acquisition agreement in respect of the sale of MLP GP and the Sponsor Units. On July 26, 2017, EFS sent to

Mr. Cubbage a draft purchase agreement for the EFS Joliet Interest, which Mr. Cubbage forwarded to Company D on July 27, 2017.

Starting on July 27, 2017, LCP GP and Company D engaged in discussions, including face-to-face meetings, during which the parties reviewed the Lightfoot Entities’ and the MLP Entities’ operations.

Also on July 27, 2017, Zenith sent to EFS and LCP LP a revised draft of the Joliet Purchase term sheet, further attempting to reconcile the proposed governance differences between Zenith and EFS. Zenith and EFS engaged in further discussions regarding their continued differing views as to the post-closing governance of Joliet Holdings, with LCP LP occasionally engaged in attempting to mediate those differences.

On July 31, 2017, Zenith sent to LCP LP a further revised draft of the Gulf LNG Purchase Agreement and a draft of a proposed Lightfoot Support Agreement to be signed by certain of the Lightfoot Investors.

On August 1, 2017, Company D sent to LCP GP a draft of a purchase agreement for its purchase of MLP GP, the Sponsor Units and the Lightfoot GLNG Interest from the Lightfoot Entities, under which Company D proposed, among other things, to pay to LCP LP, 60 days after a favorable outcome in the Gulf LNG Arbitration, $65 million (subject to certain indemnification adjustments) for the Lightfoot GLNG Interest acquired by Company D at the closing. Over the next two days, LCP GP provided comments to Company D on its draft purchase agreement.

On August 2, 2017, LCP LP sent to Zenith a further revised draft of the Gulf LNG Purchase Agreement.

On August 3, 2017, Company D sent to Citi Company D’s comments on EFS’s draft of the purchase agreement relating to the sale of the EFS Joliet Interest, which Citi forwarded to representatives of LCP GP.

On August 4, 2017, Company D informed LCP GP that it would not be able to move forward on the proposed transaction, citing the uncertainty around the future renewal terms of the Joliet Customer agreements at the Joliet terminal. In light of Company D’s decision, LCP LP did not forward to EFS Company D’s comments on the purchase agreement relating to the sale of the EFS Joliet Interest.

On August 4, 2017, representatives of Warburg, Zenith, LCP GP, EFS and their counsel met at Warburg’s New York office, with counsel for Zenith and the GP Conflicts Committee attending by telephone, to discuss the remaining open issues associated with each of the transactions. At the meeting, Zenith requested a $7.2 million aggregate price reduction, associated with its view that (i) MLP should not pay the $3 million Citi advisory fee, and (ii) MLP was anticipating an increase of $4.2 million of future capital expenditures compared to earlier capital expenditure projections accounted for by Zenith. At that meeting, Mr. Cubbage explained that a majority of the 2017 increase was attributable to capital expenditures forecasted for 2018 that were now anticipated to be incurred in 2017 and the total capital expenditure forecast had decreased by approximately $5 million due to customer needs at MLP’s terminals and other changes in MLP’s business plan. Mr. Cubbage further noted that, although the proposed price reduction was related to MLP, LCP GP would not support, and that the aggregate price reduction would not be proposed to the GP Conflicts Committee in the form of, a reduction in the Public Merger Consideration. If applied to the Public Units, the reduction that Zenith requested would have equated to a $0.50 reduction per Public Unit. At the meeting, the parties agreed to a termination fee equal to 3.5% of the Merger Consideration and a reverse termination fee of 7.5% of the Merger Consideration, which represented an increase in the reverse termination fee amount from Zenith’s initial proposal. Legal advisors to the parties also discussed at length terms of the Merger Agreement relating to, among other things, the circumstances in which the GP Conflicts Committee would be permitted to withdraw its recommendation. In addition, Zenith and EFS continued to differ on each party’s rights regarding the governance and control of Joliet Holdings following the closing of the Merger.

On August 6, 2017, Zenith sent to LCP GP and EFS a further revised draft of the term sheet for the Joliet Purchase, which continued to attempt to resolve the ongoing differences of opinion between Zenith and EFS regarding post-closing governance of Joliet Holdings.

On August 7, 2017, LCP GP management sent to Zenith a first draft of the disclosure schedule to accompany the Merger Agreement. This draft was supplemented several times over the coming weeks. Also on August 7, 2017, counsel for EFS circulated to Zenith, LCP GP, the GP Conflicts Committee and their counsel a description of how they understood alternative proposals to the Merger Agreement would be handled.

During the following two weeks, negotiations on the transaction documents slowed as the parties continued to discuss the remaining open issues in respect of all aspects of the proposed transaction.

On August 8, 2017, EFS sent to Zenith and LCP LP a first draft of the Joliet Holdings LLC Agreement reflecting the term sheet discussions.

On August 9, 2017, EFS sent to LCP LP a first draft of the Joliet Purchase Agreement. LCP LP provided comments to such draft on August 10, 2017. On August 11, 2017, EFS sent to Zenith a draft of the Joliet Purchase Agreement reflecting input from LCP LP.

On August 18, 2017, Zenith sent to EFS and LCP LP revised drafts of the Joliet Holdings LLC Agreement and the Joliet Purchase Agreement. On August 21, 2017, EFS sent to Zenith and LCP LP further revised drafts of the Joliet Holdings LLC Agreement and the Joliet Purchase Agreement. On August 23, 2017, EFS sent further revised drafts of both agreements to Zenith including some additional EFS comments and some comments provided orally by LCP LP.

On August 23, 2017, Zenith sent further revised drafts of the Merger Agreement and the Gulf LNG Purchase Agreement, as well as an initial draft of a Transition Services Agreement. In connection with Zenith’s request that Magnetar (an affiliate of a Lightfoot Investor) sign a support agreement to vote its Common Units, which represent approximately 2.9% of the outstanding Common Units, in favor of the Merger Proposal, Zenith also sent an initial draft of the Magnetar Support Agreement. Over the ensuing days, the parties would send multiple revised drafts to finalize the outstanding remaining issues.

On August 24, 2017, Zenith sent further revised drafts of the Joliet Holdings LLC Agreement and the Joliet Purchase Agreement to EFS and LCP LP. Over the ensuing days, the parties would send multiple revised drafts to finalize the outstanding remaining issues.

Also on August 24, 2017, during a group conference call, representatives of LCP GP agreed that the Lightfoot Entities would assume responsibility for payment of the Citi advisory fee which would otherwise have been paid by MLP, and Zenith agreed, based on recent changes to customer contracts, to drop its request for a price reduction associated with future capital expenditures. Also on August 24, 2017, counsel for EFS circulated a revised draft of the Merger Agreement to LCP GP, the GP Conflicts Committee and their counsel in an attempt to conform certain Merger Agreement provisions relating to alternative proposals to the outline circulated by counsel for EFS on August 7, 2017, including to make clear that termination of the Merger Agreement would require the approval of both the GP Conflicts Committee and the MLP GP Board. Later that evening, during a group conference call with EFS, LCP GP, their legal advisors and counsel to the GP Conflicts Committee, the group discussed whether the MLP GP Board’s approval (in addition to the GP Conflicts Committee’s approval) should be required for making a withdrawal of recommendation based on a superior proposal or an intervening event. After discussion, the group agreed that the power to withdraw the recommendation should remain solely with the GP Conflicts Committee.

On August 25, 2017, the GP Conflicts Committee and its advisors had a group call with LCP GP management to conduct a bring-down due diligence discussion, wherein LCP GP provided the GP Conflicts Committee with the updated status of various aspects of MLP’s business and litigation.

Also on August 25, 2017, another group call with representatives of all parties and the GP Conflicts Committee was held to continue negotiating the remaining open issues, including the final terms of the Joliet

Holdings LLC Agreement that would take effect at the closing of the Merger, including rights regarding control of Joliet Holdings, and the specifics terms under which Zenith would conditionally purchase the remaining portion of the Lightfoot GLNG Interest pursuant to the Gulf LNG Purchase Agreement. A new issue was discussed during that call regarding Zenith’s request that the “outside date” of the Merger Agreement, after which Zenith could terminate the agreement, be February 7, 2018. The import of the date was that if the merger closed by that time, which was anticipated to be the day prior to the record date for MLP’s distribution associated with the fourth quarter of 2017, then Common Unitholders would not receive a distribution for that period.

On August 26, 2017, the GP Conflicts Committee held a meeting with its legal and financial advisors to discuss the issue raised with respect to the “outside date” of the Merger Agreement on the August 25th group call. Following a discussion of the proposed timeline for closing of the Merger and the relative merits of having a later “outside date” and the negotiations among LCP GP and Zenith, the GP Conflicts Committee directed Baker Botts to relay to the parties that the GP Conflicts Committee could support a February 7, 2018 “outside date” only in the event that there were no restrictions on the ability of MLP to pay distributions in the ordinary course, regardless of the timing of the closing, which position Baker Botts relayed to counsel to the Lightfoot Entities later that day.

On August 27, 2017, the GP Conflicts Committee held a meeting with its legal and financial advisors, wherein Baker Botts provided a review of the terms of the proposed transactions and the remaining open issues. At such meeting, Baker Botts also reviewed the GP Conflicts Committee’s duties under the MLP Partnership Agreement and the efforts made by the GP Conflicts Committee over the past months, including the substantive work and the processes followed over the course of 26 meetings convened by the GP Conflicts Committee with its advisors. Baker Botts noted that the GP Conflicts Committee had met frequently since the May 9th Zenith letter and that GP Conflicts Committee had reviewed and thoroughly considered the relevant materials. TPH then reviewed with the GP Conflicts Committee the substantive work it had performed, TPH’s financial analyses with respect to trading comparables, transaction comparables, discounted cash flows and premiums paid (including updates thereto based on then-current Common Unit pricing information). Baker Botts then reviewed a draft of proposed resolutions to be adopted in the event the remaining issues were resolved favorably and the GP Conflicts Committee were to approve the Merger. In addition, the GP Conflicts Committee noted that, subject to a favorable resolution of the remaining open issues, the GP Conflicts Committee was prepared to approve the Merger, even if there were a favorable outcome of the Gulf LNG Arbitration.

Immediately following the GP Conflicts Committee meeting on the same day, the LCP GP Board (together with representatives of the Series A Members of LCP GP) and MLP GP Board held a joint teleconference board meeting to review the terms of the proposed transactions and discuss the remaining open issues. At that time, the parties were at an impasse over the terms of the purchase of the Conditioned Interest, particularly over the definition of a “favorable outcome” in the Gulf LNG Arbitration.

On August 28, 2017, the parties reached agreement on the open terms, principally with respect to (i) governance rights relating to Joliet Holdings to take effect after the Merger, (ii) the definition of “favorable outcome” of the Gulf LNG Arbitration and (iii) the outside date under the Merger Agreement. The agreement reached provided that if the Merger Agreement were extended beyond the outside date of February 7, 2018, or if the Merger failed to close by February 7, 2018, the distribution associated with the fourth quarter of 2017 would be declared and paid in the ordinary course consistent with past practices.

Throughout the night of August 28th and the morning of August 29th, representatives of the various parties and the GP Conflicts Committee finalized documentation based on the resolution the remaining issues.

On August 29, 2017, the GP Conflicts Committee met with its legal and financial advisors, wherein Baker Botts confirmed to the GP Conflicts Committee that the documentation had been finalized based on the agreement reached on the prior day and the GP Conflicts Committee requested that TPH deliver its fairness opinion. At the request of the GP Conflicts Committee, TPH then orally relayed its opinion (which was subsequently confirmed in writing) that, as of the date of the opinion, based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on such other matters as TPH considered relevant, the Public Merger Consideration to be paid to the Public Unitholders pursuant to the Merger Agreement was fair from a financial point of view to such holders. Thereafter, the GP Conflicts Committee unanimously passed resolutions providing that the GP Conflicts Committee had (i) determined that it is fair and reasonable to, and in the best interests of, MLP and the holders of Common Units other than MLP GP, the Lightfoot Entities and their controlling affiliates to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iii) recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger, (iv) recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (v) recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

Promptly after the GP Conflicts Committee meeting, the MLP GP Board and LCP GP Board (together with representatives of the Series A Members of LCP GP) held a joint meeting to review the final changes to the proposed transactions. After reviewing the final terms of the proposed transactions, Mr. Cubbage asked for a report from the GP Conflicts Committee. The chairman of the GP Conflicts Committee reported to the Board that TPH had delivered to the GP Conflicts Committee a fairness opinion with respect to the Public Merger Consideration to be paid to the Public Unitholders pursuant to the Merger Agreement and that the GP Conflicts Committee had approved the resolutions described in the preceding paragraph. Thereafter, the members of the MLP GP Board voted unanimously to approve the Transactions and recommend that the limited partners of MLP vote in favor of the Merger and the Merger Agreement. Also, the LCP GP Series A Members (acting as such and in their capacity as holders of more than a majority of the limited partner interests in LCP LP) and the LCP GP Board voted unanimously in favor of the Transactions and authorized management to enter into the various agreements.

Thereafter, on August 29, 2017, the parties executed the Merger Agreement, the Joliet Purchase Agreement, the Gulf LNG Purchase Agreement and the Support Agreements and issued a press release announcing the Transactions.

Recommendation of the GP Conflicts Committee and the MLP GP Board; Reasons for Recommending Approval of the Merger Proposal

The GP Conflicts Committee

The GP Conflicts Committee consists of two independent directors: Sidney L. Tassin and Gary G. White. The MLP GP Board authorized the GP Conflicts Committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the Merger, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the GP Conflicts Committee deems appropriate, with respect to the terms and conditions of the Merger, (iii) determine whether to give or withhold the GP Conflicts Committee’s approval of the Merger, including by Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iv) determine whether to make a recommendation to the MLP GP Board whether to approve the Merger and (v) make such investigation of potential alternatives to the Merger, including maintaining the status quo, as the GP Conflicts Committee deems appropriate.

The GP Conflicts Committee retained Baker Botts as its legal counsel, Richards, Layton & Finger, P.A. as its Delaware legal counsel and TPH as its financial advisor. The GP Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of Parent’s proposal, considered the option of maintaining MLP’s status quo, and conducted extensive negotiations with the Parent Entities, MLP GP, the Lightfoot Entities and their respective representatives with respect to the Merger Agreement, the related transaction agreements and the transactions contemplated thereby.

The GP Conflicts Committee considered the benefits of the Merger Agreement, including the Merger, as well as the associated risks, and at a meeting held on August 29, 2017, unanimously (i) determined that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iii) recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger, (iv) recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (v) recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

The MLP GP Board, at a meeting held on August 29, 2017, based in part upon the recommendation of the GP Conflicts Committee, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and the Common Unitholders to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, (iii) directed the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (iv) determined to recommend that the Limited Partners approve the Merger Agreement and the Merger.

In reaching its determination that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger, and to recommend approval of the Merger Agreement and the Merger by the MLP GP Board and the Limited Partners, the GP Conflicts Committee consulted with its financial and legal advisors and considered many factors. Many of the factors considered by the GP Conflicts Committee were generally positive or favorable to its determination and approvals, and the related recommendation to the MLP GP Board and the Limited Partners, including the following:

•	The Public Merger Consideration of $16.50 per Public Unit is a fixed, all-cash amount that provides certainty of value and liquidity to the Public Unitholders, which the GP Conflicts Committee believed provided greater value to the Public Unitholders than the long-term value of MLP as a publicly traded partnership, after taking into account the risks and challenges facing MLP’s current business and financial prospects.

•	The Public Merger Consideration represents an approximately 14% premium to the closing price of the Common Units as of August 25, 2017 and an approximately 13% premium to the 30 trading day volume-weighted average unit price of the Common Units as of August 25, 2017.

•	The delivery of an opinion by TPH addressed solely to the GP Conflicts Committee on August 29, 2017, that, as of August 29, 2017 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the Public Merger Consideration to be paid to the Public Unitholders pursuant to the Merger Agreement was fair from a financial point of view to such holders. (See “—Opinion of the GP Conflicts Committee’s Financial Advisor.”)

•	The fact that the Lightfoot Entities had held discussions with more than 20 parties potentially interested in an acquisition transaction over 29 months, of which only a few submitted preliminary indications of interest for the Common Units, all either for no premium or a low premium.

•	The Public Merger Consideration of $16.50 per Public Unit represents a $1.00 per Public Unit increase from the merger consideration originally offered in Parent’s initial proposal on May 9, 2017, and is $2.00 per Common Unit more than the consideration being received by LCP LP for the 5,242,775 Sponsor Units. The GP Conflicts Committee believed that $16.50 per Public Unit was Parent’s final offer and was the highest price per Public Unit that Parent would be willing to pay to the Public Unitholders at the time of the GP Conflicts Committee’s determination and approval. The GP Conflicts Committee also believed that the negotiated price increase was based, in part, on concessions made by the Lightfoot Entities in response to requests from the GP Conflicts Committee, and that the Lightfoot Entities would agree to no further concessions.

•	The Merger Agreement provision that MLP will pay quarterly distributions in the ordinary course of business and consistent with past practices, and that the Merger will not close earlier than

November 30, 2017, unless otherwise mutually agreed by the parties to the Merger Agreement, which would enable MLP to pay its regular quarterly distribution for the third quarter of 2017.

•	The historical and projected flat cash distribution levels of MLP for the foreseeable future, which may be reduced if operating cash flow decreases and MLP is unable to grow or expand its business, particularly in the face of the risks and challenges associated with MLP’s prospects if MLP were to remain a publicly traded partnership, including, but not limited to:

○	A negative outcome in the Gulf LNG Arbitration, which could have a material adverse effect on MLP, including potentially leading the other customer at the LNG facility to seek to terminate or amend its payment obligations under its terminal use agreement. MLP’s interest in Gulf LNG Holdings represented approximately 18% of MLP’s adjusted EBITDA and 20% of MLP’s distributable cash flow for the six months ended June 30, 2017.

○	Challenges in retaining or attracting customers on terms as favorable under expiring contracts, which may negatively impact MLP’s performance going forward, including the scheduled expiration in May 2018, or renewal on less favorable terms to MLP, of the terminal services agreement and a pipeline throughput and deficiency agreement with the Joliet Customer at the Joliet terminal, which represented approximately 29% of MLP’s adjusted EBITDA and 38% of MLP’s distributable cash flow for the six months ended June 30, 2017. Furthermore, other contracts representing in excess of an additional 25% of MLP’s EBITDA are set to expire within the next three years.

○	The ownership structure of the Lightfoot Entities, involving multiple parties with varying interests, a governance structure requiring supermajority consent of the Series A Members of LCP GP, which consent must include the consent of EFS, for material decisions by LCP GP (including with respect to certain matters relating to MLP) and direct ownership interests of certain of the Lightfoot Entities or their investors in Gulf LNG Holdings and Joliet Holdings, in which MLP also has an interest, has in the past and likely would in the future pose challenges for alignment on strategic direction of MLP under the status quo.

•	The GP Conflicts Committee’s belief that MLP would not experience material growth in the future given LCP LP’s indication to MLP that the Lightfoot Entities have no pool of available assets for dropdown transactions with MLP (other than the Lightfoot GLNG Interest) and the difficulty of executing third-party acquisition opportunities given the MLP’s capital structure, which could cause the trading price of the Common Units to decline significantly.

•	The GP Conflicts Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of MLP or a significant interest in MLP or its assets could be consummated at the time of the GP Conflicts Committee’s determination and approval in light of: (i) the Lightfoot Entities’ control over MLP; (ii) the Lightfoot Entities indicating that they were interested only in the proposed transaction with Parent; (iii) the difficulty in negotiating an alternative transaction due to the complexity of the related transactions and the desire for the investors in the Lightfoot Entities to divest of the Lightfoot GLNG Interest and the EFS Joliet Interest; and (iv) the Lightfoot Entities’ previous attempts to negotiate transactions with potential buyers.

•	The terms and conditions of the Merger Agreement having been determined through extensive arm’s-length negotiations among the Lightfoot Entities, the Parent Entities and the GP Conflicts Committee and their respective representatives and advisors.

•	Certain terms of the Merger Agreement and the related agreements support the GP Conflicts Committee’s belief that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger include, in addition to those discussed elsewhere in this section:

○	MLP’s right, subject to certain conditions, to negotiate certain unsolicited acquisition proposals, and MLP’s ability under certain circumstances to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal.

○	The provision of the Merger Agreement allowing the GP Conflicts Committee to withdraw its recommendation in specified circumstances relating to a superior proposal or intervening event, subject to Parent’s right to terminate the Merger Agreement and receive payment of the MLP Termination Fee.

○	The obligation of Parent to pay MLP the Parent Termination Fee if Parent fails to consummate the Merger upon satisfaction of all the conditions in the Merger Agreement.

○	Parent’s inability to terminate the Merger Agreement in the event of an unfavorable determination or settlement of the Gulf LNG Arbitration.

○	The Merger and the related transactions not being conditioned upon Parent’s obtaining sufficient financing, and Parent’s having entered into debt and equity commitment letters to fund the Merger Consideration with highly reputable, financially sound counterparties.

○	The agreements by the Lightfoot Entities and Magnetar to vote their Common Units, representing approximately 29.7% of the voting power of the Common Units, in favor of the Merger Agreement and the Merger.

•	The Merger being subject to the approval of the Limited Partners, with the holders of Public Units representing approximately 70.3% of the voting power of the Common Units, exclusive of the approximately 2.9% subject to the Magnetar Support Agreement.

•	The GP Conflicts Committee’s consideration of a number of factors relating to the procedural safeguards involved in the negotiation of the transaction agreements, including those discussed below, each of which supported its determination and approvals, and the related recommendation to the MLP GP Board and the Limited Partners:

○	The members of the GP Conflicts Committee have served on the MLP GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of MLP.

○	Each of the members of the GP Conflicts Committee satisfies the requirements for serving on the GP Conflicts Committee as required under the MLP Partnership Agreement, including the requirement that all members of the GP Conflicts Committee be independent directors.

○	Other than with respect to Phantom Units previously granted to directors, the compensation of the members of the GP Conflicts Committee is not contingent on their approving the Merger Agreement or the Merger, and the members of the GP Conflicts Committee will not personally benefit from the consummation of the Merger in a manner different from the Public Unitholders or from the consummation of the related transactions.

○	The members of the GP Conflicts Committee have not been requested to serve on the board of Parent or any affiliate of Parent after the Merger and their resignation is a condition precedent to Parent’s obligation to close under the Merger Agreement.

○	In connection with the consideration of the Merger, the GP Conflicts Committee retained its own financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and MLP’s industry specifically, as well as substantial experience advising publicly traded master limited partnerships and other companies with respect to transactions similar to the Merger.

○	The Merger Agreement may not be amended or modified in any respect, whether before or after receipt of MLP Unitholder Approval, without the approval of the GP Conflicts Committee, and no other transaction document may be materially amended or modified without authorization by the GP Conflicts Committee.

○	Any determination, discussion, approval, consent or agreement of MLP, MLP GP or the MLP GP Board required to be made pursuant to the Merger Agreement or any transaction document, and any decision or determination by MLP, MLP GP or the MLP GP Board to terminate the Merger Agreement or enforce the Merger Agreement must be made or approved by the GP Conflicts Committee in addition to the MLP GP Board.

○	The Merger Agreement provides that, pending completion of the Merger, none of LCP LP, MLP or MLP GP are permitted to eliminate the GP Conflicts Committee, revoke or diminish its authority or remove or cause the removal of any member of the GP Conflicts Committee without the consent of the GP Conflicts Committee.

○	The GP Conflicts Committee understood that it had no obligation to recommend any transaction, including the proposal put forth by Parent.

In addition, the GP Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the MLP GP Board and the Limited Partners:

•	The Public Unitholders will not have any equity participation in MLP or Parent or any of its affiliates following the Effective Time, and the Public Unitholders will accordingly cease to participate in MLP’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Units.

•	Although the Merger Agreement provides that MLP will pay quarterly distributions in the ordinary course of business and consistent with past practices, MLP will not pay prorated cash distributions for partially completed quarters prior to the closing of the Merger. Additionally, if the Merger closes prior to the record date for the distribution associated with the fourth quarter of 2017, then the Public Unitholders will not receive any distribution associated with the fourth quarter of 2017, even if the Merger closes after the completion of the fourth quarter of 2017.

•	The Common Units have, in the past, traded at levels that exceed the Public Merger Consideration of $16.50 per Public Unit that each Public Unitholder will be entitled to receive. The 52-week high for the Common Units as of August 25, 2017 was $17.40.

•	LCP GP will receive $94.5 million in cash in the GP Equity Transfer.

•	A successful arbitration or settlement of the Gulf LNG Arbitration could have, absent the Merger, a favorable impact on the trading price of the Common Units.

•	The Merger will be a taxable transaction to the Public Unitholders for U.S. federal income tax purposes (See “—Material U.S. Federal Income Tax Considerations”).

•	The GP Conflicts Committee’s efforts to obtain a condition in the Merger Agreement that a majority of the holders of Public Units vote in favor of the adoption of the Merger Agreement were unsuccessful. The GP Conflicts Committee ultimately decided not to require such a condition after considering, among other things, that the Merger is subject to MLP Unitholder Approval (with the holders of Public Units holding 70.3% of the voting power of the Common Units, exclusive of the 2.9% subject to the Magnetar Support Agreement), the economic terms of the Merger and Parent’s stated position that it would not agree to such a term.

•	The GP Conflicts Committee was not authorized to, and did not, conduct an independent auction process or other solicitation of interest from third parties for the acquisition of MLP. The GP Conflicts

Committee considered it unrealistic to expect or pursue an unsolicited third-party acquisition proposal or offer for the assets or control of MLP, and unlikely that the GP Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of MLP, as a result of: (i) the Lightfoot Entities control over MLP; (ii) the Lightfoot Entities indicating that they were interested only in the proposed transaction with Parent; (iii) the difficulty in negotiating an alternative transaction due to the complexity of the related transactions and the desire for the Lightfoot Investors to divest of the Lightfoot GLNG Interest and EFS to divest of the EFS Joliet Interest; and (iv) the Lightfoot Entities’ previous attempts to negotiate transactions with potential buyers.

•	The Public Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the MLP Partnership Agreement or Delaware law.

•	The Merger may not be completed in a timely manner, or at all, and a failure to complete the Merger could result in significant costs and disruption to MLP’s normal business and negatively affect the trading price of the Common Units.

•	Litigation may be commenced in connection with the Merger or the other transactions contemplated by the Merger Agreement, and such litigation may increase costs and result in a diversion of management focus.

•	The Support Agreements would not automatically terminate upon a withdrawal of recommendation of the GP Conflicts Committee in connection with a superior proposal or intervening event pursuant to the Merger Agreement, thereby continuing to bind the Lightfoot Entities and Magnetar to their obligation to vote in favor of the adoption of the Merger Agreement regardless of a withdrawal of recommendation.

•	Some of the officers and directors of MLP GP, the Lightfoot Entities and the Lightfoot Investors have interests in the Merger that are different from, or in addition to, the interests of Public Unitholders generally. (See “—Interests of Certain Persons in the Merger.”)

After taking into account all of the factors set forth above, as well as others, the GP Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger.

The foregoing discussion is not intended to be exhaustive, but is intended to address material information and principal factors considered by the GP Conflicts Committee. In view of the number and variety of factors and the amount and complexity of information considered, the GP Conflicts Committee did not find it practicable or useful to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, the GP Conflicts Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the GP Conflicts Committee may have given different weights to different factors. The GP Conflicts Committee made its recommendation based on the totality of information presented to, and the investigation conducted by, the GP Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statements Regarding Forward-Looking Statements.”

The MLP GP Board

The MLP GP Board consists of seven directors, three of whom are independent (Messrs. Tassin, White and Russell), one of whom is the Chief Executive Officer of MLP GP, a Series A Member of LCP GP and a limited partner of LCP LP (Mr. Cubbage) and three of whom are designees of investors in the Lightfoot Entities (Messrs. Pugh, Scheyer and Zubrow). As such, certain members of the MLP GP Board may have different interests in the

Merger than do the Common Unitholders. For a complete discussion of these and other interests of the members of the MLP GP Board in the Merger, see “—Interests of Certain Persons in the Merger.” Because of such possible and actual conflicts of interest, the MLP GP Board delegated to the GP Conflicts Committee the full power and authority of the MLP GP Board to (i) review and evaluate the terms and conditions, and determine the advisability, of the Merger, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the GP Conflicts Committee deems appropriate with respect to the terms and conditions of the Merger, (iii) determine whether to give or withhold the GP Conflicts Committee’s approval of the Merger, including by Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iv) determine whether to make a recommendation to the MLP GP Board whether to approve the Merger and (v) make such investigation of potential alternatives to the Merger, including maintaining the status quo, as the GP Conflicts Committee deems appropriate.

The GP Conflicts Committee considered the benefits of the Merger Agreement, including the Merger, as well as the associated risks, and at a meeting held on August 29, 2017, unanimously (i) determined that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iii) recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger, (iv) recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (v) recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

On August 29, 2017, the MLP GP Board, acting based in part upon the recommendation of the GP Conflicts Committee, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and the holders of Common Units to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, (iii) directed the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (iv) determined to recommend that the Limited Partners approve the Merger Agreement and the Merger.

The MLP GP Board considered a number of factors, including the following material factors:

•	the unanimous determinations and recommendations of the GP Conflicts Committee; and

•	the factors considered by the GP Conflicts Committee, including the material factors considered by the GP Conflicts Committee described under “—The GP Conflicts Committee” above.

In doing so, the MLP GP Board expressly adopted the analysis of the GP Conflicts Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the MLP GP Board is not intended to be exhaustive, but includes material factors the MLP GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the MLP GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the MLP GP Board may have given differing weights to different factors.

Recommendation

Each of the GP Conflicts Committee and the MLP GP Board recommends that the Limited Partners vote “FOR” the Merger Proposal.

Opinion of the GP Conflicts Committee’s Financial Advisor

Introduction

The GP Conflicts Committee retained TPH to act as its financial advisor and provide an opinion in connection with the Merger. The GP Conflicts Committee instructed TPH to evaluate the fairness, from a financial point of view, to the Public Unitholders, of the Public Merger Consideration to be paid pursuant to the Merger Agreement.

On August 29, 2017, at a meeting of the GP Conflicts Committee held to evaluate the Merger, TPH delivered an oral opinion, subsequently confirmed in a written opinion delivered on August 29, 2017, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the Public Merger Consideration to be paid to the Public Unitholders pursuant to the proposed Merger Agreement was fair from a financial point of view to such holders.

On September 21, 2017, at a meeting of the GP Conflicts Committee held to discuss the Corrected Sensitivity Forecasts (as defined below) and their impact on the financial analyses prepared by TPH, the GP Conflicts Committee requested that TPH confirm that the conclusion expressed in its August 29, 2017 opinion would not have been different as of the date of the opinion if, rather than reviewing and relying on the previously provided forecasts, TPH had reviewed and relied on the corrected financial projections for each of Sensitivity Case 1, Sensitivity Case 2 and Illustrative Sensitivity Case 3 referred to in “The Merger—Certain Financial Projections” below (collectively, the “Corrected Sensitivity Forecasts”).

On September 25, 2017, at a meeting of the GP Conflicts Committee, TPH reviewed the revised financial analyses based on the Corrected Sensitivity Forecasts, and confirmed to the GP Conflicts Committee that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion and the confirmation, the conclusion expressed in the August 29, 2017 opinion would not have been different as of the date of that opinion if, rather than reviewing and relying on the previously provided forecasts, TPH had reviewed and relied on the Corrected Sensitivity Forecasts.

The disclosure below describes TPH’s analyses based on, among other things, the Corrected Sensitivity Forecasts. The opinion (including the confirmation described above) speaks only as of August 29, 2017 and not as of the time the transactions contemplated by the Merger Agreement may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after August 29, 2017, which could significantly alter the value, facts or elements on which the opinion was based.

The full text of TPH’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated by reference in its entirety. The summary of TPH’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The Common Unitholders are urged to read the TPH opinion carefully and in its entirety. TPH delivered its opinion for the information and assistance of the GP Conflicts Committee in connection with its evaluation of the Merger. TPH’s opinion does not constitute a recommendation to any Common Unitholder as to how to vote or act in connection with the Merger or any related matter.

In connection with rendering its opinion, TPH reviewed, among other things:

•	a draft of the Merger Agreement dated August 28, 2017;

•	drafts of the Support Agreements dated August 28, 2017;

•	Annual Reports on Form 10-K of MLP each of the years ended December 31, 2013, 2014, 2015 and 2016;

•	certain Quarterly Reports on Form 10-Q of MLP;

•	certain other communications from MLP to its unitholders;

•	certain internal financial information, including a base case forecast and two sensitivity cases reflecting differing projected operating, strategic and capital assumptions, in each case prepared by management of MLP GP, and a third illustrative sensitivity case prepared by TPH in conjunction with, and based on parameters determined by, the GP Conflicts Committee (the information, forecasts and sensitivity cases described in this bullet, using the Corrected Sensitivity Forecasts where applicable, collectively the “Forecasts”); and

•	certain publicly available research analyst reports with respect to the future financial performance of MLP.

TPH also held discussions with members of the senior management of MLP GP (which may have differing beneficial or other pecuniary interests in the equity securities and future financial performance of Gulf LNG Holdings, Joliet Holdings, the Lightfoot Entities and the MLP Entities) regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of MLP. In addition, TPH reviewed the reported price and trading activity for the Common Units, compared certain financial and stock market information for MLP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream liquids terminals, refining logistics and wholesale distribution sectors specifically and in other industries generally and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for it, or publicly available. No single projections case for MLP was determinative of TPH’s opinion. Rather, its analyses with respect to all projections and sensitivity cases were considered collectively in conjunction with the views of MLP GP’s senior management and the GP Conflicts Committee in reaching the conclusion set forth in its opinion. The Forecasts reflect certain assumptions regarding the oil and gas industry and the outcome of the Gulf LNG Arbitration that are subject to significant uncertainty and that, if different than assumed, could have a material impact on TPH’s analysis and its opinion. In that regard, TPH assumed with the GP Conflicts Committee’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of MLP GP’s senior management and the GP Conflicts Committee and that they provided a reasonable basis upon which to evaluate the Merger. TPH expressed no view or opinion with respect to any such Forecast or the assumptions on which they were based and further assumed, among other things, that (i) the executed Merger Agreement (together with any exhibits and schedules thereto) would not differ in any respect material to its analyses or opinion from the draft version it examined, referenced above, (ii) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct in all material respects, (iii) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (iv) all conditions to the consummation of the Merger would be satisfied without material amendment or waiver thereof, (v) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any material amendments or modifications thereto and (vi) all governmental, regulatory or other consents or approvals necessary for the consummation of the Merger would be obtained without, in the case of each of the forgoing clauses (i)—(vi), any adverse effect on the parties to the Merger Agreement or the Common Unitholders or the expected benefits of the Merger in any way meaningful to TPH’s analysis. TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of MLP or any of its subsidiaries and was not furnished with any such evaluation or appraisal. TPH’s opinion did not address any legal, regulatory, tax or accounting matters.

TPH’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, August 29, 2017 (other than the Corrected Sensitivity Forecasts, which were made available to TPH after such date). TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events that occur or of which TPH becomes aware after August 29, 2017.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

TPH’s opinion addresses only the fairness from a financial point of view, as of August 29, 2017, of the Public Merger Consideration to be paid to the Public Unitholders pursuant to the Merger Agreement. TPH’s opinion did not address the underlying business decision of the GP Conflicts Committee, the MLP GP Board, the MLP Entities or any other party to engage in the Merger, or the relative merits of the Merger as compared to any other alternative transactions that might be available to MLP. TPH did not express any view on, and, except for assuming the consummation of the Related Transactions (as each such term is defined in the opinion), its opinion did not address, any other term, aspect or implication of the Merger Agreement or the Merger, including, without limitation, any Related Transaction, the fairness of the Merger to, or any consideration to be paid or received in connection therewith by, creditors or other constituencies of the MLP Entities or any other party to the Merger Agreement or any document related to any Related Transaction; nor as to the fairness of the amount or nature of any consideration or compensation to be paid or payable to any of the officers, directors or employees of the MLP Entities or any other party to the Merger Agreement, or any class of such persons, or any Excluded Holder (as each such term is defined in the opinion), in connection with the Merger or any Related Transaction, whether relative to the Public Merger Consideration pursuant to the Merger Agreement or otherwise. TPH did not express any opinion as to the price at which the Common Units will trade at any time.

The data and analyses summarized in this proxy statement are from TPH’s presentation to the GP Conflicts Committee prepared in connection with the delivery of the confirmation, which are based on the Corrected Sensitivity Forecasts and primarily used market closing prices as of August 25, 2017. The analyses summarized below include information presented in tabular format. To fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses. For purposes of its analysis, TPH defined:

•	EBITDA as net income plus income taxes, interest expense (less interest income), depreciation, amortization and other non-cash adjustments, and

•	distributable cash flow, or “DCF,” as EBITDA less cash interest expense, maintenance capital expenditures, non-cash unit based compensation and other adjustments.

Summary of TPH’s Material Analyses

Trading Comparables Analyses

TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable publicly traded master limited partnerships with operations focused primarily on liquids terminals, refining logistics and wholesale distribution, whose operations TPH believed, based on its experience with companies in the midstream industry, to be similar to MLP’s operations. These companies are Delek Logistics Partners LP, Global Partners LP, Martin Midstream Partners L.P., NuStar Energy L.P., PBF Logistics LP, Sprague Resources LP, TransMontaigne Partners L.P. and USD Partners LP. The preceding companies are referred to in this discussion as the “selected comparable companies.” However, no selected company or group of companies is identical or entirely comparable to MLP. Further, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of MLP and the selected comparable companies that could affect the public trading values of each also are relevant.

TPH calculated and compared the ratio of each member of the selected comparable companies’ (i) unit price as of August 25, 2017 to its estimated limited partner distributable cash flow per common unit, which is referred to in this discussion as “LP DCF / Unit,” for 2017 and 2018 and (ii) enterprise value, which is referred to in this discussion as “EV,” calculated as the market capitalization of each company in the selected comparable companies, plus book value of debt, preferred equity and non-controlling interests and an estimated value for the general partner and incentive distribution rights, less cash and cash equivalents, to its estimated EBITDA for 2017 and 2018. All of these calculations were performed and based on publicly available financial data and closing prices as of August 25, 2017. The distributable cash flow and EBITDA estimates for each member of the selected comparable companies used by TPH in its analyses were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. and third-party research. The median unit price to LP DCF / Unit for the selected comparable companies was 8.6x and 8.4x for 2017E and 2018E, respectively, with ranges in unit price to LP DCF / Unit of 5.9x to 11.5x and 6.4x to 10.5x, respectively, for companies in the 10th and 90th percentiles. The median of EV to EBITDA for the selected comparable companies was 10.7x and 8.9x for 2017E and 2018E, respectively, with ranges in EV to EBITDA of 9.0x to 11.8x and 8.0x to 11.2x, respectively, for companies in the 10th to 90th percentiles.

TPH applied each range of unit price to LP DCF / Unit multiples and EV to EBITDA multiples for the selected comparable companies discussed above to the estimated distributable cash flow and EBITDA of MLP as reflected in the Forecasts. In applying the EV to EBITDA multiples to MLP’s enterprise value implied by the Merger, TPH utilized two values for the General Partner Interest and incentive distribution rights: (i) the $94.5 million consideration designated in the Transactions, reduced by $10.5 million, the amount that would result in LCP LP receiving $16.50 per unit (rather than the $14.50 per unit designated in the Merger Agreement) for the Common Units held by them (the “Adjusted GP Value”), and, alternatively, (ii) the value determined by capitalizing the current cash flows in respect of such interests at the Common Units’ current distribution yield (the “Capitalized GP Value”).

Based upon this analysis, TPH calculated an implied price per unit range for Common Units for each Forecast, as shown in the table below.

Trading Metric	Forecast	Minimum(1)	Median	Maximum(2)
2017E EBITDA (Adjusted GP Value)	Management Case	$10.03	$14.93	$18.33
2017E EBITDA (Adjusted GP Value)	Management Sensitivity 1	$10.03	$14.93	$18.33
2017E EBITDA (Adjusted GP Value)	Management Sensitivity 2	$7.79	$12.27	$15.38
2017E EBITDA (Adjusted GP Value)	Illustrative Sensitivity 3	$9.04	$13.76	$17.02
2018E EBITDA (Adjusted GP Value)	Management Case	$9.46	$12.35	$19.93
2018E EBITDA (Adjusted GP Value)	Management Sensitivity 1	$10.58	$13.60	$21.51
2018E EBITDA (Adjusted GP Value)	Management Sensitivity 2	$1.24	$3.21	$8.38
2018E EBITDA (Adjusted GP Value)	Illustrative Sensitivity 3	$5.06	$7.46	$13.75
2017E EBITDA (Capitalized GP Value)	Management Case	$14.14	$19.04	$22.43
2017E EBITDA (Capitalized GP Value)	Management Sensitivity 1	$14.14	$19.04	$22.43
2017E EBITDA (Capitalized GP Value)	Management Sensitivity 2	$11.90	$16.38	$19.48
2017E EBITDA (Capitalized GP Value)	Illustrative Sensitivity 3	$13.15	$17.86	$21.13
2018E EBITDA (Capitalized GP Value)	Management Case	$13.56	$16.46	$24.03
2018E EBITDA (Capitalized GP Value)	Management Sensitivity 1	$14.69	$17.71	$25.61
2018E EBITDA (Capitalized GP Value)	Management Sensitivity 2	$5.35	$7.32	$12.49
2018E EBITDA (Capitalized GP Value)	Illustrative Sensitivity 3	$9.17	$11.57	$17.86
2017E LP DCF / Unit	Management Case	$12.55	$18.23	$24.33
2017E LP DCF / Unit	Management Sensitivity 1	$12.55	$18.23	$24.33
2017E LP DCF / Unit	Management Sensitivity 2	$11.87	$17.24	$23.00
2017E LP DCF / Unit	Illustrative Sensitivity 3	$12.46	$18.10	$24.15
2018E LP DCF / Unit	Management Case	$12.36	$16.19	$20.36
2018E LP DCF / Unit	Management Sensitivity 1	$12.92	$16.93	$21.28
2018E LP DCF / Unit	Management Sensitivity 2	$9.36	$12.27	$15.42
2018E LP DCF / Unit	Illustrative Sensitivity 3	$10.94	$14.34	$18.02

(1)	Minimum represents the tenth percentile of data set.
(2)	Maximum represents the ninetieth percentile of data set.

The implied price per unit ranges were compared to the proposed Public Merger Consideration of $16.50.

Corporate Transactions Analyses

Using publicly available information and third-party research, TPH reviewed certain transactions involving a sale of a controlling interest in or an entire company (a “corporate transaction”) or the sale of a portion of the assets of a company (an “asset transaction”) announced since 2013 with a transaction value in excess of $100 million in the midstream liquids terminals, refining logistics and wholesale distribution sectors located in North America (excluding transactions that did not disclose a forward EBITDA multiple for the twelve months following closing). TPH conducted a precedent transactions analysis to assess how similar transactions were valued. No selected transactions were identical or entirely comparable to the Merger. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transactions and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of MLP and the companies reflected in the selected precedent transactions and differences in the structure and timing of the selected transactions and other factors that would affect the acquisition value in the transactions considered are also relevant. The following list sets forth the selected transactions (the “selected comparable transactions”) reviewed:

•	Andeavor Logistics, LP/Western Refining Logistics, LP (August 2017)—corporate transaction

•	SemGroup Corporation/Alinda Capital Partners (June 2017)—asset transaction

•	VTTI B.V./VTTI Energy Partners, LP (May 2017)—corporate transaction

•	World Point Terminals, Inc/World Point Terminals, LP (April 2017)—corporate transaction

•	MPLX LP/Marathon Petroleum Corp (March 2017)—asset transaction

•	Tesoro Logistics LP/Tesoro Corporation (November 2016)—asset transaction

•	Buckeye Partners/Vitol Group (October 2016)—corporate transaction

•	Holly Energy Partners/HollyFrontier Corporation (September 2016)—asset transaction

•	Valero Energy Partners LP/Valero Energy Corporation (August 2016)—asset transaction

•	Tesoro Logistics LP/Tesoro Corporation (July 2016)—asset transaction

•	Sunoco LP/Emerge Energy Services (June 2016)—asset transaction

•	Valero Energy Partners /Valero Energy Corporation (March 2016)—asset transaction

•	Phillip 66 Partners LP/Phillips 66 (February 2016)—asset transaction

•	PBF Logistics/Plains All American Pipeline LP (February 2016)—asset transaction

•	Tesoro Logistics, LP/Tesoro Corporation (November 2015)—asset transaction

•	USD Partners LP/Stonepeak; Cogent Energy Solutions; Granite Peak Group (October 2015)—asset transaction

•	Valero Energy Partners LP/Valero Energy Corporation (September 2015)—asset transaction

•	Valero Energy Partners LP/Valero Energy Corporation (February 2015)—asset transaction

•	Arc Logistics Partners/Centerpoint Properties Trust (February 2015)—asset transaction

•	NuStar Energy LP/NIC Holding Corp (January 2015)—asset transaction

•	PBF Logistics/PBF Energy (December 2014)—asset transaction

•	Phillips 66 Partners LP/Phillips 66 (October 2014)—asset transaction

•	Enterprise Products Partners LP/Oiltanking Holding Americas Inc. (October 2014)—corporate transaction

•	PBF Logistics/PBF Energy (September 2014)—asset transaction

•	Buckeye Partners LP/Trafigura AG (September 2014)—asset transaction

•	Macquarie Infrastructure Company/International MATEX Tank Terminals (July 2014)—asset transaction

•	Tesoro Logistics LP/Tesoro Corporation (June 2014)—asset transaction

•	Valero Energy Partners/Valero Energy Corporation (June 2014)—asset transaction

•	Tesoro Logistics LP/Tesoro Corporation (November 2013)—asset transaction

•	NGL Energy Partners LP/Gavilon LLC (November 2013)—asset transaction

•	Buckeye Partners LP/Hess Corporation (October 2013)—asset transaction

•	Tesoro Logistics LP/Tesoro Corporation (May 2013)—asset transaction

TPH determined that the median ratio of transaction value to estimated EBITDA for the first fiscal year (“FY1”) or next twelve months (“NTM”) following the transaction, as available, for the selected comparable corporate transactions was 10.9x, with a range of 9.5x to 18.4x for transactions in the 10th to 90th percentiles. TPH determined that the median ratio of transaction value to estimated EBITDA for the FY1/NTM period for the selected comparable asset transactions was 9.4x, with a range of 8.2x to 10.5x for transactions in the 10th to 90th percentiles.

From this analysis, TPH estimated an implied price per unit range for Common Units as shown below utilizing MLP’s estimated next twelve months EBITDA as reflected in the Forecasts with reference to (i) the comparable corporate transactions, (ii) the comparable asset transactions, utilizing forecasted EBITDA only through June 30, 2018 using Adjusted GP Value and (iii) the comparable asset transactions, using Capitalized GP Value:

Transaction Metric	Forecast	Minimum(1)	Median	Maximum(2)
FY1/NTM EBITDA—Corporate Transactions	Management Case	$10.61	$14.70	$36.04
FY1/NTM EBITDA—Corporate Transactions	Management Sensitivity 1	$10.75	$14.86	$36.31
FY1/NTM EBITDA—Corporate Transactions	Management Sensitivity 2	$7.70	$11.35	$30.38
FY1/NTM EBITDA—Corporate Transactions	Illustrative Sensitivity 3	$10.49	$14.56	$35.80
FY1/NTM EBITDA Ending 6/30/2018—Asset Transactions (Adjusted GP Value)	Management Case	$6.88	$10.35	$13.44
FY1/NTM EBITDA Ending 6/30/2018—Asset Transactions (Adjusted GP Value)	Management Sensitivity 1	$7.00	$10.49	$13.60
FY1/NTM EBITDA Ending 6/30/2018—Asset Transactions (Adjusted GP Value)	Management Sensitivity 2	$4.37	$7.47	$10.23
FY1/NTM EBITDA Ending 6/30/2018—Asset Transactions (Adjusted GP Value)	Illustrative Sensitivity 3	$6.78	$10.23	$13.31
FY1/NTM EBITDA—Asset Transactions (Capitalized GP Value)	Management Case	$10.99	$14.46	$17.55
FY1/NTM EBITDA—Asset Transactions (Capitalized GP Value)	Management Sensitivity 1	$11.11	$14.60	$17.71
FY1/NTM EBITDA—Asset Transactions (Capitalized GP Value)	Management Sensitivity 2	$8.48	$11.58	$14.34
FY1/NTM EBITDA—Asset Transactions (Capitalized GP Value)	Illustrative Sensitivity 3	$10.89	$14.34	$17.42

(1)	Minimum represents the tenth percentile of data set.
(2)	Maximum represents the ninetieth percentile of data set.

The implied price per unit ranges were compared to the proposed Public Merger Consideration of $16.50.

Discounted Cash Flow Analyses

TPH performed discounted cash flow analyses of MLP by calculating the estimated present value, as of July 1, 2017, of the cash available for distribution to Common Unitholders, distributions to Common Unitholders and unlevered free cash flows that MLP was forecasted to generate or pay pursuant to the management case and each of the sensitivity cases, in each case through 2019.

For its analysis of cash available for distribution to Common Unitholders, TPH applied equity discount rates ranging from 9.0% to 13.0% to annual distributable cash flow through 2019 reflected in the Forecasts and the estimated terminal value at the end of 2019 (calculated by applying forward distributable cash flow multiples ranging from 7.0x to 9.0x to 2020 forecasted distributable cash flow). For its analysis of distributions to Common Unitholders, TPH applied equity discount rates ranging from 9.0% to 13.0% to cash distributions through 2019 reflected in the Forecasts and the estimated terminal value at the end of 2019 (calculated by applying terminal yields ranging from 12.5% to 8.5% to 2020 forecasted distributions). For its analysis of unlevered free cash flow, TPH applied unlevered discount rates ranging from 7.0% to 10.0% to unlevered free cash flow (less cash flow to MLP GP) through 2019 reflected in the Forecasts and the estimated terminal value at the end of 2019 (calculated by applying forward EBITDA multiples ranging from 8.5x to 10.5x to 2020 forecasted EBITDA). The discount rates applicable to MLP were based, among other things, on TPH’s judgment of the estimated range of the weighted average cost of capital based on an analysis of MLP and the selected comparable companies. The various terminal value yields and multiples were selected based on TPH’s judgment with reference to comparable yields and multiples calculated for the selected comparable companies.

From these analyses, TPH calculated an implied price per unit range for Common Units for each Forecast, as shown in the table below.

DCF Analysis	Forecast	Minimum	Median	Maximum
PV of LP DCF / Unit	Management Case	$10.68	$11.84	$13.11
PV of LP DCF / Unit	Management Sensitivity 1	$11.01	$12.19	$13.47
PV of LP DCF / Unit	Management Sensitivity 2	$8.61	$9.70	$10.89
PV of LP DCF / Unit	Illustrative Sensitivity 3	$10.15	$11.29	$12.54
PV of LP Dist. / Unit	Management Case	$14.23	$16.89	$20.81
PV of LP Dist. / Unit	Management Sensitivity 1	$15.48	$18.40	$22.73
PV of LP Dist. / Unit	Management Sensitivity 2	$0.00	$0.00	$0.00
PV of LP Dist. / Unit	Illustrative Sensitivity 3	$12.59	$14.92	$18.36
PV of Unlevered FCF	Management Case	$10.94	$14.83	$19.01
PV of Unlevered FCF	Management Sensitivity 1	$12.55	$16.69	$21.13
PV of Unlevered FCF	Management Sensitivity 2	$1.06	$2.76	$4.58
PV of Unlevered FCF	Illustrative Sensitivity 3	$10.51	$13.59	$16.88

The implied price per unit ranges were compared to the proposed Public Merger Consideration of $16.50.

Other Analyses

The analyses and data described below were presented to the GP Conflicts Committee for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of TPH’s opinion.

Premiums Paid Analysis

MLP Transactions Premiums Analysis

TPH performed an analysis of the premiums paid in all-cash acquisitions of U.S.-based publicly traded partnerships operating in the oil and gas and utilities and energy industries in precedent transactions since 2007 with a transaction value greater than $50 million that resulted in the applicable purchaser acquiring at least 90% of the target’s equity (the “MLP Acquisitions”). Using publicly available information and third-party research, TPH reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on the last trading day (the “1-day Premiums”) and the average trading price over the 30 days (the “30-day Premiums”) before the announcement of the applicable transaction.

The median unaffected premiums for the MLP Acquisitions were 8%, in the case of the 1-day Premiums, and 7%, in the case of the 30-day Premiums.

Corporate Transactions Premiums Analysis

TPH then performed an analysis of the premiums paid in in all-cash acquisitions of U.S. based C-corporations operating in the oil and gas and utilities and energy industries in precedent transactions since 2007 with a transaction value greater than $50 million that resulted in the applicable purchaser acquiring at least 90% of the target’s equity (the “C-Corp Acquisitions”). Using publicly available information and third party research, TPH reviewed the consideration paid in the C-Corp Acquisitions and analyzed the 1-day Premiums and 30-day Premiums of each such transaction.

The median unaffected premiums for these transactions were 24%, in the case of the 1-day Premiums, and 27%, in the case of the 30-day Premiums.

Blended Transactions Premiums Analysis

In addition to the foregoing separate analysis, TPH calculated the median unaffected 1-day Premiums and 30-day Premiums taking into account all of the transactions included in the MLP Acquisitions and the C-Corp Acquisitions. These calculations yielded a median unaffected premium of 23%, in the case of the 1-day Premiums, and 26%, in the case of the 30-day Premiums.

TPH compared the data described above to the one-day and 30-day premiums implied by the Public Merger Consideration to be paid pursuant to the Merger Agreement of (i) 15% and 13%, respectively based on the price of Common Units as of May 9, 2017, the date prior to the date that Parent’s initial merger proposal was made and (ii) 14% and 13%, respectively based on the price of Common Units as of August 25, 2017.

General

TPH and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of MLP, any of the other parties to the Merger or Related Transactions and any of their respective affiliates and (ii) any currency or commodity that may be material to the parties to or otherwise involved in the Merger or Related Transactions and the other matters contemplated by the Merger Agreement.

In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Merger, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the parties to the Merger, other potential purchasers or Merger or Related Transaction participants or their respective affiliates.

TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The GP Conflicts Committee selected TPH to act as its financial advisor in connection with the Merger on the basis of TPH’s experience in transactions similar to the transactions described in the Merger Agreement, its reputation in the investment community and its familiarity with MLP and its business.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the GP Conflicts Committee. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

TPH acted as financial advisor to the GP Conflicts Committee in connection with, and participated in certain negotiations leading to, the Merger. Pursuant to the terms of the GP Conflicts Committee’s engagement of TPH, (i) TPH became entitled to receive a fee of $1,100,000 not contingent upon closing of the Merger and (ii) TPH will be entitled to receive an additional cash transaction fee of $500,000 contingent upon closing of the Merger, payable at such closing. In addition, MLP has agreed to reimburse TPH for its reasonable, documented out-of-pocket expenses incurred in connection with the engagement, including fees and expenses of its legal counsel. MLP also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement or to contribute to payments TPH may be required to make in respect of these liabilities. TPH has previously provided financial advisory services to the GP Conflicts Committee on an unrelated matter and provided services to certain equityholders and affiliates of the parties to the Merger and Related Transactions, and TPH may in the future provide investment banking or other financial services to the parties to the Merger or Related Transactions or their respective security holders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TPH has received, and may in the future receive, compensation.

Certain Financial Projections

MLP does not, as a matter of course, publicly disclose long-term financial projections because of, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of its business and competitive markets in which it operates. While MLP prepares forecasts annually for internal budgeting and business planning purposes, such forecasts generally focus on the current fiscal year and the immediately following fiscal year. However, in connection with the evaluation of a potential transaction, MLP provided multi-year projections to prospective strategic and financial participants in connection with their due diligence review.

The summary financial projections included in this proxy statement should not be regarded as predictive of actual future results nor should they be construed as financial guidance. The summary of the financial projections is not intended to influence or induce any Common Unitholder to vote in favor of the Merger Proposal but has been included solely because these financial projections were made available to the GP Conflicts Committee and used by TPH in connection with the rendering of its fairness opinion to the GP Conflicts Committee and performing its related financial analyses, as described in the section entitled “—Opinion of the GP Conflicts Committee’s Financial Advisor.”

The financial projections included in this proxy statement are not the only series of projections that were prepared in connection with the Merger given the extended negotiation period. At the beginning of the negotiation process, Parent, the GP Conflicts Committee and TPH each received an initial series of financial projections. MLP continued to update these financial projections over the course of negotiations prior to execution of the Merger Agreement as new business facts evolved (such as the execution of a new commercial agreement or the termination of a commercial agreement). As these new business facts evolved, MLP informed both Parent and the GP Conflicts Committee of such facts.

MLP’s financial projections are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, MLP’s management. PricewaterhouseCoopers LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to MLP’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

In developing the financial projections for the years 2017 through 2020, MLP made numerous material assumptions with respect to its business for the periods covered by the projections. MLP developed a management case (the “Management Case”) of financial projections, and the Management Case assumptions included, but were not limited to, the following:

•	Tank storage utilization, pricing for available storage capacity and services provided to MLP’s tank storage customers;

•	Marine, rail and truck throughput utilization, customer throughput activity and pricing for throughput and handling services;

•	Contract renewal assumptions including pricing, capacity under contract and capacity duration;

•	Operating costs, general and administrative costs (including costs allocated by MLP GP) and maintenance capital expenditures;

•	A favorable outcome in the Gulf LNG Arbitration, and, as a result, MLP continues to receive its pro rata portion of the cash distributions for its ownership interest in Gulf LNG Holdings;

•	The impact of regulations and likely changes in regulations;

•	Execution of growth initiatives including (i) entering into new customer agreements and/or (ii) the deployment of incremental capital to support identified projects at MLP’s Altoona, Baltimore, Blakeley, Brooklyn, Chickasaw, Joliet, Mobile, Portland, Mechanicsburg, and Selma terminals;

•	Financing of growth related capital expenditures through operating cash flow, borrowings under MLP’s existing credit facility and accessing the equity capital markets;

•	Acquisition of the Lightfoot GLNG Interest and electing the lease buyout option at the Portland terminal; and

•	Other general business, market, industry, commodity pricing and interest rate assumptions.

In addition to the Management Case, at the request of the GP Conflicts Committee, MLP prepared two sensitivities to the Management Case. In particular, these sensitivities were adjusted for the underlying assumptions affecting MLP’s Joliet, Pawnee and Portland terminals, MLP’s organic growth and acquisition activities, the outcome of the Gulf LNG Arbitration and MLP’s projected financing activities. If not explicitly stated to the contrary, the underlying assumptions in the Management Case remained intact in the additional cases.

The adjustments to the Management Case for Sensitivity 1 case (“Sensitivity Case 1”), included, but were not limited to, the following:

•	Upward adjustments to revenue based on an improvement in overall commercial contract terms, which could include, storage rates, throughput rates, throughput volumes, storage capacity or other services provided to MLP’s customers;

•	Execution of additional growth initiatives to support the execution of new customer agreements at the Joliet terminal; and

•	Improvement in crude oil pricing and market conditions creating contango marketing opportunities and/or throughput opportunities for MLP’s customers allowing MLP to utilize additional storage/throughput capacity on a long-term basis.

The adjustments to the Management Case for Sensitivity 2 case (“Sensitivity Case 2”), included, but were not limited to, the following:

•	Downward adjustments to revenue based on a reduction in overall commercial contract terms, which could include storage rates, throughput rates, throughput volumes, storage capacity or other services provided to MLP’s customers;

•	MLP does not execute growth initiatives in MLP’s Brooklyn, Portland and Selma terminals;

•	MLP finances all projects and operations through operating cash flow and borrowings under MLP’s existing credit facility and does not access the equity capital markets;

•	Deterioration in crude oil pricing and marketing conditions eliminates market opportunities and/or throughput opportunities forcing existing customers to reduce storage/throughput capacity;

•	An unfavorable outcome in the Gulf LNG Arbitration, and, as a result, MLP does not receive its pro rata portion of the cash distributions for its ownership interest in Gulf LNG Holdings;

•	Due to the impact of the GLNG Arbitration and the subsequent impact of the downward revenue adjustments, MLP suspends its distribution payments in order to reduce its outstanding indebtedness; and

•	MLP does not acquire the Lightfoot GLNG Interest and MLP terminates the lease at the Portland terminal.

During the course of its evaluation of the proposed transaction, the GP Conflicts Committee determined that it wished to review a sensitivity to the Management Case in addition to Sensitivity Case 1 and Sensitivity Case 2. This additional sensitivity to the Management Case (“Illustrative Sensitivity Case 3”) was prepared by TPH in conjunction with, and based on parameters determined by, the GP Conflicts Committee. This sensitivity was adjusted for the underlying assumptions affecting MLP’s Joliet terminal, MLP’s acquisition activities, and MLP’s projected financing activities. If not explicitly stated to the contrary, the underlying assumptions in the Management Case remained intact in this additional case.

The adjustments to the Management Case for the Illustrative Sensitivity 3, included, but were not limited to, the following:

•	Reduction in assumed recontracted volumes at Joliet;

•	Projected equity issuances were assumed to occur at a higher implied yield, and a lower amount of projected equity issuances were assumed to be required in light of reduced acquisition activity noted below;

•	MLP does not acquire the Lightfoot GLNG Interest; and

•	MLP does not elect the lease buyout option at the Portland terminal and continues to make lease payments.

In preparing this proxy statement, it was determined that there was a computational error in Sensitivity Case 1, Sensitivity Case 2 and Illustrative Sensitivity Case 3 described below. The disclosure that follows includes both the initial Sensitivity Case 1, Sensitivity Case 2 and Illustrative Sensitivity Case 3 reflecting such error, as well as the corrected information; all of the foregoing were prepared based on the original assumptions provided to the GP Conflicts Committee. See “—GP Conflicts Committee Review of the Corrected Sensitivity Forecasts” below.

Important factors that may affect actual results and cause these financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to MLP’s business (including MLP’s ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Statements” and those risks and uncertainties detailed in MLP’s public filings with the SEC. In addition, the projections also reflect assumptions that are subject to change and do not reflect revised prospects for MLP’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared. Accordingly, there can be no assurance that these financial projections will be realized or that MLP’s future financial results will not materially vary from these financial projections. No one has made or makes any representation to any Common Unitholder regarding the information included in the financial projections set forth below. MLP has made no representation to the Parent Entities in the Merger Agreement concerning these or any financial projections.

For the basis of the financial projections, MLP used information provided by the operator and manager of Gulf LNG Holdings. Kinder Morgan, Inc. has not made any representations or warranties to MLP in respect of the financial information relating to Gulf LNG Holdings. Furthermore, MLP has assumed the financial projections provided by Kinder Morgan, Inc. are not adversely affected by the pending Gulf LNG Arbitration. The Gulf LNG Holdings financial information utilized in MLP’s financial projections is not intended to provide a Common Unitholder with insight or guidance on the pending Gulf LNG Arbitration. As of the date of this filing and as of the date of the preparation of the financial projections, MLP had not yet received guidance or insight from the arbitration panel, Kinder Morgan, Inc. or any other party involved in the Gulf LNG Arbitration pertaining to the outcome of the pending Gulf LNG Arbitration.

THE FINANCIAL PROJECTIONS INCLUDED IN THIS PROXY STATEMENT WERE MADE AVAILABLE TO THE GP CONFLICTS COMMITTEE AND USED BY TPH IN CONNECTION WITH THEIR EVALUATION OF THE MERGER AND PRIOR TO EXECUTION OF THE MERGER AGREEMENT. MLP DOES NOT INTEND TO REVISE ANY FINANCIAL PROJECTIONS INCLUDED IN THIS PROXY STATEMENT.

Management Case

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Revenue	$106.2	$105.6	$109.8	$109.8
Adjusted EBITDA(1)	$59.9	$66.3	$72.6	$72.4
Maintenance Capital Expenditures(2)	$4.1	$4.3	$4.6	$4.6
Growth Capital Expenditures(3)	$92.2	$72.7	$—	$—
Distributable Cash Flow(4)	$44.7	$48.7	$54.8	$54.9
Unlevered Free Cash Flow(5)	$(36.4)	$(10.8)	$68.0	$67.8

Sensitivity Case 1

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Revenue	$106.2	$107.5	$112.7	$113.4
Adjusted EBITDA(1)	$59.9	$70.0	$79.2	$79.7
Maintenance Capital Expenditures(2)	$4.1	$4.3	$4.6	$4.6
Growth Capital Expenditures(3)	$92.2	$76.3	$—	$—
Distributable Cash Flow(4)	$44.7	$52.2	$61.2	$62.1
Unlevered Free Cash Flow(5)	$(36.4)	$(10.7)	$74.5	$75.1

Sensitivity Case 2

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Revenue	$106.2	$93.6	$80.5	$75.2
Adjusted EBITDA(1)	$54.8	$42.1	$30.8	$25.3
Maintenance Capital Expenditures(2)	$4.1	$4.3	$4.6	$4.6
Growth Capital Expenditures(3)	$22.9	$2.2	$—	$—
Distributable Cash Flow(4)	$39.9	$25.4	$14.6	$9.9
Unlevered Free Cash Flow(5)	$27.8	$35.5	$26.2	$20.7

Illustrative Sensitivity Case 3

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Revenue	$106.2	$103.5	$106.5	$106.6
Adjusted EBITDA(1)	$57.7	$54.2	$54.4	$54.1
Maintenance Capital Expenditures(2)	$4.1	$4.3	$4.6	$4.6
Growth Capital Expenditures(3)	$26.5	$6.5	$—	$—
Distributable Cash Flow(4)	$42.5	$37.5	$37.6	$37.5
Unlevered Free Cash Flow(5)	$27.0	$43.4	$49.8	$49.5

(1)	Adjusted EBITDA is a non-GAAP financial measure that management and external users of MLP’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the performance of MLP’s assets without regard to the impact of financing methods, capital structure or historical cost basis of MLP’s assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) MLP’s ability to make distributions; (iv) MLP’s ability to incur and service debt; (v) MLP’s ability to fund capital expenditures; and (vi) MLP’s ability to incur additional expenses. MLP defines Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and other charges that are not reflective of our ongoing operations. MLP believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing MLP’s financial condition and results of operations.
(2)	Capital expenditures made to maintain MLP’s long-term operating capacity or operating income. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace storage, terminalling and pipeline infrastructure, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations to the extent such expenditures are made to maintain our long-term operating capacity or operating income.

(3)	Capital expenditures that MLP expects will increase its operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment or the construction, development or acquisition of additional storage, terminalling or pipeline capacity to the extent such capital expenditures are expected to increase our long-term operating capacity or operating income.
(4)	Distributable Cash Flow is a non-GAAP financial measure that management and external users of MLP’s consolidated financial statements may use to evaluate whether MLP is generating sufficient cash flow to support distributions to MLP’s unitholders as well as measure the ability of MLP’s assets to generate cash sufficient to support MLP’s indebtedness and maintain MLP’s operations. MLP defines Distributable Cash Flow as Adjusted EBITDA less (i) cash interest expense paid; (ii) cash income taxes paid; (iii) maintenance capital expenditures paid; and (iv) equity earnings from the LNG Interest; plus (v) cash distributions from the LNG Interest.
(5)	Unlevered free cash flow is a non-GAAP financial measure and is defined as Distributable Cash Flow plus (i) cash interest expense paid; less (ii) Growth Capital Expenditures.

In preparing this proxy statement after execution of the Merger Agreement, it was determined that there was a computational error in Sensitivity Case 1, Sensitivity Case 2 and Illustrative Sensitivity Case 3. The Management Case did not contain such error. The error was that net income was not properly adjusted taking into account EFS’s non-controlling 40% interest in Joliet Holdings. As a result, the financial projections for each of Sensitivity Case 1, Sensitivity Case 2 and Illustrative Sensitivity Case 3 were corrected (the “Correct Sensitivity Forecasts”) as set forth below. The Corrected Sensitivity Forecasts were based on the original assumptions provided to the GP Conflicts Committee.

Sensitivity Case 1 (Correction Variance)

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Adjusted EBITDA(1)	$—	$(0.8)	$(1.2)	$(1.2)
Distributable Cash Flow(2)	$—	$(0.7)	$(1.1)	$(1.2)
Unlevered Free Cash Flow(3)	$—	$(0.8)	$(1.1)	$(1.1)

Sensitivity Case 2 (Correction Variance)

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Adjusted EBITDA(1)	$—	$3.1	$5.0	$5.0
Distributable Cash Flow(2)	$—	$3.2	$5.3	$5.6
Unlevered Free Cash Flow(3)	$—	$3.1	$5.0	$5.1

Illustrative Sensitivity Case 3 (Correction Variance)

	Year Ending December 31,
($ in millions)	2017	2018	2019	2020
Adjusted EBITDA(1)	$—	$0.8	$1.3	$1.3
Distributable Cash Flow(2)	$—	$0.8	$1.3	$1.4
Unlevered Free Cash Flow(3)	$—	$0.8	$1.3	$1.3

(1)

Adjusted EBITDA is a non-GAAP financial measure that management and external users of MLP’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the performance of MLP’s assets without regard to the impact of financing methods, capital structure or historical cost basis of MLP’s assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) MLP’s ability to make distributions; (iv) MLP’s ability to incur and service debt; (v) MLP’s ability to fund capital expenditures; and (vi) MLP’s ability to incur additional expenses. MLP defines Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and other charges that are not reflective of our ongoing operations. MLP believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing MLP’s financial condition and results of operations.
(2)	Distributable Cash Flow is a non-GAAP financial measure that management and external users of MLP’s consolidated financial statements may use to evaluate whether MLP is generating sufficient cash flow to support distributions to MLP’s unitholders as well as measure the ability of MLP’s assets to generate cash sufficient to support MLP’s indebtedness and maintain MLP’s operations. MLP defines Distributable Cash Flow as Adjusted EBITDA less (i) cash interest expense paid; (ii) cash income taxes paid; (iii) maintenance capital expenditures paid; and (iv) equity earnings from the LNG Interest; plus (v) cash distributions from the LNG Interest.
(3)	Unlevered free cash flow is a non-GAAP financial measure and is defined as Distributable Cash Flow plus (i) cash interest expense paid; less (ii) Growth Capital Expenditures.

GP Conflicts Committee Review of Corrected Sensitivity Forecasts

On September 21, 2017, the GP Conflicts Committee held meetings with its legal and financial advisors to discuss the corrected financial model and forecast and the impact of the error on TPH’s financial analyses. The GP Conflicts Committee asked that TPH update its analyses and confirm that the corrected model and forecast would not have changed its opinion delivered on August 29, 2017. On September 25, 2017, the GP Conflicts Committee held a meeting with its legal and financial advisors wherein TPH reviewed with the GP Conflicts Committee the revised financial analyses with respect to trading comparables, transaction comparables and discounted cash flows based on the corrected financial model and projections, and confirmed to the GP Conflicts Committee that the conclusion expressed in the opinion would not have been different as of the date of the opinion if TPH had reviewed and relied on the Corrected Sensitivity Forecasts. Following such discussion, the GP Conflicts Committee concluded that, based on the corrected financial model and forecast and TPH’s confirmation, there was no change to the committee’s determinations or recommendations.

Interests of Certain Persons in the Merger

In considering the recommendations of the GP Conflicts Committee and the MLP GP Board with respect to the Merger Agreement and the Merger, the Common Unitholders should be aware that certain of the current and former directors and executive officers of MLP GP and their affiliates have interests in the Merger that differ from, or are in addition to, the interests of the Common Unitholders generally. The Common Unitholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below.

Phantom Unit Awards

Certain non-employee directors and executive officers of MLP GP hold Phantom Units that will be entitled to receive the Phantom Unit Consideration upon vesting. See “The Merger Agreement—Treatment of Phantom Unit Awards.”

In July 2014, the MLP GP Board authorized the grant of Phantom Unit awards (the “2014 Awards”) pursuant to a phantom unit award agreement (each, a “Phantom Unit Agreement”) under the Arc Logistics Long-Term Incentive Plan to the MLP GP’s executive officers (among others). The 2014 Awards are subject to performance-based vesting, and each such award vests as follows: (i) 25% of the award vested the day after the end of the Subordination Period (as defined in the MLP Partnership Agreement) and (ii) the three (3) remaining 25% installments of the award vest based on the date on which the MLP has paid, for three consecutive quarters, distributions to its Common Unitholders and subordinated unitholders at or above a stated level, with (a) 25% of the award vesting after distributions are paid at or above $0.4457 per unit, (b) 25% of the award vesting after distributions are paid at or above $0.4845 per unit and (c) the last 25% of the award vesting after distributions are paid at or above $0.5814 per unit. In March 2016 and March 2015, the MLP GP Board authorized the grant of Phantom Unit awards (collectively, the “Employee 2016/2015 Awards”) pursuant to Phantom Unit Agreements under the Arc Logistics Long-Term Incentive Plan to the MLP GP’s executive officers (among others). The Employee 2016 /2015 Awards are subject to time-based vesting, with each such award vesting in three equal annual installments over a three-year period starting from the date of grant. In March 2017, the MLP GP Board authorized the grant of Phantom Unit awards (the “Employee 2017 Awards” and, together with the 2014 Awards and the Employee 2016/2015 Awards, the “Executive Officer Awards”) pursuant to Phantom Unit Agreements under the Arc Logistics Long-Term Incentive Plan to the MLP GP’s executive officers (among others). Each Employee 2017 Award either (i) became immediately vested upon the date of grant, (ii) is subject to time-based vesting in three equal annual installments over a three-year period starting from the date of grant or (iii) is subject to performance-based vesting based on the date on which the MLP has paid, for three consecutive quarters, distributions to its Common Unitholders at or above a stated level, with (a) one-third of the award vesting after distributions are paid at or above $0.4457 per Common Unit, (b) one-third of the award vesting after distributions are paid at or above $0.4845 per Common Unit and (c) one-third of the award vesting after distributions are paid at or above $0.5814 per Common Unit. Upon vesting of the Executive Officer Awards, the Phantom Units will be settled in Common Units, except that an award of less than 1,000 Phantom Units will be settled in cash. All unvested Phantom Units granted in connection with the Executive Officer Awards will immediately vest (i) upon the occurrence of the Change of Control (as defined in the Arc Logistics Long-Term Incentive Plan) (or, in the case of the time-based Phantom Unit awards granted in or following March 2016 to the employees, upon the occurrence of a Change of Control that is coupled with a separation of employment where separation occurs with “cause” or by the employee for “good reason”) or (ii) upon a recipient’s termination of employment with the MLP Entities prior to and in connection with such Change of Control (subject to consummation of the Change of Control).

The MLP GP Board also authorized the grant of Phantom Unit awards to the non-employee directors of MLP GP pursuant to Phantom Unit Award Agreements under the Arc Logistics Long-Term Incentive Plan (the “Director Award Agreements”) that provide for time-based vesting in three equal annual installments over a three-year period beginning on the date of grant, except for the Phantom Unit awards granted in March 2017 (the “Director 2017 Awards”). The Director 2017 Awards were authorized by the MLP GP Board in March 2017 but did not become eligible to vest until July 18, 2017. The Director 2017 Awards provide for time-based vesting in three equal annual installments over a three-year period beginning on July 18, 2017. If a non-employee director’s service relationship with the MLP Entities was terminated for any reason prior to July 18, 2017, all Phantom Units subject to such non-employee director’s Director 2017 Award were forfeited upon such termination. Upon vesting, the Phantom Units will be settled in Common Units. In the event of a Change of Control, all unvested Phantom Units granted under a Director Award Agreement immediately vest upon the occurrence of the Change of Control or upon the termination of a non-employee director’s service relationship with the MLP Entities prior to and in connection with such Change of Control (subject to consummation of the Change of Control).

The Merger will constitute a Change of Control under the terms of the Phantom Units. The following table sets forth the number of outstanding Phantom Units held by each of MLP GP’s executive officers and non-employee directors as of October 20, 2017 and the gross cash proceeds, without giving effect to any required tax withholdings, that each individual would be entitled to receive with respect to the Phantom Units upon the consummation of the Merger (after taking account any vesting occurring as a result of the Transactions) or thereafter upon the vesting and settlement of the Phantom Units in accordance with their terms (as amended).

Name	Number of Outstanding Phantom Units(1)	Gross Cash Proceeds for Phantom Units(2)
Executive Officers
Vincent T. Cubbage	196,354	$3,239,841
Michael H. Hart	86,699	$1,430,534
John S. Blanchard	92,366	$1,524,039
Bradley K. Oswald	92,366	$1,524,039
Steven C. Schnitzer	92,366	$1,524,039
Stephen J. Pilatzke	50,108	$826,782
Directors
John Pugh	0	$0
Edward P. Russell	20,000	$330,000
Eric J. Scheyer	20,000	$330,000
Sidney L. Tassin	20,000	$330,000
Gary G. White	26,667	$440,006
Barry L. Zubrow	20,000	$330,000

(1)	All outstanding Phantom Units listed in this column were unvested as of October 20, 2017, and it is assumed for these purposes that the closing of the Merger will occur prior to any scheduled vesting and/or settlement date for any such Phantom Units that would result in such Phantom Units ceasing to be outstanding (except for 6,667 Phantom Units held by Mr. White, which vested on October 29, 2017).
(2)	The dollar value reported is based only on the Phantom Unit Consideration of $16.50 per underlying Common Unit and does not include value attributable to Common Units owned outright by directors and executive officers. See “Security Ownership of Certain Beneficial Owners and Management.”

Change of Control Agreements

Certain executive officers of MLP GP are party to Change of Control Agreements with MLP GP pursuant to which such executive officers will be entitled to certain severance payments and benefits in the event of a qualifying termination in connection with the Merger.

In May 2016, MLP GP adopted a form of Change of Control Agreement (the “COC Agreement”) in order to recognize and encourage the continuation of valuable services to MLP GP, MLP and its subsidiaries provided by certain key personnel, including persons employed by the Lightfoot Entities, and has entered into a COC Agreement with each of MLP GP’s executive officers.

Under the COC Agreement, if an executive officer’s employment with the MLP Entities is terminated (A) during the two-year period following a Change of Control either (i) without “Cause” (as defined in the COC Agreement), (ii) by the executive officer for “Good Reason” (as defined in the COC Agreement) or (iii) due to the executive officer’s death or “Disability” (as defined in the COC Agreement) provided such death or disability occurs while the executive officer is fulfilling his duties to the MLP Entities or (B) during the six-month period preceding the Change of Control without Cause provided such termination is in connection with or in anticipation of the Change of Control, such executive officer will be entitled to certain severance payments and benefits. The severance payments and benefits generally consist of a lump sum cash payment, payable on the 60th day following the date of separation (or on the 60th day following a Change of Control if the termination occurs without Cause in the six-month period preceding, and in connection with or in anticipation of, the Change of Control), in an amount equal to the sum of (1) any payments or obligations accrued by the executive officer from the first day of the calendar year through the date of separation; (2) a pro-rata portion of the greater of the executive officer’s (a) target annual cash bonus for the year in which the date of separation occurs and (b) the total dollar amount of the annual bonus earned by the executive officer for the calendar year immediately prior to the calendar year in which the date of separation occurs (which amount shall include the dollar value of any equity-based interests, including derivate equity interests, awarded to the executive officer as part of such annual bonus); (3) the product of between one (1) and two (2), as selected by the MLP GP Board, and the sum of the executive officer’s (a) annualized base salary and (b) target annual cash bonus for the calendar year in which the date of separation occurs (or, with respect to (b) in the event that no target annual cash bonus has been set, the executive officer’s target annual cash bonus established for the calendar year of 2016); and (4) an additional lump sum of $40,000. Payments under a COC Agreement are subject to, and conditioned on, the COC Agreement recipient executing and not revoking a release of claims in MLP GP’s customary form following the date of separation.

As required by the Merger Agreement, Messrs. Cubbage, Blanchard, Hart, Oswald, Schnitzer and Pilatzke will resign effective as of the Effective Time and will be entitled to receive payments as described above. The following table sets forth the estimated amounts that would become payable pursuant to such executive officer’s COC Agreement in connection with Merger.

Name	Cash Payment
Vincent T. Cubbage	$2,524,862
Michael H. Hart	$1,118,708
John S. Blanchard	$1,817,008
Bradley K. Oswald	$1,817,008
Steven C. Schnitzer	$1,697,008
Stephen J. Pilatzke	$923,500

Interests of the Lightfoot Entities

The Lightfoot Investors include affiliates of, and funds under management by, GE EFS, Atlas Energy Group, BlackRock Investment Management, LLC, Magnetar Financial, CorEnergy Infrastructure Trust, Inc. and Triangle Peak Partners Private Equity, LP. The Lightfoot Entities have a significant interest in MLP through LCP LP’s ownership of a 26.8% limited partner interest in MLP and LCP GP’s ownership of 100% of MLP GP, which owns all of MLP’s incentive distribution rights.

Mr. Cubbage, the Chief Executive Officer of MLP GP, is a Series A Member of LCP GP and a limited partner of LCP LP; Mr. Hart, Executive Vice President – Corporate Development of MLP GP, is a Series C Member of LCP GP and a limited partner of LCP LP; Mr. Blanchard, Senior Vice President, President – Arc Terminals of MLP GP, is a limited partner of LCP LP; Mr. Oswald, Senior Vice President, Chief Financial Officer and Treasurer of MLP GP, is a limited partner of LCP LP; and Mr. Pilatzke, Vice President, Chief Accounting Officer of MLP GP, is a limited partner of LCP LP. Messrs. Pugh, Scheyer and Zubrow, members of the MLP GP Board, are designees of the Lightfoot Investors and affiliates of GE EFS, Magnetar Financial and Atlas Energy Group, respectively.

LCP LP owns 5,242,775 Common Units, all of which will be cancelled at the Effective Time and converted into the right to receive the Sponsor Merger Consideration. LCP LP will acquire certain interests of Joliet Holdings for $15,079,191 in cash upon the closing of the Joliet Purchase, which is a condition to closing the Merger. LCP LP is also the sole member of LCP LNG Holdings, which will receive up to $63,560,000 in cash upon the closing of the Gulf LNG Purchase, which is a condition to closing the Merger.

LCP GP will receive $94,500,000 in cash at the Effective Time in connection with the GP Equity Transfer. LCP GP will acquire certain interests of Joliet Holdings for $10,209,784 in cash upon the closing of the Joliet Purchase, which is a condition to closing the Merger.

In accordance with the governance documents of the Lightfoot Entities, the consummation of the Transactions requires the unanimous consent of the Series A Members of LCP GP and the consent of the holders of a majority of the interests in LCP LP (the “LCP LP Unit Majority”). Set forth below is a summary of the percentage ownership of the Series A Members of LCP GP (which also constitutes a LCP LP Unit Majority) in LCP GP and LCP LP.

Series A Members	Percentage Ownership in LCP GP	Percentage Ownership in LCP LP
Vincent T. Cubbage(1)	13.2%	0.64%
MCP Lightfoot Investment LLC (affiliate of Eric Scheyer)	29.1%	0.61%
Atlas Lightfoot, LLC (affiliate of Barry Zubrow)	15.9%	11.99%
EFS LF Holdings, LLC (affiliate of John Pugh)	25.0%	57.02%
LB GPS Lightfoot L.L.C.	8.8%	14.97%

(1)	The percentage ownership of Vincent T. Cubbage reflects interests owned by Vincent Cubbage and The Vincent Cubbage Family Trust.

GP Conflicts Committee Fees

In May 2017, the MLP GP Board delegated to the GP Conflicts Committee evaluation of the Merger, consisting of Messrs. Tassin and White, each an independent director, and authorized compensation of $15,000 per month for the Chairman of the GP Conflicts Committee (Mr. Tassin) and $10,000 per month for the other member of the GP Conflicts Committee (Mr. White) for service on the GP Conflicts Committee, which compensation is expected be paid prior to the consummation of the Merger. Each member of the GP Conflicts Committee is also authorized to receive an hourly fee of $1,000 in respect of time spent by such member in connection with any litigation relating to the Merger following the month in which the Merger closed. The compensation of the GP Conflicts Committee members is not dependent on the GP Conflicts Committee’s or the MLP GP Board’s approval of the Merger or any other transaction. Mr. Tassin is expected to receive $150,000 for his service on the GP Conflicts Committee in connection with the Transactions, and Mr. White is expected to receive $100,000 for his service on the GP Conflicts Committee in connection with the Transactions.

Indemnification

All of the directors and executive officers of MLP GP will receive continued indemnification for their actions as directors and executive officers after the Effective Time.

Other Interests

Magnetar, which is an affiliate of Magnetar Financial (an affiliate of an investor in the Lightfoot Entities) and Eric Scheyer (a member of the LCP GP Board and the MLP GP Board), owns approximately 2.9% of the outstanding Common Units that will be cancelled at the Effective Time and converted into the right to receive the Public Merger Consideration.

EFS will receive $29,976,475 in cash upon the closing of the Joliet Purchase, which is a condition to closing the Merger. EFS is an affiliate of GE EFS. GE EFS owns, indirectly, interests in the Lightfoot Entities. John Pugh serves on the LCP GP Board and the MLP GP Board and is a Managing Director at GE EFS.

Jeffrey R. Armstrong, who served as a member of the MLP GP Board from January 2014 until he resigned on May 1, 2017, is the Chief Executive Officer of the Parent Entities and Zenith Energy Management LLC, an affiliate of the Parent Entities, which would acquire MLP and MLP GP pursuant to the Merger Agreement upon closing of the Merger, certain interests of Joliet Holdings upon the closing of the Joliet Purchase, which is a condition to closing the Merger, and certain interests of Gulf LNG Holdings upon the closing of the Gulf LNG Purchase, which is a condition to closing the Merger.

Material U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the Merger. This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. A ruling from the IRS with respect to the statements made and the conclusions reached in the following summary has not been sought, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to U.S. holders of Common Units that hold their Common Units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or the tax considerations that may be relevant to holders of Phantom Units. This summary also does not address tax considerations that may be applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Common Units under the constructive sale provisions of the Code;

•	persons that acquired Common Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold Common Units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Common Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Units that, for U.S. federal income tax purposes, is:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER.

Tax Considerations of the Merger to U.S. Holders of Common Units

Tax Characterization of the Merger

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. holder’s Common Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized

A U.S. holder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received and (B) such U.S. holder’s share of MLP’s liabilities immediately prior to the Merger and (2) such U.S. holder’s adjusted tax basis in the Common Units exchanged therefor (which includes such U.S. holder’s share of MLP’s liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its Common Units would have been equal to the amount such holder paid for the Common Units plus the U.S. holder’s share of MLP’s liabilities. Over time that basis would have (1) increased by (A) the U.S. holder’s share of MLP’s income and (B) any increases in the U.S. holder’s share of MLP’s liabilities and (2) decreased, but not below zero, by (A) distributions from MLP, (B) the U.S. holder’s share of MLP’s losses, (C) any decreases in the U.S. holder’s share of MLP’s liabilities and (D) the U.S. holder’s share of MLP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by MLP and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. In addition, there is a risk that the IRS could recharacterize as ordinary income (rather than capital gain) the federal income tax treatment of all or a portion of the amount by which the Public Merger Consideration exceeds the Sponsor Merger Consideration on a per Common Unit basis. Ordinary income attributable to unrealized receivables, inventory items, depreciation recapture and, potentially, non-pro rata merger consideration may exceed net taxable gain realized upon the exchange of a MLP common unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Common Units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Common Units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its Common Units for more than twelve (12) months as of the Effective Time. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, offset no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of the Common Units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of MLP’s income can be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in MLP pursuant to the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Merger to such holder, taking into account its own particular circumstances.

MLP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger

U.S. holders of Common Units will be allocated their share of MLP’s items of income, gain, loss and deduction for the taxable period of MLP ending on the date of the Merger. These allocations will be made in accordance with the terms of the MLP Partnership Agreement. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from MLP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Financing of the Merger

Parent estimates that the total amount of funds required to complete the Merger, the GP Equity Transfer and the other Transactions, including to pay fees and expenses in connection with the Merger, is approximately $780 million. Parent expects to fund this amount through a combination of:

•	equity financing that has been committed to Parent by Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P., which is described below under “The Merger Agreement—Financing of the Merger—Equity Financing”; and

•	debt financing that has been committed to Parent by the Lenders, which is described below under “The Merger Agreement—Financing of the Merger—Debt Financing.”

The Merger Agreement does not contain a financing condition (although the funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which each of the debt financing and the equity financing will be provided). Pursuant to the Merger Agreement, Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the financing.

Equity Financing

Parent has entered into an equity financing commitment letter agreement, dated August 29, 2017 (the “Equity Commitment Letter”), pursuant to which Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P., investment funds managed by Warburg Pincus LLC, which are referred to collectively herein as the “Warburg Investors,” have agreed to contribute up to $370 million (as may be increased pursuant the terms of the Equity Commitment Letter) (the “Equity Commitment Amount”) to Parent in exchange for equity securities of Parent (the “Equity Financing”).

The Warburg Investors’ obligations to fund the Equity Commitment Amount contemplated by the Equity Commitment Letter are generally subject to satisfaction of the following conditions:

•	the full amount of the Debt Financing (as defined below) has been funded concurrently with the Equity Commitment Amount; and

•	either (x) satisfaction or waiver by Parent of all of the conditions to the Parent Entities’ obligations to consummate the transactions contemplated by the Merger Agreement, the Joliet Purchase Agreement and the Gulf LNG Purchase Agreement (including the Merger, the purchase of the Unconditioned Interest and, if and only if the closing of the purchase of the Conditioned Interest occurs at the same time as the closing of the Merger, the closing of the purchase and sale of the Conditioned Interest, and the Joliet Purchase) at the closing of the Merger in accordance with the terms of the Merger Agreement (other than those conditions that by their terms cannot be satisfied, other than at the closing of the Merger, but subject to such conditions being satisfied if the closing of the Merger would have occurred on such date) or (y) the obtaining by (i) MLP GP (in accordance with the terms and subject to the satisfaction of the conditions set forth in the Merger Agreement), (ii) LCP GP (in accordance with the terms and subject to the satisfaction of the conditions set forth in the Gulf LNG Purchase Agreement) and (iii) EFS (in accordance with the terms and subject to the satisfaction of the conditions set forth in the Joliet Purchase Agreement), acting jointly and unanimously, of a final and non-appealable order requiring Parent to specifically perform its obligation pursuant to the terms of the Merger Agreement, the Gulf LNG Purchase Agreement (with respect to the purchase of the Unconditioned Interest and, if and only if the closing of the purchase of the Conditioned Interest occurs at the same time as the closing of the Merger, the purchase of the Conditioned Interest) and the Joliet Purchase Agreement to draw down the proceeds of the commitment in order to consummate the transactions contemplated by the Merger Agreement, the Gulf LNG Purchase Agreement (with respect to the purchase of the Unconditioned Interest and, if and only if the closing of the purchase of the Conditioned Interest occurs at the same time as the closing of the Merger, the purchase of the Conditioned Interest) and the Joliet Purchase Agreement.

The obligation of each of the Warburg Investors to fund any portion its pro rata percentage of the Equity Commitment Amount may be reduced by such Warburg Investor on a dollar-for-dollar basis as agreed to by the Warburg Investors in the event that Parent does not require such amount to (1) fund the amounts required pursuant to (x) Sections 2.2, 2.3 and 2.8 of the Merger Agreement, (y) Section 1.3 of the Gulf LNG Purchase Agreement with respect to the purchase of the Unconditioned Interest and, if and only if the closing of the purchase of the Conditioned Interest occurs at the same time as the closing of the Merger, the purchase of the Conditioned Interest and (z) Section 2.02(c) of the Joliet Purchase Agreement and (2) to pay the Parent Entities’ fees and expenses related to the consummation of the transactions contemplated by the Merger Agreement, the Joliet Purchase Agreement and the Gulf LNG Purchase Agreement. Upon the occurrence of a GLNG Negative Determination (as defined below) prior to the closing of the Merger, the Equity Commitment Amount will automatically increase, without any further action by the Warburg Investors, by the GLNG Delevering Amount.

“GLNG Negative Determination” means a final award with respect to the Gulf LNG Arbitration; provided, that should a motion to vacate such award be filed, a GLNG Negative Determination shall not occur until such motion to vacate has been finally adjudicated, including any appeals and that either (a) results in a pro forma reduction in the aggregate amount of cash distributions from Gulf LNG Holdings to its equityholders for the relevant last four fiscal quarter period (calculated on a “run rate” basis such that the full recurring impact associated therewith is taken into account) relative to the aggregate amount of cash distributions from Gulf LNG Holdings to its equityholders reflected in the updated model delivered to the Lenders on August 7, 2017 (together with any updates or modifications thereto reasonably agreed between Holdings and the Lenders and/or as necessary to reflect any exercise of certain interest rate flex (the “Model”) for such period which pro forma calculation shall, for the avoidance of doubt, take into account only the impact of such final determination with respect to the contracts and counterparties in dispute (and not with respect to any other similarly situated contracts and counterparties), and will also take into account the pro forma use of any net cash proceeds or other settlement amounts received by Holdings or its restricted subsidiaries in connection with such arbitration outcome (assuming application of such proceeds to the repayment of project level indebtedness and to the payment of other required project level obligations prior to application to any other use of such proceeds), (b) results in a pro forma reduction to the projected aggregate amount of cash distributions from Gulf LNG Holdings for any period after the closing date as reflected in the Model (it being understood that (i) assumptions set forth in the Model regarding projected future Gulf LNG Holdings cash distributions shall apply through and including year 15 of Gulf LNG Holdings cash flows and (ii) any settlement amounts received or expected to be received by Holdings or its restricted subsidiaries shall not be taken into account in determining such pro forma reduction), which pro forma calculation shall, for the avoidance of doubt, take into account only the impact of such final determination with respect to the contracts and counterparties in dispute (and not with respect to any other similarly situated contracts and counterparties), (c) is adverse to Holdings’ interpretation of the relevant contracts or (d) is otherwise materially adverse to Holdings and its restricted subsidiaries.

The Warburg Investors’ obligations to fund the Equity Financing will terminate upon the earliest to occur of:

•	the closing of the Merger;

•	the valid termination of the Merger Agreement, the Joliet Purchase Agreement or the Gulf LNG Purchase Agreement in accordance with their respective terms;

•	without limiting any of (x) the MLP Entities’ or the Lightfoot Entities’ rights against the Parent Entities under the Merger Agreement, (y) the Lightfoot Entities’ or LCP LNG Holdings’ rights against the Parent Entities under the Gulf LNG Purchase Agreement or (z) EFS’ rights against Holdings under the Joliet Purchase Agreement, the commencement of any proceeding (except in each case for any proceeding seeking to enforce rights to specific performance under the Merger Agreement, the Joliet Purchase Agreement or the Gulf LNG Purchase Agreement or as third-party beneficiaries under Section 5(b) of the Equity Commitment Letter) by any of the MLP Entities, any of the Lightfoot Entities, LCP LNG Holdings, EFS, any holder of equity securities in any of the MLP Entities (other than a Public Unitholder), any holder of equity securities in any of the Lightfoot Entities, any holder of equity securities in LCP LNG Holdings, any holder of equity securities in EFS, or any of their respective affiliates (i) against Parent, Parent GP, Holdings, Merger Sub, any Warburg Investor, any former, current or future, direct or indirect controlling person, director, officer, employee, agent or affiliate of Parent, Parent GP, Holdings, Merger Sub or any Warburg Investor, any former, current or future, direct or indirect holder of any equity interests or securities of Parent, Parent GP, Holdings, Merger Sub or any Warburg Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of Parent, Parent GP, Holdings, Merger Sub or any Warburg Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee or successor of any of the foregoing relating to the Equity Commitment Letter, the Merger Agreement, the Joliet Purchase Agreement or the Gulf LNG Purchase Agreement, or any of the transactions contemplated by the Merger Agreement, in respect of any theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, or (ii) asserting that the Cap (as defined below) on any Warburg Investor’s liability under the Equity Commitment Letter is illegal, invalid or unenforceable in whole or in part;

•	the date of payment of the Parent Termination Fee;

•	any of the MLP Entities or the Lightfoot Entities has filed a complaint in a court of competent jurisdiction to pursue its remedies under the Limited Guarantee (as defined below under “—Limited Guarantee”); and

•	the occurrence of any event which, by the terms of the Limited Guarantee, is an event which terminates the Warburg Investors’ obligations or liabilities under the Limited Guarantee.

Upon termination of the Equity Commitment Letter, no Warburg Investor shall have any further liabilities or obligations thereunder.

Subject to the terms and conditions set forth in the Equity Commitment Letter, MLP GP, LCP GP and EFS, acting jointly and unanimously, shall be entitled to specifically enforce Parent’s right to cause the Equity Commitment Amount to be funded to Parent. Notwithstanding anything to the contrary set forth therein, in no event shall the maximum amount of the liability of all Warburg Investors under the Equity Commitment Letter exceed the Equity Commitment Amount (the “Cap”), and in no event shall the maximum amount of liability of any Warburg Investor under the Equity Commitment Letter exceed such Warburg Investor’s Pro Rata Percentage (as defined below) of the Cap.

“Pro Rata Percentage” of each Warburg Investor is as set forth below (subject to adjustment by the Warburg Investors from time to time; provided that in any event the total Pro Rata Percentage of the Warburg Investors (including any permitted assigns thereunder) shall always equal 100%):

Warburg Pincus Private Equity (E&P) XI-A, L.P.	50%
Warburg Pincus Energy (E&P)-A, L.P.	50%

Debt Financing

In connection with entering into the Merger Agreement, the Joliet Purchase Agreement and the Gulf LNG Purchase Agreement, Parent has obtained a commitment letter from the Lenders (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) pursuant to which the Lenders have committed to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate $500 million in debt financing (not all of which is expected to be drawn at the closing of the Merger), consisting of (i) a senior secured term loan facility in an aggregate principal amount of $410 million (the “Closing Date Term Facility”), (A) which may be reduced by the GLNG Delevering Amount in the event of a GLNG Negative Determination and (B) of which $20.8 million is available to fund an escrow account for the purchase of the Conditioned Interest, (ii) a senior secured delayed draw term loan facility in an aggregate principal amount of $40 million, the proceeds of which are not available to fund the Merger or the other Transactions (the “Delayed Draw Term Facility” and, together with the Closing Date Term Facility, the “Term Facility”) and (iii) a senior secured revolving credit facility in an aggregate maximum outstanding principal amount of $50 million. The financing described above in clauses (i) and (ii) collectively is referred to as the “Debt Financing.”

The aggregate principal amount of the Closing Date Term Facility may be increased to fund certain original issue discount or upfront fees in connection with the Debt Financing. The proceeds of the Closing Date Term Facility will be used on the closing date of the Merger, together with any proceeds of borrowings under the Revolving Loan Facility on the closing date of the Merger, (i) to pay costs associated with the Merger and other Transactions, (ii) to refinance the existing credit facility of MLP, Arc Logistics LLC and Arc Terminals Holdings LLC more fully described below, (iii) to fund an escrow account for the purchase and sale of the Conditioned Interest, (iv) to fund any additional upfront fees or original issue discount and (v) for other general corporate purposes. The proceeds of borrowings under the Delayed Draw Term Facility will be used (A) to fund the buyout of the lease of property in Portland, Oregon, entered into between LCP Oregon Holdings, LLC, as lessor and Arc Terminals Holdings LLC, as lessee or (B) to fund other growth capital expenditures of Holdings and its subsidiaries.

In the event of a GLNG Negative Determination, the aggregate principal amount of the Closing Date Term Facility funded on the closing date may be reduced by the GLNG Delevering Amount. In such event, the Equity Commitment Amount will automatically increase, without any further action by the Warburg Investors, by the GLNG Delevering Amount.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on (i) the consummation of the Merger in accordance with the Merger Agreement, as well as the consummation of the Joliet Purchase in accordance with the Joliet Purchase Agreement and the Gulf LNG Purchase in accordance with the Gulf LNG Purchase Agreement and (ii) other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and certain guarantors of definitive documentation consistent with the Debt Commitment Letter;

•	the accuracy of representations and warranties in the acquisition documents as are material to the interests of the Lenders under the Debt Financing to the extent the inaccuracy of such representations and warranties would permit Parent to terminate the acquisitions and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	the consummation of the Equity Financing prior to or substantially concurrently with the initial borrowing under the Debt Financing;

•	the consummation of the repayment and termination of the existing Second Amended and Restated Revolving Credit Agreement, dated as of November 12, 2013, among MLP, Arc Logistics LLC, Arc Terminals Holdings LLC, the lenders from time to time party thereto and Suntrust Bank;

•	subject to certain limitations, the absence of any event, change, occurrence, condition, development, state of fact or circumstance since August 29, 2017 that would result in a material adverse effect;

•	payment of all applicable costs, fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	receipt by the lead arrangers under the Debt Commitment Letter of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the completion of a marketing period to syndicate the Term Facility prior to the closing date of the Merger, such marketing period to be the first period of fifteen consecutive business days (subject to certain exceptions) after the date of the Merger Agreement commencing on the first business day after Parent shall have received certain financial information specified in the Debt Commitment Letter; and

•	the delivery by the Warburg Investors of an equity contribution agreement with respect to the occurrence of a GLNG Negative Determination after the closing date of the Merger.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent is required to promptly notify MLP in writing and use its reasonable best efforts to obtain alternative financing on terms no less favorable to Parent than the terms and conditions of the Debt Commitment Letter in an amount sufficient to enable the Merger and the other Transactions to be consummated. As of the last practicable date before the printing of this proxy statement, the Debt Commitment Letter remains in effect. The documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

The Lenders may invite other banks, financial institutions and institutional lenders to participate in the Debt Financing contemplated by the Debt Commitment Letter and to undertake a portion of the commitments to provide such Debt Financing.

Limited Guarantee

Pursuant to the limited guarantee delivered by the Warburg Investors in favor of MLP, dated August 29, 2017 (the “Limited Guarantee”), each Warburg Investor has agreed to, severally and not jointly, guarantee to MLP (up to such Warburg Investor’s Pro Rata Percentage) the performance by Parent of the following payment obligations (the “Guaranteed Obligations”):

•	the obligation of Parent under the Merger Agreement to pay the Parent Termination Fee as and when due; and

•	the expense reimbursement obligations of Parent under the Merger Agreement.

The liability of each guarantor is several and not joint and the obligations of each guarantor under the Limited Guarantee are limited to such guarantor’s Pro Rata Percentage of the Guaranteed Obligations. The maximum aggregate liability of the guarantors under the Limited Guarantee shall not exceed $24,616,491 in the aggregate.

Subject to certain exceptions, the Limited Guarantee will terminate upon the earliest of:

•	the closing of the Merger and the Effective Time;

•	the payment in full of the Guaranteed Obligations; and

•	the termination of the Merger Agreement in accordance with its terms (other than termination of the Merger Agreement by MLP GP that results in the Parent Termination Fee becoming payable (a “Qualified Termination”)).

All liabilities of the guarantors under the Limited Guarantee shall expire automatically three (3) months after a Qualified Termination without any further liability of the guarantors thereunder, except with respect to proceedings filed by MLP against the Parent Entities prior to the end of such three (3) months demanding payment of the Parent Termination Fee pursuant to the Merger Agreement (a “Qualifying Suit”); provided, that if a Qualifying Suit is timely filed, neither guarantor shall have any further liability under the Limited Guarantee from and after the earliest of (w) the closing of the Merger, (x) a final, non-appealable resolution of such Qualifying Suit determining that the guarantors do not owe any amount pursuant to the Limited Guarantee, (y) a written agreement between the guarantors and MLP terminating the liabilities of the guarantors pursuant to the Limited Guarantee and (z) payment of the Parent Termination Fee pursuant to the Merger Agreement.

In the event that MLP or its subsidiaries or any of their respective former, current or future officers, directors, partners, equityholders, managers, members or affiliates (together, the “Guaranteed Party Related Persons”) (other than a Public Unitholder) asserts in any proceeding relating to the Limited Guarantee, the Merger Agreement, the Joliet Purchase Agreement, the Gulf LNG Purchase Agreement, the Equity Commitment Letter or the Debt Commitment Letter that the provisions of the Limited Guarantee are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against the guarantors or any guarantor group member with respect to the transactions contemplated by the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, the Merger Agreement the Jolie Purchase Agreement or the Gulf LNG Purchase Agreement other than the liability of the guarantors (but no other guarantor group member) under the Limited Guarantee or the Equity Commitment Letter (in each case, subject to the terms and conditions thereof), then (A) the liabilities of the guarantors under the Limited Guarantee shall terminate and be null and void, (B) if a guarantor has previously made any payments under the Limited Guarantee, it shall be entitled to recover such payments from MLP, and (C) neither the guarantors nor any other guarantor group member shall have any liability to any Guaranteed Party Related Person with respect to the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, the Merger Agreement, the Joliet Purchase Agreement, the Gulf LNG Purchase Agreement or the transactions contemplated thereby.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Dissenters’ Rights

Under the Delaware Revised Uniform Limited Partnership Act, as amended, and the MLP Partnership Agreement, there are no dissenters’ or appraisal rights for Common Unitholders in connection with the Merger or the other Transactions.

Litigation

On October 3, 2017, David Spicer, a purported Common Unitholder, filed a complaint against MLP and the MLP GP Board in the U.S. District Court for the Southern District of New York. The case is captioned David Spicer v. Arc Logistics Partners LP, et al., Case No. 1:17-cv-07555 (S.D.N.Y.). The complaint alleges that (1) MLP and the MLP GP Board violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by allegedly failing to disclose material information in the preliminary version of this proxy statement filed on September 26, 2017 (the “Preliminary Proxy Statement”), and (2) the MLP GP Board, as alleged control persons of MLP, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Preliminary Proxy Statement. Mr. Spicer has asked the court to, among other things, (i) enjoin MLP and the MLP GP Board from proceeding with or consummating the Merger and the GP Equity Transfer, (ii) alternatively, if the Merger and the GP Equity Transfer are consummated, rescind the Merger and the GP Equity Transfer or award rescissory damages, (iii) direct the MLP GP Board to disclose the material information allegedly omitted from the Preliminary Proxy Statement, (iv) declare that MLP and the MLP GP Board violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and/or Section 20(a) of the Exchange Act, and (v) award Mr. Spicer attorneys’ and experts’ fees.

On October 4, 2017, Hakeem Jacobs, a purported Common Unitholder, filed a putative class action complaint against MLP and the MLP GP Board on behalf of a class of Common Unitholders other than MLP, the MLP GP Board, and their respective affiliates in the U.S. District Court for the Southern District of New York. The case is captioned Hakeem Jacobs v. Arc Logistics Partners LP, et al., Case No. 1:17-cv-07579 (S.D.N.Y.). The complaint alleges that (1) MLP and the MLP GP Board violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by allegedly failing to disclose material information about the Merger and the GP Equity Transfer in the Preliminary Proxy Statement, and (2) the MLP GP Board, as alleged control persons of MLP, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Preliminary Proxy Statement. Mr. Jacobs has asked the court to, among other things, (i) certify the case as a class action, (ii) enjoin MLP and the MLP GP Board from proceeding with the MLP Unitholder Meeting or consummating the Merger and the GP Equity Transfer until MLP discloses the material information allegedly omitted from the Preliminary Proxy Statement, (iii) direct MLP and the MLP GP Board to account for any alleged damages sustained by Mr. Jacobs and the purported class and (iv) award Mr. Jacobs attorneys’ and experts’ fees. On October 23, 2017, Mr. Jacobs’ counsel sent a letter to counsel for MLP and the MLP GP Board that repeated allegations in the Jacobs complaint concerning certain information allegedly omitted from the Preliminary Proxy Statement, and threatened that if MLP and the MLP GP Board did not disclose such information, Mr. Jacobs would ask the court for a preliminary injunction to prevent MLP and the MLP GP Board from proceeding with the MLP Unitholder Meeting or consummating the Merger and the GP Equity Transfer.

On October 4, 2017, Anthony Franchi, a purported Common Unitholder, filed a putative class action complaint against the MLP Entities, the MLP GP Board, the Lightfoot Entities and the Parent Entities (collectively, “Defendants”) on behalf of a class of Common Unitholders other than Defendants and their respective affiliates in the U.S. District Court for the Southern District of New York. The case is captioned Anthony Franchi v. Arc Logistics Partners LP, et al., Case No. 1:17-cv-07602 (S.D.N.Y.). The complaint alleges that (1) Defendants violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by allegedly failing to disclose material information about the Merger and the GP Equity Transfer in the Preliminary Proxy Statement, and (2) the MLP GP Board and the Parent Entities, as alleged control persons of MLP, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Preliminary Proxy Statement. Mr. Franchi has asked the court to, among other things, (i) enjoin Defendants from proceeding with or consummating the Merger and the GP Equity Transfer; (ii) alternatively, if the Merger and the GP Equity Transfer are consummated, rescind the Merger and the GP Equity Transfer or award rescissory damages, (iii) direct the MLP GP Board to disclose the material information allegedly omitted from the Preliminary Proxy Statement, (iv) declare that Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and/or Section 20(a) of the Exchange Act, and (v) award Mr. Franchi attorneys’ and experts’ fees.

MLP believes that the complaints described above are without merit. MLP cannot predict the outcome of or estimate the possible loss or range of loss from these matters. It is possible that additional, similar complaints may be filed or the complaints described above are amended. If this occurs, MLP does not intend to announce the filing of each additional, similar complaint or any amended complaint unless it contains materially new or different allegations.

Delisting and Deregistration of Common Units

If the Merger is completed, the Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, MLP will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, MLP will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units.

Regulatory Approvals Required for the Merger

Under the HSR Act, the Merger may not be consummated until MLP and Parent have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On September 13, 2017, MLP and Parent each filed a Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and requested an early termination of the waiting period. Early termination of the waiting period was granted by the Federal Trade Commission on September 22, 2017.

Under the Merger Agreement, both MLP and Parent have agreed to cooperate with each other and use their respective reasonable best efforts to obtain all required governmental approvals and cooperate with each other in connection with any review of, inquiry into, investigation of, or challenge to the Transactions under any antitrust law by a governmental authority and all activities with respect to any requests that may be made by, or any actions, consents or undertakings that may be sought by or from, any governmental authority in respect of antitrust consents and other governmental consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the Transactions, subject to exceptions for certain divestitures or similar actions that may be required of the parties. Except as noted above with respect to the required filings under the HSR Act, the filing and dissemination of this proxy statement to the Common Unitholders and the filing of a certificate of merger in Delaware on the closing date of the Merger, MLP is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or consummation of the Merger.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time and Place

MLP will hold a special meeting of Common Unitholders on December 18, 2017 at 11:00 a.m., Eastern time, at 666 Fifth Avenue, 26th Floor, New York, New York 10103.

Purpose

At the MLP Unitholder Meeting, Common Unitholders will be asked to consider and vote on the Merger Proposal.

Record Date and Quorum Requirement

MLP GP has fixed October 20, 2017 as the record date. Only holders of record of Common Units as of the close of business on the record date will be entitled to notice of, and to vote at, the MLP Unitholder Meeting. As of the record date, there were approximately 19,545,944 Common Units issued and outstanding held by approximately holders of record. Votes may be cast at the MLP Unitholder Meeting in person or by proxy.

Each holder of record of Common Units at the close of business on the record date is entitled to one vote for each Common Unit then held on each matter submitted to a vote of unitholders at the MLP Unitholder Meeting.

At the MLP Unitholder Meeting, the presence, in person or by proxy, of holders of a majority of the outstanding Common Units as of the close of business on the record date will constitute a quorum for the MLP Unitholder Meeting and will permit MLP to conduct the proposed business at the MLP Unitholder Meeting. Common Units registered directly in your name with the transfer agent will be counted as present at the MLP Unitholder Meeting if you (1) are present in person at the MLP Unitholder Meeting or (2) have submitted and not revoked a properly executed proxy card or have submitted and not revoked your proxy via telephone or the Internet. Proxies received but marked as abstentions will be counted as Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present at the MLP Unitholder Meeting for purposes of determining the presence of a quorum. If you fail to submit a proxy or vote in person at the MLP Unitholder Meeting, your Common Units will not count for the purpose of determining whether a quorum is present. Assuming there is a quorum, failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Submitting a Proxy Card

Holders of record can ensure that their Common Units are voted at the MLP Unitholder Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the MLP Unitholder Meeting.

If you hold your Common Units through a bank, broker or other nominee, you should follow the separate voting instructions, if any, provided by the bank, broker or other nominee with this proxy statement.

Submitting a Proxy via Telephone or Internet

Submitting a proxy via telephone or the Internet is fast and convenient. If you are a holder of record and choose to submit your proxy via telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet proxy procedures are designed to authenticate proxies by use of a personal control number, which appears on the proxy card. These procedures, which comply with Delaware law, allow you to appoint a proxy to vote your Common Units and to confirm that your instructions have been properly recorded. If you submit your proxy via telephone or the Internet, you do not have to mail in your proxy card, but your proxy must be received by 11:59 p.m., Eastern time, on December 17, 2017, which may be extended in the sole discretion of MLP GP.

If your Common Units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone proxy submission is available. If your bank, broker or other nominee does make Internet or telephone proxy submission available, please follow the instructions provided on the voting form supplied by your bank, broker or other nominee.

Revoking Your Proxy

If your Common Units are registered directly in your name with the transfer agent, you may revoke your proxy at any time before it is voted at the MLP Unitholder Meeting by:

•	voting by proxy again prior to the MLP Unitholder Meeting through any of the methods available to you;

•	giving written notice of your revocation to MLP GP’s General Counsel, which must be received by the General Counsel by the time the MLP Unitholder Meeting begins; or

•	attending the MLP Unitholder Meeting and voting your Common Units in person.

If your Common Units are held through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If your bank, broker or other nominee allows you to submit your proxy via telephone or the Internet, you may be able to change your voting instructions by submitting a proxy again via telephone or the Internet.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., MLP’s proxy solicitor, by calling toll-free at 1-800-322-2885.

Voting at the MLP Unitholder Meeting

Submitting a proxy now will not limit your right to vote at the MLP Unitholder Meeting if you decide to attend in person. If you plan to attend the MLP Unitholder Meeting and wish to vote in person, you will be given a ballot at the MLP Unitholder Meeting. Please note, however, that if your Common Units are held in “street name,” which means your Common Units are held of record by a bank, broker or other nominee, and you wish to vote at the MLP Unitholder Meeting, you must bring to the MLP Unitholder Meeting a proxy from the record holder of the Common Units authorizing you to vote at the MLP Unitholder Meeting. Please contact your bank, broker or other nominee for specific instructions.

Vote Required; How Common Units Are Voted

Under the terms of the Merger Agreement and the MLP Partnership Agreement, the Merger Agreement and the Merger contemplated thereby require the approval of holders of a majority of the outstanding Common Units entitled to vote thereon.

Subject to revocation, all Common Units represented by each properly submitted proxy will be voted in accordance with the instructions indicated. If you return a signed proxy card or submit your proxy via the Internet or by telephone but do not provide voting instructions (other than in the case of any broker non-votes), the Common Units represented by your properly submitted proxy will be voted “FOR” the Merger Proposal, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the MLP Unitholder Meeting or any adjournments or postponements thereof.

Failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Submitting a proxy confers discretionary authority on the persons named on the proxy card to vote the Common Units represented by the proxy on any other matter that is properly presented for action at the MLP Unitholder Meeting or any reconvened meeting following an adjournment of the MLP Unitholder Meeting, so long as the MLP GP Board is not aware of any such other matter a reasonable time before the MLP Unitholder Meeting. As of the date of this proxy statement, MLP does not know of any other matter to be raised at the MLP Unitholder Meeting.

As of October 20, 2017, the record date for the MLP Unitholder Meeting, the directors and executive officers of MLP GP held and were entitled to vote, in the aggregate, Common Units representing approximately 1.2% of the outstanding Common Units. MLP believes that the directors and executive officers of MLP GP intend to vote all of their Common Units “FOR” the Merger Proposal. Also see “The Support Agreements.”

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by MLP and MLP GP. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy statement and materials used in the solicitation, will be borne by MLP. The directors, executive officers and regular employees of MLP GP may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. MLP has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist with the solicitation of proxies for the MLP Unitholder Meeting for a fee estimated not to exceed $50,000, plus expenses. MLP may also reimburse brokers, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy materials to the beneficial owners of Common Units.

THE MERGER PROPOSAL

The Proposal

MLP is asking you to vote “FOR” the Merger Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required and Board Recommendation

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Common Units entitled to vote thereon.

The GP Conflicts Committee unanimously (i) determined that it is fair and reasonable to, and in the best interests of, MLP and the Public Unitholders for MLP to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the MLP Partnership Agreement, (iii) recommended to the MLP GP Board that the MLP GP Board approve the Merger Agreement and the Merger, (iv) recommended to the MLP GP Board that it direct the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (v) recommended to the Limited Partners that the Limited Partners approve the Merger Agreement and the Merger.

The MLP GP Board, acting based in part upon the recommendation of the GP Conflicts Committee, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and holders of Common Units to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, (iii) directed the Merger Agreement to be submitted to a vote of the Limited Partners at a special meeting and (iv) determined to recommend that the Limited Partners approve the Merger Agreement and the Merger.

Accordingly, each of the GP Conflicts Committee and the MLP GP Board recommends that the Limited Partners vote “FOR” the Merger Proposal.

POSTPONEMENT OR ADJOURNMENT

Pursuant to the MLP Partnership Agreement, prior to the date of the MLP Unitholder Meeting, MLP GP, as the general partner of MLP, may postpone the MLP Unitholder Meeting one or more times for any reason by giving notice to each Common Unitholder entitled to vote at the meeting and a new record date does not need to be fixed if the postponement is not for more than 45 days. In addition, pursuant to the MLP Partnership Agreement, MLP GP, as the general partner of MLP, may authorize its designated chairman of the MLP Unitholder Meeting to adjourn the MLP Unitholder Meeting, including a further adjournment of an adjourned meeting, to a date within 45 days of the MLP Unitholder Meeting without further notice other than by an announcement made at the MLP Unitholder Meeting (or such adjourned meeting) and without setting a new record date. If the requisite unitholder vote to approve the Merger Proposal has not been received at the time of the MLP Unitholder Meeting (or such adjourned meeting), MLP may choose to solicit additional proxies in favor of the Merger Proposal.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the MLP GP Board knows of no matters that will be presented for consideration at the MLP Unitholder Meeting other than as described in this proxy statement.

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to MLP, MLP will promptly provide a separate copy of the proxy statement. In addition, Common Unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to MLP at the address and telephone number stated above.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. MLP encourages you to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, as it is the legal document governing the Merger. The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement.

Factual disclosures about the MLP Entities or Parent Entities or any of their respective subsidiaries or affiliates contained in this proxy statement or their respective reports filed with the SEC may supplement, update or modify the factual disclosures about MLP or Parent or their respective subsidiaries or affiliates contained in the Merger Agreement and described in these summaries. The representations, warranties and covenants made in the Merger Agreement by MLP or Parent, as applicable, were qualified and subject to important limitations agreed to by MLP and Parent, respectively, in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed.

The Merger

Pursuant to the Merger Agreement, Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into MLP, with MLP surviving the Merger as a subsidiary of Holdings, and LCP GP will transfer to Holdings 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein. The Merger will be effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

Merger Consideration

At the Effective Time, (i) (a) each Common Unit issued and outstanding immediately prior to the Effective Time (other than the Sponsor Units, all of which are held by LCP LP) will be converted into the right to receive the Public Merger Consideration (i.e., $16.50 per Public Unit), no longer be outstanding, automatically be cancelled and cease to exist, (b) each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Sponsor Merger Consideration (i.e., $14.50 per Sponsor Unit), no longer be outstanding, automatically be cancelled and cease to exist and (c) MLP’s incentive distribution rights, which are owned by MLP GP, will be automatically cancelled and shall cease to exist, and no consideration will be delivered in respect thereof; and (ii) Holdings will (or Parent will on Holdings’ behalf) pay to LCP GP $94,500,000 in cash in exchange for 100% of the membership interests in MLP GP in connection with the GP Equity Transfer. Also see “—Treatment of Phantom Unit Awards.”

The limited liability company interests in Merger Sub that are issued and outstanding immediately prior to the Effective Time will be converted into the number of Common Units that are to be cancelled in accordance with the Merger Agreement. Any Common Units that are issued and outstanding and owned by Parent or any affiliate of Parent will be automatically cancelled, and no consideration will be delivered in exchange for such cancelled Common Units. The General Partner Interest will be unaffected by the Merger and will remain outstanding, such that, upon the GP Equity Transfer, the General Partner Interest will be owned indirectly by Holdings.

Treatment of Phantom Unit Awards

The Merger Agreement provides that with respect to Phantom Units, each Phantom Unit that is outstanding and vested as of immediately prior to the Effective Time (including any vesting that occurs by reason of the Merger) will be cancelled and converted into the right to receive the Phantom Unit Consideration, no longer be outstanding and cease to exist. Each outstanding Phantom Unit that does remains unvested as of the Effective Time will be amended and converted into the right to receive the following: (i) the regular vesting schedule of each such Phantom Unit shall be amended to provide that 50% of such unvested Phantom Units vest on the six (6) month anniversary of the closing of the Merger, with the remaining 50% of such unvested Phantom Units vesting on the twelve (12) month anniversary of the closing of the Merger, with each such unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and all rights to distribution equivalent right payments will terminate as of the Effective Time, and (ii) on the date such unvested Phantom Units vest and are settled in accordance with the applicable terms and conditions of such unvested Phantom Units (as amended), each such unvested Phantom Unit will be converted into the right to receive the Phantom Unit Consideration. Following the Effective Time, or upon vesting and settlement of the Phantom Units, each holder of Phantom Units who delivers an acknowledgement in the form attached to the Merger Agreement as Exhibit D will receive the Phantom Unit Consideration for each such Phantom Unit in full satisfaction of all rights pertaining to the Phantom Units formerly outstanding.

Payment for the Common Units

The conversion of Common Units into the right to receive the applicable Merger Consideration will occur automatically upon the Effective Time. On or prior to the closing date of the Merger, Parent will appoint a paying agent reasonably acceptable to MLP (the “Paying Agent”) for the purpose of exchanging Common Units held of record in book-entry form (“Book-Entry Units”) for the applicable Merger Consideration.

At or prior to the closing of the Merger, Parent will deposit with the Paying Agent an amount of cash equal to the sum of the aggregate Public Merger Consideration plus the aggregate Sponsor Merger Consideration. The Paying Agent will invest the deposits. Any interest from such investments belongs to Parent, not the Common Unitholders.

As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of Book-Entry Units (other than The Depository Trust Company (“DTC”)) as of the Effective Time (and, to the extent commercially practicable, Parent will, or will cause the Paying Agent to, make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by a holder of Book-Entry Units), a letter of transmittal (each such letter, a “Letter of Transmittal”) to be used for surrender of Book-Entry Units. Each holder of Book-Entry Units (other than DTC), upon surrender thereof by delivery of a Letter of Transmittal, duly executed and completed in accordance with the terms of such Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration to which such Common Unitholder is entitled, after giving effect to any required tax withholdings. DTC, upon surrender of its Book-Entry Units in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. Each Book-Entry Unit so surrendered will be cancelled.

The Merger Consideration will be paid to (i) the holders of Book-Entry Units (other than DTC), as promptly as practicable after receipt by the Paying Agent of the Letter of Transmittal in respect thereof, by mail or wire transfer of immediately available funds and (ii) DTC, as promptly as practicable after the Effective Time, by wire transfer of immediately available funds. Generally, payment of the Merger Consideration with respect to Book-Entry Units will only be made to the person in whose name such Book-Entry Units are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Units. Until surrendered and paid as contemplated in the Merger Agreement, each Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by the Merger Agreement. The Merger Consideration paid upon surrender of such Book-Entry Units will be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Units.

No person beneficially owning Common Units through DTC (including any person that beneficially owns Common Units through a bank, broker or other nominee) will be required to deliver a Letter of Transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC (including any person that beneficially owns Common Units through a bank, broker or other nominee). Any such person will receive its Merger Consideration in accordance with the customary payment procedures of DTC following the Effective Time.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the MLP Entities to the Parent Entities, including representations and warranties relating to:

•	the organization, standing and power and other similar matters relating to the MLP Entities and the subsidiaries of MLP (the “MLP Group Entities”);

•	the capitalization of the MLP Group Entities;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the related transaction agreements;

•	the absence of conflicts or violations under the MLP Group Entities’ organizational documents, permits, contracts or law and required consents and approvals;

•	required governmental approvals;

•	reports, schedules, forms, statements and other documents filed with the SEC, the accuracy of the information in those documents and the establishment and maintenance of internal controls and procedures designed to uphold such accuracy;

•	the absence of certain changes or events since December 31, 2016;

•	the absence of material legal proceedings;

•	compliance with applicable laws and permits;

•	the absence of particular prohibited payments;

•	export controls;

•	compliance with antitrust laws;

•	tax matters;

•	employee benefit plans;

•	labor relations;

•	compliance with environmental laws and other environmental matters;

•	material contracts;

•	real property and tangible assets;

•	intellectual property;

•	insurance policies;

•	matters regarding customers and suppliers;

•	related party transactions;

•	regulatory matters;

•	the truthfulness of the information supplied in this proxy statement or other SEC filings;

•	the inapplicability of takeover statutes and the absence of a rights plan or poison pill;

•	the opinion of financial advisors; and

•	the brokers’ and finders’ fees and other expenses payable by the MLP Group Entities with respect to the Transactions.

The Merger Agreement also contains representations and warranties made by the Lightfoot Entities to the Parent Entities, including representations and warranties relating to:

•	the organization, standing and power and other corporate matters of the Lightfoot Entities;

•	the capitalization of MLP GP;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the related transaction agreements;

•	the absence of conflicts or violations under the Lightfoot Entities and MLP GP’s organizational documents, permits, contracts or law;

•	required governmental approvals;

•	the assets and liabilities of MLP GP; and

•	the brokers’ and finders’ fees and other expenses payable by the Lightfoot Entities with respect to the Transactions.

The Merger Agreement also contains representations and warranties made by the Parent Entities to the MLP Entities and the Lightfoot Entities, including representations and warranties relating to:

•	the organization, standing and power and other related matters of the Parent Entities;

•	the capitalization of Merger Sub and Holdings;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the related transaction agreements;

•	the absence of conflicts or violations under organizational documents, contracts or law and required consents and approvals;

•	required governmental approvals;

•	the absence of material legal proceedings;

•	the information supplied in various SEC filings;

•	the availability of funds;

•	the brokers’ and finders’ fees and other expenses payable by Parent, Merger Sub or any of their respective subsidiaries with respect to the Transactions; and

•	the existence of the limited guarantee.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the closing of the Merger.

Conduct of Business Pending the Merger

Until the Effective Time or, if earlier, the termination of the Merger Agreement, each of the MLP Entities and the Lightfoot Entities has agreed (and has agreed to cause their respective subsidiaries), subject to certain exceptions, to conduct its respective business only in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organization and legal structure, keep available the services of its current officers, employees and consultants and preserve the goodwill and current relationships with its customers, suppliers and others having business dealings with it or any of its subsidiaries.

In addition, during the same period, each of the MLP Entities has also agreed that, subject to certain exceptions, without the prior written consent of Parent GP, it will not, and will not permit its subsidiaries to:

•	(i) issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity interests (whether “phantom” or otherwise, including any additional Phantom Units) or any additional rights, including transactions between or among the MLP Group Entities, except that Joliet Holdings may issue common units of Joliet Holdings to Arc Terminals Holdings LLC and EFS in respect of capital contributions made by them to Joliet Holdings provided that, after giving effect to the issuance of any such common units, Arc Terminals Holdings LLC and EFS continue to own 60% and 40%, respectively, of all issued and outstanding equity securities of Joliet Holdings or (ii) certificate any existing partnership interests;

•	(i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity securities or (iii) enter into any contract with respect to the voting of its partnership interests or other equity securities;

•	(i) sell, transfer, lease, or otherwise dispose of, or encumber all or any portion of its assets, business or properties, except for (A) sales, transfers and dispositions of obsolete or worthless equipment, (B) sales, transfers and dispositions of inventory in the ordinary course of business or (C) sales, transfers, assignments, conveyances, abandonment, allowances to lapse, licenses, sublicenses, covenants not to assert or other disposals of intellectual property in the ordinary course of business consistent with past practice, (ii) acquire, by merger or otherwise, or lease any assets or securities or all or any portion of the business or property of anyone, other than acquisitions of goods and services and the lease of equipment in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with anyone or (iv) convert from any one form of business entity to any other form of business entity;

•	make or declare dividends or distributions to the Common Unitholders or holders of Phantom Units (whether in cash, assets, stock or other securities of any MLP Group Entity or of any other person), other than regular quarterly cash distributions to Common Unitholders and holders of Phantom Units declared and made in accordance with and subject to the limitations of the Merger Agreement;

•	amend any charter documents or any similar governing document of any of the MLP Group Entities;

•	(i) enter into any contract that would have been material if in effect on the date of the Merger Agreement, except as otherwise permitted by the Merger Agreement, (ii) amend any contract in existence on the date of the Merger Agreement that, after giving effect to such amendment, would be a material contract, except as otherwise permitted by the Merger Agreement or (iii) establish or adopt any collective bargaining, union, labor or similar contract;

•	materially modify or amend, or waive or assign any material rights under, or terminate or assign, any MLP material contract;

•	waive release or assign its rights with respect to any proceeding in which any of the MLP Group Entities, Gulf LNG Holdings or a counterparty are seeking (A) monetary damages if the amount to be paid, waived, released or assigned by the MLP Group Entities, exclusive of amounts covered by insurance, exceeds as to any such proceeding $250,000 or (B) injunction or other equitable relief that would restrict or limit in any respect, other than a de minimis respect, the operations or ability to operate the business of the MLP Group Entities as conducted on the date hereof;

•	(i) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or SEC rules and regulations or (ii) write up, write down or write off the book value of any assets, except in accordance with GAAP, consistently applied;

•	fail in any material respect to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it on the date of the Merger Agreement;

•	(i) make, change or revoke any of its express or deemed elections relating to taxes, including elections for any and all subsidiaries or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material proceeding relating to taxes (iii) file any amended tax return, (iv) surrender any right to claim any material refund of taxes, (v) consent to any extension or waiver of the limitation period applicable to any taxes (other than as a result of any extensions of time to file tax returns obtained in the ordinary course of business consistent with past practices) or (vi) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed;

•	except as expressly required under any benefit plan of the MLP Entities, including any form thereof, as in effect on the date of the Merger Agreement that has been made available to Parent on or prior to the date of the Merger Agreement, (i) increase or accelerate the payment or vesting of the compensation, benefits or rights payable to or accrued for, or to become payable to or accrued for, any current or former employee, officer, manager or director of any MLP Group Entity or any of their beneficiaries, (ii) grant any severance or termination pay to any employee, officer, manager or director of any MLP Group Entity, (iii) establish, adopt, enter into, amend or terminate any benefit plan, (iv) grant, pay, award or accelerate the vesting of, or commit to grant, pay, award or accelerate the vesting of, any bonuses or incentive compensation, any equity-based awards (including phantom equity awards) or any other compensation, (v) fund any rabbi trust or similar contract, (vi) other than in the ordinary course of business consistent with past practice, terminate the employment or services of any officer or other employee whose target annual base compensation is greater than $200,000, other than for cause, (vii) forgive any loans of any current or former employee, manager, officer, director or consultant of any MLP Group Entity or the Lightfoot Entities, (viii) hire any officer, employee, independent contractor or consultant whose target annual base compensation is greater than $200,000 or (ix) enter into or modify or amend any indemnification or similar contract with any current or former employee, manager, officer or director of any MLP Entity;

•

(i) (x) incur, assume, guarantee or otherwise become liable, directly, contingently or otherwise, for any indebtedness for borrowed money (other than borrowings or draws or letters of credit under existing revolving credit facilities in the ordinary course of business consistent with past practice) or (y) redeem, prepay or repurchase any indebtedness prior to the stated maturity thereof (other than repayment of revolving credit borrowings under existing revolving credit facilities in the ordinary course of cash management practices of the MLP), (ii) enter into any material lease (whether operating or capital), (iii) create any lien (other than permitted liens) on its property or the property of its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease except with regard to existing revolving credit facilities, (iv) make or commit to make any capital expenditures, other than such capital expenditures as are contemplated by the MLP’s annual budget as approved by the MLP GP Board and in effect on the date of the Merger Agreement (a copy of which has been made available to Parent GP) (the “MLP Budget”) or as otherwise required on an emergency basis or for the safety of individuals, assets or the environment and MLP GP promptly notifies Parent GP of the same,

(v) issue or sell any debt securities or warrants or other rights to acquire any debt security of any MLP Group Entity, (vi) enter into any “keep well” or other contract to maintain any financial statement condition of others or (vii) enter into any contract having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, anyone, other than (i) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (ii) trade credit granted in the ordinary course of business consistent with past practice, (iii) capital contributions to, or investments in, any subsidiary of MLP by the MLP or any subsidiary of the MLP, (iv) capital contributions to Gulf LNG Holdings with respect to MLP’s indirect 10.322% limited liability company interest in Gulf LNG Holdings (the “Gulf LNG Holdings Interest”) in the ordinary course of business consistent with past practices, (v) capital contributions to Joliet Holdings with respect to the equity securities in Joliet Holdings owned by Arc Terminals Holdings LLC in the ordinary course of business consistent with past practices and (vi) capital contributions as are contemplated by the MLP Budget;

•	enter into any new contract with respect to the terminaling, transport, throughput, storage, heating, blending, mixing or sale of petroleum products, other hydrocarbons or other substances other than in the ordinary course of business consistent with past practice;

•	implement or otherwise enter into any derivative security with respect to hydrocarbon production or marketing or enter into any derivative transaction other than in the ordinary course of business consistent with past practices;

•	take any action that is intended to or would reasonably be expected to result in any of the conditions to the closing of the Merger not being satisfied;

•	enter into any transactions or contracts with any affiliate or other party that would be required to be disclosed by MLP under Item 404 of Regulation S-K of the SEC other than, for the avoidance of doubt, reimbursements made by MLP to MLP GP pursuant to Section 7.5 of the MLP Partnership Agreement and to any Lightfoot Entity pursuant to the Services Agreement, dated November 12, 2013, entered into by the MLP, MLP GP and LCP GP in connection with the MLP’s initial public offering;

•	conduct the businesses of any MLP Group Entity in a manner that would cause any MLP Group Entity to become an “investment company” subject to registration under the U.S. Investment Company Act of 1940, as amended;

•	agree or commit to do anything prohibited in the list above; or

•	fail to (i) make or cause to be made any capital call contemplated by the Merger Agreement (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein) or (ii) fund or cause to be funded any capital contributions requested to be funded by MLP or its subsidiaries to Gulf LNG Holdings or Joliet Holdings pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of Gulf LNG Holdings, dated as of February 7, 2008, as amended from time to time, or the Amended and Restated Limited Liability Company Agreement of Joliet Holdings, dated as of May 14, 2015, as amended from time to time, respectively, or that is contemplated by the Merger Agreement.

MLP Unitholder Approval

MLP has agreed to hold a special meeting of the Limited Partners as promptly as practicable for purposes of obtaining MLP Unitholder Approval. See “Information about the Special Meeting and Voting.”

The Merger Agreement also requires MLP, through the GP Conflicts Committee and the MLP GP Board, to recommend to the Limited Partners that they approve the Merger Agreement and the Merger and use reasonable best efforts to obtain MLP Unitholder Approval. MLP’s obligation to submit the Merger Agreement to the Limited Partners for approval at the MLP Unitholder Meeting is not affected by a withdrawal of recommendation by the GP Conflicts Committee or the MLP GP Board’s approval of the Merger Agreement or the Merger.

Cooperation

Subject to the terms and conditions set forth in the Merger Agreement, the MLP Entities, the Lightfoot Entities and the Parent Entities have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to accomplish the following: (i) make the filings pursuant to the HSR Act within 10 business days after the date of the Merger Agreement and the filings with respect to antitrust consents, (ii) obtain as promptly as practicable all antitrust consents and other governmental consents and the termination or expiration, as applicable, of approvals or waiting periods required under applicable antitrust laws, (iii) cooperate in connection with any review, inquiry, investigation or challenge by a governmental authority and (iv) offer, accept or agree, or commit to agree, to a divestiture condition (as defined below) with respect to any businesses or assets acquired after the date of the Merger Agreement in order to obtain any antitrust consent or other governmental consent, except that none of the Parent Entities, the MLP Entities, the Lightfoot Entities or any of their respective subsidiaries will be required to offer, accept or agree, or commit to agree, to a divestiture condition with respect to businesses or assets owned as of the date of the Merger Agreement to satisfy their respective cooperation and efforts obligations under the Merger Agreement.

The term “divestiture condition” means (i) any restriction, prohibition or limitation of ownership or operation by any of the Parent Entities or their respective affiliates of all or any portion of the businesses or assets of the MLP Group Entities in any manner in any part of the world, (ii) any requirement that any of the Parent Entities or any of their respective affiliates or any MLP Group Entity to sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” contract or similar contract with respect to, all or any portion of their respective businesses or assets or (iii) any restriction, prohibition or limitation on the ability of any of the Parent Entities or any of their respective affiliates or any MLP Group Entity to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

Conditions to the Merger

The consummation of the Merger is subject to certain customary closing conditions, as described further below. Unless otherwise mutually agreed by the parties, including with the approval of the GP Conflicts Committee, the Merger will not be consummated earlier than November 30, 2017.

Conditions to Each Party’s Obligations

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	MLP Unitholder Approval shall have been obtained;

•	any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or expired (which termination was granted on September 22, 2017);

•	no law or order enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be pending or in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

•	the consummation of the Joliet Purchase pursuant to the Joliet Purchase Agreement; and

•	the consummation of the Gulf LNG Purchase pursuant to the Gulf LNG Purchase Agreement.

Joliet Purchase

Joliet Holdings is a joint venture company owned 60% by MLP and 40% by EFS. In May 2015, Joliet Holdings acquired Joliet Bulk, Barge and Rail LLC, which among other things owns a crude oil unloading facility and a 4-mile crude oil pipeline in Joliet, Illinois. Pursuant to the Joliet Purchase Agreement, each of LCP LP, LCP GP and Holdings (collectively, the “Joliet Buyers”) will, upon the terms and subject to the conditions thereof, purchase membership interests in Joliet Holdings from EFS for cash consideration of (a) in the case of LCP LP, $15,079,191, (b) in the case of LCP GP, $10,209,784 and (c) in the case of Holdings, $4,687,500 (collectively, the “Joliet Purchase Price”). In exchange for such cash consideration, each of the Joliet Buyers will receive a membership interest in Joliet Holdings equal to such Joliet Buyer’s pro rata portion of the Joliet Purchase Price divided by the Per-Unit Price. “Per-Unit Price” means an amount equal to (i) $18,750 plus (ii) the product of (A) the number of days between June 1, 2017 and the closing of the Joliet Purchase and (B) $7.12, minus (iii) the per-unit amount of distributions made by Joliet Holdings in respect of its membership interests between July 1, 2017 and the closing of the Joliet Purchase.

The Joliet Purchase Agreement includes customary representations by the parties thereto, including as to organization, due authorization, non-contravention, ownership and title, government consents and approvals and no litigation. The Joliet Purchase Agreement provides for customary indemnification by the parties thereto for breaches of representations or covenants, which indemnification is limited to (a) in the case of EFS, the Joliet Purchase Price and (b) in the case of any of the Joliet Buyers, such Joliet Buyer’s pro rata portion of the Joliet Purchase Price.

The closing of the Joliet Purchase, which is a condition to consummation of the Merger, is conditioned on, among other things, (i) the closing of the transactions under the Merger Agreement and (ii) the closing of purchase and sale of the Unconditioned Interest (and, subject to certain conditions, the Conditioned Interest) pursuant to the Gulf LNG Purchase Agreement.

The Joliet Purchase Agreement will terminate (i) automatically if the Merger Agreement terminates pursuant to its terms or (ii) by mutual agreement of the Joliet Buyers and EFS.

EFS is an affiliate of GE EFS. GE EFS owns, indirectly, interests in the Lightfoot Entities. John Pugh serves on the LCP GP Board and the MLP GP Board and is a Managing Director at GE EFS.

The Joliet Purchase Agreement is attached to this proxy statement as Annex C and is incorporated herein by reference. MLP encourages you to read the Joliet Purchase Agreement in its entirety because it is the legal document that governs the Joliet Purchase, which is a condition to closing the Merger.

Gulf LNG Purchase

Gulf LNG Holdings and its subsidiaries own a liquefied natural gas regasification and storage facility in Pascagoula, Mississippi. LCP LNG Holdings owns a 9.7% limited liability company interest in Gulf LNG Holdings and MLP owns a 10.3% limited liability company interest in Gulf LNG Holdings. Pursuant to the Gulf LNG Purchase Agreement, Holdings will, upon the terms and subject to the conditions thereof, purchase from LCP LNG Holdings (i) the Unconditioned Interest for cash consideration of $36,229,200 and (ii) conditional upon a Successful Outcome (as defined below) in the Gulf LNG Arbitration, the Conditioned Interest for cash consideration of $27,330,800. The purchase price for each of the Unconditioned Interest and the Conditioned Interest will be (a) decreased dollar-for-dollar for any extraordinary distributions (i.e., not including ordinary course distributions) paid by Gulf LNG Holdings with respect to such interest and (b) increased dollar-for-dollar for any capital contributions made by LCP LNG Holdings with respect to such interest, in each case, between August 29, 2017 and the respective closing date for such applicable interest. In addition, in the event that the aggregate net damages awarded to Eni pursuant to the Gulf LNG Arbitration is greater than $10,000,000 but less than $25,000,000, the purchase price for the Conditioned Interest will be reduced dollar-for-dollar by an amount equal to 4.16154% of the difference between the amount of such damages and $10,000,000. From and after giving effect to the Merger, the payment of the purchase price for the Conditioned Interest is guaranteed by MLP, which, at such time, will be a subsidiary of Holdings.

The Gulf LNG Purchase Agreement includes customary representations by the parties thereto, including as to organization, due authorization, non-contravention, ownership and title, government consents and approvals and no litigation. The Gulf LNG Purchase Agreement provides for customary indemnification by the parties thereto for breaches of representations or covenants, which indemnification is subject to customary limitations including, among other things, a deductible of 1% of the purchase price, a cap of 10% of the purchase price and time limits.

The closing of the purchase and sale of the Unconditioned Interest, which is a condition to consummation of the Merger, is conditioned on, among other things, (i) consent of the Gulf LNG Holdings members that, in the aggregate, hold more than 60% of the sharing ratios and (ii) the closing of the transactions contemplated by the Merger Agreement.

The closing of the purchase and sale of the Conditioned Interest, which is not a condition to consummation of the Merger (except in certain circumstances), is conditioned on, among other things, (i) consummation of the closing of the purchase and sale of the Unconditioned Interest, (ii) a Successful Outcome in the Gulf LNG Arbitration and (iii) following a Successful Outcome from the arbitration panel, (a) there has not been filed in a court of competent jurisdiction a motion to vacate within 90 days of the arbitration award or (b) as of the date that is twelve months after the closing of the purchase and sale of the Unconditioned Interest, certain conditions relating to a potential motion to vacate the arbitration award have not occurred. “Successful Outcome” means that in the Gulf LNG Arbitration, by way of a decision by the arbitration panel or through settlement by the parties, (1) the existing terminal use agreement between the Gulf LNG Operating Subsidiaries and Eni remains in effect as it exists prior to the arbitration award or settlement, (2) the arbitration tribunal, or in the case of a settlement, the parties, make no adverse amendments to such terminal use agreement and (3) any award or payment of damages to Eni is less than $25,000,000. In the event that the Gulf LNG Arbitration does not result in a Successful Outcome, Parent has 30 days following notice of such outcome to elect to either (a) proceed with the closing of purchase and sale of the Conditioned Interest or (b) notify LCP LNG Holdings that it does not wish to purchase the Conditioned Interest.

In the event of a Successful Outcome prior to the closing of the Merger, the Conditioned Interest will close concurrently with the closing of the Merger.

The Gulf LNG Purchase Agreement will terminate (i) automatically if the Merger Agreement terminates pursuant to its terms or (ii) by mutual written agreement of Holdings and LCP LNG Holdings.

The Gulf LNG Purchase Agreement is attached to this proxy statement as Annex D and is incorporated herein by reference. MLP encourages you to read the Gulf LNG Purchase Agreement in its entirety because it is the legal document that governs the Gulf LNG Purchase, which is a condition to closing the Merger.

Conditions to the Parent Entities’ Obligations

The obligations of the Parent Entities to effect the Merger are further subject to the satisfaction by the MLP Entities and the Lightfoot Entities or waiver by Parent GP of the following conditions:

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(i) the representations and warranties of the MLP Entities in the Merger Agreement related to organization, standing and corporate power, subsidiaries, capitalization, authorization and noncontravention shall be true and correct, except for any de minimis inaccuracies, (ii) the representations and warranties of the Lightfoot Entities shall be true and correct, except for any de minimis inaccuracies, (iii) the representations and warranties of the MLP Entities in the Merger Agreement related to takeover laws and brokers shall be true and correct in all material respects and (iv) the representations and warranties of the MLP Entities in the Merger Agreement related to prohibited payments, export controls and antitrust laws shall be true and correct, except as has not resulted in, and would not reasonably be expected to result in a criminal penalty (as defined below) or a material adverse effect, in each case as of the date of the Merger Agreement and as of the closing of the Merger with the same effect as though made as of the closing of the Merger (other than representations and warranties that by their terms speak as of an earlier date, the accuracy of which will be determined as of such date);

•	the representations and warranties of the MLP Entities (other than those covered directly above) shall be true and correct, without giving effect to any qualifications as to materiality or material adverse effect, in each case as of the date of the Merger Agreement and as of the closing of the Merger with the same effect as though made as of the closing of the Merger (other than representations and warranties that by their terms speak as of a specified date, the accuracy of which will be determined as of such date), other than any failures to be true and correct which, in the aggregate, would not reasonably be expected to have a material adverse effect;

•	the MLP Entities and the Lightfoot Entities shall have performed all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger (i) in all respects for obligations with respect to which performance of them is qualified by “materiality” and (ii) in all material respects for all other obligations;

•	since the date of the Merger Agreement and except as otherwise permitted by the Merger Agreement, there shall not have occurred or become known any event or state of facts that, individually or in the aggregate with all other events or state of facts, has had or reasonably would be expected to have a material adverse effect;

•	the Parent Entities shall have received (i) a certificate signed on behalf of the MLP Entities by a senior executive officer of each MLP Entity certifying satisfaction of each of the above conditions and (ii) a certificate signed on behalf of the Lightfoot Entities by a senior executive officer of each Lightfoot Entity certifying satisfaction of each of the above conditions;

•	there shall not be any order that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in (i) the consummation of the Transactions being made illegal, restrained, prohibited or materially limited, (ii) as a result of or in connection with any of the Transactions, the ownership or operation by (A) Parent, MLP or any of their respective subsidiaries of all or any material portion of the business or assets of Parent, MLP or any of their respective subsidiaries or (B) Holdings or MLP GP of all or any material portion of the business or assets of MLP GP, in each case, being made illegal, restrained, prohibited or materially limited, (iii) the ability of the Parent Entities, as applicable, to effectively acquire, hold or exercise full rights of ownership of the Common Units or the General Partner Interest being made illegal, restrained, prohibited or having material limitations placed on any such ability or (iv) a material adverse effect;

•	Parent shall have received an opinion of Vinson & Elkins L.L.P. (or another nationally recognized tax counsel reasonably acceptable to Parent GP) dated as of the closing date of the Merger to the effect that for U.S. federal income tax purposes, at least 90.0% of the gross income of MLP for the most recent full calendar year and for the complete calendar quarters ending before the closing date of the Merger for which audited financial statements are available should be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code;

•	Holdings shall have received the written resignation of each member of the MLP GP Board and each officer of MLP GP, to be effective as of the Effective Time;

•	The entry into the Joliet Holdings LLC Agreement pursuant to the Joliet Purchase Agreement; and

•	Parent GP shall have received at the closing the Transition Services Agreement, duly executed by Lightfoot GP.

Conditions to the MLP Entities’ and the Lightfoot Entities’ Obligations

The MLP Entities’ and the Lightfoot Entities’ obligations to effect the Merger is further subject to the satisfaction by the Parent Entities or waiver by each of MLP GP and LCP GP of the following conditions:

•	(i) the representations and warranties of the Parent Entities contained in the Merger Agreement related to organization, standing and power and capitalization of Merger Sub and Holdings are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Parent Entities are true and correct except as have not had and would not reasonably be expected to have a Parent material adverse effect (as defined below) on the ability of the Parent Entities to consummate the Transactions;

•	The Parent Entities shall have performed all obligations to be performed by them under the Merger Agreement at or prior to the closing date of the Merger (i) in all respects for obligations with respect to which performance of them is qualified by “materiality” and (ii) in all material respects for all other obligations; and

•	MLP shall have received a certificate at the closing of the Merger signed by a senior executive officer of Parent certifying satisfaction of the above conditions.

MLP CAN GIVE NO ASSURANCE WHEN OR IF ALL OF THE CONDITIONS TO THE MERGER WILL BE EITHER SATISFIED OR, TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, WAIVED, OR THAT THE MERGER WILL BE CONSUMMATED. IF THE MERGER PROPOSAL IS NOT APPROVED BY THE HOLDERS OF A MAJORITY OF COMMON UNITS OR IF THE MERGER IS NOT COMPLETED FOR ANY OTHER REASON, YOU WILL NOT RECEIVE ANY CONSIDERATION FOR YOUR COMMON UNITS IN CONNECTION WITH THE MERGER. INSTEAD, MLP WILL REMAIN A PUBLICLY TRADED MASTER LIMITED PARTNERSHIP, AND THE COMMON UNITS WILL CONTINUE TO BE LISTED AND TRADED ON THE NYSE.

No Solicitation or Withdrawal of Recommendation

No Solicitation

The Merger Agreement provides that the MLP Entities and the Lightfoot Entities have agreed for themselves that they, their subsidiaries and their respective officers, managers or directors (including MLP GP Board) shall not, and that they shall instruct and cause their respective controlled affiliates not to, and use their reasonable best efforts to cause their respective non-controlled affiliates and representatives (collectively, the “MLP Non-Solicit Parties”) not to, directly or indirectly: (i) initiate, solicit or knowingly facilitate or encourage any inquiries or discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any alternative proposal (as defined below), (ii) approve, endorse, recommend or enter into any contract or agreement in principle, whether written or oral, with any person (other than Parent and Merger Sub) concerning an alternative proposal (other than negotiating and entering into a confidentiality and standstill agreement with a third party that is no less restrictive than Parent’s confidentiality and standstill agreement with MLP (an “acceptable confidentiality and standstill agreement”)), (iii) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into by one or more of the MLP Group Entities in respect of or in contemplation of an alternative proposal (other than to the extent the GP Conflicts Committee determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders), (iv) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any alternative proposal, (v) furnish any non-public information relating to any of the MLP Group Entities, or afford access to the books or records or representatives of any of the MLP Group Entities to any third party that, to the knowledge of the MLP Entities, after consultation with its representatives, is reasonably likely to make, or has made, an alternative proposal;

(vi) take any action to make the provisions of any takeover laws inapplicable to any transactions contemplated by any alternative proposal or (vii) resolve or publicly propose or announce to do any of the foregoing. The MLP Entities are obligated to promptly (and, in any event, within 36 hours) notify Parent GP orally and in writing of (i) any inquiries, proposals or offers with respect to an alternative proposal or requests for non-public information that are received and (ii) any material amendment or modification of, or development with respect to, any such inquiries, proposals, offers or requests.

Notwithstanding the restrictions described above, subject to the conditions described below and solely in response to a bona fide alternative proposal made on or after the date of the Merger Agreement and prior to obtaining MLP Unitholder Approval, the MLP Non-Solicit Parties may, with respect to the third party that has made such bona fide alternative proposal: (i) in response to a request therefor by such third party, provide information to the third party and provide the third party with access to the books, records and representatives of the MLP Group Entities and (ii) engage or participate in any discussions or negotiations with the third party with respect to the bona fide alternative proposal. For the avoidance of doubt, the discussions and negotiations with such person (or its representatives) shall include discussions and negotiations of all of the Transactions (i.e., not only the Merger or the GP Equity Transfer), and the appropriate MLP Non-Solicit Parties shall be entitled to participate in such discussions. The MLP Entities may not take such actions unless, prior to taking such actions, the following conditions have been satisfied: (i) the MLP Entities have received from the third party an executed acceptable confidentiality and standstill agreement and disclosed to Parent GP any non-public information to be provided to the third party that has not been previously disclosed to Parent GP; (ii) the MLP Entities have delivered to Parent GP a written notice stating that the MLP GP Board intends to take such actions, stating that the GP Conflicts Committee has made the determination described in the following clause (iii) and including an unredacted copy of the bona fide alternative proposal and executed acceptable confidentiality and standstill agreement; and (iii) the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, that the bona fide alternative proposal constitutes a superior proposal or is reasonably likely to result in a superior proposal (as defined below) and that failure to take such action would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders.

No Withdrawal of Recommendation

The Merger Agreement provides that no MLP Non-Solicit Party may (i) withdraw, qualify or modify, in a manner adverse to Parent, Parent GP or Merger Sub, the GP Conflicts Committee’s and the MLP GP Board’s recommendation, (ii) fail to announce publicly within 10 business days after a tender offer or exchange offer relating to any MLP securities has been commenced that the MLP GP Board recommends rejection of such tender offer or exchange offer, (iii) fail to include the MLP GP Board’s recommendation in this proxy statement, (iv) make any public statement inconsistent with the MLP GP Board’s recommendation, (v) approve, adopt or recommend any alternative proposal or (vi) resolve or publicly propose to do any of the above (each, a “withdrawal of recommendation”).

Notwithstanding the restrictions described above and subject to compliance with the procedures described below, at any time prior to the obtaining MLP Unitholder Approval, the GP Conflicts Committee may effect a withdrawal of recommendation if (i) the GP Conflicts Committee determines that, after complying with the applicable procedures described below, (A) a bona fide alternative proposal constitutes a superior proposal or (B) an intervening event (as defined below) has occurred and is continuing and (ii) the GP Conflicts Committee determines in good faith, after consultation with its outside financial and legal advisors, that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders.

The GP Conflicts Committee will be entitled to effect, or cause the MLP Entities to effect, a withdrawal of recommendation in connection with a superior proposal only if: (i) the GP Conflicts Committee shall have delivered to Parent GP a written notice (A) stating that the GP Conflicts Committee intends to effect a withdrawal of recommendation, (B) stating that (1) the GP Conflicts Committee has determined that a bona fide alternative proposal constitutes a superior proposal and (2) the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders and (C) including a copy of the superior proposal and form of alternative acquisition agreement; and (ii) the negotiation period described below has expired and the superior proposal remains a superior proposal at the end of the negotiation period. During the four business day period commencing on Parent GP’s receipt of such notice, the MLP Entities must engage, and cause their representatives to be available for the purpose of engaging, in good faith negotiations with Parent GP regarding an amendment of the Merger Agreement so that the alternative proposal that is the subject of such notice ceases to be a superior proposal. In each instance in which the financial or other material terms or conditions of such bona fide alternative proposal are amended or modified, the MLP Entities must deliver a new notice to Parent GP, and the negotiation period would be extended by an additional two business days from Parent GP’s receipt of the new notice. In no event, however, will the GP Conflicts Committee be entitled to effect a withdrawal of recommendation on account of any outcome of the Gulf LNG Arbitration.

Similarly, the GP Conflicts Committee will be entitled to effect, or cause the MLP Entities to effect, a withdrawal of recommendation in connection with an intervening event only if: (i) the GP Conflicts Committee shall have delivered to Parent GP a written notice prior to obtaining MLP Unitholder Approval (A) stating that the GP Conflicts Committee intends to effect a withdrawal of recommendation, (B) stating that (1) the GP Conflicts Committee has determined that an intervening event has occurred and is continuing and (2) the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders and (C) including a summary, in all material respects, of the intervening event; and (ii) the negotiation period described below has expired. During the four business day period commencing on Parent GP’s receipt of such notice, the MLP Entities must engage, and cause their representatives to be available for the purpose of engaging, in good faith negotiations with Parent GP regarding an amendment of the Merger Agreement so that the GP Conflicts Committee would no longer be entitled to effect a withdrawal of recommendation. In each instance in which there is a material change to the facts or circumstances relating to the intervening event, the MLP Entities must deliver a new notice to Parent GP, and the negotiation period would be extended by an additional two business days from Parent GP’s receipt of the new notice.

Certain Defined Terms

The term “alternative proposal” means any proposal or offer made by a person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than the Parent Entities) relating to or concerning any (i) direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more of the consolidated total assets of the MLP Group Entities, taken as a whole or (B) 20% or more of any class of outstanding equity interests of the MLP Entities, (ii) tender offer or exchange offer that if consummated would result in any person beneficially owning, directly or indirectly, 20% or more of any class of outstanding equity interests of the MLP Entities or (iii) any merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange, recapitalization, liquidation, dissolution or other transaction involving the MLP Entities pursuant to which any person or its holders of equity interests would beneficially own, directly or indirectly, 20% or more of any class of outstanding equity interests of the MLP Entities or the surviving entity resulting, directly or indirectly, from any such transaction, in each case, other than the Transactions (including the Joliet Purchase and the Gulf LNG Purchase).

The term “bona fide alternative proposal” means an unsolicited written bona fide alternative proposal that was not received or obtained in material violation of the Merger Agreement.

The term “criminal penalty” means any criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, any MLP Group Entity or any of their respective directors, managers, officers or employees (in his or her capacity as such) involving (i) a criminal offense where the maximum statutory fine is $10,000,000 or more per occurrence or series of related occurrences, (ii) a felony criminal jail sentence, where the statutory maximum sentence of imprisonment is five years or more per occurrence or series of related occurrences as to matters over which the United States has jurisdiction or (iii) a criminal jail sentence where the statutory maximum sentence of imprisonment is five years or more per occurrence, or series of related occurrences, as to matters over which jurisdiction is wholly outside of the United States.

The term “intervening event” means any material event, development or change in circumstances that first occurs, arises or becomes known to the MLP Entities or the MLP GP Board after the date of the Merger Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the Merger Agreement, which event, development, or change in circumstances becomes known to the MLP GP Board prior to receipt of MLP Unitholder Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an intervening event: (i) the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof; (ii) any event, development or change (A) generally affecting United States or global exchange rates, interest rates or currency rates or (B) in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials; (iii) the entry into, or announcement of, the Merger Agreement and the Transactions; (iv) (A) any change in the market price or trading volume of the Common Units or (B) any MLP Group Entity meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period and (v) any outcome in the Gulf LNG Arbitration.

The term “material adverse effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the MLP Group Entities, taken as a whole, or (ii) has a material adverse effect on the ability of either the MLP Entities or the Lightfoot Entities to consummate the Transactions or perform its obligations under the Merger Agreement, except, in the case of subsection (i), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to any MLP Group Entity or any of their respective properties or assets or (B) generally affecting the industries in which the MLP Group Entities operate, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) changes in the market price or trading volume of the Common Units or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure are not excluded by this clause (v), (vi) other than with respect to certain representations set forth in the Merger Agreement, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and announcement of, the Merger Agreement and the Transactions, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities or (viii) any acts or omissions of any MLP Group Entity or the Lightfoot Entities taken pursuant to the express requirements of the Merger Agreement, other than with respect to the obligations regarding the conduct of the MLP Group Entities in accordance with the Merger Agreement, at the written request of Parent or with prior written consent of Parent after the date of the Merger Agreement, or (ix) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the MLP Group Entities (including, for the avoidance of doubt, changes in distributions made by the MLP (or changes or expected changes in the MLP’s ability to make distributions) to Common Unitholders or noncompliance or reasonably expected noncompliance by an MLP Group Entity with any financial ratio or other covenant or provision of or under the existing revolving credit facilities), in each case of this case (ix) that results from or arises out of (A) any reduction or anticipated reduction in the distributions from Gulf LNG Holdings in respect of the Gulf LNG Holdings Interest, (B) any diminution in value of the Gulf

LNG Holdings Interest or (C) any other adverse consequences upon or affecting Gulf LNG Holdings or its direct or indirect equityholders that, in each case of clause (A), (B) or (C), results from or is due or otherwise attributable to the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG Holdings or its business, assets, liabilities or condition (financial or otherwise), except, in the case of clauses (i), (ii), (iii) and (vii) in this definition of material adverse effect, to the extent disproportionately affecting any MLP Group Entity or the Lightfoot Entities when compared to other persons operating in the same industries.

The term “Parent material adverse effect” means any change, event, development, condition, occurrence or effect that has a material adverse effect on the ability of any of Parent, Parent GP, Holdings or Merger Sub to consummate the Transactions or perform their respective obligations under the Merger Agreement.

The term “superior proposal” means a bona fide alternative proposal that the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such bona fide alternative proposal, including the financing terms thereof, any proposed modifications to any of the Transactions contemplated by such bona fide alternative proposal, the nature of the consideration offered, the provisions permitting the payment of distributions by MLP, the expected timing and risk and likelihood of consummation (including as a consequence of the impacts of any antitrust law on such bona fide alternative proposal), (i) is reasonably likely to be consummated in accordance with its terms, (including the likelihood of obtaining any requisite vote or consent of the Common Unitholders that may be required to effect such bona fide alternative proposal, but not taking into account that such vote or consent has not yet been obtained) and, (ii) if consummated, would result in a transaction more favorable to the Public Unitholders in the aggregate from a financial point of view than the Merger (after taking into account any revisions to the terms of the Merger proposed by Parent); provided, however, that for purposes of the definition of “superior proposal,” the references to “20% or more” in the definition of alternative proposal shall be deemed to be references to “more than 50%.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of MLP GP and Parent GP that is duly authorized by each of the MLP GP Board and Parent GP, respectively.

•	by either MLP GP or Parent GP:

○	subject to certain exceptions, by written notice to the other party at any time after February 7, 2018, if the Merger has not been consummated on or before February 7, 2018; except that if on February 7, 2018 the conditions to closing the Merger related to antitrust regulatory approvals or injunctions or restraints have not been satisfied, but all other conditions have been, or are capable of being, satisfied, then such date may be extended on one or more occasions to a date not later than March 1, 2018 at the option of Parent GP by providing written notice to the other parties at or before 11:59 p.m. Houston, Texas time on February 7, 2018;

○	if any law or order is enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect and has become final and nonappealable enjoining, restraining, preventing or prohibiting consummation of any of the Transactions; or

○	if, after final adjournment of the MLP Unitholder Meeting, MLP Unitholder Approval has not been obtained.

•	by Parent GP:

○	if any MLP Entity or any Lightfoot Entity has breached any of its respective obligations pursuant to the no solicitation or no withdrawal of recommendation provisions of the Merger Agreement (excluding any breaches that do not adversely affect the Parent Entities or the Transactions in any material respect);

○	if any MLP Entity or any Lightfoot Entity has breached any of its respective representations or warranties contained in the Merger Agreement, or any MLP Entity or any Lightfoot Entity has failed to perform any of its respective covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth under “The Merger Agreement—Conditions to the Merger—Conditions to the Parent Entities’ Obligations” relating to the accuracy of the representations and warranties of the MLP Entities or the performance of the MLP Entities and the Lightfoot Entities of obligations and (ii) is incapable of being cured or is not cured by the earlier of the Outside Date and the date that is 30 days after such breach or failure; or

○	if the GP Conflicts Committee has effected a withdrawal of recommendation (whether or not in compliance with the Merger Agreement); provided, that Parent GP may only terminate the Merger Agreement prior to the final adjournment of the MLP Unitholder Meeting at which a vote of the Common Unitholders is taken in accordance with the Merger Agreement.

•	by MLP GP:

○	if any Parent Entity has breached any of its respective representations or warranties contained in the Merger Agreement or any Parent Entity fails to perform its respective covenants or agreements, which breach or failure to perform (i) would give rise to the failure of a condition set forth under “The Merger Agreement—Conditions to the Merger—Conditions to the MLP Entities’ and the Lightfoot Entities’ Obligations” relating to the accuracy of the representations and warranties of the Parent Entities or the performance of the Parent Entities of obligations and (ii) is incapable of being cured, or is not cured, by Parent by the earlier of the Outside Date and the date that is 30 days following receipt of written notice from MLP of such breach or failure, except that this termination right is not available to MLP GP if any of the MLP Entities or the Lightfoot Entities then in breach of its obligations pursuant to the no solicitation or no withdrawal of recommendation provisions of the Merger Agreement (excluding any breaches or failures that do not adversely affect the Parent Entities or the Transactions in any material respect) (the “Parent Breach Termination Provision”);

○	if the GP Conflicts Committee has effected a withdrawal of recommendation with respect to a superior proposal in compliance with the Merger Agreement and the MLP GP Board authorizes the MLP Entities, to the extent permitted by and subject to complying with the terms of the Merger Agreement, to enter into an alternative acquisition agreement with respect to a superior proposal and, concurrently with the termination of the Merger Agreement, the MLP Entities, subject to complying with the terms of the Merger Agreement, enter into an alternative acquisition agreement providing for a superior proposal, provided that prior to, and as a condition of, the termination, the MLP paid the MLP Termination Fee to Parent; or

○

if (i) all of the conditions set forth in the Merger Agreement to the obligations of the Parent Entities to consummate the closing of the Merger have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing of the Merger, but subject to satisfaction (or waiver) of such conditions at the closing of the Merger) and the closing of the Merger has not occurred by the time required under the Merger Agreement, (ii) MLP GP has confirmed by irrevocable written notice delivered to Parent GP that (A) all conditions set forth in the Merger Agreement to the obligations of the MLP Entities and the Lightfoot Entities to consummate the closing of the Merger have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing of the Merger, but subject to the satisfaction (or waiver) of such conditions at the closing of the Merger) or that it has irrevocably waived any unsatisfied conditions in the Merger Agreement to the obligations of the MLP Entities and the Lightfoot Entities to consummate the closing of the Merger and (B) each of the MLP Entities stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement (including the closing of the Merger) on the date of such notice and at all times during the five business day period immediately thereafter and (iii) the Parent Entities fail to consummate the transactions contemplated by the Merger Agreement (including the closing of the Merger) within such five business day period after the date of the delivery of such notice.

Termination Fees and Expenses

MLP Termination Fee

In the event that the Merger Agreement is terminated by Parent GP due to the breach by any of the MLP Entities or the Lightfoot Entities of any of their respective obligations pursuant to the no solicitation or no withdrawal in recommendation provisions (as further described in “—No Solicitation or Withdrawal of Recommendation”) of the Merger Agreement (excluding any breaches that do not adversely affect the Parent Entities or the Transactions in any material respect) or due to a withdrawal of recommendation by the GP Conflicts Committee, MLP must pay the MLP Termination Fee. In addition, in the event that the GP Conflicts Committee terminates the Merger Agreement in order to enter into a superior proposal, MLP must pay the MLP Termination Fee prior to, and as a condition of, the termination.

In addition, MLP must pay the excess of the MLP Termination Fee above the expense reimbursement amount to which Parent is entitled as described below if the Merger Agreement (i) is terminated due to (A) the passing of the Outside Date at a time when the Merger Agreement was terminable by Parent GP pursuant to the MLP Breach Termination Provision, (B) the failure to obtain MLP Unitholder Approval or (C) any Lightfoot Entity or MLP Entity’s failure to perform any covenant or agreement or the failure of any of the representations and warranties of any Lightfoot Entity or MLP Entity to be true and correct as of the date of the Merger Agreement that gives the Parent GP the right to terminate the Merger Agreement pursuant to the MLP Breach Termination Provision and (ii) within twelve (12) months of such termination, any MLP Group Entity or Lightfoot Entity (or any of their affiliates) enters into an alternative acquisition agreement with respect to an alternative proposal or recommends or approves or fails to oppose an alternative proposal.

Parent Termination Fee

Parent must pay the Parent Termination Fee to MLP if the Merger Agreement is terminated by MLP GP because (i) all of the conditions set forth in the Merger Agreement to the obligations of the Parent Entities to consummate the closing of the Merger have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing of the Merger, but subject to satisfaction (or waiver) of such conditions at the closing of the Merger) and the closing of the Merger has not occurred by the time required under the Merger Agreement, (ii) MLP GP has confirmed by irrevocable written notice delivered to Parent GP that (A) all conditions set forth in the Merger Agreement to the obligations of the MLP Entities and the Lightfoot Entities to consummate the closing of the Merger have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing of the Merger, but subject to the satisfaction (or waiver) of such conditions at the closing of the Merger) or that it has irrevocably waived any unsatisfied conditions in the Merger Agreement to the obligations of the MLP Entities and the Lightfoot Entities to consummate the closing of the Merger and (B) each of the MLP Entities stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement (including the closing of the Merger) on the date of such notice and at all times during the five business day period immediately thereafter and (iii) the Parent Entities fail to consummate the transactions contemplated by the Merger Agreement (including the closing of the Merger) within such five business day period after the date of the delivery of such notice.

Reimbursement of Expenses

All out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such cost or expenses, except that (i) MLP may be required to reimburse Parent for reasonable out-of-pocket costs, fees and expenses incurred by Parent and its affiliates in connection with the Transactions and the Merger Agreement, up to a maximum of $1,500,000, if Parent GP terminates the Merger Agreement because of any MLP Entity’s or Lightfoot Entity’s failure to perform any covenant set forth in the Merger Agreement pursuant to the MLP Breach Termination Provision or if either MLP GP or Parent GP terminates the Merger Agreement after the Outside Date at a time when the Merger Agreement was terminable by Parent GP pursuant to the MLP Breach Termination Provision and (ii) Parent may be required to reimburse MLP for reasonable out-of-pocket costs, fees and expenses incurred by MLP and its affiliates in connection with the Transaction and the Merger Agreement, up to a maximum of $1,500,000, if MLP GP terminates the Merger Agreement because of any Parent Entity’s failure to perform any covenant set forth in the Merger Agreement pursuant to the Parent Breach Termination Provision or if either MLP GP or Parent GP terminates the Merger Agreement after the Outside Date at a time when the Merger Agreement was terminable by MLP GP due to the Parent Breach Termination Provision.

Amendment, Extension and Waiver

The parties may amend provisions of the Merger Agreement at any time by action taken or authorized by the MLP GP Board, the GP Conflicts Committee and Parent GP, except that no amendment that requires approval by Common Unitholders following the MLP Unitholder Approval will be permitted without the further approval of such Common Unitholders. All such amendments must be in writing and signed by each of the parties.

At any time prior to the Effective Time, the parties may (i) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise does not constitute a waiver of such rights.

In addition to any approvals required by MLP or MLP GP’s governing documents or under the transaction documents, any determination, discussion, approval, consent or agreement of any MLP Entity or the MLP GP Board required to be made pursuant to the Merger Agreement or any transaction document, and any decision or determination by any MLP Entity or the MLP GP Board to (x) terminate the Merger Agreement or (y) enforce the Merger Agreement, must be made or approved, as applicable, by both the GP Conflicts Committee and the MLP GP Board, and such action shall not require approval of the Common Unitholders.

Gulf LNG Arbitration

The parties to the Merger Agreement have agreed that in no event shall the arbitration panel’s decision in (or settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG Holdings or its business, assets, liabilities or condition (financial or otherwise) or upon MLP or its business, assets, liabilities or condition (financial or otherwise) (i) be given effect to or taken into account, directly or indirectly, for purposes of determining whether (A) any MLP Entity or Lightfoot Entity has satisfied any condition precedent to the obligations of the Parent Entities to consummate the Transactions or (B) any Parent Entity has any obligation to pay any termination fee pursuant to the Merger Agreement or (ii) afford any party the right to terminate the Merger Agreement.

THE SUPPORT AGREEMENTS

This section of this proxy statement describes the material provisions of the Support Agreements but does not purport to describe all of the terms of the Support Agreements. The following summary is qualified in its entirety by reference to the complete text of the Support Agreements, copies of which are included in Annex E and Annex F to this proxy statement and are incorporated into this section by reference in their entireties. We urge you to read the full text of the Support Agreements.

Lightfoot Support Agreement

On August 29, 2017, the Lightfoot Entities entered into the Lightfoot Support Agreement with the Parent Entities, pursuant to which the Lightfoot Entities agreed to vote the Sponsor Units, which constitute approximately 26.8% of the outstanding Common Units, for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions and against any alternative proposal, including any superior proposal.

Support Covenants; Proxy

Each of the Lightfoot Entities has agreed that, while the Lightfoot Support Agreement remains in effect and except as otherwise contemplated by the Lightfoot Support Agreement or the Merger Agreement, such Lightfoot Entity (i) will not (A) call, or cause to be called, any special meeting of the Limited Partners or (B) take action by written consent inconsistent with the Lightfoot Support Agreement and (ii) will vote its Common Units, or cause its Common Units to be voted, (A) for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions (including the Merger, and including any amendment of the Merger Agreement other than an amendment adverse to the Lightfoot Entities) and (B) against: (1) any alternative proposal, including any superior proposal; (2) any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of any MLP Entity under the Merger Agreement or (y) any of the conditions described in “The Merger—Conditions to the Merger” not being satisfied; (3) any change in the business or management of the MLP Entities or membership of the MLP GP Board or the GP Conflicts Committee; (4) any action that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the GP Equity Transfer; or (5) change in any manner the distribution policy or capitalization of, including the voting rights of any partners of, MLP. LCP GP, in its capacity as general partner of LCP LP, also agreed to grant Parent, Parent GP or Parent GP’s designee an irrevocable proxy to vote LCP LP’s Common Units as described in this paragraph. The proxies terminate automatically upon the termination of the Merger Agreement.

Further, the Lightfoot Entities have agreed not to transfer or otherwise dispose of their Common Units or any interest therein or voting rights with respect thereto while the Lightfoot Support Agreement remains in effect.

Termination

The Lightfoot Support Agreement terminates on the earliest to occur of (i) mutual agreement of the parties thereto, (ii) the consummation of the closing of the Transactions and (iii) termination of the Merger Agreement in accordance with its terms.

Magnetar Support Agreement

On August 29, 2017, Magnetar entered into the Magnetar Support Agreement with the Parent Entities, pursuant to which Magnetar agreed to vote its Common Units, which constitute approximately 2.9% of the outstanding Common Units, for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions and against any alternative proposal, including any superior proposal.

Support Covenants

Magnetar has agreed that, while the Magnetar Support Agreement remains in effect and except as otherwise contemplated by the Magnetar Support Agreement, Magnetar (i) will not (A) call, or cause to be called, any special meeting of the Limited Partners or (B) take action by written consent inconsistent with the Magnetar Support Agreement and (ii) will vote its Common Units, or cause its Common Units to be voted, (A) for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions (including the Merger, and including any amendment of the Merger Agreement other than an amendment adverse to Magnetar) and (B) against: (1) any alternative proposal, including any superior proposal; (2) any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of any MLP Entity under the Merger Agreement or (y) any of the conditions described in “The Merger—Conditions to the Merger” not being satisfied; (3) any change in the business or management of the MLP Entities or membership of the MLP GP Board or the GP Conflicts Committee; (4) any action that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the GP Equity Transfer; or (5) change in any manner the distribution policy or capitalization of, including the voting rights of any partners of, MLP.

Further, Magnetar has agreed not to transfer or otherwise dispose of its Common Units or any interest therein or voting rights with respect thereto while the Magnetar Support Agreement remains in effect.

No Solicitation

Magnetar has agreed that it shall not, and that it shall instruct and cause its affiliates and representatives that are subject to its control not to, directly or indirectly: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any alternative proposal, (ii) approve, endorse, recommend or enter into any contract or agreement in principle, whether written or oral, with any person (other than the Parent Entities) concerning an alternative proposal, (iii) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into by Magnetar in respect of or in contemplation of an alternative proposal, (iv) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any alternative proposal, (v) furnish any non-public information relating to any of the MLP Group Entities, or afford access to the books or records or representatives of any of the MLP Group Entities to any third party that, to the knowledge of Magnetar, after consultation with its representatives, is reasonably likely to make, or has made, an alternative proposal; (vi) take any action to make the provisions of any takeover laws inapplicable to any transactions contemplated by any alternative proposal or (vii) resolve or publicly propose or announce to do any of the foregoing.

Termination

The Magnetar Support Agreement terminates on the earliest to occur of (i) mutual agreement of the parties thereto, (ii) the consummation of the closing of the Transactions, (iii) the Outside Date (without any extensions thereof) and (iv) termination of the Merger Agreement in accordance with its terms.

MARKET PRICE OF AND DISTRIBUTIONS ON THE COMMON UNITS

The Common Units are traded on the NYSE under the symbol “ARCX.” As of October 20, 2017, there were 19,545,944 Common Units outstanding held by six unitholders of record, including Cede & Co., which is considered the unitholder of record with respect to Common Units held in “street name.” As of October 20, 2017, LCP LP held approximately 26.8% of the Common Units outstanding.

The following table sets forth the range of high and low sales prices per unit for the Common Units, as reported by the NYSE, and the quarterly cash distributions on the Common Units for the indicated periods:

	Price Range
Year ending December 31, 2017:	High	Low	Cash Distributions(1)	Record Date	Payment Date
Fourth Quarter (through October 25, 2017)	$16.90	$16.55	—	—	—
Third Quarter	$17.17	$13.85	$0.4400	November 8, 2017	November 15, 2017
Second Quarter	$15.74	$13.80	$0.4400	August 8, 2017	August 15, 2017
First Quarter	$17.40	$13.51	$0.4400	May 8, 2017	May 15, 2017

Year ended December 31, 2016:
Fourth Quarter	$15.93	$13.03	$0.4400	February 8, 2017	February 15, 2017
Third Quarter	$16.07	$12.60	$0.4400	November 7, 2016	November 15, 2016
Second Quarter	$13.40	$9.63	$0.4400	August 8, 2016	August 12, 2016
First Quarter	$13.72	$9.45	$0.4400	May 9, 2016	May 13, 2016

Year ended December 31, 2015:
Fourth Quarter	$17.23	$11.32	$0.4400	February 8, 2016	February 12, 2016
Third Quarter	$18.97	$13.16	$0.4400	November 9, 2015	November 13, 2015
Second Quarter	$20.34	$16.81	$0.4250	August 10, 2015	August 14, 2015
First Quarter	$19.82	$16.43	$0.4100	May 11, 2015	May 15, 2015

(1)	Represents cash distributions attributable to the quarter. Cash distributions declared in respect of a quarter are paid in the following quarter.

The Merger is targeted to close on or about December 21, 2017 and is subject to the right that each of MLP GP and Parent GP has to terminate the Merger Agreement if the Merger has not been consummated on or before the Outside Date.

From the date of the Merger Agreement until the Effective Time, MLP plans to declare and pay quarterly distributions in the ordinary course of business and consistent with past practices. Assuming that the Merger has not closed by January 26, 2018, MLP expects that it would declare a distribution associated with the fourth quarter of 2017 on or about January 26, 2018, to be paid on or about February 15, 2018 to holders of record on February 8, 2018. If, as anticipated, the Merger closes prior to the record date for the distribution associated with the fourth quarter of 2017, then none of the holders of Common Units as of immediately prior to the closing of the Merger will receive any distribution associated with the fourth quarter of 2017. If, alternatively, the Merger closes on or after the record date for the distribution associated with the fourth quarter of 2017, then MLP will pay the fourth quarter distribution to holders of record as of the record date, irrespective of whether the Merger eventually closes after the record date or whether either party terminates the Merger Agreement after the Outside Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Common Units as of October 20, 2017 held by MLP GP, by each person known by MLP to own more than 5% of such units, by each director and named executive officer of MLP GP and by all directors and executive officers of MLP GP as a group. Unless otherwise noted, (i) the address for each beneficial owner listed below is 725 Fifth Avenue, 19th Floor, New York, NY 10022 and (ii) the persons named in the table have sole voting and investment power with respect to all units beneficially owned by them.

Name	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Arc Logistics GP LLC	—	—%
Lightfoot(1)	5,242,775	26.8%
Center Terminal Company-Cleveland(2)	1,088,076	5.6%
Kayne Anderson Capital Advisors, L.P.(3)	1,922,947	9.8%
Oppenheimer SteelPath MLP Income Fund(4)	1,896,477	9.7%
Vincent T. Cubbage(5)	74,310	*
John S. Blanchard(6)	20,636	*
Bradley K. Oswald(6)	19,546	*
John Pugh	—	*
Edward P. Russell(6)	20,000	*
Eric J. Scheyer(6)	20,000	*
Sidney L. Tassin(6)	20,000	*
Gary G. White(6)	13,333	*
Barry L. Zubrow(6)	20,000	*
All directors and executive officers as a group (12 persons)	234,040	1.2%

*	Less than 1%
(1)	Voting and investment determinations with regard to securities held by LCP LP are made by LCP GP through its board of managers consisting of Jonathan Cohen, Vincent Cubbage, Eric Scheyer, Joshua Tarnow, John Pugh and Alec Litowitz.
(2)	Based solely on Schedule 13G/A filed with the SEC on February 13, 2017. The address for Center Terminal Company-Cleveland is 600 Mason Ridge Center Drive, 2nd Floor, St. Louis, Missouri 63141. Center Terminal Company-Cleveland, G.P.& W., Inc. and Karman D. Parker have shared voting power and shared dispositive power with respect to the reported units shown above.
(3)	Based solely on Schedule 13G/A filed with the SEC on October 6, 2017. The address for Kayne Anderson Capital Advisors, L.P. is 1800 Avenue of the Stars, Third Floor, Los Angeles, CA 90067. Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne have shared voting power and shared dispositive power with respect to the reported units shown above.
(4)	Based solely on Schedule 13G/A filed with the SEC on January 26, 2017. OppenheimerFunds, Inc. is an investment adviser to Oppenheimer SteelPath MLP Income Fund. The address for Oppenheimer SteelPath MLP Income Fund is 6803 S. Tucson Way, Centennial, CO 80112. OppenheimerFunds, Inc. and Oppenheimer SteelPath MLP Income Fund have shared voting power and shared dispositive power with respect to the reported units shown above.
(5)	Vincent Cubbage may be deemed to be the beneficial owner of 30,680 common units of MLP that are held by LCP LP by virtue of his ownership interests in LCP GP. In addition, Vincent Cubbage has received 43,630 Common Units that have vested as part of the Arc Logistics Long-Term Incentive Plan.
(6)	Represents the vested Common Units as a part of the Arc Logistics Long-Term Incentive Plan.

COMMON UNITHOLDER PROPOSALS

Under applicable Delaware law and the MLP Partnership Agreement, MLP is not required to hold an annual meeting of its unitholders. Under the MLP Partnership Agreement, a special meeting of the Limited Partners may be called by the general partner or by Limited Partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such Limited Partners may call a special meeting by delivering to MLP GP one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. However, Limited Partners are not allowed to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of MLP so as to jeopardize the Limited Partners’ limited liability under Delaware law or the law of any other state in which MLP is qualified to do business.

OTHER MATTERS

If any other matters are properly presented at the MLP Unitholder Meeting, or any adjournments of the MLP Unitholder Meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the Common Units represented by proxy as to any other matters so long as the MLP GP Board is not aware of any such other matter a reasonable time before the MLP Unitholder Meeting. As of the date of this proxy statement, the MLP GP Board knows of no other matters that will be presented for consideration at the MLP Unitholder Meeting other than as described in this proxy statement. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on any such matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

MLP is incorporating by reference specified documents that it files with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this proxy statement. Any later information filed by MLP with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the MLP Unitholder Meeting will be deemed to be incorporated by reference into this proxy statement and will automatically update and supersede this information. MLP incorporates by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC).

•	MLP’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	MLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017; and

•	MLP’s Current Reports on Form 8-K as filed with the SEC on May 3, 2017, June 2, 2017, June 26, 2017 and August 29, 2017 other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein)

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

MLP files annual, quarterly and current reports and other information with the SEC. These reports and other information contain additional information about MLP. MLP will make these materials available for inspection and copying by any of its unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

MLP also makes available on its website (http://www.arcxlp.com) under “Investors” the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed by MLP.

You can obtain any of these documents from the SEC through the SEC’s website at www.sec.gov, or MLP will provide you with copies of these documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates), without charge, upon written or oral request to:

Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, New York 10022

Attention: General Counsel

(212) 993-1290

If you would like to request documents from us, please do so at least five business days before the date of the MLP Unitholder Meeting in order to receive timely delivery of those documents prior to the MLP Unitholder Meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of MLP since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

The provisions of the Merger Agreement are extensive and not easily summarized. You should carefully read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger of MLP in which you own Common Units.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to such Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger, which disclosures are not reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

You should rely only on the information contained in this proxy statement to vote your Common Units at the MLP Unitholder Meeting. MLP has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 30, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, or that the information contained in the Form 10-K, Form 10-Qs and Form 8-Ks incorporated by reference into this proxy statement is accurate as of the date that such form was filed. Neither the mailing of the proxy statement to unitholders nor the issuance of the applicable Merger Consideration pursuant to the Merger will create any implication to the contrary.

Annex A

PURCHASE AGREEMENT AND PLAN OF MERGER

among

ARC LOGISTICS PARTNERS LP,

ARC LOGISTICS GP LLC,

LIGHTFOOT CAPITAL PARTNERS GP LLC,

LIGHTFOOT CAPITAL PARTNERS, LP,

ZENITH ENERGY U.S., L.P.,

ZENITH ENERGY U.S. GP, LLC

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

and

ZENITH ENERGY U.S. LOGISTICS, LLC

Dated as of August 29, 2017

A-i

A-ii

Exhibit A – Form of Transfer Agreement

Exhibit B – Form of Certification of Non-Foreign Status under Treasury Regulations Section 1.1445-2(b)

Exhibit C – Acknowledgement

Exhibit D – Transition Services Agreement

A-iii

INDEX OF DEFINED TERMS

Defined Term	Reference
Affiliate	Section 9.16
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(a)(i)(B)
Alternative Financing	Section 6.5(b)
Alternative Proposal	Section 9.16
Anti-corruption Laws	Section 9.16
Antitrust Consents	Section 3.5
Antitrust Laws	Section 9.16
Balance Sheet Date	Section 3.6(e)(i)
Bankruptcy and Equity Exception	Section 3.3(a)
BDO	Section 6.18(h)
Board Recommendation	Section 6.1(a)
Bona Fide Alternative Proposal	Section 9.16
Book-Entry Units	Section 2.2(a)
Business Day	Section 9.16
Certificate of Merger	Section 1.4
Change of Control Agreements	Section 3.14
Closing	Section 1.3
Closing Date	Section 1.3
Closing Failure Notice	Section 8.1(d)(iii)
Code	Section 2.5
Commitment Letters	Section 5.8(a)
Common Unit	Section 9.16
Confidentiality Agreement	Section 9.16
Consents	Section 9.16
Contract	Section 9.16
Criminal Penalty	Section 9.16
Debt Commitment Letter	Section 5.8(a)
Debt Financing	Section 5.8(a)
Debt Financing Sources	Section 5.8(a)
Derivative Transaction	Section 9.16
Divestiture Condition	Section 9.16
Divestiture Request	Section 9.16
DLLCA	Section 9.16
DRULPA	Section 9.16
DTC	Section 2.2(a)
Effective Time	Section 1.4
Environment	Section 9.16
Environmental Laws	Section 9.16
Environmental Permits	Section 9.16
Equity Commitment Letter	Section 5.8(a)
Equity Financing	Section 5.8(a)
Equity Financing Sources	Section 5.8(a)
Equity Interest	Section 9.16
Equity Security	Section 9.16
ERISA	Section 9.16
ERISA Affiliate	Section 9.16
Exchange Act	Section 9.16
Exchange Fund	Section 2.2(b)

A-iv

Defined Term	Reference
Excluded Matter	Section 9.16
Existing MLP Credit Facility	Section 9.16
FCPA	Section 3.10(a)
Fee Letter	Section 5.8(a)
Financing	Section 5.8(a)
Financing Sources	Section 5.8(a)
GAAP	Section 9.16
GE EFS	Recitals
General Partner Interest	Section 9.16
Government Official	Section 9.16
Governmental Authority	Section 9.16
GP Conflicts Committee	Section 9.16
GP Equity Interest	Recitals
GP Equity Transfer	Section 1.2
GP Purchase Price	Section 9.16
Guarantor	Section 5.10
Gulf LNG	Recitals
Gulf LNG Interest	Section 3.2
Gulf LNG Purchase	Recitals
Gulf LNG Purchase Agreement	Recitals
Hazardous Materials	Section 9.16
Holdings	Preamble
HSR Act	Section 9.16
Incentive Distribution Rights	Section 9.16
Indebtedness	Section 9.16
Indemnified Person	Section 9.16
Insurance Policies	Section 3.20
Intellectual Property	Section 9.16
Intervening Event	Section 9.16
Intervening Event Negotiation Period	Section 6.4(d)(ii)
Intervening Event Notice	Section 6.4(d)(ii)
Joliet	Recitals
Joliet Interests	Recitals
Joliet Purchase	Recitals
Joliet Purchase Agreement	Recitals
Knowledge	Section 9.16
Laws	Section 9.16
LCP GP	Preamble
LCP GP LLC Agreement	Section 9.16
LCP LNG	Recitals
Leased Real Property	Section 3.18(b)
Letter of Transmittal	Section 2.2(a)
Lien	Section 9.16
Lightfoot Entities	Preamble
Limited Guarantee	Section 5.10
Limited Partner	Section 9.16
Limited Partner Interest	Section 9.16
Marketing Period	Section 9.16
Material Leased Real Property	Section 9.16
Merger	Section 1.1
Merger Consideration	Section 9.16

A-v

Defined Term	Reference
Merger Consideration Allocation	Section 6.18(h)
Merger Sub	Preamble
MLP	Preamble
MLP Benefit Plans	Section 9.16
MLP Budget	Section 6.3(m)
MLP Charter Documents	Section 3.1(c)
MLP Disclosure Letter	Article III
MLP Entities	Preamble
MLP Equity Plans	Section 9.16
MLP Expense Reimbursement	Section 8.2(d)
MLP Fairness Opinion	Section 3.26
MLP Committee Financial Advisor	Section 3.26
MLP Financial Advisor	Section 3.27
MLP General Partner Interest	Section 4.6(b)
MLP GP	Preamble
MLP GP Board	Section 9.16
MLP GP LLC Agreement	Section 4.6(a)
MLP Group Entities	Section 9.16
MLP Group Intellectual Property	Section 3.19
MLP Income Tax Returns	Section 9.16
MLP LTIP	Section 9.16
MLP Material Adverse Effect	Section 9.16
MLP Material Contract	Section 3.17(a)
MLP Non-Solicit Parties	Section 6.4(a)(i)
MLP Partnership Agreement	Section 9.16
MLP Related Parties	Section 8.2(f)(i)
MLP SEC Documents	Section 9.16
MLP Termination Fee	Section 8.2(b)(i)
MLP Unitholder Approval	Section 3.3(a)
MLP Unitholder Meeting	Section 6.1(a)
Negotiation Period	Section 6.4(d)(i)
NYSE	Section 9.16
Orders	Section 9.16
Other Governmental Consents	Section 3.5
Other Reimbursable Expenses	Section 6.21
Outside Date	Section 9.16
Owned Real Property	Section 3.18(a)
Parent	Preamble
Parent Entities	Preamble
Parent GP	Preamble
Parent Liability Limitation	Section 8.2(f)(i)
Parent Material Adverse Effect	Section 9.16
Parent Related Parties	Section 8.2(f)(i)
Parent Termination Fee	Section 8.2(c)
Partnership Interest	Section 9.16
Party	Preamble
Paying Agent	Section 2.2(a)
Permits	Section 9.16
Permitted Liens	Section 9.16
Person	Section 9.16
Personal Property	Section 3.18(c)

A-vi

Defined Term	Reference
Phantom Unit	Section 9.16
Phantom Unit Consideration	Section 9.16
Phantom Unitholder Acknowledgement	Section 2.3(a)
Principal Officers	Section 3.6(c)
Proceeding	Section 9.16
Proscribed Recipient	Section 3.10(a)
Proxy Statement	Section 6.1(b)
Public Merger Consideration	Section 9.16
Public Unitholders	Section 9.16
Registration Rights Agreement	Section 9.16
Release	Section 9.16
Representatives	Section 9.16
Required Financial Information	Section 9.16
Resolution Period	Section 6.18(h)
Restraints	Section 7.1(c)
Rights	Section 9.16
Rights-of-Way	Section 3.18(d)
SEC	Section 9.16
Securities Act	Section 9.16
Significant Customer	Section 3.21(a)
Significant Supplier	Section 3.21(b)
Sponsor Merger Consideration	Section 9.16
Subsidiary	Section 9.16
Superior Proposal	Section 9.16
Superior Proposal Notice	Section 6.4(d)(i)
Support Agreements	Recitals
Surviving Entity	Section 1.1
Takeover Laws	Section 9.16
Tax or Taxes	Section 9.16
Tax Return	Section 9.16
Transaction Filings	Section 3.24
Transaction Litigation	Section 6.10
Transactions	Section 9.16
Transfer Agreement	Section 2.8
Unit Majority	Section 9.16
Unitholder	Section 9.16
Unvested Phantom Unit	Section 9.16
Vested Phantom Unit	Section 9.16
Withdrawal of Recommendation	Section 6.4(b)(vi)

A-vii

PURCHASE AGREEMENT

AND

PLAN OF MERGER

This PURCHASE AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2017 (this “Agreement”), is by and among Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP” and, together with MLP, the “MLP Entities”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Holdings”), and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a Subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”). The MLP Entities, the Lightfoot Entities and the Parent Entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the MLP Entities, the Lightfoot Entities and the Parent Entities desire to merge MLP and Merger Sub on the terms and conditions set forth in this Agreement.

WHEREAS, LCP GP desires to sell and otherwise transfer to Holdings, and Holdings desires to purchase and accept, 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein (the “GP Equity Interest”).

WHEREAS, the GP Conflicts Committee has unanimously (i) determined that it is in the best interests of MLP and the Public Unitholders to enter into this Agreement and consummate the Merger, (ii) approved this Agreement and the Merger by Special Approval (as defined in the MLP Partnership Agreement), (iii) recommended approval of this Agreement and the Merger by the MLP GP Board and (iv) determined to recommend that the Limited Partners approve this Agreement and the Merger.

WHEREAS, the MLP GP Board has unanimously (i) determined that it is in the best interests of the MLP and the MLP Unitholders, and declared it advisable, for the MLP Entities to enter into this Agreement and consummate the Merger, (ii) authorized and directed MLP GP, in its capacity as the general partner of MLP, to approve this Agreement and the Merger, (iii) authorized and directed MLP GP to execute and deliver this Agreement both (A) in its individual capacity, on its own behalf, and (B) in its capacity as the general partner of MLP, on behalf of MLP, (iv) authorized and directed MLP GP, in its capacity as the general partner of MLP, to direct this Agreement to be submitted to a vote of Limited Partners at a meeting in accordance with the MLP Partnership Agreement and (v) determined to recommend that the Limited Partners approve this Agreement and the Merger, and MLP GP, in its capacity as the general partner of MLP, has approved this Agreement and the Merger.

WHEREAS, the board of managers of LCP GP has unanimously approved this Agreement and the Transactions and authorized and directed LCP GP to execute and deliver this Agreement in its individual capacity on its own behalf and in its capacity as the general partner of LCP LP, and the MLP GP Board has received a written instruction from LCP GP, in its capacity as the managing member of MLP GP, evidencing its approval of this Agreement and the Transactions.

WHEREAS, Parent GP, in its capacity as the general partner of Parent, and Parent, in its capacity as the managing member of Merger Sub, have each approved and declared advisable this Agreement and the Transactions.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, certain equity owners of the Lightfoot Entities and EFS Midstream Holdings LLC, a Delaware limited liability company (“GE EFS”), will enter into a Purchase Agreement (as amended or modified from time to time, the “Joliet Purchase Agreement”), pursuant to which Parent and certain equity owners of the Lightfoot Entities, or an Affiliate of such Person designated by such Person, will each purchase certain of the interests in Arc Terminals Joliet Holdings, LLC, a Delaware limited liability company (“Joliet”), held by GE EFS (the “Joliet Interests”), upon the terms and subject to the conditions set forth therein (the “Joliet Purchase”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, LCP LNG Holdings, LLC, a Delaware limited liability company (“LCP LNG”), LCP LP and LCP GP will enter into a Purchase Agreement (as amended or modified from time to time, the “Gulf LNG Purchase Agreement”), pursuant to which Parent or an Affiliate of Parent designated by Parent will purchase, on a partially conditional basis, a 9.678% interest in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (“Gulf LNG”), from LCP LNG upon the terms and subject to the conditions set forth therein (the “Gulf LNG Purchase”).

WHEREAS, it is anticipated that, following the execution and delivery of this Agreement, LCP GP, LCP LP and MTP Energy Master Fund Ltd. will execute and deliver to Parent and Merger Sub support agreements (the “Support Agreements”), pursuant to which, among other things, LCP GP, LCP LP and MTP Energy Master Fund Ltd. will agree to approve this Agreement and the Merger at the Unitholder Meeting.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER; THE GP EQUITY TRANSFER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will be merged with and into MLP (the “Merger”), the separate limited liability company existence of Merger Sub will cease, and MLP will continue its existence as a limited partnership under the Laws of the State of Delaware as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2 The GP Equity Transfer. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, LCP GP will transfer and deliver to Holdings in exchange for payment of the GP Purchase Price, and Holdings will accept the transfer and delivery from LCP GP of the GP Equity Interest, free and clear of all Liens, except for any transfer restrictions under any applicable securities Laws (the “GP Equity Transfer”).

Section 1.3 Closing. Subject to the provisions of Article VII, unless otherwise agreed by Parent GP and MLP GP in writing, the closing of the Transactions (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 600 Travis Street, Suite 3300, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions as, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), but in no event earlier than November 30, 2017, unless otherwise mutually agreed by the Parties; provided, that, if the Marketing Period has not ended at the time that the Closing would otherwise have occurred pursuant to this Section 1.3, the Closing shall occur instead on the earlier to occur of (a) any Business Day after such date during the Marketing Period to be specified by Parent to MLP on no less than two Business Days’ written notice to MLP and (b) the first Business Day following the last day of the Marketing Period. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effects of the Merger. Subject to the provisions of this Agreement, at the Closing, MLP GP will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and the

DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MLP and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger and the GP Equity Transfer is referred to as the “Effective Time”). If the Secretary of State of the State of Delaware requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate that the Merger is effective, the Parties shall execute any necessary revisions incorporating such changes; provided that such changes are not inconsistent with this Agreement.

Section 1.5 Organizational Documents of the Surviving Entity. At the Effective Time:

(a) Certificate of Limited Partnership. The certificate of limited partnership of MLP as in effect immediately prior to the Effective Time will remain unchanged and will be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

(b) MLP Partnership Agreement. The MLP Partnership Agreement as in effect immediately prior to the Effective Time will remain unchanged and will be the partnership agreement of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

ARTICLE II

EFFECT ON UNITS; TRANSFER OF GP EQUITY INTEREST

Section 2.1 Effect of Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the MLP Entities, the Parent Entities, the Lightfoot Entities or the holder of any securities of any of them:

(a) Conversion of Common Units (Other Than the Sponsor Units). Each issued and outstanding Common Unit (other than the Sponsor Units) as of immediately prior to the Effective Time will (i) be converted into the right to receive the Public Merger Consideration, (ii) no longer be outstanding, (iii) automatically be cancelled and (iv) cease to exist.

(b) Conversion of Common Units Owned by LCP LP. Each issued and outstanding Common Unit that is owned by LCP LP as of immediately prior to the Effective Time will (i) be converted into the right to receive the Sponsor Merger Consideration, (ii) no longer be outstanding, (iii) automatically be cancelled and (iv) cease to exist.

(c) Limited Partner Interests of the Surviving Entity. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into the number of Common Units canceled pursuant to Section 2.1(a) and Section 2.1(b). At the Effective Time, the books and records of the Surviving Entity will be revised to reflect the admission of Parent as the sole Limited Partner of the Surviving Entity and the simultaneous cancellation of all other limited partner interests in MLP (as the Surviving Entity).

(d) Cancellation of MLP-Owned Units and Parent-Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by MLP or any Subsidiary of MLP, and any Partnership Interests owned immediately prior to the Effective Time by Parent or any Affiliate of Parent will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(e) General Partner Interest Unaffected. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding; provided, however, that, upon the GP Equity Transfer, the General Partner Interest will be owned directly by Holdings.

Section 2.2 Exchange of Book-Entry Units.

(a) Paying Agent. At or prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to MLP (the “Paying Agent”) for the purpose of exchanging Common Units held of record in book-entry form (“Book-Entry Units”) for the Merger Consideration. Subject to Section 2.2(c), as soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of Book-Entry Units (other than The Depository Trust Company (the “DTC”)) as of the Effective Time (and, to the extent commercially practicable, Parent will, or will cause the Paying Agent to, make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by a holder of Book-Entry Units), a letter of transmittal in form and substance reasonably satisfactory to each of the Parties (each such letter, a “Letter of Transmittal”) to be used for surrender of Book-Entry Units pursuant to this Article II.

(b) Deposit. At or prior to the Closing, Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of the Unitholders, an amount of cash in U.S. dollars equal to the sum of the aggregate Public Merger Consideration to be paid pursuant to Section 2.1(a) plus the aggregate Sponsor Merger Consideration to be paid pursuant to Section 2.1(b), payable upon due surrender of the Book-Entry Units pursuant to the provisions of this Article II. All cash deposited with the Paying Agent is referred to as the “Exchange Fund.” The Paying Agent will, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article II out of the Exchange Fund. The Paying Agent will invest the Exchange Fund as directed by Parent; provided that no such investment or losses thereon will affect the Merger Consideration payable to Unitholders entitled to receive such Merger Consideration and Parent will promptly cause to be provided additional funds to the Paying Agent for the benefit of Unitholders entitled to receive such Merger Consideration in the amount of any such losses. Any interest and other income resulting from such investment will be the sole and exclusive property of Parent or an Affiliate of Parent designated by Parent, and no part of such earnings will accrue to the benefit of Unitholders.

(c) Exchange.

(i) Each holder of Book-Entry Units other than DTC, upon surrender thereof by delivery of a Letter of Transmittal, duly executed and completed in accordance with the terms of such Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5). DTC, upon surrender of its Book-Entry Units in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. Each Book-Entry Unit surrendered pursuant to this Section 2.2(c) will be cancelled.

(ii) The Merger Consideration will be paid to (A) the holders of Book-Entry Units other than DTC, as promptly as practicable after receipt by the Paying Agent of the Letter of Transmittal in respect thereof, by mail or wire transfer of immediately available funds and (B) DTC, as promptly as practicable after the Effective Time, by wire transfer of immediately available funds.

(iii) Payment of the Merger Consideration with respect to Book-Entry Units will only be made to the Person in whose name such Book-Entry Units are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Units. Until surrendered and paid as contemplated hereby, each Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement. The Merger Consideration paid upon surrender of such Book-Entry Units will be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Units.

(iv) No Person beneficially owning Common Units through DTC will be required to deliver a Letter of Transmittal to receive the Merger Consideration that such holder is entitled to receive through

DTC. Any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC following the Effective Time.

(d) No Further Transfers. From and after the Effective Time, there will be no further registration on the books of MLP of transfers of Common Units. From and after the Effective Time, the Unitholders as of immediately prior to the Effective Time will cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Unitholders on the first anniversary of the Effective Time will be returned to Parent or an Affiliate of Parent designated by Parent, upon demand, and any such holder who has not exchanged its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time will thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units. Any Merger Consideration remaining unclaimed by Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent or an Affiliate of Parent designated by Parent, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, MLP, MLP GP or any of their respective Affiliates will be liable to any Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.

Section 2.3 Treatment of Phantom Units and Incentive Distribution Rights.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Vested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall (i) be canceled and converted into the right to receive from Parent (through MLP GP) the Phantom Unit Consideration, (ii) no longer be outstanding and (iii) cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Vested Phantom Units will be required to execute and deliver to MLP GP an acknowledgement in the form attached hereto as Exhibit C (a “Phantom Unitholder Acknowledgement”) on or prior to the Closing.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Unvested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall be amended and converted into the right to receive the following: (i) the regular vesting schedule of each Phantom Unit shall be amended to provide that 50% of such Unvested Phantom Units vest on the six (6) month anniversary of the Closing, with the remaining 50% of such Unvested Phantom Units vesting on the twelve (12) month anniversary of the Closing, with each such Unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and (ii) on the date such Unvested Phantom Unit would vest and be settled in accordance with the applicable terms and conditions of each Unvested Phantom Unit (as amended pursuant to (i) above), each Unvested Phantom Unit shall be paid the Phantom Unit Consideration; provided that such amendment and payment does not trigger Taxes under Section 409A of the Code. Following the payment of the Phantom Unit Consideration with respect to any Unvested Phantom Unit, such Unvested Phantom Unit shall no longer be outstanding and shall cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Unvested Phantom Units will be required to execute and deliver the Phantom Unitholder Acknowledgement on or within five Business Days of the vesting of such Unvested Phantom Unit.

(c) Parent will cause MLP GP to pay the Phantom Unit Consideration (i) to any holder of Vested Phantom Units who executes and delivers to MLP GP a Phantom Unitholder Acknowledgement on or prior to the Closing, as promptly as practicable (but in no event later than three Business Days) following the Closing Date and (ii) to any holder of Unvested Phantom Units who executes and delivers to MLP GP a Phantom Unitholder Acknowledgement in accordance with Section 2.3(b) after the Closing, in accordance with the applicable terms and conditions of such Unvested Phantom Units. No interest will be paid or accrued on any Phantom Unit Consideration. The Phantom Unit Consideration paid will be paid in full satisfaction of all rights pertaining to the Phantom Units formerly outstanding.

(d) Prior to the Effective Time, MLP and MLP GP, including the MLP GP Board and any committee thereof, shall take all action necessary, if any, under the MLP Equity Plans to permit and effect the cancellation and conversion of Vested Phantom Units as contemplated by Section 2.3(a) and the amendment and conversion of Unvested Phantom Units as contemplated by Section 2.3(b).

(e) The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by MLP GP, shall be automatically cancelled at the Closing and shall cease to exist, and no consideration shall be delivered in respect thereof.

Section 2.4 Distributions.

(a) The MLP Entities, including the MLP GP Board and any applicable committee thereof, have adopted and approved the incorporation of Annex I of the MLP Disclosure Letter into MLP’s distribution policy. The MLP Entities shall not take any action, including any amendment or modification of MLP’s distribution policy, that prohibits or restricts, or limits the ability of, any MLP Entity from complying with the terms and conditions of Annex I of the MLP Disclosure Letter.

(b) From the date of this Agreement until the Effective Time, the MLP Entities and the Lightfoot Entities will declare and make any distribution permitted under Section 6.3(d) in accordance with and subject to the limitations of Annex I of the MLP Disclosure Letter.

Section 2.5 Withholding Taxes. Each of Parent, MLP, MLP GP, Merger Sub, any Affiliate of Parent that has been designated by Parent pursuant to this Article II, and the Paying Agent will be entitled to deduct and withhold from the consideration payable pursuant to this Agreement, including to a Unitholder or a holder of Phantom Units, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law. The MLP Entities shall cooperate with Parent in coordinating the deduction and withholding of any Taxes required to be deducted and withheld by any MLP Group Entity under applicable Tax Law, including payroll Taxes relating to payments made in respect of Phantom Units. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts will be treated for the purposes of this Agreement as having been paid to the Person, including the former Unitholder or former holder of Phantom Units, as applicable, in respect of whom such withholding was made.

Section 2.6 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 6.2 and 6.3 or other applicable prohibitions in this Agreement), if between the date of this Agreement and the Effective Time the number of outstanding Common Units have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Merger Consideration will be equitably adjusted to proportionately reflect the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the Unitholders and holders of Phantom Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7 No Dissenters’ Rights. No dissenters’ or appraisal rights are or will be available with respect to the Transactions.

Section 2.8 GP Equity Transfer Covenants. At the Effective Time, (a) LCP GP and Holdings will each execute and deliver to one another the transfer agreement substantially in the form attached hereto as Exhibit A (the “Transfer Agreement”) and Holdings will (or Parent will, on Holdings’ behalf) pay to LCP GP (by wire transfer of immediately available funds) the GP Purchase Price, (b) MLP GP will (i) register the GP Equity Transfer in its books and records and (ii) update its records to reflect Holdings as the member of and registered owner of the GP Equity Interest and (c) LCP GP will deliver to Holdings the resignations of such managers, officers and directors of MLP GP and any of its Subsidiaries as are requested by Parent prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MLP ENTITIES

Except as disclosed in (a) the MLP SEC Documents filed or furnished with the SEC on or after December 31, 2016 and publicly available at least 24 hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive or forward looking in nature) other than for purposes of Section 3.1, Section 3.2 or Section 3.3, or (b) the corresponding sections of the disclosure letter delivered by MLP to Parent (the “MLP Disclosure Letter”) prior to the execution of this Agreement (or disclosed in any other section, subsection or clause of the MLP Disclosure Letter if it is reasonably apparent from the face of such disclosure that such disclosure will be deemed to be disclosed with respect to any other section, subsection or clause of this Agreement) (it being agreed that (i) the inclusion of any item in the MLP Disclosure Letter that qualifies or limits, or discloses information with respect to, any representation or warranty made by MLP or MLP GP (or both of them) shall not constitute or be deemed to constitute an admission by MLP or MLP GP that such item is a fact, event, circumstance or condition required to be disclosed in the MLP Disclosure Letter in order to render true, accurate and complete such representation or warranty and (ii) the express reference to any Section of the MLP Disclosure Letter in any sentence of any representation or warranty made in this Article III shall not imply that the MLP Disclosure Letter does not contain any fact, event, circumstance or condition that qualifies or limits, or discloses information with respect to, any representation or warranty made in this Article III that does not contain an express reference to any Section of the MLP Disclosure Letter), MLP and MLP GP jointly and severally represent and warrant to the Parent Entities as follows:

Section 3.1 Organization.

(a) Each of the MLP Group Entities is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable. Each of the MLP Group Entities has all requisite partnership, corporate, limited liability company power or other applicable power, as applicable, and authority necessary to own or lease all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect.

(b) Each of the MLP Group Entities is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) MLP has made available to Parent true and complete copies of its certificate of limited partnership and the MLP Partnership Agreement (the “MLP Charter Documents”), and true and complete copies of the comparable organizational documents of each of its Subsidiaries and MLP GP and of Gulf LNG, in each case as amended to the date of this Agreement. MLP is in compliance with the terms of the MLP Charter Documents and each of its Subsidiaries and MLP GP is in compliance with its respective organizational or governing documents and the Subsidiary of the MLP that owns the Gulf LNG Interest is not in violation of any of the provisions of the organizational documents of Gulf LNG.

Section 3.2 Capitalization.

(a) As of the date of this Agreement, (i) there are no Partnership Interests or other Equity Securities in MLP issued and outstanding, other than (A) 19,545,944 Common Units, (B) 981,658 Phantom Units, (C) the MLP General Partner Interest and (D) the Incentive Distribution Rights and (ii) there are no Partnership Interests or other Equity Securities in MLP reserved for issuance, other than 968,333 Common Units reserved for issuance pursuant to the settlement of outstanding Phantom Unit awards and 599,446 Common Units reserved for future awards under the MLP LTIP. All outstanding Common Units and Phantom Units have been duly authorized and all Common Units are validly issued and are fully paid, nonassessable (except as such non-assessibility may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA) and free of preemptive rights (except for any preemptive rights provided for in the MLP Partnership Agreement). No Common Units, Phantom Units or other Equity Securities in MLP are held by a Subsidiary of MLP. There are no certificates representing any Partnership Interests, and no such certificates have been issued.

(b) Section 3.2(b)(i) of the MLP Disclosure Letter sets forth, for each Phantom Unit outstanding as of the date hereof, (i) the number of Common Units issuable upon the vesting thereof, (ii) the grant date thereof, (iii) the vesting schedule with respect thereto and (iv) the amount vested and outstanding. All of the outstanding Phantom Units have been issued pursuant to the MLP LTIP. No outstanding Partnership Interests are subject to vesting restrictions or other risk of forfeiture to MLP under the MLP Equity Plans or otherwise. All Phantom Units are evidenced by award agreements, in each case, in the applicable form made available to Parent or filed by MLP with the SEC. Each such Phantom Unit award agreement provides that the MLP LTIP controls in the event of any conflict and no such agreement contains any terms that are materially different from the form applicable thereto. Each Phantom Unit may be treated, by its terms, as set forth in Section 2.3. From the Balance Sheet Date through the date of this Agreement, none of the MLP Group Entities has issued any Equity Securities, other than Phantom Units issued pursuant to the MLP LTIP and any Common Units issued upon the vesting of any Phantom Unit awards.

(c) Except for this Agreement, the MLP Partnership Agreement, the Registration Rights Agreements, the Joliet LLC Agreement, the Gulf LNG LLC Agreement, the MLP LTIP and any awards or award agreements issued pursuant thereto, there are no outstanding Contracts or obligations binding on any of MLP or its Subsidiaries with respect to any of their respective Equity Securities, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of, or (v) granting any preemptive or anti-dilutive rights with respect to, any such Equity Security. All sales, issuances or other transfers of the Equity Securities of the MLP Group Entities prior to the date hereof were at all times registered under the Securities Act and applicable foreign and state securities Laws or were exempt from the registration requirements of the Securities Act and applicable foreign and state securities Laws, or if such Equity Securities were not so registered or exempt, any private rights of action for rescission or damages arising from the failure to register any such Equity Securities are time barred by applicable statutes of limitations or equitable principles, including laches.

(d) Section 3.2(d) of the MLP Disclosure Letter sets forth a complete list of the Subsidiaries of MLP. All the outstanding Equity Interests of each Subsidiary of MLP have been duly authorized and validly issued and are fully paid and nonassessable (except to the extent provided by applicable Law) and are owned and held by MLP free and clear of all Liens other than Liens under the Existing MLP Credit Facility and transfer restrictions under applicable securities Laws. Except for MLP’s ownership of the Subsidiaries listed in Section 3.2(d) of the MLP Disclosure Letter, MLP and its Subsidiaries do not directly or indirectly, beneficially or of record, own any Equity Securities of any other Person, or have any obligations or have made any Contract to acquire any Equity Securities of, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than the MLP’s indirect 10.322% limited liability company interest in Gulf LNG (the “Gulf LNG Interest”). The MLP is the indirect record and beneficial owner of the Gulf LNG Interest, free and clear of all Liens other than Liens under the Existing MLP Credit Facility and transfer restrictions under applicable securities Laws.

Section 3.3 Authorization.

(a) Each of the MLP Entities has all necessary limited liability company or limited partnership power and authority and has taken all action necessary in order to execute and deliver this Agreement and to consummate the Transactions, subject to, only in the case of consummating the Merger, obtaining the consent of the holders of a Unit Majority approving this Agreement and the Merger in compliance with the DRULPA and the MLP Partnership Agreement (the “MLP Unitholder Approval”). Subject to obtaining the MLP Unitholder Approval, the execution, delivery and performance by the MLP Entities of this Agreement, and the consummation by the MLP Entities of the Transactions, have been duly authorized and approved by the MLP GP Board. Except for obtaining the MLP Unitholder Approval for the adoption of this Agreement and consummation of the Merger, no other entity action on the part of the MLP Entities is necessary to authorize the execution, delivery and performance by the MLP Entities of this Agreement and the consummation of the Transactions other than such actions that have been taken as of the date hereof. This Agreement has been duly executed and delivered by the MLP Entities and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of each of the MLP Entities, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) MLP Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests or other Equity Interests of any of the MLP Group Entities that remains necessary to approve this Agreement.

Section 3.4 Noncontravention. Neither the execution and delivery of this Agreement by the MLP Entities nor the consummation by the MLP Entities of the Transactions, nor compliance by the MLP Entities with any of the terms or provisions of this Agreement, will (a) assuming that the MLP Unitholder Approval is obtained, conflict with or violate any provision of the MLP Charter Documents or any of the comparable organizational documents of the other MLP Group Entities, (b) assuming that the Consents referred to in Section 3.5 and the third party consents or approvals listed in Section 3.4 of the MLP Disclosure Letter and the MLP Unitholder Approval are obtained and the filings referred to in Section 3.5 are made, (i) violate, in any material respect, any Law or Order applicable to the MLP Group Entities or by which they or any of their respective properties or assets may be bound or affected, (ii) violate or conflict with, in any material respect, or result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material Lien upon any of the respective properties or assets of, the MLP Group Entities under any Permit (including any Environmental Permit) to which any of the MLP Group Entities is a party or by which they or any of their respective properties or assets may be bound or affected, (iii) violate or conflict with, or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the MLP Group Entities under any Contract to which any of the MLP Group Entities is a party or by which they or any of their respective properties or assets may be bound or affected, except for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect or (iv) result in the exercisability of any right to purchase or acquire any material asset of the MLP Group Entities.

Section 3.5 Governmental Approvals. Other than (a) the filing of the Proxy Statement to be sent to the Unitholders pursuant to Section 6.1 with the SEC, (b) (i) the filing of a Notification and Report Form by MLP pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder, (ii) such filings set forth in Section 3.5 of the MLP Disclosure Letter that MLP has determined in good faith, after consultation with Parent and outside counsel, are necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws of any jurisdiction and (iii) any other filings in connection with the Transactions required under the HSR Act (clauses (i), (ii) and (iii) above, collectively, the “Antitrust Consents”), (c) filings required by the applicable requirements of the Securities Act and the Exchange Act, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (e) any notice pursuant to the rules and regulations of the NYSE (collectively, clauses (c), (d) and (e), the “Other Governmental Consents”), and assuming the accuracy of the representations and warranties of the Parent Entities in Section 5.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by the MLP Entities and the consummation by the MLP Entities of the Transactions, except for any such Consents that, if not obtained, made or given, would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect.

Section 3.6 MLP SEC Documents; Undisclosed Liabilities.

(a) Since July 29, 2013, all MLP SEC Documents (except for the Proxy Statement, which is addressed in Section 6.1(b)) have been timely filed or furnished to the SEC in accordance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. All MLP SEC Documents (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the NYSE and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, or if amended, supplemented or superseded, as finally amended, supplemented or superseded prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. MLP has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and any MLP Group Entity, on the other hand, occurring since July 29, 2013, other than any thereof that is publicly available on the SEC’s website. There are no outstanding or unresolved comments received from the SEC staff with respect to the MLP SEC Documents. To the Knowledge of the MLP, no MLP SEC Document is the subject of ongoing SEC review or investigation. None of MLP’s Subsidiaries or MLP GP is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The historical consolidated financial statements of MLP included in the MLP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MLP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal and immaterial year-end audit adjustments).

(c) MLP has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to MLP and its consolidated Subsidiaries required to be disclosed by MLP in the MLP SEC Documents under the Exchange Act is accumulated and communicated to the MLP GP’s principal executive officer and its principal financial officer (the “Principal Officers”) to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by MLP in the MLP SEC Documents under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Principal Officers have disclosed, based on their most recent evaluation, to MLP’s auditors and the audit committee of the MLP GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect MLP’s ability to record, process, summarize and report financial data and have identified for MLP’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MLP’s internal controls. The Principal Officers have made all certifications required by the Sarbanes-Oxley Act and the Exchange Act with respect to the MLP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of the MLP has completed its assessment of the effectiveness of MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. To the Knowledge of the MLP Entities, as of the date of this Agreement there are no facts or circumstances that would prevent the Principal Officers from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. MLP is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and, to the Knowledge of the MLP Entities, no employee of the MLP Group Entities has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by any MLP Group Entity. No MLP Group Entity nor, to the Knowledge of the MLP Entities, any of their respective Representatives has received any substantive complaint, allegation, assertion or claim, whether written or oral, that an MLP Group Entity has engaged in questionable accounting or auditing practices. No current or former attorney representing any MLP Group Entity has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the MLP Group Entities or any of their respective managers, officers, directors, employees or agents, to the current MLP GP Board or any committee thereof or to any current manager, director or executive officer of the MLP Entities.

(d) Without limiting the generality of Sections 3.6(a) through 3.6(c), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of MLP as a result of or in connection with any disagreement with MLP on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of MLP GP has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by MLP with the SEC since July 29, 2013 and (iii) no enforcement action has been initiated or, to the Knowledge of the MLP Entities, threatened in writing against MLP by the SEC relating to disclosures contained in any MLP SEC Document.

(e) Except (i) as reflected or otherwise reserved against on the consolidated balance sheet of MLP and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the MLP SEC Documents filed by MLP and publicly available prior to the date of this Agreement, and as updated on the consolidated balance sheet of MLP and its Subsidiaries as of the most recent quarter (including the notes thereto) included in the MLP SEC Documents filed by MLP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business (x) that have been paid, or are not yet due and payable or are being contested in good faith, in each case for which adequate reserves have been established in accordance with GAAP or (y) that are described in Section 3.6(e) of the MLP Disclosure Letter and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, neither MLP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of MLP prepared in accordance with GAAP or the notes thereto in order for such balance sheet to fairly and completely present MLP’s financial position in all material respects.

(f) Neither MLP nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among MLP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of

Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, MLP in MLP’s published financial statements or any MLP SEC Documents.

Section 3.7 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date and except to the extent arising out of or resulting from any change, event, effect, occurrence, state of facts or developments that may arise after the date hereof and that are listed in Section 3.7(a) of the MLP Disclosure Letter, there have not been any changes, events, effects, occurrences, states of facts or developments that, individually or in the aggregate with all other changes, events, effects, occurrences, states of facts or developments, have had or would reasonably be expected to have an MLP Material Adverse Effect.

(b) From the Balance Sheet Date through the date of this Agreement, (i) except for this Agreement and the Transactions, the MLP Group Entities have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) no MLP Group Entity has taken any action that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would constitute a breach of Sections 6.3(a), (c), (d), (h), (i), (k), (l), (m), (n) or (o).

Section 3.8 Legal Proceedings. No Proceeding is pending or, to the Knowledge of the MLP Entities, is threatened, against or affecting any MLP Group Entity or their respective assets (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of any MLP Group Entity that (a) would, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect or (b) as of the date of this Agreement, challenges the validity or propriety of any of the Transactions or otherwise seeks to prevent or materially delay consummation of any of the Transactions or performance by the MLP Entities of any of their respective material obligations under this Agreement. None of the MLP Group Entities is a party to, and none of the MLP Group Entities or their respective assets are subject to the provisions of, any Orders of, or promulgated or issued by or with (or settlement or consent Contract subject to), any Governmental Authority that, individually or in the aggregate, (i) has resulted, or would reasonably be expected to result, in an MLP Material Adverse Effect or (ii) challenges the validity or propriety of the Transactions or otherwise seeks to prevent or materially delay consummation of the Transactions or performance by the MLP Entities of any of their respective material obligations under this Agreement.

Section 3.9 Compliance with Laws; Permits.

(a) Compliance with Laws. None of the MLP Group Entities has been, or is, in conflict with, in default under or in violation of any Law applicable to any MLP Group Entity or by which any property or asset of the MLP Group Entities is bound or affected, in each case, that would reasonably be expected, individually or in the aggregate, to result in an MLP Material Adverse Effect. Since the date of formation of MLP, no written notice, written charge, written allegation or written assertion has been received by the MLP Group Entities or, to the Knowledge of the MLP Entities, threatened against any MLP Group Entity alleging any actual or potential violation of or non-compliance with any of the foregoing other than any thereof, individually or in the aggregate, that has not had or would not reasonably be expected to have an MLP Material Adverse Effect.

(b) Permits. The MLP Group Entities are in possession of all Permits necessary for the MLP Group Entities to own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted, except where the failure to be in possession of such Permits would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an MLP Material Adverse Effect. Each of the MLP Group Entities is not, and since the date of formation of MLP have not been, in violation or breach of, or default under, any such Permit, except where such violation, breach or default would not have, individually or in the aggregate, an MLP Material Adverse Effect. No suspension, modification, revocation or cancellation of any of such Permits is pending or, to the Knowledge of the MLP Entities, threatened, nor, to the Knowledge of the MLP Entities, do reasonable grounds exist for any such action, except for any such suspension, modification, revocation or cancellation that would not reasonably be expected, individually or in the aggregate, to result in an MLP Material Adverse Effect.

Section 3.10 Prohibited Payments.

(a) None of the MLP Group Entities, directly or indirectly through its Representatives or any other Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), has, since the date of formation of MLP, (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or controlled entities), any political Party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (A) for the purpose of (1) influencing any act or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, (3) assisting the MLP Group Entities or any of their respective Representatives in obtaining or retaining business for or with, or directing business to, any Person, (4) securing any improper advantage or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Authority or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The MLP Group Entities have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). No MLP Group Entity has received any communication from a Governmental Authority that alleges that any MLP Group Entity, or any Representative (as defined below) thereof, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Anti-corruption Laws.

(b) Neither the MLP Group Entities nor, to the Knowledge of the MLP Entities, any of their respective employees (in the context of their employment) has been convicted of violating any Anti-corruption Laws or subjected to any Proceeding by a Governmental Authority for potential corruption, fraud or violation of any applicable Anti-corruption Laws.

Section 3.11 Export Controls.

(a) No MLP Group Entity, nor, to the Knowledge of the MLP Entities, any of their respective Representatives (in each case, acting in their capacities as such), has had any reasonable basis for believing that, since the date of formation of MLP, any of the foregoing Persons has violated any applicable export or import control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. There are no Contracts between any MLP Group Entity and any Person engaged in international trade or export on behalf of the MLP Group Entities (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List). No export or import Permits, license exceptions or other Consents are required to operate the business of the MLP Group Entities as currently conducted.

(b) In addition, the MLP Group Entities are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Authority within, and any Person organized or domiciled in or that is a citizen of, Cuba, Iran, the Republic of North Korea, the Republic of the Sudan, Syria, the Crimea Region of the Ukraine or any other country or territory against which the United States maintains comprehensive trade sanctions and/or economic embargoes.

Section 3.12 Antitrust Laws. None of the MLP Group Entities is, or since the date of formation of MLP has been, in conflict with, default under or violation of, or is being or, since the date of formation of MLP has been, charged by any Governmental Authority with, or to the Knowledge of the MLP Entities, investigated for, a violation of any Antitrust Law applicable to any MLP Group Entity. To the Knowledge of the MLP Entities, no investigation or review by any Governmental Authority under any Antitrust Law with respect to any MLP Group Entity is pending or threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, except in connection with the transactions provided for herein.

Section 3.13 Tax Matters.

(a) All material Tax Returns that were required to be filed by or with respect to the MLP Group Entities have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes owed by the MLP Group Entities that are or have become due (whether or not shown on any Tax Returns) have been timely paid in full or an adequate reserve for the payment of such Taxes has been established and maintained in accordance with GAAP in MLP’s financial statements included in the MLP SEC Documents;

(c) All Tax withholding and deposit requirements imposed on or with respect to the MLP Group Entities have been satisfied in all material respects.

(d) The MLP Group Entities have complied in all material respects with applicable Law (including any record-keeping and documentation requirements related to sales Tax and escheat and unclaimed property) related to withholding and payment of Taxes, including Taxes required to be withheld and timely paid to the appropriate authorities with respect to amounts paid to any third party (including income, social security and employment Tax withholding for all types of compensation).

(e) There are no material Liens for Taxes (other than statutory Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in MLP’s financial statements included in the MLP SEC Documents) on any of the assets of the MLP Group Entities.

(f) There are no material audits, examinations, investigations or other Proceedings pending or threatened in writing in respect of Taxes or Tax matters of any MLP Group Entity (including any audits, examinations, investigations or other Proceedings involving any of their respective Affiliates if related to Taxes or Tax matters for which any MLP Group Entity may have liability or responsibility).

(g) There is no written claim against any MLP Group Entity for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any MLP Group Entity, except for such claims, assessments, deficiencies or adjustments that would not reasonably be expected to, individually or in the aggregate, exceed $1,000,000.

(h) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any MLP Group Entity or any waiver or Contract for any extension of time for the assessment or payment of any Tax of or with respect to any of the MLP Group Entities.

(i) None of the MLP Group Entities will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the

Closing Date, as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of state, local, or non-U.S. Law, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) closing agreement described in Section 7121 of the Code or any similar Contract or provision of state, local or non-U.S. Law executed on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code or any similar provision of state, local or non-U.S. Law.

(j) None of the MLP Group Entities is a party to a Tax allocation or sharing Contract, and no payments are due or will become due by any MLP Group Entity pursuant to any such Contract or any Tax indemnification Contract.

(k) None of the MLP Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than MLP or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(l) MLP is and at all times since its formation has been properly classified as a partnership for U.S. federal income Tax purposes, and not as an association taxable as a corporation, including under Section 7704 of the Code.

(m) For each taxable year of MLP ending after its initial public offering, at least 90% of the gross income of MLP has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(n) Each MLP Group Entity (other than MLP and Joliet, which are classified for U.S. federal income Tax purposes as domestic partnerships) is and has been since its formation properly classified as a disregarded entity for U.S. federal income Tax purposes.

(o) No MLP Group Entity has obtained or requested a “private letter ruling” from the United States Internal Revenue Service.

(p) No Contract or other document related to any MLP Group Entity prohibits any of the Transactions because they will or could cause a “termination” of any MLP Group Entity for purposes of Section 708 of the Code.

(q) No written claim or inquiry has ever been made by a Governmental Authority in a jurisdiction where any MLP Group Entity does not file Tax Returns that such MLP Group Entity is or may be subject to taxation by that jurisdiction.

(r) To the Knowledge of the MLP Entities, the Transactions (and the resulting termination of the MLP for federal income Tax purposes) will not terminate any material Tax incentive, holiday, abatement, or special appraisal method used by any MLP Group Entity.

(s) The MLP Group Entities have not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(t) MLP has made available to Parent true and correct copies of all material income Tax Returns of each MLP Group Entity filed with federal Governmental Authorities in the United States and any other foreign countries in which such a Tax Return has been filed since January 1, 2013.

Section 3.14 Employee Benefits.

(a) Section 3.14(a) of the MLP Disclosure Letter is a true, correct and complete list of all material MLP Benefit Plans.

(b) Correct and complete copies of the following materials have been made available to Parent, to the extent applicable: (i) all plan documents for each MLP Benefit Plan or, in the case of an unwritten MLP Benefit Plan, a written description thereof, and all amendments thereto, (ii) all determination letters from the IRS with respect to any of the MLP Benefit Plans, (iii) all summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the MLP Benefit Plans and (iv) all trust Contracts, insurance Contracts, and other documents relating to the funding or payment of benefits under any MLP Benefit Plan.

(c) No MLP Group Entity nor any of their respective ERISA Affiliates currently has, and at no time in the past six years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 4001(a) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d) No dispute, arbitration or other Proceeding is pending or, to the Knowledge of the MLP Entities, threatened (i) with respect to any MLP Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the terms of any MLP Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such MLP Benefit Plan, in each case except as would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect, nor to the Knowledge of the MLP Entities, in the case of clauses (i), (ii) and (iii), is there any basis for one.

(e) Each MLP Benefit Plan has been maintained, funded and administered in compliance with its terms and any related documents or Contracts and in compliance with applicable Law, including ERISA and the Code, except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect. Any MLP Benefit Plan intended to be qualified under Section 401 of the Code has received (or made a timely filing for) a favorable determination or opinion letter from the United States Internal Revenue Service that has not been revoked, and each trust created thereunder has been determined by the United States Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code, and to the Knowledge of the MLP Entities, no fact or event has occurred since the date of any such determination that would reasonably be expected to result in an MLP Material Adverse Effect. To the Knowledge of the MLP Entities, no MLP Group Entity, nor any of their respective ERISA Affiliates has engaged in a transaction with respect to any MLP Benefit Plan for which they would reasonably be expected to be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code. No MLP Group Entity maintains or contributes to or is required to contribute to any plan or Contract which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, except as required by applicable Law.

(f) All contributions, premiums and other payments due from any MLP Group Entity required by applicable Law or any MLP Benefit Plan have been made or properly accrued in all material respects under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(g) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, individual, consultant or officer of an MLP Group Entity to any severance pay, retention bonuses or any similar payment other than pursuant to the change of control agreements listed in Section 3.14(g) of the MLP Disclosure Letter (the “Change of Control Agreements”), (ii) accelerate the time of payment, vesting, or funding, or increase the amount of any compensation due any such employee, individual, consultant or officer other than the accelerated vesting of the outstanding Phantom Units issued pursuant to the MLP LTIP and (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, individual, consultant or officer. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, manager, officer or director of any MLP Group Entity or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination Contract, other compensation Contract or MLP Benefit Plan currently in effect would reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No manager, director, officer, employee or other service provider of any MLP Group Entity is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any Contract with any MLP Group Entity.

(h) Each MLP Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code, complies in form and operation with Section 409A such that no additional tax would be due in respect of any such arrangement, except as would not reasonably be expected to result in an MLP Material Adverse Effect.

(i) No MLP Benefit Plan is subject to the Laws of any Governmental Authority other than those of the United States.

(j) With respect to each group health plan benefiting any current or former employee of an MLP Entity or any ERISA Affiliate that is subject to Section 4980B of the Code, each MLP Entity and each ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except for any noncompliance which would not reasonably be expected to result in an MLP Material Adverse Effect.

(k) No MLP Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any MLP Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(l) No MLP Group Entity has agreed or committed (i) to institute any plan, program or other agreement for the benefit of employees or former employees of an MLP Group Entity, which, if in effect on the date of this Agreement would be an MLP Benefit Plan, other than the MLP Benefit Plans in effect on the date of this Agreement, or (ii) except as required by the terms of the MLP Benefit Plans or applicable Law, to make any amendments to any of the MLP Benefit Plans.

Section 3.15 Labor Matters.

(a) Except as set forth in Section 3.15 of the MLP Disclosure Letter, none of the employees of any MLP Group Entity is represented in his or her capacity as an employee of any MLP Group Entity by any labor organization. Except as set forth in Section 3.15 of the MLP Disclosure Letter, no MLP Group Entity has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of an MLP Group Entity, nor has an MLP Group Entity entered into any collective bargaining agreement or union Contract recognizing any labor organization as the bargaining agent of any employees of an MLP Group Entity.

(b) No MLP Group Entity has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of any MLP Group Entity with respect to such matters and, to the Knowledge of the MLP Entities, no such investigation is in progress. There is no (and, during the two-year period preceding the date of this Agreement, has not been any) (i) strike or lockout with respect to any employees of any MLP Group Entity, (ii) to the Knowledge of the MLP Entities, union organizing effort pending or threatened against any MLP Group Entity, (iii) except as would not reasonably be expected to result in an MLP Material Adverse Effect, unfair labor practice or labor dispute with respect to any employees of any MLP Group Entity, (iv) labor Proceeding pending or, to the Knowledge of the MLP Entities, threatened against any MLP Group Entity or

(v) slowdown, or work stoppage in effect or, to the Knowledge of the MLP Entities, threatened with respect to any employees of any MLP Group Entity. No MLP Group Entity has any liabilities under the Worker Adjustment and Retraining Act of 1988 as a result of any action taken by any MLP Group Entity which remains outstanding and unsatisfied. Each MLP Group Entity is, and during the two-year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors), except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect.

Section 3.16 Environmental Matters.

(a) (i) The MLP Group Entities are now and have been since the date of formation of MLP in compliance in all material respects with all applicable Environmental Laws; and (ii) each MLP Group Entity has obtained, maintained, and been in compliance in all material respects with all Environmental Permits necessary for the conduct and operation of the business and the ownership, occupation or use of the Owned Real Property and the Leased Real Property.

(b) No Release has occurred on, under or emanating from any property currently or, to the Knowledge of the MLP Entities, formerly owned, leased or operated by any MLP Group Entity, and none of the MLP Group Entities has manufactured, distributed, treated, stored, disposed of, handled, Released, transported or arranged for the transport of Hazardous Materials, including to any off-site location, or exposed any Person to Hazardous Materials, in each case so as to give rise to any current or future liabilities of any MLP Group Entity under Environmental Laws or Environmental Permits other than any liability that has not had, or would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) None of the MLP Group Entities have entered into or agreed to any consent order, decree or Contract, or are subject to or have received any notice of violation, claim, settlement, Contract or Order, in each case relating to liability under any Environmental Law other than any thereof that has not had, or would not reasonably expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(d) The current limitations and restrictions under the Environmental Permits of the MLP Group Entities authorize operation of the MLP Group Entities’ facilities and conducting the business as currently conducted, except where the failure to have such authorization has not had, or would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Except as listed on Section 3.16(e) of the MLP Disclosure Letter, there are no Liens, notices or Proceedings pending or, to the Knowledge of the MLP Entities, threatened regarding any actual or potential liability under, violation of, or non-compliance with, any Environmental Law or Environmental Permit other than any liability, violation or non-compliance that has not had, and would not reasonably expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(f) The MLP Group Entities have made available copies of all Phase I and Phase II environmental site assessments prepared since the date of formation of MLP and in possession or control of or reasonably available to the MLP Group Entities pertaining to any property currently or formerly owned or leased by the MLP Group Entities.

Section 3.17 Contracts.

(a) Section 3.17(a) of the MLP Disclosure Letter contains a true and complete list of all Contracts to which any of the MLP Group Entities is a party in effect on the date of this Agreement and which falls within any of the categories listed below (each Contract that is described in this Section 3.17(a), and each Contract entered into after the date of this Agreement that, if existing on the date of this Agreement would be of a type described in this Section 3.17, being an “MLP Material Contract”):

(i) any Contract that (A) limits or purports to limit, curtail or restrict, in any material respect, the freedom of any MLP Group Entity or any of their respective current or future Affiliates (including Parent and its Affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (B) includes “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person (other than any terminal services Contract to which any MLP Group Entity is a party that includes any obligation on the part of any customer thereunder to pay for any throughput, storage or other service thereunder whether or not such customer uses such service) or (C) includes pricing or margin provisions that provide “most favored nation,” rebates, refunds, or volume discounts or similar provisions with respect to pricing (other than any terminal services Contract that has been entered into by any MLP Group Entity in the ordinary course of business and whose pricing structure changes based on the level of storage or throughput or other similar activities of the customer party thereto) that would be applicable to Parent and its Affiliates (including the MLP Entities) after the Effective Time, except for any Contract that may be cancelled without penalty or termination payments by any MLP Group Entity upon notice of 60 days or less;

(ii) any joint venture, partnership, strategic alliance partnership, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership or joint venture in which any MLP Group Entity owns any interest;

(iii) any Contract (other than any Contract with a Significant Customer or Significant Supplier) that involves aggregate expenditures or receipts in excess of $5,000,000, except for any Contract that may be cancelled without penalty or termination payments by the applicable MLP Group Entity upon notice of 60 days or less;

(iv) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any MLP Group Entity to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(v) any Contract for any acquisition or sale of a Person or any division thereof (whether of equity or of assets or liabilities) (A) with a purchase price in excess of $5,000,000, if such Contract was entered into on or after December 31, 2015, (B) that contains ongoing “earn-out” or other contingent payment obligations or (C) that contains ongoing indemnification obligations with respect to any material covenants that, in the MLP’s reasonable judgment, remain unperformed or with respect to material representations (excluding title, authority and other fundamental representations) the express survival period as to which has not expired;

(vi) any Contract relating to indebtedness for borrowed money or any financial guaranty (including any guaranty by any MLP Group Entity of any obligations of any third party) (A) in excess of $1,000,000 individually or (B) relating to the creation of any Lien, other than Permitted Liens, with respect to any material asset of any MLP Group Entity;

(vii) each lease, sublease or license for each Material Leased Real Property;

(viii) any Contract (A) with any Significant Customer, other than Contracts with sales revenues of less than $250,000 for the twelve month period ended December 31, 2016, or (B) with any Significant Supplier;

(ix) any Contract with any Governmental Authority (for the avoidance of doubt, not including: (A) Permits; and (B) whether or not a Permit, any spill prevention control and countermeasure plan, facility security plan, facility response plan, dock operations manual or similar type of operations plan to the extent, in each case, entered into or adopted by the MLP or any Subsidiary thereof in the ordinary course of business and consistent with past practices);

(x) any Contract with respect to Intellectual Property that is material to the conduct of the MLP Group Entities’ business as currently conducted, except Contracts for “off-the-shelf” or “shrink-wrap” software licensed to any MLP Group Entity;

(xi) any Contract related to a Derivative Transaction;

(xii) any employment, retirement, consulting, management, severance, change of control, retention, termination, indemnification or similar compensation or benefits Contract with any director, officer, manager, employee, consultant or independent contractor which Contract provides for aggregate compensation from any MLP Group Entity in excess of $200,000; or

(xiii) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect, each of the MLP Material Contracts is a valid, binding and enforceable obligation of the MLP Group Entities and, subject to the Bankruptcy and Equity Exception, in accordance with its terms and is in full force and effect, and each of the MLP Group Entities (and, to the Knowledge of the MLP Entities, each other Party thereto), has performed in all material respects all obligations required to be performed by it under each MLP Material Contract. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in an MLP Material Adverse Effect, (i) none of the MLP Group Entities is (with or without notice, lapse of time or both) in breach or default under any MLP Material Contract, (ii) to the Knowledge of the MLP Entities, no other party to any such MLP Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder and (iii) except as described in Section 3.17(b) of the MLP Disclosure Letter, none of the MLP Group Entities has received written notice from any other party to any MLP Material Contract of any intention to cancel or terminate such MLP Material Contract.

Section 3.18 Real Property and Personal Property.

(a) MLP or its applicable Subsidiary has good, valid and indefeasible fee simple title to each material parcel of real property, including any improvements, buildings or other structures thereon, owned by MLP or any of its Subsidiaries (collectively, the “Owned Real Property”), free and clear of all Liens, other than (i) Permitted Liens and (ii) Liens that, individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have an MLP Material Adverse Effect. Section 3.18(a) of the MLP Disclosure Letter sets forth a true and complete list of all Owned Real Property.

(b) MLP or its applicable Subsidiary has good and valid leasehold or subleasehold, as applicable, in each material parcel of real property leased, subleased or otherwise occupied by any MLP Group Entity (other than Owned Real Property and Rights-of-Way), including any improvements, buildings or other structures thereon (collectively, the “Leased Real Property”), free and clear of any Liens, other than (i) Permitted Liens and (ii) Liens that, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect. There is no Leased Real Property other than Material Leased Real Property, the leases, subleases or licenses for which are listed in Section 3.17(a)(vii) of the MLP Disclosure Letter, and such other leased real property that does not constitute Material Leased Property.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an MLP Material Adverse Effect, MLP or one of its Subsidiaries owns or leases all of the personal property reflected in the most recent consolidated balance sheet of MLP filed or incorporated by reference in the MLP SEC Documents prior to the date of this Agreement, other than personal property sold or otherwise disposed of in the ordinary course of business since December 31, 2016 (collectively, the “Personal Property”). MLP or one of its Subsidiaries has, and immediately following the Effective Time will continue to have, good and valid title to all material owned Personal Property, and good and valid leasehold interests in all material leased or subleased Personal Property, in each case, free and clear of any Liens, other than (w) as otherwise disclosed in Section 3.18(c) of the MLP Disclosure Letter, (x) Permitted Liens, (y) Liens created as a result of actions or omissions by any of the Parent Entities after the date of this Agreement and (z) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Each of the MLP Group Entities owns or has the right to use (free and clear of any Liens, other than Permitted Liens) such consents, easements, rights-of-way, licenses or similar interests in real property (collectively, “Rights-of-Way”) as are necessary to conduct its business in the manner described in the MLP SEC Documents, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Each such Right-of-Way is valid and enforceable, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exception, and grants the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the businesses of the MLP Group Entities, except where the failure of any such Right-of-Way to be valid or enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Each of the MLP Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and, to the Knowledge of the MLP Entities, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for any failure to fulfill or perform or any such revocations, terminations and impairments that would not, individually or in the aggregate, result in an MLP Material Adverse Effect, and no such Rights-of-Way contain any restriction that materially prevents the operation of the businesses of the MLP Group Entities, taken as a whole, and as currently conducted.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect, (i) no MLP Group Entity has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of the MLP Entities, there are no such Proceedings threatened, affecting any portion of the Owned Real Property, Leased Real Property or Rights-of-Way and (ii) no MLP Group Entity has received written notice of the existence of any pending Proceeding, and, to the Knowledge of the MLP Entities, there is no such Proceeding threatened, relating to the ownership, license, use, occupancy or operation by any MLP Group Entity of the Owned Real Property, Leased Real Property or Rights-of-Way.

Section 3.19 Intellectual Property. The MLP Group Entities own or have the right to use all Intellectual Property necessary for the operation of the businesses of the MLP Group Entities as presently conducted (collectively, the “MLP Group Intellectual Property”) free and clear of all Liens except for Permitted Liens and except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have an MLP Material Adverse Effect. To the Knowledge of the MLP Entities, the use of the MLP Group Intellectual Property by the MLP Group Entities in the operation of the business of the MLP Group Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have an MLP Material Adverse Effect.

Section 3.20 Insurance. The MLP Group Entities maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts as the MLP Group Entities reasonably believe to be customary for the businesses in which they operate. Section 3.20 of the MLP Disclosure Letter lists the current annual premiums paid by the MLP Group Entities for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, (a) all insurance policies maintained by the MLP Group Entities (collectively, “Insurance Policies”) are in full force and effect and all premiums due and payable thereon have been paid, (b) no MLP Group Entity is in breach or default of any of the Insurance Policies, and no MLP Group Entity has taken any action or failed to take any action which (with or without notice or the lapse of time or both) would constitute such a breach or default or permit termination or modification of any of the Insurance Policies, (c) the MLP Group Entities have not received any notice of termination or cancellation with respect to any Insurance Policy or, since January 1, 2014, denial of coverage with respect to any material claim made thereunder and (d) none of the MLP Group Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the MLP Disclosure Letter sets forth a list showing each customer of MLP and its Subsidiaries to which sales by MLP and its Subsidiaries, taken as a whole, were in excess of $1,000,000 during the twelve month period ending on December 31, 2016 (each, a “Significant Customer”). Since March 31, 2017 and except as set forth in Section 3.21(a) of the MLP Disclosure Letter, to the Knowledge of the MLP Entities, no Significant Customer has indicated an intention to (i) terminate its relationship with, or otherwise stop purchasing products from, MLP or its Subsidiaries or (ii) change, materially and adversely, the terms and conditions on which it purchases products from MLP or its Subsidiaries.

(b) Section 3.21(b) of the MLP Disclosure Letter sets forth a list showing each supplier of MLP and its Subsidiaries that had sales to MLP and its Subsidiaries, taken as a whole, in excess of $5,000,000 during the twelve month period ending on December 31, 2016 (each, a “Significant Supplier”). Since March 31, 2017 and except as set forth in Section 3.21(b) of the MLP Disclosure Letter, to the Knowledge of the MLP Entities, no Significant Supplier has indicated an intention to (i) terminate its relationship with, or otherwise stop supplying, MLP or its Subsidiaries or (ii) change, materially and adversely, the terms and conditions on which it is prepared to supply MLP or its Subsidiaries.

Section 3.22 Related Party Transactions. There are no Contracts between or among any MLP Group Entities, on the one hand, and any Affiliate of any MLP Group Entity or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC other than those that have been disclosed in the MLP SEC Documents and the Transaction Documents. None of the MLP Group Entities is party to any Contract or other transaction with any holder of 5% or more of any of the Common Units, Phantom Units or other Partnership Interests or other Equity Securities of any of the MLP Group Entities, respectively, or any director, manager, officer, employee or Affiliate of the MLP Group Entities, or to any familial relative of any of the foregoing, except (w) as described in Section 3.22 of the MLP Disclosure Letter, (x) as described in the MLP SEC Documents, (y) for employment or compensation Contracts (including any award pursuant to any MLP Benefit Plan and the Change of Control Agreements) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice and (z) the Transactions. Solely for purposes of this Section 3.22, MLP shall not be deemed to be an Affiliate of any wholly owned Subsidiary of MLP, or Joliet and its wholly owned Subsidiaries, and no wholly owned Subsidiary of MLP, or Joliet and its wholly owned Subsidiaries, shall be deemed to be an Affiliate of MLP or any other wholly owned Subsidiary of MLP or Joliet or its wholly owned Subsidiaries.

Section 3.23 Regulatory Matters. None of MLP Group Entities is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except as described in Section 3.23 of the MLP Disclosure Letter, none of the MLP Group Entities owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (a) regulation by the U.S. Federal Energy Regulatory

Commission under the Natural Gas Act of 1938, as amended, or (b) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 3.24 Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 5.7, none of the information supplied or to be supplied by the MLP Entities in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any other filings made by, or required to be made by MLP with the SEC in connection with the Transactions (collectively, and together with the Proxy Statement, and any amendments thereof or supplements thereto, the “Transaction Filings”) will, when filed with the SEC or when distributed or disseminated to the Unitholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the MLP Entities make no representation or warranty with respect to any information provided by or on behalf of any of the Parent Entities or their respective Representatives in writing specifically for inclusion or incorporation by reference in the Transaction Filings.

Section 3.25 Takeover Laws. Assuming the accuracy of the representation and warranty contained in Section 5.3(c), the action of the MLP GP Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions any Takeover Laws and any similar provision of the MLP Charter Documents. There is no unitholder rights plan, “poison pill” or similar Contract in effect to which MLP is a party or otherwise bound.

Section 3.26 Opinion of MLP Committee Financial Advisor. The GP Conflicts Committee has received the opinion of Tudor Pickering Holt & Co. Advisors LP (the “MLP Committee Financial Advisor”), dated August 29, 2017, to the effect that, as of the date of such opinion, and subject to the assumptions and qualifications set forth therein, the Public Merger Consideration to be paid to the Public Unitholders (as defined in such opinion), other than the Excluded Holders (as defined in such opinion), pursuant to this Agreement, is fair from a financial point of view, to such holders (the “MLP Fairness Opinion”). MLP has been authorized by the MLP Financial Advisor to permit the inclusion of the MLP Fairness Opinion in the Proxy Statement.

Section 3.27 Brokers. Except for the MLP Committee Financial Advisor, the fees and expenses of which will be paid by MLP, no MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to, any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions based on Contracts made by or on behalf of any MLP Group Entity (including, for the avoidance of doubt, with respect to Citigroup Global Markets Inc., in its capacity as financial advisor to the MLP Entities (“MLP Financial Advisor”) or to the Lightfoot Entities, the fees and expenses of which will be paid by the Lightfoot Entities.

Section 3.28 Acknowledgement by MLP and MLP GP. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made (i) in any Letter of Transmittal, (ii) in connection with any payment of Merger Consideration through DTC, (iii) in any Phantom Unitholder Acknowledgement, (iv) in the Support Agreements or (v) in any certificate required to be delivered under Section 6.17, none of the Parent Entities or any other Person, is making or has made, and neither MLP nor MLP GP is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions, any of the Parent Entities, or on the accuracy or completeness of any information regarding any of the Parent Entities or any other material furnished or provided to MLP or MLP GP or made available to MLP or MLP GP in any form, in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LIGHTFOOT ENTITIES

Except as disclosed in the corresponding sections of the MLP Disclosure Letter prior to the execution of this Agreement (or disclosed in any other section, subsection or clause of the MLP Disclosure Letter if it is reasonably apparent from the face of such disclosure that such disclosure will be deemed to be disclosed with respect to any other section, subsection or clause of this Agreement) (it being agreed that (i) the inclusion of any item in the MLP Disclosure Letter that qualifies or limits, or discloses information with respect to, any representation or warranty made by a Lightfoot Entity (or both of them) shall not constitute or be deemed to constitute an admission by a Lightfoot Entity that such item is a fact, event, circumstance or condition required to be disclosed in the MLP Disclosure Letter in order to render true, accurate and complete such representation or warranty and (ii) the express reference to any Section of the MLP Disclosure Letter in any sentence of any representation or warranty made in this Article IV shall not imply that the MLP Disclosure Letter does not contain any fact, event, circumstance or condition that qualifies or limits, or discloses information with respect to, any representation or warranty made in this Article IV that does not contain an express reference to any Section of the MLP Disclosure Letter), the Lightfoot Entities, severally, hereby represent and warrant to the Parent Entities as follows:

Section 4.1 Organization. Each of LCP GP and LCP LP is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power to own, lease and operate all of its properties and assets, including the GP Equity Interest in the case of LCP GP, and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by LCP GP or LCP LP.

Section 4.2 Capitalization of MLP GP.

(a) The GP Equity Interest constitutes all of the issued and outstanding Equity Securities of or in MLP GP. LCP GP holds record and beneficial ownership of 100% of the GP Equity Interest, free and clear of any and all Liens (except transfer restrictions under applicable securities Laws). Upon transfer of the GP Equity Interest to Parent, Parent will hold record and beneficial ownership of 100% of the GP Equity Interest free and clear of all Liens (except transfer restrictions under applicable securities Laws). The GP Equity Interest was duly authorized and validly issued, and is fully paid and non-assessable. No Equity Security (other than the GP Equity Interest) of or in MLP GP has ever been issued.

(b) Except for this Agreement, the MLP GP LLC Agreement and the LCP GP LLC Agreement, there are no outstanding Contracts or obligations binding on MLP GP or any security holders of MLP GP with respect to the Equity Securities of or in MLP GP, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any such Equity Security.

Section 4.3 Authorization. Each of the Lightfoot Entities has all requisite power and authority and has taken all necessary action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Lightfoot Entities and the performance of the Transactions by the Lightfoot Entities has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Lightfoot Entities. LCP GP, in its capacity as the sole member of MLP GP, has approved this Agreement and the transactions contemplated hereby in accordance with the MLP GP LLC Agreement. This Agreement has been duly executed and delivered by the Lightfoot Entities and constitutes the legal, valid and binding obligation of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception. At the Closing, all documents required hereunder to be executed and delivered by the Lightfoot Entities will have been duly authorized, executed and delivered by the Lightfoot Entities and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 Noncontravention. The execution and delivery by the Lightfoot Entities of this Agreement or any other documents required hereunder to be executed and delivered by the Lightfoot Entities pursuant to this Agreement, and the consummation by the Lightfoot Entities of the Transactions, will not (a) conflict with, violate or result in a default under the certificate of formation of the Lightfoot Entities or MLP GP or the limited partnership agreement or limited liability company agreement of the Lightfoot Entities or the MLP GP LLC Agreement, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the GP Equity Interest, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which the Lightfoot Entities or MLP GP is a party or to which the Lightfoot Entities or MLP GP or their respective assets, including the GP Equity Interest, are subject, (c) result in the creation of any Lien upon the GP Equity Interest or (d) except as set forth in Section 4.4 of the MLP Disclosure Letter, require the Lightfoot Entities or the MLP Entities to obtain or make any Consent from or with any Person (other than any Governmental Authority, as to which the provisions of Section 4.5 apply).

Section 4.5 Governmental Approvals. Other than (a) the filing of the Proxy Statement to be sent to the Unitholders pursuant to Section 6.1 with the SEC, (b) the Antitrust Consents and (c) the applicable Other Governmental Consents, and assuming the accuracy of the representations and warranties of the Parent Entities in Section 5.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by the Lightfoot Entities and the consummation by the Lightfoot Entities of the Transactions.

Section 4.6 MLP GP.

(a) The Lightfoot Entities have made available to Parent a complete and correct copy of the certificate of formation of MLP GP (together with all amendments thereto, if any) and the First Amended and Restated Limited Liability Company Agreement of MLP GP, dated November 12, 2013, together with all amendments thereto (the “MLP GP LLC Agreement”). MLP GP has not taken any action in violation of its certificate of formation or the MLP GP LLC Agreement. As of the date hereof, the Lightfoot Entities have not received any written communication from, or given any written communication to, any other party indicating that MLP GP, the Lightfoot Entities or such other party, as the case may be, is in violation of MLP GP’s certificate of formation or the MLP GP LLC Agreement.

(b) MLP GP is (i) the sole general partner of MLP, (ii) the holder of the only issued and outstanding General Partner Interest (the “MLP General Partner Interest”) and the holder of 100% of the Incentive Distribution Rights. MLP GP is the sole record and beneficial owner of the MLP General Partner Interest and the Incentive Distribution Rights, which MLP General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the MLP Charter Documents. MLP GP owns the MLP General Partner Interest and the Incentive Distribution Rights free and clear of any Liens.

(c) None of the Lightfoot Entities, MLP GP or any of their respective Affiliates has entered into any Contract obligating MLP GP to issue, sell or dispose of any Equity Security of any Person, except for (x) in the case of the Lightfoot Entities, this Agreement and (y) in the case of MLP GP, the MLP LTIP and any award agreement entered into in accordance therewith.

(d) MLP GP does not own record or beneficial title to any assets, including Equity Securities, other than (i) the MLP General Partner Interest and (ii) the Incentive Distribution Rights.

(e) MLP GP has no liabilities or obligations, including debts, losses, costs and expenses, absolute or contingent, known or unknown, due or to become due, liquidated or unliquidated, other than those set forth in Section 4.6(e) of the MLP Disclosure Letter, all of which were incurred for the benefit of MLP.

Section 4.7 Brokers. No MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with, the Transactions based on Contracts made by or on behalf of any Lightfoot Entity.

Section 4.8 Acknowledgement by the Lightfoot Entities. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made (i) in any Letter of Transmittal, (ii) in connection with any payment of Merger Consideration through DTC, (iii) in any Phantom Unitholder Acknowledgement, (iv) in the Support Agreements or (v) in any certificate required to be delivered under Section 6.17, none of the Parent Entities, or any other Person, is making or has made, and none of the Lightfoot Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions, any of the Parent Entities, or on the accuracy or completeness of any information regarding any of the Parent Entities or any other material furnished or provided to any Lightfoot Entity or made available to any Lightfoot Entity in any form, in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

Each of the Parent Entities, jointly and severally, hereby represent and warrant to the MLP Entities and the Lightfoot Entities as follows:

Section 5.1 Organization. Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Entities has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Capitalization of Merger Sub and Holdings. All of the issued and outstanding Equity Securities of each of Merger Sub and Holdings are, and immediately prior to the Effective Time will be, owned by Parent or one or more Affiliates of Parent. Each of Merger Sub and Holdings was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

Section 5.3 Authorization.

(a) Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority and has taken all limited liability company or limited partnership action (including by obtaining the votes or consents referenced in clauses (b) and (c) of this Section 5.3) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Parent Entities and constitutes a valid and binding agreement of the Parent Entities enforceable against each of the Parent Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The vote or consent of Parent GP as the general partner of the sole member of Holdings, which is the sole member of Merger Sub is the only vote or consent of the members of Merger Sub necessary to adopt this Agreement and approve the Transactions.

(c) The vote or consent of Parent GP as the general partner of the sole member of Holdings is the only vote or consent of the members of Holdings necessary to adopt this Agreement and approve the Transactions.

(d) None of the Parent Entities or any of their Subsidiaries holds any Equity Securities of MLP or any of its Subsidiaries.

Section 5.4 Noncontravention. The execution, delivery and performance of this Agreement by any of the Parent Entities do not, and the consummation by any of the Parent Entities of the Transactions will not (with or without notice or lapse of time, or both), constitute or result in (i) a breach or violation of, or a default under, or conflict with the certificate of formation, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Parent Entities (ii) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Parent Entities or any of their respective Subsidiaries pursuant to any Contract or Permit to which any of the Parent Entities or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) assuming compliance with the matters referred to in Section 5.5, a violation or conflict under any Law to which any of the Parent Entities or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (ii) or (iii) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Governmental Filings. Other than (a) the filing of a Notification and Report Form by Parent GP on behalf of Parent pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder, (b) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (c) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and assuming the accuracy of the representations and warranties of the MLP Entities in Section 3.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by any of the Parent Entities and the consummation by the Parent Entities of the Transactions, except for any such Consents that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Parent, threatened against or affecting any of the Parent Entities or any of their respective Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of the Parent Entities or their respective Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to a Parent Entity would not reasonably be expected to result in a Parent Material Adverse Effect. As of the date of this Agreement, none of the Parent Entities is a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by any of the Parent Entities in writing specifically for inclusion or incorporation by reference in the Transaction Filings will, when filed with the SEC or when distributed or disseminated to the Unitholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Parent Entities makes any representation or warranty with respect to any information provided by or on behalf of the MLP Group Entities, the Lightfoot Entities or their respective Representatives in writing specifically for incorporation by reference in the Transaction Filings.

Section 5.8 Financing.

(a) Each of the Parent Entities acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for, or related to, any of the

Transactions. Parent has delivered to MLP a true and complete copy of (i) a fully executed debt commitment letter (together with any term sheet relating thereto) dated as of the date of this Agreement (as amended or replaced, the “Debt Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other agents or entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the Transactions and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or related thereto, and together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, but excluding Parent, Parent GP, Holdings, Merger Sub, the Equity Financing Sources and the Guarantors, collectively, the “Debt Financing Sources” and each, a “Debt Financing Source”) have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein (the “Debt Financing”), and (ii) a fully executed equity commitment letter, dated as of the date of this Agreement (as amended or replaced, the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”), providing for equity financing for the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”) by the counterparties named therein (the “Equity Financing Sources” and together with the Debt Financing Sources, the “Financing Sources”). Parent has also delivered to MLP true and complete copies of any fee letter entered into in connection with the Debt Commitment Letter (any such fee letter, a “Fee Letter”), except that the numerical fees, pricing and other commercially sensitive numbers and provisions specified in any such Fee Letter (including any provisions relating to “flex” terms or similar concepts) that would not adversely affect the aggregate amount, availability or conditionality of the Debt Financing may have been redacted.

(b) Assuming the conditions to the obligation of the Parent Entities to consummate the Merger have been satisfied or waived and the Financing is funded in accordance with the Commitment Letters, at the Effective Time, Holdings and Merger Sub will have available to them sources of immediately available funds to consummate the Transactions and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration, any Debt that must be repaid in connection with the Merger and all required financing fees and expenses and other expenses, in each case, that are required to be paid at Closing.

(c) As of the date hereof, each Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (including by any reduction of the commitments of the Financing Sources thereunder), and, as of the date hereof, none of the Financing Sources has notified any of the Parent Entities of its intention to rescind, terminate or reduce the commitments under a Commitment Letter or not to provide the Financing on the Closing Date. Each Commitment Letter, in the form delivered to MLP prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against it in accordance with its terms, and, to the Knowledge of Parent as of the date of this Agreement, is a valid and binding obligation against each Financing Source and enforceable against each Financing Source in accordance with its terms. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of any of the Parent Entities or, to the Knowledge of Parent, any Financing Source under any term of any Commitment Letter or otherwise result in the failure of any condition to the Financing or any portion of the Financing contemplated thereby to be unavailable at the Closing. Assuming the conditions to the obligation of the Parent Entities to consummate the Merger have been satisfied or waived, none of the Parent Entities has reason to believe that it or any Financing Source would be unable to satisfy on a timely basis any term or condition of any Commitment Letter required to be satisfied by such Person. Each of the Parent Entities has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Parent acknowledges and agrees that there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing immediately prior to the Closing, other than as expressly set forth in the Commitment Letters, and, other than the Fee Letters, there are no side letters, understandings or other agreements that affect the amount, conditionality or availability of the Financing.

Section 5.9 Brokers and Finders. Except for Barclays Bank PLC and Credit Suisse AG, the fees and expenses of which will be borne by Parent, none of the Parent Entities or any of their respective Subsidiaries, has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by any of the Parent Entities or any of their respective Subsidiaries in connection with the Transactions based on Contracts made by or on behalf of any Parent Entity.

Section 5.10 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the MLP Entities and the Lightfoot Entities a limited guarantee, dated the date hereof, of Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P. (each, a “Guarantor”), guaranteeing certain of Parent’s obligations hereunder, subject to the terms and conditions set forth therein (the “Limited Guarantee”). The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of each of the Guarantors, enforceable in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 5.11 Acknowledgement by Parent. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made (i) in any Letter of Transmittal, (ii) in connection with any payment of Merger Consideration through DTC, (iii) in any Phantom Unitholder Acknowledgement, (iv) in the Support Agreement or (v) in any certificate required to be delivered under Section 6.17, none of the MLP Entities, the Lightfoot Entities or any other Person is making or has made, and none of the Parent Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions or MLP Entities and the Lightfoot Entities or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding the MLP Entities or the Lightfoot Entities or their respective Subsidiaries or any other material furnished or provided to the Parent Entities or made available to the Parent Entities in any “data rooms,” “virtual data rooms,” management presentations or in any other form, in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Unitholder Meeting; Preparation of the Proxy Statement.

(a) MLP shall, in accordance with the MLP Charter Documents and with the cooperation of the Parent Entities, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (including any postponements, adjournments or recesses thereof, the “MLP Unitholder Meeting”) for the purpose of obtaining the MLP Unitholder Approval. Subject to Section 6.4, MLP shall, through the GP Conflicts Committee and the MLP GP Board, recommend to the Unitholders approval of this Agreement and the Merger (the “Board Recommendation”) and use reasonable best efforts to obtain from the Unitholders the MLP Unitholder Approval. Without limiting the generality of the foregoing, but subject to Section 6.4, MLP’s obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by the withdrawal or modification by the GP Conflicts Committee of the Board Recommendation or the MLP GP Board’s approval of this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, MLP may postpone or adjourn, with approval of the GP Conflicts Committee and the MLP GP Board, the MLP Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the MLP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Conflicts Committee and the MLP GP Board have determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the MLP Unitholder Meeting and (iv) if MLP has delivered any notice contemplated by Section 6.4 and the time periods contemplated by Section 6.4 have not expired; provided, however, that in each case, MLP shall not be permitted to postpone or adjourn the MLP Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date. Unless this Agreement is validly terminated in accordance with Article VIII, MLP, with the cooperation of the Parent Entities, shall submit this Agreement to the Unitholders for approval at the MLP Unitholder Meeting even if the GP Conflicts Committee shall have effected a Withdrawal of Recommendation.

(b) As soon as reasonably practicable following the date of this Agreement, MLP shall prepare and file with the SEC (i) a Form 8-K containing this Agreement and (ii) a preliminary proxy statement (the “Proxy Statement”); provided, however, that Parent GP and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed. Subject to Section 6.4, the Proxy Statement shall include the Board Recommendation. Each of the MLP Entities and the Parent Entities shall cooperate with one another in connection with the preparation of the Proxy Statement. Parent GP and its counsel shall be given a reasonable opportunity to review and comment on any amendment to the Proxy Statement each time before it is filed with the SEC. MLP shall provide Parent GP and its counsel with (1) any comments or other communications, whether written or oral, that MLP or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in MLP’s response to those comments and to provide comments on that response, including by participating with the MLP or its counsel in any discussions or meetings with the SEC. Each of MLP and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and MLP shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Unitholders as promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement. Except as contemplated by Section 6.4, no amendment or supplement to the Proxy Statement shall be filed without the approval of the MLP GP Board, the GP Conflicts Committee and Parent GP, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any information relating to any of the MLP Entities or any of the Parent Entities or any of their respective Affiliates, officers or directors is discovered by MLP, Parent or Parent GP that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Unitholders.

Section 6.2 Ordinary Course of Business. From the date of this Agreement until the Effective Time, each of the MLP Entities and the Lightfoot Entities will and the MLP Entities and the Lightfoot Entities will cause each of their respective Subsidiaries to (a) conduct its business only in the ordinary course of business consistent with past practice and (b) use its reasonable best efforts to preserve intact its business organization and legal structure, keep available the services of its current officers, employees and consultants and preserve the goodwill and current relationships with its customers, suppliers and other Persons with which any MLP Group Entity has significant business relations, except (i) as otherwise expressly contemplated by this Agreement, including Section 6.3 and Section 6.3 of the MLP Disclosure Letter, (ii) as expressly required by applicable Law or (iii) as Parent GP may approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned).

Section 6.3 Interim Operations. In furtherance of, and without limiting, the foregoing Section 6.2, from the date of this Agreement until the Effective Time, except (w) as otherwise expressly contemplated by this Agreement, (x) as expressly required by applicable Law, (y) as Parent GP may approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned) or (z) as set forth in Section 6.3 of the MLP Disclosure Letter, each of the MLP Entities (and with respect to Section 6.3(a) below, the Lightfoot Entities) will not and will cause all of the MLP’s Subsidiaries not to, and the Lightfoot Entities will cause all of the MLP Group Entities not to, directly or indirectly:

(a) (i) issue (including issuing any certificate in connection therewith), grant, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Equity Interests (whether “phantom” or otherwise, including any additional Phantom Units) or any additional Rights, including transactions between or among the MLP Group Entities, except that Joliet may issue common units of Joliet to Arc Terminals Holdings LLC and GE EFS in respect of capital contributions made by them to Joliet provided that, after giving effect to the issuance of any such common units, Arc Terminals Holdings LLC and GE EFS continue to own 60% and 40%, respectively, of all issued and outstanding Equity Securities of Joliet, or (ii) certificate any existing Partnership Interests;

(b) (i) split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other Equity Securities or (iii) enter into any Contract with respect to the voting of its Partnership Interests or other Equity Securities;

(c) (i) sell, transfer, lease, or otherwise dispose of, or encumber all or any portion of its assets, business or properties, except for (A) sales, transfers and dispositions of obsolete or worthless equipment, (B) sales, transfers and dispositions of inventory in the ordinary course of business or (C) sales, transfers, assignments, conveyances, abandonment, allowances to lapse, licenses, sublicenses, covenants not to assert or other disposals of MLP Group Intellectual Property in the ordinary course of business consistent with past practice, (ii) acquire, by merger or otherwise, or lease any assets or securities or all or any portion of the business or property of any other Person, other than acquisitions of goods and services and the lease of equipment in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person or (iv) convert from any one form of business entity to any other form of business entity;

(d) make or declare dividends or distributions to the Unitholders or holders of Phantom Units (whether in cash, assets, stock or other securities of any MLP Group Entity or of any other Person), other than regular quarterly cash distributions to the Unitholders and holders of Phantom Units declared and made in accordance with and subject to the limitations of Annex I of the MLP Disclosure Letter;

(e) amend any MLP Charter Document, the MLP GP LLC Agreement or any similar governing document of any of the MLP Group Entities;

(f) (i) enter into any Contract that would have been an MLP Material Contract if in effect on the date of this Agreement (other than any Contract of the type contemplated by clause (o) of this Section 6.3, as to which the provisions of clause (o) shall apply), (ii) amend any Contract in existence on the date hereof that is not a Material Contract on the date hereof if, after giving effect to such amendment, it would be an MLP Material Contract (unless such Contract is of the type contemplated by clause (o) of Section 6.3 and, after giving effect to such amendment, would constitute a Contract of the type contemplated by clause (o) of this Section 6.3, in which case the provisions of clause (o) shall apply regardless of whether the Contract is a “new” agreement) or (iii) establish or adopt any collective bargaining, union, labor or similar Contract;

(g) materially modify or amend, or waive or assign any material rights under, or terminate or assign, any MLP Material Contract;

(h) waive, release, settle or assign its rights with respect to any Proceeding in which any of the MLP Group Entities, Gulf LNG or a counterparty are seeking (A) monetary damages if the amount to be paid, waived, released or assigned by the MLP Group Entities, exclusive of amounts covered by insurance, exceeds as to any such Proceeding $250,000 or (B) injunction or other equitable relief that would restrict or limit in any respect, other than a de minimis respect, the operations or ability to operate the business of the MLP Group Entities as conducted on the date hereof; provided, that nothing in this Section 6.3(h) shall be construed to restrict the ability of a Person that is not a Party or a Subsidiary of a Party or a Representative of a Party to take any action that would otherwise be prohibited by this Section 6.3(h);

(i) (i) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or SEC rules and regulations or (ii) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(j) fail in any material respect to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it on the date of this Agreement;

(k) (i) make, change or revoke any of its express or deemed elections relating to Taxes, including elections for any and all Subsidiaries or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes, (iii) file any amended Tax Return, (iv) surrender any right to claim any material refund of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any Taxes (other than as a result of any extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practices) or (vi) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed;

(l) except as expressly required by the terms of any MLP Benefit Plan, including any form thereof, as in effect on the date hereof that has been made available to Parent on or prior to the date hereof, (i) increase or accelerate the payment or vesting of the compensation, benefits or rights payable to or accrued for, or to become payable to or accrued for, any current or former employee, officer, individual manager or director of any MLP Group Entity or any of their beneficiaries, (ii) grant any severance or termination pay to any employee, officer, individual manager or director of any MLP Group Entity, (iii) establish, adopt, enter into, amend or terminate any MLP Benefit Plan, (iv) grant, pay, award or accelerate the vesting of, or commit to grant, pay, award or accelerate the vesting of, any bonuses or incentive compensation, any equity-based awards (including phantom equity awards) or any other compensation, (v) fund any rabbi trust or similar Contract, (vi) other than in the ordinary course of business consistent with past practice, terminate the employment or services of any officer or other employee whose target annual base compensation is greater than $200,000, other than for cause, (vii) forgive any loans of any current or former employee, manager, officer, director or consultant of any MLP Group Entity or the Lightfoot Entities, (viii) hire any officer, employee, independent contractor or consultant whose target annual base compensation is greater than $200,000 or (ix) enter into or modify or amend any indemnification or similar Contract with any current or former employee, individual manager, officer or director of any MLP Entity;

(m) (i) (A) incur, assume, guarantee or otherwise become liable, directly, contingently or otherwise, for any Indebtedness for borrowed money (other than any borrowings or draws or letters of credit under the Existing MLP Credit Facility in the ordinary course of business consistent with past practice) or (B) redeem, prepay or repurchase any Indebtedness prior to the stated maturity thereof (other than repayment of revolving credit borrowings under the Existing MLP Credit Facility in the ordinary course of cash management practices of the MLP), (ii) enter into any material lease (whether operating or capital), (iii) create any Lien (other than Permitted Liens) on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease except with regard to the Existing MLP Credit Facility, (iv) make or commit to make any capital expenditures, other than such capital expenditures as are contemplated by the MLP’s annual budget as approved by the MLP GP Board and in effect on the date hereof (a copy of which has been made available to Parent GP) (the “MLP Budget”) or as otherwise required on an emergency basis or for the safety of individuals, assets or the environment and MLP GP promptly notifies Parent GP of the same, (v) issue or sell any debt securities or warrants or other rights to acquire any debt security of any MLP Group Entity, (vi) enter into any material “keep well” or other Contract to maintain any financial statement condition of another Person or (vii) enter into any Contract having the economic effect of any of the foregoing;

(n) make any loans, advances or capital contributions to, or investments in, any Person, other than (i) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (ii) trade credit granted in the ordinary course of business consistent with past practice, (iii) capital contributions to, or investments in, any Subsidiary of the MLP by the MLP or any Subsidiary of the MLP, in each case solely to the extent described on Section 6.3(n) of the MLP Disclosure Letter, (iv) capital contributions to Gulf LNG with respect to the Gulf LNG Interest in the ordinary course of business consistent with past practices, (v) capital contributions to Joliet with respect to the Equity Securities in Joliet owned by Arc Terminals Holdings LLC in the ordinary course of business consistent with past practices; and (vi) capital contributions as are contemplated by the MLP Budget;

(o) enter into any new Contract with respect to the terminaling, transport, throughput, storage, heating, blending, mixing or sale of petroleum products, other hydrocarbons or other substances other than in the ordinary course of business consistent with past practice;

(p) implement or otherwise enter into any derivative security with respect to hydrocarbon production or marketing or enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice;

(q) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied;

(r) enter into any transactions or Contracts with any Affiliate or other Person that would be required to be disclosed by MLP under Item 404 of Regulation S-K of the SEC other than, for the avoidance of doubt, reimbursements made by the MLP to MLP GP pursuant to Section 7.5 of the MLP Partnership Agreement and to any Lightfoot Entity pursuant to the Services Agreement, dated November 12, 2013, entered into by the MLP, MLP GP and LCP GP in connection with the MLP’s initial public offering; provided that solely for purposes of this Section 6.3(r), MLP shall not be deemed to be an Affiliate of any wholly owned Subsidiary of MLP, and no wholly owned Subsidiary of MLP shall be deemed to be an Affiliate of MLP or any other wholly owned Subsidiary of MLP;

(s) conduct the businesses of any MLP Group Entity in a manner that would cause any MLP Group Entity to become an “investment company” subject to registration under the Investment Company Act;

(t) fail to (i) make or cause to be made any capital call contemplated by Section 6.3(n) of the MLP Disclosure Letter (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein), or (ii) fund or cause to be funded any capital contributions requested to be funded by MLP or its Subsidiaries to Gulf LNG or Joliet pursuant to the terms of the Gulf LNG LLC Agreement or the Joliet LLC Agreement, respectively, or that is contemplated by Section 6.3(n) of the MLP Disclosure Letter (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein); or

(u) agree or commit to do anything prohibited by clauses (a) through (s) of this Section 6.3.

Section 6.4 No Solicitation or Withdrawal of Recommendation.

(a) No Solicitation.

(i) Except as set forth in Sections 6.4(a)(ii) and 6.4(a)(iii), the MLP Entities and the Lightfoot Entities agree for themselves that neither they nor any of their Subsidiaries, nor any of their respective officers, managers or directors (including the MLP GP Board) shall, and that they shall instruct and cause their respective controlled Affiliates, and use their reasonable best efforts to cause their respective non-controlled Affiliates and Representatives (collectively, the “MLP Non-Solicit Parties”), not to, directly or indirectly:

(A) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal;

(B) approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than Parent and Merger Sub) concerning an Alternative Proposal (other than negotiating and entering into a confidentiality and standstill agreement as described in Section 6.4(a)(iii)) (an “Alternative Acquisition Agreement”);

(C) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by one or more of the MLP Group Entities in respect of or in contemplation of an Alternative Proposal (other than to the extent the GP Conflicts Committee determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.4(a)(i)(C) would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder);

(D) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal;

(E) furnish any non-public information relating to any of the MLP Group Entities, or afford access to the books or records or Representatives of any of the MLP Group Entities, to any third party that, to the Knowledge of the MLP Entities, after consultation with its Representatives, is reasonably likely to make, or has made, an Alternative Proposal;

(F) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Alternative Proposal; or

(G) resolve or publicly propose or announce to do any of the foregoing.

(ii) Notwithstanding anything to the contrary in this Agreement and subject to the conditions in Section 6.4(a)(iii) and solely in response to a Bona Fide Alternative Proposal made on or after the date of this Agreement and prior to obtaining MLP Unitholder Approval, the MLP Non-Solicit Parties may, with respect to the Person that has made such Bona Fide Alternative Proposal:

(A) in response to a request therefor by such Person, provide information or afford access to the books and records or Representatives of any of the MLP Group Entities; and

(B) engage or participate in any discussions or negotiations with such Person (and its Representatives) with respect to such Bona Fide Alternative Proposal. For the avoidance of doubt, the discussions and negotiations with such Person (or its Representatives) shall include discussions and negotiations of all of the Transactions (i.e., not only the Merger or GP Equity Transfer), and the appropriate MLP Non-Solicit Parties shall be entitled to participate in such discussions or negotiations.

(iii) The MLP Entities may not take the actions described in Section 6.4(a)(ii) unless, prior to taking any such action:

(A) the MLP Entities have (1) received from such Person an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.4(g)) and (2) disclosed to Parent GP (and, if applicable, substantially contemporaneously provided copies of) any non-public information to be provided to such Person and any books or records to which such Person will be afforded access, in each case, to the extent not previously provided to Parent GP;

(B) the MLP Entities have delivered to Parent GP written notice prior to taking any such action (1) stating that the MLP GP Board intends to take such action, (2) stating that the GP Conflicts Committee has made the determination set forth in Section 6.4(a)(iii)(C) and (3) including an unredacted copy of such Bona Fide Alternative Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and an executed copy of the confidentiality agreement described in Section 6.4(a)(iii)(A); and

(C) the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, that such Bona Fide Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and that failure to take such action would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder.

(b) No Withdrawal of Recommendation. Except as set forth in Section 6.4(c), no MLP Non-Solicit Party shall:

(i) withdraw, qualify or modify, in a manner adverse to Parent, Parent GP or Merger Sub, the Board Recommendation;

(ii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to any securities of MLP has been commenced, that the MLP GP Board recommends rejection of such tender or exchange offer;

(iii) fail to include the Board Recommendation in the Proxy Statement distributed to the Unitholders in connection with the Transactions;

(iv) make any other public statement that is inconsistent with the Board Recommendation;

(v) approve, adopt or recommend any Alternative Proposal; or

(vi) resolve or publicly propose to do any of the foregoing (any such prohibited action described in clause 6.4(b)(i) through this clause 6.4(b)(vi) being referred to as a “Withdrawal of Recommendation”);

provided that the making of any determination of the MLP GP Board (or any committee thereof) to provide, or the provision of, a Superior Proposal Notice or an Intervening Event Notice in compliance with the terms of this Agreement shall not, in and of itself, be deemed a Withdrawal of Recommendation.

(c) Certain Permitted Withdrawals of Recommendation. Subject to Section 6.4(d), at any time prior to obtaining MLP Unitholder Approval, the GP Conflicts Committee may effect, or cause the MLP Entities to effect, as the case may be, a Withdrawal of Recommendation if: (i) the GP Conflicts Committee determines that (A) after complying with Section 6.4(d)(i), a Bona Fide Alternative Proposal constitutes a Superior Proposal or (B) after complying with Section 6.4(d)(ii), an Intervening Event has occurred and is continuing and (ii) the GP Conflicts Committee determines in good faith, after consultation with its outside financial and legal advisors, that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder.

(d) Procedure Prior to Withdrawal of Recommendation.

(i) Superior Proposal. The GP Conflicts Committee shall be entitled to effect, or cause the MLP Entities to effect, a Withdrawal of Recommendation in connection with a Superior Proposal (to the extent permitted under Section 6.4(c)), only if (A) the GP Conflicts Committee shall have delivered to Parent GP a written notice (a “Superior Proposal Notice”) (1) stating that the GP Conflicts Committee intends to take such actions pursuant to Section 6.4(c), (2) stating that the GP Conflicts Committee has made the determinations set forth in Sections 6.4(c)(i)(A) and 6.4(c)(ii) and (3) including an unredacted copy of such Superior Proposal and proposed an unredacted form of any Alternative Acquisition Agreement related to such Superior Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and (B) the Negotiation Period shall have expired and the Superior Proposal remains a Superior Proposal at the end of the Negotiation Period. During the four Business Day period commencing on the date of Parent GP’s receipt of such Superior Proposal Notice (such period, as may be extended pursuant to this Section 6.4(d)(i), the “Negotiation Period”), the MLP Entities shall engage, and shall cause their Representatives to be available for the purpose of engaging, in good faith negotiations with Parent GP (to the extent Parent GP desires to negotiate) regarding an amendment of this Agreement so that the Alternative Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Bona Fide Alternative Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the MLP Entities shall be required to deliver to Parent GP a new Superior Proposal Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Bona Fide Alternative Proposal) and the Negotiation Period shall be extended by an additional two Business Days from the date of Parent’s receipt of such new Superior Proposal Notice.

(ii) Intervening Event. The GP Conflicts Committee shall be entitled to effect, or cause the MLP Entities to effect, a Withdrawal of Recommendation in connection with, an Intervening Event (to the extent permitted under Section 6.4(c)), only if (A) the GP Conflicts Committee shall have delivered to Parent GP prior to obtaining MLP Unitholder Approval a written notice (an “Intervening Event Notice”) (1) stating that the GP Conflicts Committee intends to take such actions pursuant to Section 6.4(c), (2) stating that the GP Conflicts Committee has made the determinations set forth in Sections 6.4(c)(i)(B) and 6.4(c)(ii) and (3) including a summary, in all material respects, of the Intervening Event and (B) the Intervening Event Negotiation Period shall have expired. During the four Business Day period commencing on the date of Parent’s receipt of such Intervening Event Notice (such period, as may be extended pursuant to this Section 6.4(d)(ii), the “Intervening Event Negotiation Period”), the MLP Entities shall engage, and shall cause their Representatives to be available for the purpose of engaging, in good faith negotiations with Parent GP (to the extent Parent GP desires to negotiate) regarding an amendment of this Agreement so that the GP Conflicts Committee would no longer be permitted to take such actions pursuant to Section 6.4(c). Each time there is a material change to the facts or circumstances relating to the Intervening Event, the MLP Entities shall be required to deliver to Parent GP a new Intervening Event Notice (including, as attachments thereto, a summary of the changes to the facts and circumstances relating to the Intervening Event) and the Intervening Event Negotiation Period shall be extended by an additional two Business Days from the date of Parent’s receipt of such new Intervening Event Notice.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.4 shall be deemed to prohibit the MLP Entities from complying with their required disclosure obligations under applicable Law with regard to an Alternative Proposal or an Intervening Event; provided, however, that none of MLP, MLP GP or the MLP GP Board (or any committee thereof) shall effect any Withdrawal of Recommendation, except in accordance with Section 6.4(c) and Section 6.4(d); and provided, further, that in no event shall any (i) “Stop-Look-and-Listen” communication contemplated by Rule 14d-9(f) under the Exchange Act or (ii) public announcement or other public disclosure regarding any Alternative Proposal or Intervening Event that is required by applicable Law or the rules of any stock exchange on which the Common Units are then listed, and which does not expressly effect a Withdrawal of Recommendation, be deemed to be a Withdrawal of Recommendation or to violate this Section 6.4. Disclosure of the type described in this Section 6.4(e) (other than the type described in the second proviso of the foregoing sentence) that is not an express rejection of any Alternative Proposal or an express confirmation that the Board Recommendation remains in effect shall be deemed to be a Withdrawal of Recommendation.

(f) Existing Discussions. The MLP Entities and the Lightfoot Entities shall instruct, and shall cause their respective controlled Affiliates, Subsidiaries and their respective officers, managers and directors, and shall use their reasonable best efforts to instruct and cause their respective non-controlled Affiliates and Representatives and their respective officers, managers and directors, to immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Alternative Proposal (or that could reasonably be expected to lead to or result in an Alternative Proposal) which are ongoing as of the date of this Agreement and request that any such Person promptly return and destroy (and confirm destruction of) all confidential information concerning the MLP Group Entities. The MLP Entities and the Lightfoot Entities shall take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of this Section 6.4(f).

(g) Notice. Without limiting anything in this Section 6.4, the MLP Entities shall promptly (and, in any event, within 36 hours) notify Parent GP orally and in writing if any inquiries, proposals or offers with respect to an Alternative Proposal or requests for non-public information relating to any of the MLP Group Entities (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Alternative Proposal) are received by, or any discussions or negotiations with respect to an Alternative Proposal are sought to be initiated or continued with, any of the MLP Group Entities or the Lightfoot Entities or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such discussions, proposals, offers or requests, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) proposals, offers or requests, in each case, including any amendments or modifications thereto. The MLP Entities shall promptly (and, in any event, within 36 hours after any amendment or modification of, or development with respect to, any such, proposal, offer, request or Alternative Proposal, or at the reasonable request of Parent GP) notify Parent GP orally and in writing of the status of any such inquiries, proposals, offers or requests, including any material developments, notifications, amendments or modifications thereto and furnish to Parent GP copies of any written inquiries, correspondence and draft documentation in connection with such discussions, proposals, offers or requests. The MLP Entities and the Lightfoot Entities shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit them from providing the information required to be provided to Parent GP pursuant to this Section 6.4(g).

Section 6.5 Regulatory, Financing and Other Authorizations.

(a) Cooperation. Subject to the terms and conditions of this Agreement, the Parent Entities, the MLP Entities and the Lightfoot Entities will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including by (i) filing the Notification and Report Forms pursuant to the HSR Act within 10 Business Days after the date of this Agreement, (ii) using their respective reasonable best efforts (including complying with its obligations under Section 6.5(f)) to obtain as promptly as practicable all Antitrust Consents and Other Governmental Consents, and the termination or expiration, as applicable, of approvals or waiting periods required under all applicable Antitrust Laws in order to consummate the Transactions, (iii) cooperating with each other in connection with any review of, inquiry into, investigation of, or challenge to the Transactions under any Antitrust Law by a Governmental Authority and all activities with respect to any requests that may be made by, or any actions, Consents or undertakings that may be sought by or from, any Governmental Authority in respect of Antitrust Consents and Other Governmental Consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Proceedings challenging, the consummation of the Transactions and (iv) offering, accepting or agreeing, or committing to agree to a Divestiture Condition with respect to any businesses or assets acquired after the date hereof in order to obtain any Antitrust Consent or Other Governmental Consent, in each case with such Divestiture Condition contingent upon the occurrence of the Closing; provided that nothing in this Agreement will require any of the Parent Entities, the MLP Entities, the Lightfoot Entities or any of their respective Affiliates to offer, accept or agree, or commit to agree, to, a Divestiture Condition with respect to any businesses or assets owned as of the date hereof in order to obtain any Antitrust Consent or Other Governmental Consent; and provided, further, that none of the MLP Entities or the Lightfoot Entities will, without Parent GP’s prior written consent, offer, accept or agree, or commit to agree, to, any Divestiture Condition. Nothing in this Section 6.5 will limit any applicable rights a Party may have to terminate this Agreement pursuant to Section 8.1 in a case where Section 8.1 permits such termination. In exercising the foregoing rights, each of the Parties will act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, the Parent Entities will have the absolute right (but not the obligation) to contest, at their cost and expense, any challenge to this Agreement by any Governmental Authority, including contesting through a Proceeding initiated by the U.S. Department of Justice or the

Federal Trade Commission to enjoin any of the Transactions, provided that (i) such actions do not prevent the Closing from occurring on or before the Outside Date and (ii) the Parent Entities afford the MLP Entities, the Lightfoot Entities and their respective Representatives an opportunity to participate in all associated Proceedings, provided that the Parent Entities will retain final discretion and authority with respect to such litigation.

(b) Financing.

(i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary to arrange, obtain and consummate the Financing on the terms and conditions described in the Commitment Letters (including the exercise of so-called “flex” provisions in the related fee letter) as promptly as practicable (taking into account the timing of the Marketing Period), including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters until consummation of the Transactions (except that Parent may agree to any modification or amendment of the Commitment Letters solely as permitted pursuant to Section 6.5(b)(iii)) and to negotiate and execute definitive agreements with respect to the Financing on the terms contained in the Commitment Letters (including any “flex” provisions applicable thereto) or on terms that are no less favorable, in any material respect, to Parent than the terms contained in the Commitment Letters (including any “flex” provisions applicable thereto), in each case which terms shall not in any adverse respect change, expand or impose new conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing available to be funded on the Closing Date or materially affect the timing of the Closing Date (the “Financing Agreements”), (ii) satisfy on a timely basis (taking into account the timing of the Marketing Period) all conditions in the Commitment Letters and such Financing Agreements which are in their control and to consummate the Financing at or prior to the Closing, (iii) enforce their rights under the Commitment Letters and the Financing Agreements including by taking enforcement action to cause the Financing Sources, lenders and other Persons committing to provide the Financing to comply with their obligations under the Commitment Letters and the Financing Agreements and to fund such Financing at Closing; provided, however, that Parent shall not be required to take any such enforcement action unless all conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing) and (iv) comply with their obligations in all material respects under the Commitment Letters and the Financing Agreements. Parent shall keep the MLP Entities and the Lightfoot Entities reasonably informed with respect to any material developments concerning the status of the Financing. Parent shall provide the MLP Entities and the Lightfoot Entities, upon reasonable request, with copies of any primary material Financing Agreements and such other material information and documentation regarding the Financing as shall be reasonably necessary to allow the MLP Entities and the Lightfoot Entities to monitor the progress of such financing activities.

(ii) Parent shall promptly (and in any event no later than three (3) Business Days after becoming aware thereof) notify the MLP Entities and the Lightfoot Entities in writing (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters or Financing Agreements of which the Parent Entities become aware, (ii) of the receipt by the Parent Entities or any of their controlled Affiliates or Representatives of any written notice or other written communication from any Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letters or any Financing Agreement (including any proposal by any Financing Source, lender or other Person to withdraw, terminate or reduce the amount of the Financing below the amount contemplated by the Commitment Letters) or (B) material dispute or disagreement between or among any parties to the Commitment Letters or any Financing Agreement (other than ordinary course negotiations), (iii) if for any reason Parent believe in good faith that it will not be able to obtain all or any portion of the Financing on the terms contemplated by the Commitment Letters or the Financing

Agreements and (iv) of the termination or expiration of the Commitment Letters or any Financing Agreement. As soon as reasonably practicable, after the MLP Entities or the Lightfoot Entities deliver to Parent a written request, Parent shall provide any information reasonably requested by the MLP Entities or the Lightfoot Entities relating to any of the circumstances referred to in this Section 6.5(b)(ii).

(iii) Parent shall not permit or consent to any amendment, supplement, modification or waiver to be made to the Commitment Letters if such amendment, supplement, modification or waiver would (A) change, expand or impose new conditions precedent to the funding of the Financing from those set forth therein on the date hereof, (B) materially delay the funding of the Financing thereunder or reasonably be expected to materially impair, delay or prevent the availability of all or a portion of the Financing or the consummation of the Transaction, (C) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing (except as set forth in any flex provisions existing on the date hereof)) unless additional sources are then made available to finance such increase in fees or original issue discount or (D) otherwise adversely affect the ability of the Parent Entities to consummate the Transactions or materially delay the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (except that subject to the limitations set forth in this Section 6.5(b)(iii), Parent may replace, modify, supplement or amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date hereof, so long as such replacement, modification, supplement or amendment would not result in the occurrence of a Restricted Commitment Letter Amendment). For purposes of this Agreement, references to the “Commitment Letters” shall include such documents as permitted or required by this Section 6.5(b)(iii) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(c) Alternative Financing.

(i) In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, other than as a result of a termination of this Agreement in accordance with its terms, Parent shall (i) promptly notify the MLP Entities and the Lightfoot Entities of such unavailability and, to the knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any alternative financing arrangement, including from alternative sources, on terms no less favorable to Parent than the terms of the Debt Commitment Letter and in an amount sufficient to enable the Transactions to be consummated (such arrangement, an “Alternative Financing”; in such event, the terms “Debt Commitment Letter” and “Commitment Letters” shall be deemed to refer to such new commitment letters entered into in connection with such Alternative Financing and the terms “Debt Financing” and “Financing” shall be deemed to refer to the Alternative Financing contemplated thereby).

(ii) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to pay fees or interest rates (taken as a whole) applicable to the Debt Financing in excess, other than by a de minimis amount, of those contemplated by the Debt Financing Commitment Letter (including the market flex provisions), or agree to market flex terms (taken as a whole) less favorable, other than in a de minimis respect, to Parent or the Company than such corresponding market flex term contained in or contemplated by the Debt Financing Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(iii) In the event the Debt Commitment Letter is replaced in accordance with clause (i) above, Parent shall provide the MLP Entities and the Lightfoot Entities executed copies of the material documentation relating to any replacement commitment (including any fee letter with respect thereto, redacted in customary form).

(d) Financing Cooperation. Prior to the Closing, the MLP Entities shall, and shall cause their respective officers, employees, advisors and other representatives to use their reasonable best efforts to, cooperate, at Parent’s expense, with Parent, Parent GP, Holdings and their advisors in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by Parent, Parent GP or Holdings, including using reasonable best efforts in (i) participating in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency and due diligence sessions, sessions with prospective Debt Financing Sources and investors; (ii) furnishing Parent, Parent GP, Holdings and the Debt Financing Sources as promptly as practicable with the Required Financial Information, and other customary documents (in the case of such other documents, to the extent reasonably requested by Parent GP), to consummate the Debt Financing or the Alternative Financing at the time the Debt Financing or the Alternative Financing is to be consummated; (iii) reasonably assisting Parent, Parent GP, Holdings and the Debt Financing Sources in the preparation prior to commencement of the Marketing Period of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing or the Alternative Financing and (B) materials for rating agency presentations; (iv) reasonably cooperating with, and providing access to the Parent Entities’ counsel to, MLP’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing or Alternative Financing; (v) assisting in the preparation of and executing and delivering any necessary pledge and security documents (including all schedules thereto and any customary perfection certificates reasonably requested by Parent GP) and otherwise reasonably cooperating with Parent, Parent GP and Holdings in facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent GP; (vi) obtaining customary authorization letters of a member of MLP GP’s management with respect to the bank information memoranda and using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing or Alternative Financing; (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent GP necessary to permit the consummation of such Debt Financing or Alternative Financing; (viii) providing unaudited consolidated quarterly financial statements of MLP and its Subsidiaries (excluding footnotes) for each quarter ended at least 45 days before the Closing, consisting of a balance sheet, income statement and statement of cash flows; (ix) assisting Parent and Parent GP in obtaining legal opinions, surveys and title insurance as reasonably requested by Parent GP; and (x) providing Parent, Parent GP and Holdings with all documentation and other information with respect to MLP and its Subsidiaries as shall have been reasonably requested in writing by Parent GP at least eight Business Days prior to the Closing Date and that is required in connection with the Debt Financing and Alternative Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case no later than three Business Days prior to the Closing Date. Notwithstanding the foregoing, the MLP Entities shall not be required to provide any cooperation or assistance under this Section 6.5 to the extent doing so would (i) unreasonably interfere with the ongoing business or operations of MLP or any of its Subsidiaries, (ii) require MLP or any of its Subsidiaries to take any action that would conflict with or violate any law or subject any director, manager, officer or employee of MLP or any of its Subsidiaries to any actual personal liability, (iii) require providing access to or disclose information that MLP reasonably determines could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (not created in contemplation hereof) applicable to, MLP or any of its Subsidiaries, (iv) require any of the MLP Group Entities to take any action that would reasonably be expected to result in a breach of any Contract or subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs that are reimbursed by Parent) or incur any other liability of any kind or provide or agree to provide any indemnity, (v) other than in connection with the customary authorization letter referred to in clause (vii) above, require any of the MLP Group Entities to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents or (vi) require MLP GP Board in place prior to Closing to enter into any resolutions or take similar action. MLP hereby consents to the use of its logos and logos of its Subsidiaries in connection with the Debt Financing or Alternative Financing. Parent shall indemnify, defend and hold harmless the MLP Entities and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties suffered or incurred and amounts paid by any of them in connection with the Debt Financing or Alternative Financing, including any action taken in accordance with this Section 6.5(d) and any information utilized in connection therewith (other than historical financial information relating to the MLP and its Subsidiaries provided in writing by the MLP or its Subsidiaries expressly for use in connection with the Debt Financing or Alternative Financing) or except to the extent such losses result from actual fraud of any of the MLP Entities or their respective Representatives. Parent shall, promptly upon request by MLP, reimburse the MLP Entities for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the MLP Entities in connection with this Section 6.5(d).

(e) Information. Subject to applicable Law, each Party will, upon request by the any other Party, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, members, managers, general partners and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Party to any Governmental Authority or other Person in connection with the Parties’ respective obligations under Section 6.5(a).

(f) Fees and Other Costs of Governmental Consents. Each of the Parties will be responsible for its own respective fees, costs and expenses, including costs and expenses of any necessary experts or consultants, incurred by such Party, as applicable, in connection with any review of, inquiry into, investigation of, or challenge to any of the Transactions; provided that Parent will be responsible for paying the filing fee under the HSR Act and any filing fee associated with any other applicable Antitrust Laws.

(g) Notification Requirements. Each Party will promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement; provided that such notice must be delivered within 36 hours if the communication is a Divestiture Request. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. The Parties will provide each other with copies of all filings and all material correspondence or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. The Parties will use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(h) Third Party Approvals. Subject to the terms and conditions of this Agreement (including Section 6.5(f)), each of the Parties will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of all material permits, consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable. Each of the Parties has the right to review in advance, and to the extent practicable each will consult with the other Parties, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

Section 6.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent GP and MLP GP. Parent GP and MLP GP will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded, provided such Party affords the other Parties a reasonable opportunity to first review the content of the proposed disclosure and provide reasonable and timely comment regarding same; provided, however, that this Section 6.6 shall not be deemed to restrict in any manner MLP’s ability to communicate with its employees and that MLP shall not be required by this Section 6.6 to consult with any other Party with respect to a public announcement in connection with the receipt and existence of a Bona Fide Alternative Proposal and matters related thereto or a Withdrawal of Recommendation, subject to the obligations set forth in Section 6.4.

Section 6.7 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the MLP Entities and the Lightfoot Entities will (i) afford Parent GP and its Representatives reasonable access (and, with respect to books and records, the right to copy), during normal business hours, to their respective officers, employees, agents, properties, assets, books, offices, facilities, Contracts, Tax Returns, Permits and records and other information reasonably requested by Parent (in each case, whether in physical or electronic form), (ii) furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, Contracts, Tax Returns, Permits, assets and liabilities of the MLP Group Entities as Parent GP or its Representatives reasonably request, (iii) reasonably cooperate with Parent GP and its Representatives to organize and facilitate meetings among Parent GP and its Representatives and the MLP Entities and their respective Representatives to be located at the offices and facilities of the MLP Group Entities at such times as Parent GP may reasonably request, (iv) use reasonable best efforts to furnish or produce information related to the financial or Tax records of the MLP Group Entities if reasonably requested by Parent GP (which, for purposes of this Section 6.7, will be deemed to be furnished or produced upon MLP entering into an engagement with its regular external advisors to furnish such information to Parent GP) and (v) reasonably cooperate with Parent GP and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the MLP Group Entities as Parent GP may reasonably request; provided, however, that such access shall be provided on a basis that minimizes the disruption to the operations of the MLP Entities and in no event shall include invasive sampling or testing of the Environment; and provided further, that the foregoing will not require the MLP Entities (i) to permit any inspection, or to disclose any information, that in the reasonable judgement of the MLP Entities (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the MLP Entities have used reasonable best efforts to obtain the Consent of such third party to such inspection or disclosure or (B) result in a violation of any Antitrust Laws, (ii) to disclose any privileged information of the MLP Group Entities to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the MLP Entities shall give notice to Parent of the fact that it is withholding such access or information and thereafter the MLP Entities shall use their respective reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a disclosure, violation or waiver) or (iii) to disclose any information relating to the MLP Entities’ consideration of the Transactions, including the minutes of the GP Conflicts Committee.

(b) The MLP Entities and the Lightfoot Entities will furnish promptly to the Parent Entities, and the Parent Entities will furnish promptly to the MLP Entities and the Lightfoot Entities (i) a copy of each report, schedule and other document filed or submitted by any of them pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by any of them from the SEC concerning compliance with securities Laws and (ii) all other information concerning their and their respective Subsidiaries’ business, properties and personnel as the Parent Entities or the MLP Entities and the Lightfoot Entities, as the case may be, may reasonably request; provided, however, that, notwithstanding anything to the contrary herein and notwithstanding any right to information under Law (to the extent such right under Law can be waived), except as specifically provided in Section 6.18(d), none of the MLP Group Entities, the Lightfoot Entities or their respective Affiliates or holders of their Equity Interests shall have the right at any time to examine the Tax Returns, Tax work papers, financial statements or books and records of the Parent, Merger Sub or their respective Affiliates for any purpose.

(c) Except for disclosures permitted by the terms of the Confidentiality Agreement, Parent GP and its Representatives will hold all information received from the MLP Entities pursuant to this Section 6.7 in confidence in accordance with the terms of the Confidentiality Agreement.

(d) Prior to and after the Closing, the Lightfoot Entities and their Affiliates shall provide Parent and Parent GP access to the personnel, books, work papers and records of the Lightfoot Entities and their Affiliates relating to any of the MLP Group Entities to the extent reasonably necessary to enable Parent and Parent GP to prepare financial statements of the MLP Group Entities in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC. Furthermore, the Lightfoot Entities and their Affiliates shall use their commercially reasonable efforts to cause the independent public accountants of the MLP Group Entities to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith. All of the financial statements, reports, opinions and related activities to be prepared, provided, delivered, made available or undertaken pursuant to this Section 6.7(d) shall be prepared, provided, delivered, made available and undertaken at the sole cost and expense of Parent.

(e) For a period of three years following the Closing, the Lightfoot Entities and their Affiliates shall retain all books, records, information and documents in possession of the Lightfoot Entities and their Affiliates that are necessary to prepare and audit financial statements with respect to the assets and liabilities of, or otherwise relating to, the MLP Group Entities, except to the extent originals or copies thereof are transferred to Parent and Parent GP in connection with Closing.

(f) No investigation, or information received, pursuant to this Section 6.7 will modify any of the representations and warranties of the Parties.

Section 6.8 Notification of Certain Matters. The MLP Entities and the Lightfoot Entities will give prompt notice to Parent GP, and Parent GP will give prompt notice to the MLP Entities and the Lightfoot Entities, of (a) any notice or other communication received by such Party (or its Subsidiaries, Affiliates or Representatives) from any Governmental Authority in connection with the Transactions or from any Person alleging that the obtaining or making of Consent from or with such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such Consent is reasonably likely to be material to any of the Parties, (b) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VII and (c) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VII; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that in the case of clauses (b) and (c), the failure to comply with this Section 6.8 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VII, or give rise to any right to terminate this Agreement under Article VIII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 6.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Entity shall indemnify, defend and hold harmless to the fullest extent permitted under Applicable Law each Indemnified Person against all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, fines, penalties suffered or incurred and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by any Indemnified Person in such Indemnified Person’s capacity as such, whether commenced, asserted or claimed before or after the Effective Time to the extent such Indemnified Person would be entitled to be indemnified in respect of liabilities for such acts or omissions under the MLP GP LLC Agreement or the MLP Partnership Agreement (or in the comparable governing documents of any Subsidiary of MLP) or under applicable Law. In the event of any Proceeding in respect of any act or omission by an Indemnified Person that is subject to indemnification pursuant to the immediately preceding sentence, (i) Parent and the Surviving Entity shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent and the Surviving Entity, in advance of the final disposition of any such Proceeding to the fullest extent permitted by Applicable Law and, if required, upon receipt of any undertaking required by Applicable Law to repay the amounts so advanced to the extent it is ultimately determined that such Indemnified Party is not entitled to indemnification, and (ii) Parent and the Surviving Entity will cooperate in the defense of any such matter; provided, however, Parent and the Surviving Entity shall not be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Parent and the Surviving Entity shall not be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Proceeding, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group.

(b) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Person as provided in the MLP GP LLC Agreement, the MLP Partnership Agreement (or in the comparable governing documents of any Subsidiary of MLP) or under applicable Law, shall continue in full force and effect in accordance with their terms from and after the Effective Time, irrespective of any subsequent amendment, modification or revocation thereof.

(c) Prior to the Effective Time, the MLP Entities will purchase a single-premium pre-paid “tail policy” for a period of six years from the Closing Date with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by Indemnified Persons in their capacity as such and having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Indemnified Persons as those in effect under the director and officer insurance policies of the MLP Group Entities on the date of this Agreement; provided that neither the Parent Entities nor any MLP Entity shall be required to expend in the aggregate for such six year period more than 300% of the last annual premiums paid prior to the date of this Agreement to maintain or procure such director and officer insurance policies of the MLP Group Entities and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.9(c) would cost in excess of that amount.

(d) The rights of any Indemnified Person under this Section 6.9 will be in addition to any other rights such Indemnified Person may have under the MLP Charter Documents or the DRULPA. The provisions of this Section 6.9 will survive the Closing Date for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs, successors, assigns, executors and administrators; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 6.9 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of all such claims. If Parent, Parent GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, Parent GP or the Surviving Entity, as the case may be, shall assume the obligations of Parent, Parent GP and the Surviving Entity set forth in this Section 6.9.

Section 6.10 Transaction Litigation. The MLP Entities and the Lightfoot Entities will give the Parent Entities prompt notice of any Proceeding commenced or, to the Knowledge of the MLP Entities, threatened, against any of them or their respective directors, officers, managers, partners or Affiliates relating to this Agreement or the Transactions (collectively, “Transaction Litigation”) and shall keep the Parent Entities informed on a substantially current basis with respect to the status thereof (including by promptly furnishing to Parent GP and its Representatives such information relating to such Proceeding as may be reasonably requested). The MLP Entities and the Lightfoot Entities shall consult with the Parent Entities regarding the defense or settlement of any Transaction Litigation and shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent GP (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 6.10, the Parties shall enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; provided, however, that the MLP Entities shall not be required to provide information if doing so, in the opinion of such MLP Entity’s legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; provided, that, if any information is withheld pursuant to the foregoing proviso, the MLP Entities shall inform Parent GP as to the general nature of what is being withheld and the Parties shall use reasonable best efforts to enable the MLP Entities to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

Section 6.11 Cooperation Regarding MLP Debt. If requested by Parent GP at any time after the date hereof, the MLP Entities shall, and shall cause MLP’s Subsidiaries to, reasonably cooperate with, and use commercially reasonable efforts to assist, the Parent Entities in taking all actions necessary to, contemporaneously with the Closing and on behalf of MLP and its Subsidiaries, (a) repay or cause to be repaid all Indebtedness, liabilities and other obligations outstanding under the Existing MLP Credit Facility or secured by the collateral therefor with the proceeds of the Financing, (b) terminate or cause to be terminated all commitments of the lenders to lend under the Existing MLP Credit Facility and (c) terminate or release or cause to be terminated and released any and all guarantees of, and Liens securing, such Indebtedness, liabilities and obligations, in each case, including obtaining customary payoff letters and causing the filing of any UCC-3 termination statements, mortgage releases or similar documents evidencing termination or release of such Liens. The Parties shall, and the MLP Entities shall cause the other MLP Group Entities to, reasonably cooperate with the other Parties in the preparation, execution, delivery and filing of the necessary and appropriate documentation in connection with any actions reasonably requested by Parent GP pursuant to this Section 6.11.

Section 6.12 Fees and Expenses. Parent or its designee shall pay all charges and expenses of the Paying Agent in connection with the provisions set forth in Article II. Subject to Section 6.3(d) of the MLP Disclosure Letter, all fees and expenses incurred in connection with the Transactions including all legal, accounting, financial advisory, consulting and all other fees and expenses of third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, will be the obligation of the respective Party incurring such fees and expenses.

Section 6.13 Employee Benefits.

(a) Compensation; Benefit Plans.

(i) For a period of 12 months following the Closing Date (or until April 30, 2019, with respect to those Employees covered by a collective bargaining agreement with the Petroleum Trades Employees Union, an affiliate of Atlantic Independent Union, affiliated with teamsters Local #312), Parent GP shall (or shall cause one of its Affiliates to) (A) provide to each employee of the Surviving Entity, its Subsidiaries and MLP GP (collectively, the “Employees”) a base salary or hourly wage that is no less than the base salary or hourly wage provided to such Employee as of immediately prior to the Closing Date and (B) continue in effect the hourly pay practices that are applicable to the Employees as of the Closing Date and are set forth on Section 6.13(a)(i) of the MLP Disclosure Letter.

(ii) For a period of 12 months following the Closing Date (or until April 30, 2019, with respect to those Employees covered by a collective bargaining agreement with the Petroleum Trades Employees Union, an affiliate of Atlantic Independent Union, affiliated with teamsters Local #312), Parent GP shall (or shall cause one of its Affiliates to) provide each Employee with employee benefits (including, health, welfare and retirement benefits, but expressly excluding fringe benefits, equity-based incentives, defined benefit pension plan benefits, retiree medical benefits and nonqualified deferred compensation plan benefits) that are no less favorable, in the aggregate, to those provided to such Employees immediately prior to the Effective Time.

(b) Continuation of Benefit Plans. For purposes of eligibility, participation, benefit accruals and vesting (but not benefit accruals under defined benefit pension plans) under Parent Benefit Plans providing employee benefits to Employees after the Closing Date, each Employee shall be credited with his or her years of service with the MLP Group Entities (and their predecessors) prior to the Closing Date to the same extent as such Employee was entitled, before the Closing Date, to credit for such service under MLP Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent GP shall (or shall cause an Affiliate of Parent GP to) use commercially reasonable efforts to cause (i) each Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent such Employee would have been then-eligible to participate in a comparable MLP Benefit Plan; (ii) each Parent Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, to waive all pre-existing condition exclusions and actively at work requirements (to the extent permissible under any applicable insurance contracts) of such Parent Benefit Plan for such Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Employee under comparable MLP Benefit Plans); and (iii) any deductibles and other eligible expenses (including co-payments) incurred by such Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable MLP Benefit Plans prior to the Effective Time).

(c) Vacation. For purposes of determining the number of vacation days and other paid time off to which each Employee is entitled during the calendar year in which the Effective Time occurs, Parent will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such Employee as of the Effective Time.

(d) No Employee Third Party Beneficiaries. Without limiting the generality of Section 9.7, the provisions of this Section 6.13 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including any current or former employee of any MLP Entity or any of their respective Affiliates) other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.13) under or by reason of any provision of this Agreement. Nothing in this Section 6.13 amends, or will be deemed to amend (or prevent the amendment or termination of) any MLP Benefit Plan or any employee benefit plans sponsored, maintained or contributed to by Parent. Parent has no obligation to continue to employ or retain the services of any Employee for any period of time following the Effective Time and, except as specifically provided in this Section 6.13, Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such Employees in its absolute discretion.

Section 6.14 Termination of Trading and Deregistration. The MLP Entities and the Lightfoot Entities will cooperate with the Parent Entities and use reasonable best efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the

NYSE to cause (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 6.15 Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the MLP Entities and their respective boards of directors or managers and/or the Parent Entities and their respective boards of directors or managers, as applicable, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Parties will otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger.

Section 6.16 Section 16 Matters. Prior to the Effective Time, to the extent reasonably necessary, the MLP Entities will take all such steps as may be necessary or appropriate to cause any dispositions of Common Units and Phantom Units resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the MLP Entities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 FIRPTA Certificate. At the Closing, each Lightfoot Entity shall deliver to Parent a certificate, dated as of the Closing Date, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).

Section 6.18 Tax Matters.

(a) Unitholders will be allocated all items of income, gain, loss, deduction and credit of MLP for income Tax purposes through and including the Closing Date.

(b) MLP will be responsible for (i) the preparation, filing and delivery of all MLP Income Tax Returns required to be filed or delivered on or prior to the Closing Date and (ii) the filing of all MLP Income Tax Returns required to be filed on or after the Closing Date.

(c) The Lightfoot Entities will be responsible for the preparation of all MLP Income Tax Returns with respect to all taxable periods ending on or before the Closing Date that are required to be filed or delivered after the Closing Date, which MLP Income Tax Returns shall be prepared in a manner consistent with the past practices of the MLP unless otherwise required by applicable Law; provided, that any out-of-pocket, third party costs, fees or expenses incurred with respect to the foregoing shall be borne by MLP. The Lightfoot Entities will provide to Parent GP copies of all such MLP Income Tax Returns at least 30 days prior to the date on which such MLP Income Tax Return is required to be filed or delivered for Parent’s review and comment, and any reasonable comments of Parent shall be considered in good faith for incorporation into such MLP Income Tax Return by the Lightfoot Entities prior to filing by MLP or delivery by the Lightfoot Entities, as applicable.

(d) Following the Closing, the Parties shall, and shall cause their respective Affiliates (and their respective officers, directors, employees or agents) to, cooperate with the other Parties regarding the preparation and filing of all MLP Income Tax Returns, including providing the other Parties with reasonable access, during normal business hours, to their respective offices, employees, outside accountants, books, records and Tax Returns, subject to the proviso in Section 6.7(b).

(e) The Lightfoot Entities shall cause all MLP Income Tax Returns prepared by it to reflect properly for Tax purposes any transactions undertaken by the Parent Entities or any Unitholder, whether at or prior to the Closing.

(f) Following the Closing, Parent GP shall not, and shall cause its Affiliates (including MLP) not to, amend, refile or otherwise modify any MLP Income Tax Returns filed prior to the Closing Date, except with the consent of the Lightfoot Entities (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law.

(g) The Parties shall cause MLP and each other MLP Group Entity that is treated as a partnership for U.S. federal income tax purposes to have a valid election in effect under Section 754 of the Code for any taxable period which includes the Closing Date and shall not revoke such election without the consent of Parent GP.

(h) The Parties agree that the GP Purchase Price and the Merger Consideration (plus any applicable liabilities for federal income tax purposes) will be allocated among the underlying assets of MLP (and, to the extent applicable, the Subsidiaries of MLP) for purposes of Sections 1060 and 751 of the Code and the statements required to be filed under Treasury Regulations Section 1.751-1(a)(3) (and any similar provision of state, local or foreign Legal Requirement, as applicable) (the “Merger Consideration Allocation”). Within 45 days after the Closing Date, Parent GP shall provide the Lightfoot Entities with a proposed Merger Consideration Allocation. Within 30 days after the date of the delivery of such proposed allocation to the Lightfoot Entities, the Lightfoot Entities (on behalf of the Unitholders) shall propose to Parent GP any changes to such allocation in writing or otherwise shall be deemed to have agreed with such allocation upon the expiration of such 30 day period. The Lightfoot Entities and Parent GP shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing. In the event the Lightfoot Entities and Parent GP are unable to agree as to the Merger Consideration Allocation, the Lightfoot Entities and Parent GP shall, within 30 calendar days following the delivery of any changes to the Merger Consideration Allocation to Parent GP by the Lightfoot Entities (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the Merger Consideration Allocation, and any such resolution shall be final, conclusive and binding on the Lightfoot Entities and Parent GP. If, at the conclusion of the Resolution Period, the Merger Consideration Allocation remains in dispute, then the Lightfoot Entities and Parent GP shall submit all items remaining in dispute to BDO USA, LLP (“BDO”) for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to BDO their written position with respect to such items remaining in dispute. The fees and expenses of BDO pursuant to this Section 6.18(h) shall be divided equally between the Lightfoot Entities and Parent. BDO shall determine, based solely on the submissions by the Lightfoot Entities and Parent GP, and not by independent review, only those issues related to the determination of the Merger Consideration Allocation that remains in dispute. The Lightfoot Entities and Parent GP shall request that BDO make a decision with respect to all disputed items within 30 calendar days after the submissions of the Lightfoot Entities and Parent GP, as provided above, and in any event as promptly as practicable. The final determination of the Merger Consideration Allocation shall be set forth in a written statement by BDO delivered to the Lightfoot Entities and Parent GP and shall be final, conclusive and binding on the Lightfoot Entities and Parent GP. The Lightfoot Entities and Parent GP shall promptly execute any reasonable engagement letter requested by BDO and shall each cooperate fully with BDO, including, without limitation, by providing the information, data and work papers used by the Lightfoot Parties or Parent, as applicable, to prepare and/or calculate the Merger Consideration Allocation, making its personnel and accountants available to explain any such information, data or work papers, so as to enable BDO to make such determination as quickly and as accurately as practicable. The Parties shall file timely any forms and statements required under U.S. federal or state income Laws with respect to Taxes consistent with such Merger Consideration Allocation as finally determined in accordance with this Section 6.18(h). The Parties shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Merger Consideration Allocation, except as required by a final “determination” within the meaning of Section 1313 of the Code or any similar state Law.

Section 6.19 Related Party Transactions. Prior to the Closing, each MLP Entity and the Lightfoot Entities will, and will cause the MLP Group Entities to, take such actions as are necessary or required to (i) terminate, effective at or prior to the Closing at no additional cost or liability to any MLP Group Entity, (A) each Contract that is listed in Section 6.19 of the MLP Disclosure Letter or (B) at Parent’s request, any Contract that is not disclosed in Section 3.22 of the MLP Disclosure Letter where the failure of such Contract to be so disclosed would cause the representations and warranties contained in Section 3.22 not to be true and correct and

(ii) ensure that the MLP Group Entities have no further liabilities or obligations thereunder from and after the Closing.

Section 6.20 GP Conflicts Committee. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of the MLP Entities shall, and the Lightfoot Entities shall not permit any MLP Entities to, without the consent of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the MLP GP Board that is a member of the GP Conflicts Committee either as a member of such board or member of such committee without the affirmative vote of the members of the MLP GP Board, including the affirmative vote of each of the other members of the GP Conflicts Committee. For the avoidance of doubt, this Section 6.20 shall not apply to the filling in accordance with the provisions of the applicable governing documents of the MLP GP of any vacancies caused by the death, incapacity or resignation of any such director.

Section 6.21 Change of Control Bonuses. Prior to or contemporaneously with the Closing, the Lightfoot Entities shall contribute or pay, or cause to be contributed or paid, to the MLP cash in an amount equal $185,000 for each month (or, for any partial month, a pro-rated amount thereof), commencing on January 1, 2017 and ending on the Effective Time; provided, however, that the aggregate amount to be contributed or paid by the Lightfoot Entities to the MLP pursuant to this Section 6.21 shall be reduced, dollar-for-dollar, by (i) any outstanding amounts owed to the Lightfoot Entities for the monthly overhead allocation (which, for the avoidance of doubt, does not include the Other Reimbursable Expenses, as defined below) charged by the Lightfoot Entities to the MLP pursuant to the terms and conditions of the Services Agreement, dated November 12, 2013, between LCP GP, the MLP and MLP GP, and (ii) the total amount of bonuses actually paid by the Lightfoot Entities on behalf of any of the MLP Entities in accordance with any change of control agreement to which any of the MLP Entities is a party on the date hereof (without giving effect to any amendments thereto entered into after the date hereof) at any time prior to the Effective Time to any officer of employee of LCP GP or MLP GP (solely to the extent such bonuses relate to the services performed by such officer or employee for the period from and after January 1, 2017). For purposes of this Section 6.21, “Other Reimbursable Expenses” means expenses incurred by the Lightfoot Entities in accordance with past practices for the benefit, or in connection with the activities, of the MLP Entities in respect of travel, meals and entertainment, professional and advisory services, industry conferences, customer appreciation events, and other direct expenses of the MLP Entities relating its operations and business activities that are paid, initially, by the Lightfoot Entities on behalf of the MLP Entities.

Section 6.22 MLP Financial Advisor. The Lightfoot Entities shall indemnify, defend and hold harmless the Parent Entities and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties suffered or incurred and amounts paid or payable by MLP in connection with any fees or expenses owed by MLP or any other MLP Entity or Lightfoot Entity to the MLP Financial Advisor.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party hereto to effect the Transactions will be subject to the satisfaction (or waiver by all Parties, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) MLP Approvals. The MLP Unitholder Approval shall have been obtained in accordance with applicable Law and the MLP Charter Documents.

(b) Regulatory Approval. (i) Any waiting period (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated and (ii) the other Antitrust Consents set forth in Section 7.1(b)(ii) of the MLP Disclosure Letter, and any other Consent of any Governmental Authority pertaining to an asset or right, the absence of which or imposition of a limitation upon could reasonably be expected to materially impair the operation of the MLP Group Entities’ facilities or the business of the MLP Group Entities as currently conducted or Parent’s control thereof, shall have been obtained and shall be in effect and, if applicable, the waiting period (and any extension thereof) or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

(c) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be pending or in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal.

(d) Sale and Purchase of Joliet. The Joliet Purchase shall have been consummated or shall be, contemporaneously with effecting the Transactions, consummated, in either case, in accordance with the terms of the Joliet Purchase Agreement (including the satisfaction or, if permissible under applicable Law, by each applicable Person entitled to waive such conditions, waiver of all conditions set forth in the Joliet Purchase Agreement).

(e) Sale and Purchase of Gulf LNG Interest. The First Closing (as defined in the Gulf LNG Purchase Agreement) whether in a Separate Closing or as part of a Dual Closing (each as defined in the Gulf LNG Purchase Agreement), shall have been consummated or shall be, contemporaneously with effecting the Transactions, consummated, in either case, in accordance with the terms of the Gulf LNG Purchase Agreement (including the satisfaction or, if permissible under applicable Law, by each applicable Person entitled to waive such conditions, waiver of all conditions to such First Closing set forth in the Gulf LNG Purchase Agreement).

Section 7.2 Conditions to Obligations of the Parent Entities to Effect the Transactions. The obligations of the Parent Entities to effect the Transactions are further subject to the satisfaction (or waiver by Parent GP, if permissible under applicable Law) on or prior to the Closing Date of the following conditions (it being agreed that for purposes of determining whether any condition set forth in this Section 7.2 has been satisfied, the provisions of Section 9.12(b) shall be given effect):

(a) Representations and Warranties.

(i) The representations and warranties (A) of the MLP Entities contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authorization) and Section 3.4 (Noncontravention) and (B) of the Lightfoot Entities contained in Article IV (Representations and Warranties of the Lightfoot Entities) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies.

(ii) The representations and warranties of the MLP Entities contained in Section 3.25 (Takeover Laws) and Section 3.27 (Brokers) are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(iii) The representations and warranties of the MLP Entities contained in Section 3.10 (Prohibited Payments), Section 3.11 (Export Controls) and Section 3.12 (Antitrust Laws) (A) are true and correct, to the Knowledge of the MLP Entities, in all respects as of the date of this Agreement and (B) are true and correct in all respects as of the Closing Date, as if made as of such time, except, in the case of this clause (B), as has not resulted in, and would not reasonably be expected to result in, (x) a Criminal Penalty or (y) an MLP Material Adverse Effect (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty).

(iv) The other representations and warranties of the MLP Entities and the Lightfoot Entities contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing

Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(b) Performance of Obligations of the MLP Entities and the Lightfoot Entities. The MLP Entities and the Lightfoot Entities shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date (i) in all respects for obligations with respect to which performance of them is qualified by “materiality” and (ii) in all material respects for all other obligations.

(c) No MLP Material Adverse Effect. Since the date of this Agreement and except to the extent arising out of any of the events, changes, effects, occurrences or state of facts described in Section 3.7(a) of the MLP Disclosure Letter, there shall not have occurred, arisen, come into existence or become known any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, has had, or would reasonably be expected to have, an MLP Material Adverse Effect.

(d) Certificates. The Parent Entities shall have received at the Closing (i) a certificate signed on behalf of the MLP Entities by a senior executive officer of each MLP Entity to the effect that the conditions set forth in Sections 7.2(a) through Section 7.2(c) (inclusive), to the extent applicable to the MLP Entities, have been satisfied and (ii) a certificate signed on behalf of the Lightfoot Entities by an authorized representative of the Lightfoot Entities to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) (inclusive), to the extent applicable to the Lightfoot Entities, have been satisfied.

(e) Certain Orders. There shall not be any Order that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in (i) the consummation of any of the Transactions being made illegal, restrained, prohibited or materially limited, (ii) as a result of or in connection with any of the Transactions, the ownership or operation by (A) Parent, MLP or any of their respective Subsidiaries of all or any material portion of the business or assets of Parent, MLP or any of their respective Subsidiaries or (B) Holdings or MLP GP of all or any material portion of the business or assets of MLP GP, in each case, being made illegal, restrained, prohibited or materially limited, (iii) the ability of the Parent Entities, as applicable, to effectively acquire, hold or exercise full rights of ownership of the Common Units or the GP Equity Interest being made illegal, restrained, prohibited or having material limitations placed on any such ability or (iv) an MLP Material Adverse Effect.

(f) Tax Opinion. MLP shall have received (with a copy to Parent) an opinion of Vinson & Elkins L.L.P. (or another nationally recognized tax counsel reasonably acceptable to Parent GP), dated as of the Closing Date, to the effect that for U.S. federal income Tax purposes at least 90% of the gross income of MLP for the most recent full calendar year and for the complete calendar quarters ending before the Closing Date for which audited financial statements are available should be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of MLP and any of their respective Affiliates as to such matters as such counsel may reasonably request.

(g) Resignations. Holdings shall have received the written resignation of each member of the MLP GP Board and each officer of MLP GP, dated to be effective as of the Effective Time.

(h) Amendment of Joliet LLC Agreement. The Joliet LLC Agreement shall have been amended in substantially the form attached as an exhibit to the Joliet Purchase Agreement.

(i) Transition Services Agreement. Parent GP shall have received at the Closing the Transition Services Agreement, duly executed by Lightfoot GP.

Section 7.3 Conditions to Obligations of the MLP Entities and the Lightfoot Entities to Effect the Transactions. The obligation of each of the MLP Entities and the Lightfoot Entities to effect the Transactions is further subject to the satisfaction (or waiver by each of MLP GP and LCP GP, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Entities contained in Sections 5.1 and 5.2 are true and correct, except for any de minimis inaccuracies and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of the Parent Entities. The Parent Entities shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date (i) in all respects for obligations with respect to which performance of them is qualified by “materiality” and (ii) in all material respects for all other obligations.

(c) Certificate. MLP shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required pursuant to this Agreement to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of MLP GP and Parent GP duly authorized by each of the MLP GP Board and Parent GP, respectively.

(b) by either of MLP GP or Parent GP:

(i) by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; provided that, if on the Outside Date the conditions to Closing set forth in Sections 7.1(b) (Regulatory Approval) or Section 7.1(c) (No Injunctions or Restraints) (but for purposes of Section 7.1(c), only if such Restraint is attributable to Antitrust Laws) have not been satisfied, but all other conditions to Closing in Article VII have been satisfied or are capable of being satisfied, then the Outside Date may be extended on one or more occasions to a date not later than March 1, 2018 at the option of Parent GP by providing written notice to the other Parties at or before 11:59 p.m. Houston, Texas time on the Outside Date; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available (x) to a Party if the inability to satisfy such conditions was due primarily to the failure of such Party to perform any of its obligations under this Agreement or (y) to a Party if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii) if any Restraint having the effect set forth in Section 7.1(c) (No Injunctions or Restraints) is in effect and has become final and nonappealable; provided, however, that the right to terminate this

Agreement pursuant to this Section 8.1(b)(ii) will not be available to a Party if such Restraint was enacted primarily due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement; or

(iii) if, after the final adjournment of the MLP Unitholder Meeting at which a vote of the Unitholders has been taken in accordance with this Agreement, the MLP Unitholder Approval has not been obtained.

(c) by Parent GP:

(i) if any MLP Entity or any Lightfoot Entity has breached any of its respective obligations under Section 6.4 (No Solicitation or Withdrawal of Recommendation), excluding any such breaches that do not adversely affect the Parent Entities or the Transactions in any material respect;

(ii) if any MLP Entity or any Lightfoot Entity has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or any MLP Entity or any Lightfoot Entity has failed to perform any of its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) is incapable of being cured, or is not cured by the applicable MLP Entity or Lightfoot Entity by the earlier of (x) the Outside Date and (y) 30 days following receipt of written notice from Parent of such breach or failure; or

(iii) if the GP Conflicts Committee has made a Withdrawal of Recommendation (whether or not in compliance with Section 6.4(c) (Certain Permitted Withdrawals of Recommendation)); provided, that Parent GP may only terminate the Agreement pursuant to this clause (iii) prior to the final adjournment of the MLP Unitholder Meeting at which a vote of the Unitholders is taken in accordance with this Agreement.

(d) by MLP GP:

(i) if any Parent Entity has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or any Parent Entity has failed to perform its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured, or is not cured, by the Parent Entities by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from MLP of such breach or failure; provided that MLP GP will not have the right to terminate this Agreement pursuant to this Section 8.1(d) if any of the MLP Entities or Lightfoot Entities are then in breach of Section 6.4 (No Solicitation or Withdrawal of Recommendation), excluding any such breaches that do not adversely affect the Parent Entities or the Transactions in any material respect;

(ii) if the GP Conflicts Committee has made a Withdrawal of Recommendation with respect to a Superior Proposal in compliance with Section 6.4(c) and Section 6.4(d) and the MLP GP Board authorizes the MLP Entities, to the extent permitted by and subject to complying with the terms of Section 6.4(c) and Section 6.4(d), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and, concurrently with the termination of this Agreement, the MLP Entities, subject to complying with the terms of Section 6.4(c) and Section 6.4(d), enter into an Alternative Acquisition Agreement providing for a Superior Proposal; provided that prior to, and as a condition of, any termination of this Agreement by MLP GP pursuant to this Section 8.1(d)(ii), MLP shall have paid the MLP Termination Fee to Parent pursuant to Section 8.2(b); or

(iii) if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under

Section 1.3, (B) MLP GP has confirmed by irrevocable written notice delivered to Parent GP that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that it has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each of the MLP Entities stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) the Parent Entities fail to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of Closing Failure Notice.

Section 8.2 Effect of Termination.

(a) Generally. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions in Section 6.12 (Fees and Expenses), this Section 8.2 and Section 6.7(c) (Confidentiality), and the provisions in Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VIII, there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided that, upon the termination of this Agreement and except as provided in Section 8.2(f), nothing will be deemed to release any Party from any liability to any other Party for any breach by such Party of this Agreement prior to such termination; provided further, that, in no event shall any Party or any of its Affiliates seek or be entitled to any consequential, indirect, punitive or incidental damages or damages based on a multiple of earnings or similar valuation, including in the case of a willful and material breach, for, or with respect to, this Agreement, the Commitment Letters or the Limited Guarantee or the transactions contemplated hereby and thereby (including for any breach by any of the Parent Entities, the Financing Sources or the Guarantors), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Proceeding under applicable Laws arising out of any such breach, termination or failure.

(b) MLP Termination Fee.

(i) In the event that this Agreement is terminated by Parent GP pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then MLP shall pay to Parent a termination fee of $11,487,696 (the “MLP Termination Fee”) promptly (but in no event later than two Business Days) after such termination, by wire transfer of immediately available funds.

(ii) In the event that this Agreement is terminated by MLP GP pursuant to Section 8.1(d)(ii), then MLP shall pay Parent the MLP Termination Fee prior to, and as a condition of, such termination.

(iii) In the event that this Agreement is terminated (A) (1) by Parent GP pursuant to Section 8.1(c)(ii), if due to any Lightfoot Entity or any MLP Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Lightfoot Entity or any MLP Entity to be true and correct as of the date of this Agreement, (2) by Parent GP or MLP GP pursuant to Section 8.1(b)(i) at a time when this Agreement was terminable by Parent GP pursuant to Section 8.1(c)(ii), if due to any MLP Entity’s or any Lightfoot Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Lightfoot Entity or MLP Entity to be true and correct as of the date of this Agreement or (3) by MLP GP or Parent GP pursuant to Section 8.1(b)(iii), and (B) within 12 months after any such termination (1) any MLP Group Entity or any Lightfoot Entity or any of their respective Affiliates shall have entered into an Alternative Acquisition Agreement with respect to, or shall have approved or recommended to MLP’s Limited Partners or otherwise not opposed, any Alternative Proposal or (2) there shall have been consummated an Alternative Proposal, then MLP shall pay the MLP

Termination Fee to Parent upon the earlier of (x) the consummation of such Alternative Proposal and (y) entry into such Alternative Acquisition Agreement, by wire transfer of immediately available funds; provided that the MLP Termination Fee payable pursuant to this Section 8.2(b)(iii) shall be reduced by the Parent Expense Reimbursement, if any, actually paid to Parent pursuant to Section 8.2(d)(i) and for purposes of this Section 8.2(b)(iii), the references to “20% or more” in the definition of Alternative Proposal shall be deemed to be references to “more than 30%.”

(iv) In no event shall MLP be required to pay the MLP Termination Fee on more than one occasion.

(c) Parent Termination Fee. In the event that this Agreement is terminated by MLP GP pursuant to Section 8.1(d)(iii), then Parent shall pay to MLP a termination fee of $24,616,491 (the “Parent Termination Fee”) promptly (but in no event later than two Business Days) after such termination, by wire transfer of immediately available funds; provided, that the Parent Termination Fee payable pursuant to this Section 8.2(c) shall be reduced by the MLP Expense Reimbursement, if any, actually paid to MLP pursuant to Section 8.2(d)(ii). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Expense Reimbursement.

(i) In the event that this Agreement is terminated, (i) by Parent GP pursuant to Section 8.1(c)(ii) due to any MLP Entity’s or any Lightfoot Entity’s failure to perform any covenant or agreement set forth in this Agreement, or (ii) by Parent GP or MLP GP pursuant to Section 8.1(b)(i) at a time when this Agreement was terminable by Parent GP pursuant to Section 8.1(c)(ii) due to any MLP Entity’s or any Lightfoot Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Lightfoot Entity or MLP Entity to be true and correct as of the date of this Agreement, then MLP shall pay to Parent its and its Affiliates’ reasonable out-of-pocket costs, fees and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of such Party’s and its Affiliates’ Representatives (the “Parent Expense Reimbursement”), by wire transfer of immediately available funds; provided that the Parent Expense Reimbursement shall not exceed $1,500,000. For the avoidance of doubt, the Parent Expense Reimbursement shall not be the sole and exclusive remedy of the Parent Entities against the MLP Entities or the Lightfoot Entities.

(ii) In the event that this Agreement is terminated, (i) by MLP GP pursuant to Section 8.1(d)(i) due to any Parent Entity’s failure to perform any covenant or agreement set forth in this Agreement, or (ii) by Parent GP or MLP GP pursuant to Section 8.1(b)(i) at a time when this Agreement was terminable by MLP GP pursuant to Section 8.1(d)(i) due to any Parent Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Parent Entity to be true and correct as of the date of this Agreement, then Parent shall pay to MLP its and its Affiliates’ reasonable out-of-pocket costs, fees and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of such Party’s and its Affiliates’ Representatives (the “MLP Expense Reimbursement”), by wire transfer of immediately available funds; provided that the MLP Expense Reimbursement shall not exceed $1,500,000. For the avoidance of doubt, the MLP Expense Reimbursement shall not be the sole and exclusive remedy of the MLP Entities against the Parent Entities.

(e) Collection Fees and Expenses. Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Merger and the other Transactions, and that, without these agreements, no Party would enter into this Agreement. Accordingly, if MLP or Parent, as applicable, fails to promptly pay any amount due under this Section 8.2, and, in order to obtain such payment, the payee Party commences a Proceeding that results in an Order against the payor Party, the payor Party shall pay to the payee Party the costs and expenses (including attorney’s fees and expenses) in connection with such

Proceeding and shall pay interest on the amount payable pursuant to such Order, compounded quarterly, at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid (but for such Proceeding) until the date of actual payment.

(f) Limitation of Liability.

(i) For the avoidance of doubt, (A) under no circumstances shall the aggregate amount of damages payable by any of the Parent Entities or any of their Affiliates, in respect of breaches under this Agreement (including pursuant to the Limited Guarantee) exceed $24,616,491 for all such breaches in the aggregate (the “Parent Liability Limitation”) and (B) while MLP GP may pursue specific performance in accordance with, and subject to the terms and conditions of, Section 9.9, under no circumstances shall the MLP Entities be permitted or entitled to receive both specific performance of the type contemplated by Section 9.9 and the Parent Termination Fee (or other money damages). In no event shall the MLP Group Entities and any of their respective former, current or future officers, directors, partners, equityholders, managers, members or Affiliates (collectively, “MLP Related Parties”) seek or obtain, nor shall they permit any of their respective Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against any of the Parent Entities, the Financing Sources or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, employees, agents, directors, officers or Affiliates (collectively, the “Parent Related Parties”), including consequential, indirect, punitive or incidental damages or damages based on a multiple of earnings or similar valuation for, or with respect to, any breach of this Agreement, the Commitment Letters or the Limited Guarantee or the transactions contemplated hereby and thereby (including for any breach by any of the Parent Entities, the Financing Sources or the Guarantors), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Proceeding under applicable Laws arising out of any such breach, termination or failure.

(ii) Notwithstanding anything to the contrary in this Agreement, (A) in no event shall any Parent Related Party (which excludes, for the avoidance of doubt, each of the Parent Entities) have any liability for monetary damages to any of the MLP Group Entities or any of the MLP Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby, other than such Person’s obligations, if any, under the Limited Guarantee or the Commitment Letters and other than the obligations of the Parent Entities to the extent expressly provided herein and (B) under no circumstances shall the MLP Related Parties (which excludes, for the avoidance of doubt, the MLP Entities) have any liability to any Parent Related Party for monetary damages to any of the Parent Related Parties relating or arising out of this Agreement or the transactions contemplated hereby, other than such Person’s obligations to the extent expressly provided herein or in the other Transaction Documents. In no event shall MLP GP or any of the MLP Group Entities or MLP Related Parties seek or obtain, nor shall they permit any of their respective Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Related Party with respect to this Agreement, the Commitment Letters or the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by any of the Parent Entities or the Financing Sources), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from any of the Parent Entities to the extent expressly provided for in this Agreement and from the applicable Parent Related Party to the extent expressly provided for in the Limited Guarantee or the Commitment Letters, as applicable.

(iii) For the avoidance of doubt, (A) under no circumstances shall the aggregate amount of damages payable by the MLP Entities or their officers or directors in respect of breaches under this Agreement or any claim arising out of or related to this Agreement exceed the $24,616,491 (the “MLP Liability Limitation”) and (B) while the Parent Entities may pursue specific performance in accordance with, and subject to the terms and conditions of, Section 9.9, under no circumstances shall the Parent Entities be permitted or entitled to receive both specific performance of the type contemplated by Section 9.9 and the MLP Termination Fee (or other money damages). In no event shall the Parent Related Parties seek or obtain, nor shall they permit any of their respective Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the MLP Liability Limitation against any of the MLP Related Parties, including consequential, indirect, punitive or incidental damages or damages based on a multiple of earnings or similar valuation for, or with respect to, any breach of this Agreement or the transactions contemplated hereby and thereby (including for any breach by any of the MLP Entities), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Proceeding under applicable Laws arising out of any such breach, termination or failure.

(iv) In the event that Parent or its designee receives the MLP Termination Fee pursuant to Section 8.2(b), the Parent Expense Reimbursement pursuant to Section 8.2(d) and/or the expenses referred to in Section 8.2(e), such amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent Entities and their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Entities or their respective Affiliates shall be entitled to bring or maintain any Proceeding against the MLP Entities or any of their respective Affiliates with respect to the foregoing. In the event that MLP receives the Parent Termination Fee pursuant to Section 8.2(c) and/or the expenses referred to in Section 8.2(e), such amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the MLP Group Entities and their respective Affiliates in connection with this Agreement, the Commitment Letters or the Limited Guarantee (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination hereof) or any matter forming the basis for such termination, and none of the MLP Group Entities or MLP Related Parties or any of their respective Representatives shall be entitled to bring or maintain any Proceeding against any Parent Entity or any other Parent Related Party with respect to the foregoing. Nothing in this Section 8.2(f)(iii) shall limit (x) the rights of any party hereto under Section 9.9 (subject to the limitations and conditions set forth therein) prior to the termination of this Agreement or (y) the rights of the Parent Entities under the Support Agreements.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement will terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (x) the agreements set forth in Articles II and IX and Sections 6.9, 6.12, Section 6.13, Section 6.14 and 6.18 and any other agreement in this Agreement that contemplates performance after the Effective Time will survive the Effective Time and (y) those set forth in Sections 6.7(c), 6.12 and 8.2, and this Article IX will survive termination of this Agreement. The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2 Amendment or Modification. At any time prior to the Effective Time, this Agreement may be amended or modified in any and all respects, whether before or after receipt of the MLP Unitholder Approval, only by written agreement of the Parties, by action taken or authorized by the MLP GP Board, the GP Conflicts Committee and Parent GP; provided, however, that following approval of the Merger by the Unitholders, there will be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Unitholders without such approval; provided, further, that this Section 9.2, Section 9.7, Section 9.8 and Section 9.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) will not be amended in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source. Furthermore, no other Transaction Document shall be materially amended or modified without authorization by the MLP GP Board and the GP Conflicts Committee.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any MLP Entity or any Parent Entity in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Notwithstanding the foregoing, in addition to any approvals required by MLP or MLP GP’s governing documents or under this Agreement or any Transaction Document, any determination, discussion, approval, consent or agreement of any MLP Entity or the MLP GP Board required to be made pursuant to this Agreement or any Transaction Document (including with respect to Section 1.3), and any decision or determination by any MLP Entity or the MLP GP Board to (x) terminate this Agreement pursuant to Section 8.1 or (y) enforce this Agreement (including pursuant to Section 9.9), must be made or approved, as applicable, by both the MLP GP Board and the GP Conflicts Committee, and such action shall not require approval of the Unitholders.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Parent, Parent GP, Holdings and Merger Sub may assign, in their respective sole discretion, any or all of their respective rights, interests and obligations under this Agreement (i) to one or more Affiliates of such Party, or (ii) to any of their financing sources as collateral security, but no such assignment will relieve Parent, Parent GP, Holdings or Merger Sub of any of its obligations hereunder, and (b) MLP may assign, in its sole discretion, its right to receive the Parent Termination Fee pursuant to Section 8.2(c) to one or more of its Subsidiaries, but no such assignment will relieve MLP of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 will be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.6 Entire Agreement. This Agreement, the Joliet Purchase Agreement, the Gulf LNG Purchase Agreement, the MLP Disclosure Letter, the Transition Services Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will control.

Section 9.7 No Third-Party Beneficiaries. Except for (a) Section 6.9 and Section 9.13, which will inure to the benefit of the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof, (b) if the Closing occurs, the right of Unitholders to receive the Merger Consideration and (c) if the Closing occurs, the right of holders of Phantom Units to receive the Phantom Unit Consideration, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing and anything in this Agreement to the contrary, Section 9.1, Section 9.2, Section 9.7, Section 9.8 and Section 9.13 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties, and consequently, may not accurately characterize actual facts or circumstances.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(b) By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties (on behalf of themselves and, with respect to MLP, on behalf of the MLP Related Parties) agrees: (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York; and (b) that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) EACH PARTY (INCLUDING EACH MLP RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(c).

Section 9.9 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. For the avoidance of doubt, under no circumstances shall the Parent Entities, on the one hand, and the MLP Group Entities and the Lightfoot Entities, on the other hand, be permitted or entitled to receive both a grant of specific performance in accordance with this Section 9.9 and the MLP Termination Fee or the Parent Termination Fee, as applicable, in respect of the same underlying claim.

(b) Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of Section 9.9(a) with respect to obligations not specifically addressed in this Section 9(b), it is explicitly agreed that MLP and MLP GP shall be entitled to seek specific performance of the Parent Entities’ obligation to cause the Equity Financing to be funded and to consummate the Merger and the other transactions contemplated by this Agreement, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions in this Agreement, if, and only if, (i) all conditions in Section 7.1 and Section 7.2 (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, (iii) the Debt Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing on the terms, and subject to the conditions, set forth in the Debt Commitment Letter if the Equity Financing is funded at the Closing, (iv) MLP has irrevocably confirmed in a written notice to Parent GP that if specific performance or other equitable remedies are granted and the Equity Financing and Debt Financing are funded (on the terms set forth therein), then the Closing will occur on the terms contemplated by this Agreement, and (v) MLP GP shall have delivered to Parent GP a Closing Failure Notice and the five Business Day period following the delivery of such Closing Failure Notice shall have expired. For the avoidance of doubt, under no circumstances will MLP GP (collectively with all of its Affiliates) be entitled to both a grant of specific performance or other equitable remedies of the sort described in the preceding sentence and any monetary damages, including all or any portion of Parent Termination Fee, the Parent Expense Reimbursement pursuant to Section 8.2(d) and/or the expenses referred to in Section 8.2(e).

Section 9.10 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile (which is confirmed) or electronic mail (provided that no electronic notice of non-delivery is received by the sender), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

If to Parent, Parent GP, Holdings or Merger Sub, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attn: Adam Larson, P.C.

 Kim Hicks

If to the Lightfoot Entities:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

 Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

 Brenda Lenahan

If to MLP or MLP GP:

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

 Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

 Brenda Lenahan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 229-2727

Attn: Joshua Davidson

 Jeremy Moore

or to such other address as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.10.

Section 9.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.12 Construction.

(a) Generally. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the MLP Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the MLP Disclosure Letter will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specific as Business Days. References in this Agreement to specific Laws or to specific provisions of Laws will include all rules and regulations promulgated thereunder, and any statute defined or referred to herein will mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. All terms defined in this Agreement will have the defined meanings set forth herein when used in any certificate or other document made or delivered by a Party pursuant hereto unless otherwise defined therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept. The phrase “made available” shall mean that the documents or information referred to have been posted prior to the date of this Agreement to the electronic data site hosted by Citrix Sharefile and established by MLP for the purpose of providing due diligence materials and information to Parent and its Representatives.

(b) Certain Matters Relating to Gulf LNG Arbitration. The Parties agree that in no event shall the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG or its business, assets, liabilities or condition (financial or otherwise), or any of the other matters described in clause (ix) of the term “Excluded Matter” included in the definition of MLP Material Adverse Effect (including, for the avoidance of doubt, the resulting impact of such decision (or settlement) upon the MLP or its business, assets, liabilities or condition (financial or otherwise)) (i) be given effect to or taken into account, directly or indirectly, for purposes of determining whether (A) any MLP Entity or a Lightfoot Entity has satisfied any condition precedent to the obligations of the Parent Entities to consummate the Transactions as set forth in Section 7.2 or (B) any Parent Entity has any obligation to pay any termination fee pursuant to Section 8.2 hereof or (ii) afford any Party the right to terminate this Agreement pursuant to Article VIII hereof.

Section 9.13 Non-Recourse. Except for any claim or cause of action arising under or related to any Support Agreement, Letter of Transmittal, Phantom Unitholder Acknowledgement or documentation delivered in connection with payment of Merger Consideration through DTC, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any Support Agreement, Letter of Transmittal, Phantom Unitholder Acknowledgement or documentation delivered in connection with payment of Merger Consideration through DTC, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate any of the Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary contained herein, none of MLP GP, or any of the MLP Group Entities or MLP Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against MLP GP, or any of the MLP Group Entities or MLP Related Parties in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Notwithstanding any other provision herein, no Debt Financing Source nor any Affiliate of any Debt Financing Source, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the Transactions, or with respect to any activities related to the Financing, including the preparation of the Commitment Letters and the Fee Letters.

Section 9.14 Obligations of Parent and of MLP. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of MLP to take any action, such requirement will be deemed to include an undertaking on the part of MLP to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action. Whenever this Agreement requires MLP to take any action, such requirement will be deemed to include an undertaking on the part of the Lightfoot Entities and MLP GP to cause MLP to take such action. All restrictions imposed by this Agreement on MLP or its actions will be deemed to include any actions that may be taken directly by MLP or otherwise effected directly or indirectly by the Lightfoot Entities or MLP GP. Whenever this Agreement requires Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent GP to cause Parent to take such action. All restrictions imposed by this Agreement on Parent or its actions will be deemed to include any actions that may be taken directly by Parent or otherwise effected directly or indirectly by Parent GP.

Section 9.15 Tax Treatment. The Parties agree that (a) the Transactions will cause a “termination” of MLP pursuant to Section 708(b)(1)(A) of the Code as of Closing and (b) the GP Equity Transfer constitutes an acquisition of all of the outstanding General Partner Interest for U.S. federal income tax purposes and the Merger constitutes an acquisition by Parent of all the outstanding Common Units in MLP, and the tax treatment of such acquisitions is governed by Revenue Ruling 99-6, 1999-1 C.B.432.

Section 9.16 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Alternative Proposal” means any proposal or offer made by a Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent, Parent GP, Holdings or Merger Sub relating to or concerning any (a) direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 20% or more of the consolidated total assets of the MLP Group Entities, taken as a whole, or (ii) 20% or more of any class of outstanding Equity Interests of the MLP Entities, (b) tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 20% or more of any class of outstanding Equity Interests of the MLP Entities, (c) merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange, recapitalization, liquidation, dissolution or other transaction involving the MLP Entities pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 20% or more of any class of outstanding Equity Interests of the MLP Entities or the surviving entity resulting, directly or indirectly, from any such transaction, in each case, other than the Transactions (including the Joliet Purchase and the Gulf LNG Purchase).

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the MLP Group Entities, including the FCPA and all other Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other supranational, national, federal, state, county, provincial, municipal, local, foreign statutes and other statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition.

“Bona Fide Alternative Proposal” means an unsolicited written bona fide Alternative Proposal that was not received or obtained in material violation of Section 6.4.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“Common Unit” means an equity interest in MLP representing limited partner interests of MLP and having the rights and obligations specified with respect to Common Units in the MLP Partnership Agreement.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of May 9, 2017, by and between Zenith Energy, L.P. and MLP.

“Consents” means notices, reports, declarations, submissions or other filings that are required to be made with, or any waivers required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.

“Contract” means any agreement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument or other legally binding arrangement, whether oral or written.

“Criminal Penalty” means any criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, any MLP Group Entity or any of their respective directors, managers, officers or employees (in his or her capacity as such) involving (a) a criminal offense where the maximum statutory fine is $10,000,000 or more per occurrence or series of related occurrences, (b) a felony criminal jail sentence, where the statutory maximum sentence of imprisonment is five years or more per occurrence or series of related occurrences as to matters over which the United States has jurisdiction or (c) a criminal jail sentence where the statutory maximum sentence of imprisonment is five years or more per occurrence, or series of related occurrences, as to matters over which jurisdiction is wholly outside of the United States.

“Derivative Transaction” means any forward, future, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons and produced hydrocarbons, that binds any MLP Group Entity or any of their respective assets.

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by any of the Parent Entities or their respective Affiliates of all or any portion of the businesses or assets of the MLP Group Entities in any manner in any part of the world, (b) any requirement that any of the Parent Entities or any of their respective Affiliates or any MLP Group Entity sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of any of the Parent Entities or any of their respective Affiliates or any MLP Group Entity to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“Divestiture Request” means any request or requirement, whether or not in writing (including electronic communication), by a representative of the Antitrust Division of the Department of Justice, the Bureau of

Competition of the Federal Trade Commission or a representative of any comparable non-U.S. Governmental Authority that any Parent Entity, any MLP Group Entity or any Lightfoot Entity (or any of their respective Affiliates) offer, accept or agree, or commit to agree, to a Divestiture Condition with respect to one or more specific assets, Contracts, businesses or lines of business as a condition to the clearance or approval of, or consent or waiver with respect to, the Transactions under Antitrust Laws.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, noise, plant life, animal life and all other environmental media or natural resources, including any physical structure.

“Environmental Laws” means any Laws, Permits, or Orders which regulate, impose liability or responsibility for or otherwise relate to (a) pollution, the protection, preservation, clean up or restoration of the Environment, (b) the registration, generation, labeling, manufacture, handling, use, treatment, placing on the market, storage, transportation, transboundary movement, presence, collection, disposal, Release or threatened Release of any Hazardous Materials, or (c) public or worker health or safety.

“Environmental Permits” means any Permits required under any Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“Equity Security” means any (a) Equity Interest or (b) Right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing MLP Credit Facility” means that certain Second Amended and Restated Revolving Credit Agreement, dated November 12, 2013, by and among MLP, Arc Logistics LLC, Arc Terminals, as Borrower, the Lenders thereto and SunTrust Bank, as Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” means the “General Partner Interest” (as defined in the MLP Partnership Agreement).

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any Person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Conflicts Committee” means the conflicts committee of the MLP GP Board.

“GP Purchase Price” means an amount of cash equal to $94,500,000.

“Gulf LNG Arbitration” means that certain International Chamber of Commerce arbitration between Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on the one hand, and Eni USA Gas Marketing L.L.C., which commenced on or about March 1, 2016 and referenced in the MLP SEC Documents.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated by or for which liability or standards of conduct may be imposed pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” means the “Incentive Distribution Rights” (as defined in the MLP Partnership Agreement).

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to a Contract, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other Contract conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; or

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable; but “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Person” means any individual who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or manager of any MLP Group Entity.

“Intellectual Property” means all intellectual property and similar proprietary rights, including (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) intellectual property rights in all inventions (whether or not patentable), patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) intellectual property rights in confidential information, trade secrets and know-how, (d) intellectual property rights in copyrightable works of authorship (including intellectual property rights in databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) intellectual property rights in databases and other compilations of information and (f) intellectual property rights in computer software.

“Intervening Event” means any material event, development, or change in circumstances that first occurs, arises or becomes known to the MLP Entities or the MLP GP Board after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement, which event, development, or change in circumstances becomes known to the MLP GP Board prior to receipt of the MLP Unitholder Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (b) any event, development or change (i) generally affecting United States or global exchange rates, interest rates or currency rates or (ii) in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials, (c) the entry into, or announcement of, this Agreement and the Transactions, (d) (i) any change in the market price or trading volume of the Common Units or (ii) any MLP Group Entity meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period and (e) any outcome in the Gulf LNG Arbitration.

“Joliet LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Joliet, dated as of May 14, 2015, as amended from time to time.

“Knowledge” (a) when used with respect to any MLP Entity or any Lightfoot Entity, means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.16(a) of the MLP Disclosure Letter and (b) when used with respect to any Parent Entity, means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.16(b) of the MLP Disclosure Letter.

“Laws” means any supranational, national, federal, state, county, provincial, municipal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, regulation, arbitration award or finding, ordinance or other requirements promulgated, adopted or entered into by or with, any Governmental Authority (excluding Permits).

“LCP GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of LCP GP, dated as of November 12, 2013, as in effect on the date hereof.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.

“Limited Partner” has the meaning set forth in the MLP Partnership Agreement.

“Limited Partner Interest” means a “Limited Partnership Interest” as defined in the MLP Partnership Agreement.

“Marketing Period” means (i) the first period of 20 consecutive Business Days (provided that (x) such 20 consecutive business day period will commence no earlier than September 5, 2017, (y) any day from and including November 22, 2017 through and including November 24, 2017 shall be excluded as Business Days for purposes of this definition and (z) if such 20 consecutive Business Day period has not ended either on or prior to December 20, 2017, then such 20 consecutive business day period will commence no earlier than January 2, 2018) after the date of this Agreement throughout which (a) MLP shall have delivered the Required Financial Information to Parent and (b) the conditions set forth in Article VII have been satisfied (other than Section 7.1(a) and (b) and those conditions as, by their nature, are to be satisfied at the Closing) or waived, (ii) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of such 20 consecutive Business Day period, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements of the MLP and its Subsidiaries contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by MLP’s auditors or another independent accounting firm reasonably acceptable to Parent, or (B) MLP or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) shall have publicly announced (x) any intention to restate any historical financial statements included in the Required Financial Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or MLP or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) has publicly announced that it has concluded no such restatement shall be required; provided that if the MLP shall in good faith reasonably believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery to the Required Financial Information), in which case MLP shall be deemed to have complied with such obligation to deliver the Required Financial Information to Parent, and such 20 consecutive Business Day period shall be deemed to have commenced on the date specified in the notice, unless Parent in good faith reasonably believes MLP has not completed delivery of the Required Financial Information to Parent or that clause (b) of this of this definition has not been satisfied and, within five Business Days after the giving of such notice by MLP, gives a written notice to MLP to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction) and (iii) in all circumstances, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are received by Parent.

“Material Leased Real Property” means any real property with respect to which an MLP Group Entity is a party to a Contract for the lease or sub-lease of such real property involving annual payments of more than $100,000.

“Merger Consideration” means the Public Merger Consideration, the Sponsor Merger Consideration and/or the Phantom Unit Consideration, as applicable.

“MLP Benefit Plans” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements, including the MLP Equity Plans, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by any MLP Group Entity for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual consultants of an MLP Group Entity, or with respect to which an MLP Group Entity has any current or contingent liability.

“MLP Equity Plans” means any plans of MLP or MLP GP providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, including the MLP LTIP, in each case as in effect on the date hereof.

“MLP GP Board” means the board of directors of MLP GP.

“MLP Group Entities” means the MLP Entities and the Subsidiaries of MLP.

“MLP Income Tax Returns” means any Tax Returns of MLP (including Schedule K-1s) with respect to any period ending on or prior to the Closing Date for Taxes that are measured by net income or total gross receipts.

“MLP LTIP” means the Arc Logistics Long-Term Incentive Plan, originally adopted on November 5, 2013 and as amended or amended and restated through the date of this Agreement.

“MLP Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the MLP Group Entities, taken as a whole, or (b) has a material adverse effect on the ability of either MLP Entity or the Lightfoot Entities to consummate the Transactions or perform its obligations under this Agreement, except, in the case of subsection (a), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to any MLP Group Entity or any of their respective properties or assets or (B) generally affecting the industries in which the MLP Group Entities operate, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) changes in the market price or trading volume of the Common Units or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) other than with respect to Section 3.4 and Section 3.5, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and public announcement of, this Agreement and the Transactions, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities, (viii) any acts or omissions of any MLP Group Entity or the Lightfoot Entities taken pursuant to the express requirements of this Agreement, other than with respect to the obligations regarding the conduct of the MLP Group Entities in accordance with Section 6.3, at the written request of Parent or with prior written consent of Parent after the date of this Agreement, or (ix) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the MLP Group Entities (including, for the avoidance of doubt, changes in distributions made by the MLP (or changes or expected changes in the MLP’s ability to make distributions) to Unitholders or noncompliance or reasonably expected noncompliance by an MLP Group Entity with any financial ratio or other covenant or provision of or under the Existing MLP Credit Facility Agreement), in each case of this clause (ix) that results from or arises out of (A) any reduction or anticipated reduction in the distributions from Gulf LNG in respect of the Gulf LNG Interest, (B) any diminution in value of the Gulf LNG Interest or (C) any other adverse consequences upon or affecting Gulf LNG or its direct or indirect equityholders that, in each case of clause (A), (B) or (C), results from or is due or otherwise attributable to the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG or its business, assets, liabilities or condition (financial or otherwise), except, in the case of clauses (i), (ii), (iii) and (vii) to the extent disproportionately affecting any MLP Group Entity or the Lightfoot Entities when compared to other Persons operating in the same industries.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MLP, dated as of November 12, 2013, as in effect on the date hereof.

“MLP SEC Documents” means the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by MLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“NYSE” means the New York Stock Exchange.

“Orders” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.

“Outside Date” means February 7, 2018, or, if extended to a later date pursuant to and in accordance with Section 8.1(b)(i), any such later date.

“Parent Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by any Parent Entity or their respective Affiliates for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual consultants of a Parent Entity.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has a material adverse effect on the ability of any of Parent, Parent GP, Holdings or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

“Partnership Interest” means an interest in MLP, which will include the General Partner Interest and Limited Partner Interests.

“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in MLP’s financial statements included in the MLP SEC Documents, (b) Liens in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business, (c) Liens in respect of any liabilities and obligations reflected in the financial statements of MLP and its Subsidiaries included in or incorporated by reference into the MLP SEC Documents, (d) Liens under the Existing MLP Credit Facility, (e) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to any real or personal property asset of any MLP Group Entity, (f) statutory Liens for obligations that are highway, zoning, and building laws, ordinances and regulations on any asset of any MLP Group Entity and (g) any other Liens with respect to any asset of the MLP Group Entities, which, in the case of clauses (e), (f) and (g) would not, on any such asset, materially interfere with the current occupancy or use of such asset by the MLP Group Entities or the conduct of the MLP Group Entities’ respective businesses thereon, (h) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to the real property, including zoning, building or similar restrictions, (i) all Liens of whatsoever nature affecting the title of the lessor under any lease of real property and/or affecting the title of the grantor of any easement and (j) the Liens or exceptions set forth on Section 9.16(c) of the MLP Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.

“Phantom Unit” means the Vested Phantom Units and the Unvested Phantom Units, collectively.

“Phantom Unit Consideration” means an amount in cash equal to Public Merger Consideration for each Phantom Unit that is issued and outstanding as of immediately prior to the Effective Time.

“Proceeding” means any (a) action, claim, suit, investigation, charge, complaint, review, litigation, audit, inquiry or other hearing or proceeding by or before any Governmental Authority, whether civil, criminal, administrative, investigative or otherwise and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (b) arbitration or (c) mediation.

“Public Merger Consideration” means an amount in cash equal to $16.50, for each Common Unit (other than the Sponsor Units) that is issued and outstanding as of immediately prior to the Effective Time.

“Public Unitholders” means all Unitholders other than the Lightfoot Entities and any Affiliate of the Lightfoot Entities.

“Registration Rights Agreements” means (i) the Registration Rights Agreement, dated as of November 12, 2013, by and among MLP and LCP LP, (ii) the Registration Rights Agreement, dated as of May 14, 2015, by and among MLP and the purchasers named on Schedule A thereto, and (iii) the Registration Rights Agreement, dated as of July 14, 2015, by and among MLP, United Energy Trading, LLC and Hawkeye Midstream, LLC.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representatives” means employees, investment bankers, attorneys, accountants, and other advisors and representatives.

“Required Financial Information” means the financial and other pertinent information regarding MLP and its Subsidiaries (including its assets, liabilities, business and operations) as may be reasonably requested by Parent or the Debt Financing Sources, including (a) the financial statements and other information which are necessary to satisfy the conditions set forth in the Debt Commitment Letter; (b) such other financial information regarding MLP and its Subsidiaries (including its assets, liabilities, business and operations) as Parent shall reasonably request from MLP, to the extent necessary to allow Parent to prepare pro forma financial statements of MLP customary for the type of Debt Financing contemplated by the Debt Commitment Letter; and (c) a customary authorization letter of a member of MLP GP’s management (including customary representations with respect to accuracy of information and material non-public information) for inclusion in any information materials that authorize the distribution of information provided under clauses (a) and (b) above to prospective lenders and investors.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities or Contracts of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any Equity Interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such Equity Interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any Equity Interests in such Person or any of its Subsidiaries or any such securities or Contracts listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Merger Consideration” means an amount in cash equal to $14.50 for each Sponsor Unit that is issued and outstanding as of immediately prior to the Effective Time.

“Sponsor Units” means the 5,242,775 Common Units held by LCP LP as of the date hereof.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other individual performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act of such Person.

“Superior Proposal” means a Bona Fide Alternative Proposal that the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors (taking into account the various legal, financial, regulatory and other aspects of such Bona Fide Alternative Proposal, including the financing terms thereof, any proposed modifications to any of the Transactions contemplated by such Bona Fide Alternative Proposal, the nature of the consideration offered, the provisions permitting the payment of distributions by MLP, the expected timing and risk and likelihood of consummation (including as a consequence of the impacts of any Antitrust Law on such Bona Fide Alternative Proposal)), (a) is reasonably likely to be consummated in accordance with its terms (including the likelihood of obtaining any requisite vote or consent of the Unitholders that may be required to effect such Bona Fide Alternative Proposal, but not taking into account that such vote or consent has not yet been obtained) and (b) if consummated, would result in a transaction more favorable to the Public Unitholders in the aggregate from a financial point of view than the Merger (after taking into account any revisions to the terms of the Merger proposed by Parent, whether pursuant to Section 6.4(d) or otherwise); provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Alternative Proposal shall be deemed to be references to “more than 50%.”

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Common Units or other Partnership Interests, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, duties, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, withholding, property and estimated taxes, customs duties, escheat or unclaimed property obligations, and other governmental charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith or in lieu thereof, and any item for which liability arises under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, report, election or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Document” means this Agreement, the Joliet Purchase Agreement, the Gulf Purchase Agreement, the MLP Disclosure Letter, the Confidentiality Agreement, the Limited Guarantee, the Transfer Agreement, any ancillary agreement thereto and any schedules and exhibits thereto.

“Transactions” means the Merger, the GP Equity Transfer, the Joliet Purchase, the Gulf LNG Purchase and the other transactions contemplated by this Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement, to be entered into by and between MLP and Lightfoot GP as of the Closing Date, in substantially the form attached hereto as Exhibit D.

“Unit Majority” has the meaning set forth in the MLP Partnership Agreement.

“Unitholder” means a holder of the Common Units.

“Unvested Phantom Unit” means a Phantom Unit (as defined in the MLP LTIP) granted under the MLP LTIP that (i) is listed on Annex II of the MLP Disclosure Letter and (ii) is outstanding immediately prior to the Effective Time and (iii) remains unvested as of the Effective Time (after taking account any vesting occurring as a result of the transactions contemplated by this Agreement).

“Vested Phantom Unit” means a Phantom Unit (as defined in the MLP LTIP) granted under the MLP LTIP that is outstanding immediately prior to the Effective Time and is vested as of the Effective Time (after taking account any vesting occurring as a result of the transactions contemplated by this Agreement).

[Signatures on Following Pages.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ZENITH ENERGY U.S., L.P.

By:	Zenith Energy U.S. GP, LLC, its general partner

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

PARENT GP

ZENITH ENERGY U.S. GP, LLC

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

HOLDINGS:

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

MERGER SUB:

ZENITH ENERGY U.S. LOGISTICS, LLC

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

MLP:

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC,
its general partner

/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

MLP GP:

ARC LOGISTICS GP LLC

/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

LCP GP:

LIGHTFOOT CAPITAL PARTNERS GP LLC

/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

LCP LP:

LIGHTFOOT CAPITAL PARTNERS, LP

By:	Lightfoot Capital Partners GP LLC,
its general partner

/s/ Vincent T. Cubbage
Name: Vincent Cubbage
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF

TRANSFER AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Assignor”), and Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Assignee”), effective as of [●] (the “Effective Date”).

WHEREAS, Assignor is the owner of 100% of the membership interests in Arc Logistics GP LLC, a Delaware limited liability company (the “Company”) pursuant to the First Amended and Restated Limited Liability Company Agreement of the Company, effective as of November 12, 2013 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement and Plan of Merger by and among Arc Logistics Partners LP, the Company, Assignor, Lightfoot Capital Partners, LP, Assignee, Zenith Energy U.S., L.P., Zenith Energy U.S. GP, LLC, and Zenith Energy U.S. Logistics dated as of August 29, 2017 (the “Merger Agreement”), pursuant to which Assignee is purchasing the Assigned Interests (as defined below) from Assignor; and

WHEREAS, in connection with the Closing (as such term is defined in the Merger Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to 100% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests (collectively, the “Assignment”).

2. Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement in place of Assignor, and Assignee hereby assumes all of the past, present and future liabilities, duties and obligations of Assignor under or allocable to the Assigned Interests, subject to the terms of the Merger Agreement.

3. Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof, Assignor is the sole legal and equitable owner of the entirety of the Assigned Interests and the Assigned Interests transferred hereby to Assignee are free and clear of all liens, encumbrances, or security interests (in each case other than transfer restrictions under applicable securities laws), subject to the terms and conditions of the LLC Agreement and the Merger Agreement.

4. Consent to Assignment. The Assignor, as a Member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

5. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

6. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof which may require the application of the law of another jurisdiction.

7. Entire Agreement. This Agreement, the LLC Agreement, the Merger Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

9. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

LIGHTFOOT CAPITAL PARTNERS GP LLC

By:
Name:
Title:

“Assignee”

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF

CERTIFICATION OF NON-FOREIGN STATUS UNDER

TREASURY REGULATIONS SECTION 1.1445-2(b)

This Certificate of Non-Foreign Status is being delivered pursuant to Section 6.17 of that certain Purchase Agreement and Plan of Merger, dated as of August 29, 2017, among [Zenith Energy U.S., L.P., a Delaware limited partnership] [Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company] (“Transferee”), [Lightfoot Capital Partners, LP, a Delaware limited partnership] [Lightfoot Capital Partners GP LLC, a Delaware limited liability company] (“Transferor”), and the other parties listed on the signature pages thereto. Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Transferee that withholding of tax is not required upon the disposition to Transferee of a U.S. real property interest, the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2. Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. federal employer identification number is                                              ; and

4. Transferor’s office address is:                                              .

Transferor understands that this Certificate of Non-Foreign Status may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that the undersigned has examined this Certificate of Non-Foreign Status and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete, and the undersigned further declares that he/she has authority to sign this Certificate of Non-Foreign Status on behalf of Transferor.

[Signature Page Follows]

IN WITNESS WHEREOF, I, the undersigned, have executed this Certificate of Non-Foreign Status as of the date first above written.

[________________________________________], a[_______________________________________]

By:
Name:
Title:

Dated: ________________________, 2017

EXHIBIT C

ACKNOWLEDGEMENT

To Receive Cash

in respect of

Phantom Units Previously Awarded

under the

Long Term Incentive Plan

of

ARC LOGISTICS PARTNERS LP

In connection with the merger (the “Merger”) contemplated by the Purchase Agreement and Plan of Merger, dated as of August 29, 2017 (the “Merger Agreement”), by and among Arc Logistics Partners LP (“MLP”), Arc Logistics GP LLC (“MLP GP” and, together with MLP, the “MLP Entities”), Lightfoot Capital Partners, LP (“LCP LP”), Lightfoot Capital Partners GP LLC (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P. (“Parent”), Zenith Energy U.S. GP, LLC (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC (“Holdings”) and Zenith Energy U.S. Logistics, LLC (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”).

Capitalized terms used in this Acknowledgement without definition have the meanings ascribed to such terms in the Merger Agreement.

DESCRIPTION OF PHANTOM UNITS OWNED BY THE UNDERSIGNED

Name and Address	Number of Phantom Units

Name

Street Address

City, State and Zip Code

PLEASE SIGN BELOW

1. Effects of the Merger. The undersigned acknowledges that, in accordance with the terms of the Merger Agreement:

a.	Each Vested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall (i) be canceled and converted into the right to receive from Parent (through MLP GP) the Phantom Unit Consideration, less applicable taxes and withholding, (ii) no longer be outstanding and (iii) cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Vested Phantom Units will be required to execute and deliver to MLP GP this Acknowledgement on or prior to the Closing.

b.

Each Unvested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall be amended and converted into the right to receive the following: (i) the regular vesting schedule of each Phantom Unit shall be amended to provide that 50% of such Unvested Phantom Units vest on the six (6) month anniversary of the Closing, with the remaining 50% of such Unvested Phantom Units vesting on the twelve (12) month anniversary of the Closing, with each such Unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and (ii) on the date such Unvested Phantom Unit would vest and be settled in accordance with the applicable terms and conditions of each Unvested Phantom Unit (as amended pursuant to (i) above), each Unvested Phantom Unit shall be paid the Phantom Unit Consideration, less applicable taxes and withholding; provided that such amendment and payment does not trigger Taxes under Section 409A of the Code. Following the payment of the Phantom Unit Consideration with respect to any Unvested Phantom Unit, such Unvested Phantom Unit shall no longer be outstanding and shall cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Unvested Phantom Units will be required to execute and deliver this Acknowledgment on or within five Business Days of the vesting of such Unvested Phantom Unit (as amended as described in the immediately preceding sentence).

2. Ownership of Phantom Units; Satisfaction of all Rights. The undersigned represents and warrants that (i) he or she owned the Phantom Units described above immediately prior to the effective time of the Merger on [●], 201[●] and (ii) either (A) such Phantom Units qualified as Vested Phantom Units immediately prior to the effective time of the Merger or (B) such Phantom Units qualified as Unvested Phantom Units immediately prior to the effective time of the Merger and on [●], 201[●], such Phantom Units vested in accordance with the applicable terms and conditions of such Phantom Units, as amended in accordance with the Merger Agreement and this Acknowledgment. The undersigned, on behalf of himself or herself and any other person who may act or claim on his or her behalf, hereby acknowledges and agrees that his or her receipt of the Phantom Unit Consideration for each Phantom Unit described above, less any applicable deductions (e.g. tax withholding), satisfies in full all obligations owing to, and releases any claims of, the undersigned that in any way arise from or are related to such Phantom Units, the LTIP or any award agreements thereunder, any equity based compensation awards with respect to the MLP or the Merger Agreement.

3. Delivery of Phantom Unit Consideration. If the undersigned delivers a properly completed and duly executed copy of this Acknowledgment to MLP GP at the closing of the Merger, with respect to Vested Phantom Units, or within five Business Days of vesting (as amended as described in Section 1(b) above), with respect to Unvested Phantom Units, the Phantom Unit Consideration will be paid to the undersigned, with respect to Vested Phantom Units, as promptly as practicable (but no later than three business days) following the date on which such closing occurs or, with respect to Unvested Phantom Units, in accordance with the applicable terms and conditions of such Unvested Phantom Units. No interest will be paid or accrued on any Phantom Unit Consideration.

4. Taxes. MLP GP (or any of its affiliates) may withhold from the Phantom Unit Consideration all federal, state, city, or other taxes as MLP GP (or any of its affiliates) is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of any award agreement, the LTIP, the Merger Agreement or this Acknowledgement, MLP GP will not be obligated to guarantee any particular tax result for the undersigned with respect to any payment provided to the undersigned hereunder, and the undersigned will be responsible for any taxes imposed on the undersigned with respect to any such payment.

5. Severability. Should any term or provision of this Acknowledgement be declared or be determined by any court to be invalid, the validity of the remaining terms or provisions will not be affected thereby, and such invalid term or provision will be deemed not to be part of this Acknowledgement.

6. Voluntary Execution. The undersigned acknowledges that he or she is executing this Acknowledgement voluntarily and of his or her own free will and that he or she fully understands and intends to be bound by the terms of this Acknowledgement. Further, the undersigned acknowledges that he or she has had an opportunity to carefully review this Acknowledgement with his or her attorney prior to executing it or warrants that he or she chose not to have his or her attorney review this Acknowledgement.

7. Governing Law. This Acknowledgement will in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Delaware.

IMPORTANT – PLEASE SIGN AND DATE HERE X Signature Date:

EXHIBIT D

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of [•] (the “Effective Date”), by and between Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”), and Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Provider”). The Partnership and Provider are each referred to herein individually as “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Purchase Agreement and Plan of Merger, dated as of August 29, 2017, by and among the Partnership, Provider, Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Holdings”), Zenith Energy U.S., L.P., a Delaware limited partnership, and the other parties thereto (as amended or supplemented, the “Merger Agreement”): (a) Holdings acquired 100% of the membership interests of Arc Logistics GP LLC, a Delaware limited liability company and the general partner of the Partnership, from Provider; and (b) the Partnership merged with and into a wholly owned subsidiary of Holdings, with the Partnership surviving, so that the Partnership became a wholly owned subsidiary of Holdings (collectively, the “Transactions”); and

WHEREAS, to assist with the Partnership’s operations for a specified period of time following consummation of the Transactions, the Parties desire to enter into this Agreement, pursuant to which, from and after the Effective Date, Provider will endeavor to make available to the Partnership and its affiliates the Transition Services (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and in reliance upon the mutual representations and warranties contained in this Agreement, the Parties agree as follows:

1. Transition Services. Commencing on the Effective Date until the expiration of the Term (as defined below), and subject to the terms and conditions of this Agreement (including earlier termination of such Transition Service in accordance with Section 2 below), Provider will endeavor to make available to the Partnership and its affiliates the services described in Schedule A of this Agreement (each such service being referred to individually as a “Transition Service”, and all such services being referred to collectively as the “Transition Services”); provided, however, that any individual who is an employee of Provider or any of its affiliates as of the date hereof (each, a “Current Employee”) may, at his or her choice, leave the employment of the Provider, in which case the Provider shall be under no obligation to replace such Current Employee or to induce any such Current Employee to remain in the employment of the Provider (it being understood that no affiliate of Provider shall induce any Employee to leave the employment of the Provider prior to the expiration of the Term (as defined below)). At the end of the Term, the Partnership shall assume each Transition Service and Provider’s obligations hereunder shall terminate without notice to, or action by, any Party.

2. Term; Termination of Transition Services. The term of this Agreement will commence on the Effective Date and, subject to earlier termination as provided in this Section 2, will continue until April 30, 2018 (the “Initial Term”); provided, that the Partnership shall have the right to elect to extend the term of this Agreement for up to three consecutive additional 30-day periods (each, a “Renewal Term” and collectively, the “Renewal Terms”) by providing written notice of such election to Provider not less than five days prior to the expiration of the Initial Term or such Renewal Term, as applicable. The Initial Term and the Renewal Term(s) (if any) are collectively referred to as the “Term.” The Partnership may terminate any one or more of the specific

Transition Services (in part or in its entirety) contemplated hereby by giving Provider at least three days prior written notice to that effect in the manner provided in this Agreement (and such termination shall not affect any other remaining Transition Services to the Partnership). Notwithstanding anything to the contrary in this Agreement, the termination or expiration of this Agreement will not affect either Party’s respective rights or obligations that are vested pursuant to this Agreement as of the effective date of such termination or expiration (including rights or obligations with respect to payment and remedies for breach of this Agreement). In addition, the following provisions of this Agreement will survive any termination or expiration of this Agreement: Sections 1 and 3 through 17.

3. Standard of Performance. In providing the Transition Services to the Partnership, Provider will perform the Transition Services as contemplated hereby in a good, workmanlike and professional manner with at least the same priority as Provider accords its own operations. Furthermore, Provider, in providing Transition Services, will comply with all applicable Laws.

4. Compensation; Invoicing.

a. During the Term, the Partnership shall (i) pay Provider a fee of (A) $31,000 per month during the Initial Term (pro-rated for any partial months), provided that, effective as of the date that either the Financial Provider or Accounting Provider is no longer employed by Provider, such fee shall be reduced to $15,500 per month (pro-rated for any partial months); provided further, that effective as of the date that neither the Financial Provider nor the Accounting Provider is employed by Provider, such fee shall be reduced to $0, and (B) $81,000 during each Renewal Term (if applicable) (pro-rated for any partial months), provided that, effective as of the date that either the Financial Provider or Accounting Provider is no longer employed by Provider, such fee shall be reduced to $40,500 per month (pro-rated for any partial months); provided further, that effective as of the date that neither the Financial Provider nor the Accounting Provider is employed by Provider, such fee shall be reduced to $0 (each of (A) or (B), a “Monthly Fee”), plus (ii) reimburse Provider for any and all reasonable, documented, out-of-pocket costs, fees and expenses incurred in connection with the provision of the Transition Services in accordance with this Agreement (the “Expense Reimbursement”); provided, however, Provider shall not be entitled to any reimbursement for any costs, fees and expenses incurred by Provider for the employment of personnel by Provider and any other overhead costs incurred by Provider (including any salary, benefits, bonuses or other compensation related thereto) in respect of the provision of the Transition Services. Promptly following the end of each calendar month, Provider will invoice the Partnership for the Expense Reimbursement and the applicable Monthly Fee. All invoices for the Expense Reimbursement shall contain a description of, and documentation supporting the incurrence of, the costs, fees and expenses included therein, a calculation of the amounts due and such other information and supporting documentation reasonably required by the Partnership in order to substantiate the Expense Reimbursement. The Partnership shall pay all undisputed amounts set forth on any such invoice with respect to the Expense Reimbursement and the Monthly Fee within thirty days following the date of receipt of such invoice.

i. From the Effective Date until one year after the expiration of the Term or termination of this Agreement, whichever occurs earlier, the Partnership or its designee, upon prior written notice to Provider, shall have the right, at the Partnership’s sole cost and expense, to conduct not more than one audit of the books and records of Provider or its affiliates insofar as they pertain to the Expense Reimbursement in respect of the Transition Services for the purpose of determining the accuracy of Provider’s invoices provided to the Partnership, to object to the amounts set forth therein, and to an adjustment of those amounts if an error is finally determined to have occurred.

ii. If the Partnership, in good faith, disputes any portion of any amount payable by it to Provider in respect of the Expense Reimbursement pursuant to this Agreement, then the Partnership shall notify Provider of such dispute on or before the due date for the applicable invoice and may withhold payment for the disputed portion until the dispute is resolved. Any dispute that is not resolved after good faith discussions between the Parties with respect thereto shall be subject to Sections 8 and 9.

b. The amounts set forth in this Section 4 constitute the entire cost to the Partnership for the Transition Services rendered by Provider under this Agreement.

5. Independent Contractor Status. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, Provider will be and act as an independent contractor of the Partnership. Nothing contained in this Agreement will be construed to imply or constitute a partnership, joint venture, principal-agent or employer-employee relationship between Provider and the Partnership. Provider will not, and will have no power to, create any obligation, express or implied, on behalf of the Partnership. The Partnership is contracting with Provider for the Transition Services and Provider reserves the right to determine the method, manner and means by which the Transition Services will be performed consistent with the requirements of this Agreement; provided that with respect to any Transition Services that are similar to services that were provided by Provider’s employees or Current Employee prior to the Effective Date, Provider shall cause such Transition Services to be provided by such Current Employees so long as they remain employed by Provider and shall not engage any third parties to provide such Transition Services without the prior written consent of the Partnership (such consent not to be unreasonably withheld, conditioned or delayed). Except as otherwise expressly agreed in writing by the Partnership, Provider will furnish all labor, materials, equipment, insurance, supplies, training and/or other goods and services necessary for the performance of Provider’s obligations under this Agreement. Provider agrees to pay all applicable taxes on the Expense Reimbursement paid to it pursuant to Section 4. Provider agrees that Provider (including, without limitation, its personnel) will not be, and will not claim to be, eligible to participate in, or receive benefits under, any employee benefit plans, arrangements or policies of the Partnership including, but not limited to, any plan, arrangement or policy providing bonus, vacation, stock options, stock purchase, sick leave, disability, health or life insurance, 401(k), retirement, profit sharing or similar benefits for the Partnership’s employees (collectively, “Benefit Plans”). If Provider or any of its personnel is later determined to have been a common-law employee or employee of the Partnership for any purpose, Provider and its personnel nevertheless will not be entitled to participate or receive benefits under any Benefit Plan. Provider acknowledges that no insurance whatsoever, including worker’s compensation insurance, has been or will be obtained by the Partnership on Provider’s behalf.

6. Confidentiality.

a. For purposes of this Agreement, the term “Confidential Information” means, with respect to the Partnership, all information or materials obtained or received by Provider from, through, by or on behalf of the Partnership or its affiliates in connection with this Agreement. Provider agrees that the Confidential Information is confidential trade secret information of the Partnership or of third parties, and following the receipt of any Confidential Information, Provider will maintain the Confidential Information in strict confidence and not use or disclose any Confidential Information, except as expressly set forth in this Section 6.

b. Provider may use the Confidential Information only to the limited extent necessary to perform the Transition Services under this Agreement for the benefit of the Partnership and for no other purpose, commercial or otherwise. Provider may not disclose the Confidential Information to any third party without the prior written consent of the Partnership; provided, that Provider may disclose the Confidential Information to its personnel, who need to know such information in order to assist Provider in the performance of the Transition Services for the benefit of the Partnership, each of whom must be bound by confidentiality obligations no less restrictive than those set forth in this Agreement with respect to the Confidential Information. Provider agrees to use the same degree of care to prevent any unauthorized use or disclosure of the Confidential Information as it uses to protect its own confidential information of like importance, but in no event will Provider use less than reasonable care.

c. The foregoing obligations of confidentiality and nonuse will not apply to any information or materials to the extent such information or materials (i) are or subsequently become generally and readily available to the public without breach of this Agreement; (ii) were or subsequently are rightfully obtained by Provider from a third party who had the right to disclose the same without obligations of confidentiality or nonuse; or (iii) were independently developed by Provider. The foregoing obligations of confidentiality will not prohibit Provider from disclosing any information or materials to the extent that Provider is required to do so by governmental or judicial order, provided, that, to the extent legally permissible and reasonably practicable, Provider gives the Partnership prior written notice of such order and the opportunity to limit such disclosure and complies with any protective order (or equivalent) imposed on such disclosure.

d. Provider will immediately notify the Partnership of any unauthorized use or disclosure of Confidential Information by its personnel of which it becomes aware. Provider agrees to return to the Partnership, or to destroy (and, if requested by the Partnership, to confirm such destruction in writing to the Partnership), all materials containing or embodying any Confidential Information, regardless of the media and regardless of by whom prepared, within five days after demand therefor by the Partnership or, in any event, within five days after termination or expiration of this Agreement.

e. The obligations under this Section 6 shall terminate two years after the date of the termination of this Agreement; provided, however, that no termination of this Agreement shall release any obligations, liabilities, rights and remedies of the Parties arising out of a breach of, or failure to comply with this Agreement by such Party occurring prior to such termination.

7. Indemnity.

a. The Partnership assumes sole responsibility for and hereby agrees to indemnify, defend and hold harmless Provider, its affiliates and its and their respective directors, officers, owners, employees, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “Provider Indemnified Persons”) from and against any and all claims, causes of action, losses, demands, costs, expenses, penalties or liabilities, including reasonable attorneys’ fees (collectively, “Losses”) arising out of or resulting from the performance of (or failure to perform) the Transition Services pursuant to this Agreement, including, without limitation, for (i) the gross negligence or the intentional or willful misconduct of any of the Partnership Indemnified Persons (as defined below), (ii) personal injury, death or bodily harm or damage or destruction of physical property of any kind of any of the Partnership Indemnified Persons or (iii) the intentional breach of this Agreement by the Partnership Indemnified Persons, in each case, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF PROVIDER INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM (X) THE GROSS NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF PROVIDER INDEMNIFIED PERSONS OR (Y) THE INTENTIONAL BREACH OF THIS AGREEMENT BY ANY PROVIDER INDEMNIFIED PERSON. Notwithstanding the foregoing, any Provider Indemnified Person entitled to receive indemnification under this Section 7(a) shall act in good faith and use its reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other Persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the Provider Indemnified Persons to the Partnership.

b. Subject to Section 8, Provider assumes sole responsibility for and hereby agrees to indemnify, defend and hold harmless each of the Partnership, its affiliates, and its and their respective directors, officers, owners, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “Partnership Indemnified Persons”) from and against any and all Losses arising out of or resulting from (i) the gross negligence or the intentional or willful misconduct of any of Provider Indemnified Persons or (ii) the intentional breach of this Agreement by Provider Indemnified Persons, in each case, arising out of, resulting from or in any way incident to or in connection with the performance of (or failure to perform) the Transition Services pursuant to this Agreement, REGARDLESS OF WHETHER SUCH LOSSES ARE THE

RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF PARTNERSHIP INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF PARTNERSHIP INDEMNIFIED PERSONS.

8. Limitations on Liability. Notwithstanding anything to the contrary herein, in no event shall Provider’s aggregate liability under this Agreement as of any date exceed the aggregate amount of all Expense Reimbursement plus each Monthly Fee received by Provider as of such date (collectively, the “Received Amounts”); provided, however, that for the purposes of this Section 8, the aggregate amount of Received Amounts as of any such date shall at all times be deemed to be an amount not less than $100,000. EXCEPT WITH RESPECT TO CLAIMS BY A THIRD PARTY, IN NO EVENT WILL A PARTY BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES RESULTING FROM LOSS OF SALES, BUSINESS, PROFITS, USE, DATA, OPPORTUNITY, ECONOMIC ADVANTAGE OR GOODWILL), EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF THE HARMING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES.

9. Governing Law; Waiver of Jury Trial

a. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

b. By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(C).

10. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

11. Delays. Any delay or inability of a Party in complying with the terms hereof (other than the Partnership’s payment obligations under Section 4(a)) arising from unforeseeable causes beyond the control and without the fault or negligence of that Party, including but not restricted to, acts of God, acts of public enemy, acts of the government in either sovereign or contractual capacity, fires, floods, or strikes (but not including delays of subcontractors or suppliers), shall excuse any delay in the performance of that Party; provided, however, that the Party failing to perform uses all reasonable diligence to remedy such failure as promptly as practicable and gives immediate written notice to the other of any delay, whether excusable as set forth above or otherwise, and shall fully inform the other Party of the nature of the delay and the expected duration and consequences thereof.

12. Headings. The headings of the sections of this Agreement have been inserted for convenience and reference only and shall not be construed or interpreted to restrict or modify any of the terms of provisions hereof.

13. Notice. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

a.	If to the Partnership:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

Email: dana.love@zenithem.com

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attn: Adam Larson, P.C.

 Kim Hicks

Email: adam.larson@kirkland.com

    kim.hicks@kirkland.com

b.	If to Provider:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

          Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

          Brenda Lenahan

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed given (a) on the date of delivery, if hand delivered, (b) on the date of receipt, if sent by facsimile or e-mail prior to 5:00 p.m. Central Time on a business day, otherwise on the next business day following such date of receipt, (c) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (d) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

14. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior written and oral agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy, and (by way of example but not of limitation) the grant of any injunctive relief shall not preclude or limit the right to any monetary relief.

15. Binding Effect; Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 15 will be null and void. Except as provided in Section 7 with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

16. Counterpart Execution. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

17. Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 15) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereunder (including the breach, termination or failure to consummate any of the transactions contemplated hereunder), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

[INTENTIONALLY BLANK SPACE;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PROVIDER:

LIGHTFOOT CAPITAL PARTNERS GP LLC

By:
Name:	Vince Cubbage
Title:	Chief Executive Officer

PARTNERSHIP:

ARC LOGISTICS PARTNERS LP

By: Arc Logistics GP LLC, its general partner

By:
Name:
Title:

TRANSITION SERVICES AGREEMENT

SIGNATURE PAGE

SCHEDULE A

Transition Services

1.	Financial and accounting administrative services currently being provided to the Partnership by Provider at the New York office prior to the Effective Date with regards to customary services at a similar level to that currently provided, by the Partnership’s current Chief Financial Officer (“Financial Provider”) and current Chief Accounting Officer (“Accounting Provider”).

2.	Budget reconciliation, financial reporting, project expenditure approvals (as requested by the Partnership), certain accounting functions, monthly consolidation and preparation of financial statements, check writing, cash flow forecast, cash/treasury management, payroll, benefits and employee matters, each, as directed by the Partnership.

3.	Reasonable assistance in promptly transitioning such services and functions to the Partnership’s personnel or to its new service providers and/or vendors, as applicable.

4.	Financial and accounting services necessary to complete the audit of the Partnership’s and its Subsidiaries’ financial statements for the fiscal year ended December 31, 2017 currently provided by the Financial Provider and Accounting Provider. For the avoidance of doubt, such services shall initially include the services of the Partnership’s previous chief financial officer and chief accounting officer, but not the cost or services of the Partnership’s outside accounting, auditing, tax or compliance service providers.

5.	All services necessary with respect to the Partnership’s and its Subsidiaries’ preparation and filing of current federal, state and local tax requirements for the fiscal year ended December 31, 2017, including the financial and accounting support of the preparation of Schedule K-1s for the Partnership’s partners for taxable periods ending on or before such date.

6.	Provider will make available its existing New York office space to the Financial Provider, Accounting Provider, and John Blanchard during the Term.

Schedule A – Page 1

Annex B

August 29, 2017

Conflicts Committee of the Board of Directors of Arc Logistics GP LLC

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Dear Members of the Conflicts Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common units (the “Common Units”, and such holders the “Public Unitholders”) of Arc Logistics Partners LP (“Arc Logistics”), other than the Common Units held by Arc Logistics GP LLC (“Arc Logistics GP”), Zenith Energy U.S., L.P. (“Zenith”), Lightfoot Capital Partners, LP (“Lightfoot LP”) and Lightfoot Capital Partners GP LLC, the general partner of Lightfoot LP (“Lightfoot GP”), and their respective equityholders and affiliates or any subsidiary of Arc Logistics (the “Excluded Holders”), of the Merger Consideration (as defined below) to be paid to such holders pursuant to the Purchase Agreement and Plan of Merger (the “Agreement”), by and among Zenith, Zenith Energy U.S. GP, LLC, the general partner of Zenith (“Zenith GP”), Zenith Energy U.S. Logistics Holdings, LLC (“Zenith Holdings”), Zenith Energy U.S. Logistics, LLC, a wholly owned subsidiary of Zenith Holdings (“Merger Sub”), Lightfoot GP, Lightfoot LP, Arc Logistics GP and Arc Logistics (together with Zenith, Zenith GP, Zenith Holdings, Merger Sub, Lightfoot GP, Lightfoot LP and Arc Logistics GP, the “Parties”). The Agreement provides for, among other things, the merger of Merger Sub with and into Arc Logistics (the “Merger”), pursuant to which Arc Logistics will be the surviving entity, and each issued and outstanding Common Unit (other than the Sponsor Units (as defined in the Agreement)) will be converted into the right to receive $16.50 in cash (the “Merger Consideration”). The transactions contemplated by the Agreement are referred to herein as the “Transactions.”

In connection with the Merger, we understand that Arc Logistics and Arc Logistics GP intend to enter into a series of transactions with, among other parties, Zenith, Zenith GP, Zenith Holdings, Lightfoot LP and Lightfoot GP, pursuant to which, among other things, (i) Zenith Holdings would acquire Lightfoot LP’s and Lightfoot GP’s interests in Arc Logistics and Arc Logistics GP for a purchase price of (a) in the case of the purchase of Arc Logistics GP, $94,500,000, and (b) in the case of the Common Units owned by Lightfoot LP, $14.50 per Common Unit; (ii) Zenith Holdings would purchase 57% of Lightfoot LP’s 9.678% interest (the “Gulf LNG Interest”) in Gulf LNG Holdings Group, LLC (“Gulf LNG”) in exchange for $36,229,200 (subject to adjustment as provided in the definitive documentation for such purchase), and, subject to a defined “favorable outcome” in the arbitration dispute involving Gulf LNG, Zenith Holdings would purchase the remaining 43% of Lightfoot LP’s Gulf LNG Interest for $27,330,800 (subject to adjustment as provided in the definitive documentation for such purchase), and (iii) Lightfoot LP and Lightfoot GP would purchase a 7.5% net ownership interest (without giving effect to specified time-based adjustments) in Arc Terminals Joliet Holdings LLC (“ATJH”) from EFS Midstream Holdings LLC (“EFS”) for net consideration to EFS of $14,062,500 and Zenith Holdings would purchase a 2.5% interest (without giving effect to specified time-based adjustments) in ATJH from EFS for net consideration to EFS of $4,687,500 (the transactions described in clauses (i) through (iii) being referred to as the “Related Transactions”).

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Tudor Pickering Holt & Co Advisors LP | Members FINRA/SIPC

Tudor Pickering Holt & Co Advisors LP (“TPH”) and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of Arc Logistics, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be material to the Parties or otherwise involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Parties, other potential purchasers or Transaction or Related Transaction participants or their respective affiliates. We have acted as financial advisor to the Conflicts Committee (the “Committee”) of the Board of Directors (the “Board”) of Arc Logistics GP in connection with, and have participated in certain negotiations leading to, the Merger. We expect to receive fees for our services, a portion of which is contingent upon the consummation of the Merger, and Arc Logistics has agreed to reimburse certain of our expenses and indemnify us and certain related parties against certain liabilities arising out of our engagement. We have previously provided financial advisory services to the Committee on an unrelated matter, and have provided services to certain equityholders and affiliates of the Parties as previously disclosed to you, and we may in the future provide investment banking or other financial services to the Parties or any of the other Parties or their respective security holders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the draft of the Agreement provided to us on August 28, 2017; (ii) the draft of the Support Agreement, by and among Lightfoot LP, Lightfoot GP, Zenith, Zenith GP, Zenith Holdings and Merger Sub provided to us on August 28, 2017; (iii) annual reports to unitholders and Annual Reports on Form 10-K of Arc Logistics for each of the years ended December 31, 2013, 2014, 2015 and 2016; (iv) certain Quarterly Reports on Form 10-Q of Arc Logistics; (v) certain other communications from Arc Logistics to its unitholders; (vi) certain internal financial information and forecasts for Arc Logistics, two sensitivity cases reflecting differing projected operating, strategic and capital assumptions prepared by management of Arc Logistics GP and a third illustrative sensitivity case prepared in conjunction with, and based on parameters determined by, the Committee (the information, forecasts and sensitivity cases described in this clause (vi) collectively, the “Forecasts”); and (vii) certain publicly available research analyst reports with respect to the future financial performance of Arc Logistics, which we discussed with the senior management of Arc Logistics GP. As you are aware, no single projections case for Arc Logistics was determinative of TPH’s opinion. Rather, our analyses with respect to all projections and sensitivity cases were considered collectively in conjunction with the views of Arc Logistics GP senior management and the Committee in reaching the conclusion set forth in this letter. The Forecasts reflect certain assumptions regarding the oil and gas industry and the outcome of the arbitration involving Gulf LNG that are subject to significant uncertainty and that, if different than assumed, could have a material impact on our analysis and this opinion. We also have held discussions with members of the senior management of Arc Logistics GP regarding their

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Tudor Pickering Holt & Co Advisors LP | Members FINRA/SIPC

assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Arc Logistics. In addition, we have reviewed the reported price and trading activity for the Common Units, compared certain financial and stock market information for Arc Logistics with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream liquids terminals and storage sector specifically and in other industries generally and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as we considered appropriate. As you are also aware, senior management of Arc Logistics GP may have differing beneficial or other pecuniary interests in the equity securities and future financial performance of Gulf LNG, ATJH, Lightfoot LP, Lightfoot GP, Arc Logistics and Arc Logistics GP.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that (i) the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Arc Logistics senior management and the Committee, and (ii) that the Forecasts provide a reasonable basis upon which to evaluate the Merger. We express no view or opinion with respect to the Forecasts or the assumptions on which they are based and we have further assumed, among other things, that (i) the executed Agreement (together with any exhibits and schedules thereto) will not differ in any respect material to our analyses or opinion from the draft version we have examined, referenced above, (ii) the representations and warranties of all Parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects, (iii) each Party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such Party in all material respects, (iv) all conditions to the consummation of the Transactions will be satisfied without material amendment or waiver thereof, (v) the Transactions will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any material amendments or modifications thereto and (vi) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without, in the case of each of the forgoing clauses (i) – (vi), any adverse effect on the Parties or the holders of Common Units or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Arc Logistics or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Committee, the Board, Arc Logistics or Arc Logistics GP or any other party to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to the Parties. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Public Unitholders, other than the Excluded Holders, of the Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and, except for assuming the consummation of the Related Transactions, our opinion does not address, any other term, aspect or implication of the Agreement or the Transactions, including, without limitation, any Related Transaction, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of the Parties; nor as to the fairness of the amount or nature of any consideration or compensation to be paid or payable to any of the officers, directors or employees

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of the Parties, or any class of such persons, or any Excluded Holder, in connection with the Transactions or any Related Transaction, whether relative to the Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the Common Units will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring or of which we become aware after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Merger, and such opinion does not constitute a recommendation as to how any holder of interests in Arc Logistics should vote with respect to the Merger or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the Public Unitholders, other than the Excluded Holders, pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP

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Tudor Pickering Holt & Co Advisors LP | Members FINRA/SIPC

September 25, 2017

Conflicts Committee of the Board of Directors of Arc Logistics GP LLC

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Dear Members of the Conflicts Committee:

Reference is made to our opinion letter (the “Opinion”) dated August 29, 2017, stating that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as we considered relevant, it was our opinion that, as of August 29, 2017, the Merger Consideration to be paid to the Public Unitholders, other than the Excluded Holders, pursuant to the Agreement was fair, from a financial point of view, to such holders. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Opinion.

As you know, in connection with the Opinion, we reviewed, among other things, the Forecasts, and we assumed with your consent that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Arc Logistics senior management and the Committee, and that the Forecasts provided a reasonable basis upon which to evaluate the Merger. For purposes of the Opinion, we assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. We expressed no view or opinion with respect to the Forecasts or the assumptions on which they were based. You have requested that we confirm that the conclusion expressed in the Opinion would not have been different as of the date of the Opinion if, rather than reviewing and relying on the Forecasts, we had reviewed and relied on certain revised internal financial information and forecasts for Arc Logistics, two revised sensitivity cases reflecting differing projected operating, strategic and capital assumptions prepared by management of Arc Logistics GP and a third revised illustrative sensitivity case prepared in conjunction with, and based on parameters determined by, the Committee (such revised information, forecasts and sensitivity cases collectively, the “Revised Forecasts”).

This letter is subject to each assumption, limitation and qualification applicable to the Opinion as set forth therein (assuming, for purposes of this letter, that each reference therein to the Forecasts were a reference to the Revised Forecasts). The conclusion expressed in this letter is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of the Opinion, other than solely with respect to the Revised Forecasts, which were made available to us only after the date of the Opinion. At the Committee’s direction, we have not taken into account any circumstances, developments or events occurring or of which we became aware after the date of the Opinion. We have not been asked to, and do not, express any opinion as to the fairness of the Merger Consideration as of any date after the date of the Opinion. We assume no obligation to update, revise or reaffirm the conclusion expressed in this letter and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring or of which we become aware after the date of the Opinion, other than solely with respect to the Revised Forecasts, which were made available to us only after the date of the Opinion. Our advisory services and the conclusion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Merger, and such conclusion does not constitute a recommendation as to how any holder of interests in Arc

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Logistics should vote with respect to the Merger or any other matter. This letter has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth in the Opinion, we confirm that the conclusion expressed in the Opinion would not have been different as of the date of the Opinion if, rather than reviewing and relying on the Forecasts, we had reviewed and relied on the Revised Forecasts.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP

Heritage Plaza | 1111 Bagby, Suite 5100 | Houston, Texas 77002 | www.tphco.com

Tudor Pickering Holt & Co Advisors LP | Members FINRA/SIPC

Annex C

Purchase Agreement

among

EFS Midstream Holdings, LLC,

as Seller,

and

Lightfoot Capital Partners, LP,

Lightfoot Capital Partners GP LLC

and

Zenith Energy U.S. Logistics Holdings, LLC,

as Buyers

August 29, 2017

C-i

Exhibit A	Form of Assignment
Exhibit B	Form of Amended LLC Agreement

C-ii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of August 29, 2017 (this “Agreement”), is entered into by and among EFS Midstream Holdings, LLC, a Delaware limited liability company (“Seller”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“Lightfoot LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Lightfoot GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Zenith,” and together with Lightfoot LP and Lightfoot GP, “Buyers”), and, for the limited purposes specifically set forth herein, Arc Logistics Partners LP (“Arc”).

RECITALS

WHEREAS, as of the date hereof, Seller owns 4,000 issued and outstanding common unit Equity Interests (as defined below) of Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”), which represent 40% of the Equity Interests of the Company;

WHEREAS, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, the number of common unit Equity Interests of the Company set forth herein (the “Purchased Interests”), on the terms set forth herein;

WHEREAS, immediately following the Closing, each of Lightfoot LP and Lightfoot GP will distribute their respective Purchased Interests to their equity holders; and

WHEREAS, immediately following the Closing, Zenith will transfer its Purchased Interests to Arc Terminals Holdings LLC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning given to it in the preamble.

“Amended LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC in substantially the form attached hereto as Exhibit B.

“Antitrust Consents” has the meaning assigned to such term in the Merger Agreement.

“Antitrust Laws” has the meaning assigned to such term in the Merger Agreement.

“Arc” has the meaning given to it in the preamble.

“Assignment” means an assumption agreement in substantially the form attached hereto as Exhibit A.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.

“Buyers” has the meaning given to it in the preamble.

“Closing” has the meaning given to it in Section 2.04.

“Closing Date” has the meaning given to it in Section 2.04.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment Letters” has the meaning given to it in the Merger Agremeent.

“Company” has the meaning given to it in the recitals.

“Confidentiality Agreements” means (a) that certain Confidentiality Agreement, dated as of April 8, 2017, between Lightfoot GP and Zenith Energy L.P., as amended, and (b) that certain Non-Disclosure Agreement, dated as of April 26, 2017, between EFS LF Holdings, LLC and Zenith Energy Management, LLC.

“Consent” means any notice, report, declaration, submission or other filing that is required to be made with, or any waiver required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or arrangement.

“Debt Commitment Letter” has the meaning given to it in the Merger Agreement.

“Debt Financing” has the meaning given to it in the Merger Agreement.

“Debt Financing Sources” has the meaning given to it in the Merger Agreement.

“Direct Claim” has the meaning given to it in Section 8.05(c).

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to (a) receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (b) vote with respect to any action of the issuing entity or (c) manage or control the issuing entity, or vote with respect to any action of the issuing entity.

“GAAP” means generally accepted accounting principles in the United States.

“GLNG Purchase Agreement” means that certain Partially Conditioned Purchase Agreement, dated as of the date hereof, by and among Zenith, Zenith LP, Zenith Energy U.S. GP, LLC, LCP LNG Holdings, LLC, Lightfoot LP and Lightfoot GP.

“Governmental Authority” means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States.

“Fee Letters” has the meaning given to it in the Merger Agreement.

“Financing” has the meaning given to it in the Merger Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning given to it in Section 8.04.

“Indemnifying Party” has the meaning given to it in Section 8.04.

“Joliet Group Member” means any of the Company or its respective Subsidiaries.

“Knowledge” means: (a) with respect to Seller, the actual knowledge of John Pugh and Robert Strickland after reasonable inquiry, (b) with respect to Lightfoot GP or Lightfoot LP, the actual knowledge of any of Vince Cubbage, Steven Schnitzer or Bradley Oswald after reasonable inquiry, and (c) with respect to Zenith, the actual knowledge of any of Jeffrey R. Armstrong, Carlos Ruiz or Dana Love after reasonable inquiry.

“Law” means any and all laws, statutes, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment, or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.

“Lightfoot GP” has the meaning given to it in the preamble.

“Lightfoot GP Purchase Price” has the meaning set forth in Section 2.02(b).

“Lightfoot GP Purchased Interests” means a number of common unit Equity Interests of the Company (rounded to the nearest whole number) equal to (a) the Lightfoot GP Purchase Price, divided by (b) the Per-Unit Price.

“Lightfoot LP” has the meaning given to it in the preamble.

“Lightfoot LP Purchase Price” has the meaning set forth in Section 2.02(a).

“Lightfoot LP Purchased Interests” means a number of common unit Equity Interests of the Company (rounded to the nearest whole number) equal to (a) the Lightfoot LP Purchase Price, divided by (b) the Per-Unit Price.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC, dated May 14, 2015.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means, with respect to any Person, any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such Person, taken as a whole, or (b) has a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, except, in the case of subsection (a), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to the relevant Person or any of their respective properties or assets or (B) generally affecting the industries in which the relevant Person operates, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) other than with respect to Section 3.04, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and public announcement of, this Agreement and the transactions contemplated by this Agreement, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities, (viii) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the Company, (ix) any acts or omissions of any Person taken pursuant to the express requirements of this Agreement, except, in the case of clauses (i), (ii), (iii), and (vii) to the extent disproportionately affecting the relevant Person when compared to other Persons operating in the same industries.

“Merger” has the meaning given to it in the Merger Agreement.

“Merger Agreement” means that certain Purchase Agreement and Plan of Merger, dated as of the date hereof, by and among Zenith, Zenith LP, Lightfoot LP, Lightfoot GP, Arc and the other parties thereto.

“MLP Disclosure Letter” means the disclosure letter delivered by Arc to Zenith LP pursuant to the Merger Agreement.

“Non-Recourse Person” has the meaning given to it in Section 9.13.

“OFAC” has the meaning given to it in Section 4.09.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, limited partnership agreement, partnership agreement or limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Parties” means Buyers and Seller.

“Per-Unit Price” means an amount equal to (a) $18,750, plus (b) the product of (i) the number of days between June 1, 2017 and the Closing Date and (ii) $7.12, minus (c) the per-unit amount of distributions made by the Company in respect of its common unit Equity Interests between July 1, 2017 and the Closing Date.

“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.

“Permitted Lien” means (a) a lien for Taxes that are not yet due and payable, (b) a lien imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.02(d).

“Purchase Price Allocation” has the meaning given to it in Section 2.05.

“Purchased Interests” has the meaning given to it in the recitals.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, limited partners, investors, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Seller” has the meaning given to it in the preamble.

“Seller Related Parties” means Seller and any of its respective former, current or future officers, directors, partners, equityholders, managers, members or Affiliates.

“Subsidiary” means, with respect to a referenced Person, any Person in whom such referenced Person has a direct or indirect Equity Interest.

“Tax” means any federal, state, local or foreign net income, gross income, gross receipts, alternative minimum, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, unclaimed property or escheat, capital stock, social security, unemployment, disability, ad valorem, value-added, transfer or stamp tax, or any other tax, custom, duty, governmental fee or other assessment or charge in the nature of a tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes.

“Third-Party Claim” has the meaning given to it in Section 8.05(a).

“Zenith” has the meaning given to it in the preamble.

“Zenith LP” means Zenith Energy U.S., L.P., a Delaware limited partnership.

“Zenith Purchased Interests” means a number of common unit Equity Interests of the Company (rounded to the nearest whole number) equal to (a) the Zenith Purchase Price, divided by (b) the Per-Unit Price.

“Zenith Purchase Price” has the meaning set forth in Section 2.02(c).

Section 1.02 Rules of Construction.

(a) The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the financial statements of the Company to the extent that such financial statements are prepared in accordance with GAAP.

(f) Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Except as otherwise expressly provided herein, any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) On the terms set forth in this Agreement, at the Closing, Lightfoot LP shall purchase and accept from Seller, and Seller shall sell, transfer and convey to Lightfoot LP, all of Seller’s right, title and interest to the Lightfoot LP Purchased Interests, free and clear of all Liens other than those under state or federal securities Laws or under the Organizational Documents of the Company.

(b) On the terms set forth in this Agreement, at the Closing, Lightfoot GP shall purchase and accept from Seller, and Seller shall sell, transfer and convey to Lightfoot GP, all of Seller’s right, title and interest to the Lightfoot GP Purchased Interests, free and clear of all Liens other than those under state or federal securities Laws or under the Organizational Documents of the Company.

(c) On the terms set forth in this Agreement, at the Closing, Zenith shall purchase and accept from Seller, and Seller shall sell, transfer and convey to Zenith, all of Seller’s right, title and interest to the Zenith Purchased Interests, free and clear of all Liens other than those under state or federal securities Laws or under the Organizational Documents of the Company.

(d) Each Buyer agrees to be a member of the Company and to be bound by all of the provisions of the Company’s governing documents including the LLC Agreement at the Closing.

Section 2.02 Purchase Price.

(a) On the terms and conditions in this Agreement and as consideration for the Lightfoot LP Purchased Interests, at the Closing, Lightfoot LP shall pay or cause to be paid to Seller an amount equal to $15,079,191 (the “Lightfoot LP Purchase Price”), in cash by wire transfer of immediately available funds to one or more accounts specified by Seller at least two Business Days before Closing.

(b) On the terms and conditions in this Agreement and as consideration for the Lightfoot GP Purchased Interests, at the Closing, Lightfoot GP shall pay or cause to be paid to Seller an amount equal to $10,209,784 (the “Lightfoot GP Purchase Price”), in cash by wire transfer of immediately available funds to one or more accounts specified by Seller at least two Business Days before Closing.

(c) On the terms and conditions in this Agreement and as consideration for the Zenith Purchased Interests, at the Closing, Zenith shall pay or cause to be paid to Seller an amount equal to $4,687,500 (the “Zenith Purchase Price”), in cash by wire transfer of immediately available funds to one or more accounts specified by Seller at least two Business Days before Closing.

(d) The “Purchase Price” shall be the sum of the Lightfoot LP Purchase Price, the Lightfoot GP Purchase Price and the Zenith Purchase Price.

(e) Concurrent with the consummation of the transactions contemplated by the Merger Agreement (and contingent thereon), each of Lightfoot LP and Lightfoot GP will pay the Lightfoot LP Purchase Price and Lightfoot GP Purchase Price, respectively, from the proceeds each such Person receives pursuant to the Merger Agreement and agrees to direct, and hereby authorizes, Zenith to pay such amounts to Seller directly on its behalf out of amounts otherwise due to Lightfoot LP or Lightfoot GP under the Merger Agreement upon the consummation of the transactions contemplated thereby.

(f) At least three Business Days before the Closing, Seller shall prepare and deliver to Buyers a statement setting forth the Per-Unit Price.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Lightfoot LP shall deliver to Seller:

(i) a wire transfer of immediately available funds (to such account or accounts of Seller as Seller notified Lightfoot LP) in an amount in the aggregate equal to the Lightfoot LP Purchase Price;

(ii) an assumption of the Lightfoot LP Purchased Interests in the form of an Assignment, duly executed by Lightfoot LP;

(iii) a certificate signed by a duly authorized officer of Lightfoot GP on behalf of Lightfoot LP, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Lightfoot LP; and

(iv) the Amended LLC Agreement, duly executed by either Lightfoot LP or Lightfoot LP’s equity holders.

(b) At the Closing, Lightfoot GP shall deliver to Seller:

(i) a wire transfer of immediately available funds (to such account or accounts of Seller as Seller notified Lightfoot GP) in an amount in the aggregate equal to the Lightfoot GP Purchase Price;

(ii) an assumption of the Lightfoot GP Purchased Interests in the form of an Assignment, duly executed by Lightfoot GP;

(iii) a certificate signed by a duly authorized officer of Lightfoot GP, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Lightfoot GP; and

(iv) the Amended LLC Agreement, duly executed by either Lightfoot GP or Lightfoot GP’s equity holders.

(c) At the Closing, Zenith shall deliver to Seller:

(i) a wire transfer of immediately available funds (to such account or accounts of Seller as Seller notified Zenith) in an amount in the aggregate equal to the Zenith Purchase Price;

(ii) an assumption of the Zenith Purchased Interests in the form of an Assignment, duly executed by Zenith;

(iii) a certificate signed by a duly authorized officer of Zenith dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Zenith; and

(iv) the Amended LLC Agreement, duly executed by either Zenith or Arc Terminal Holdings LLC.

(d) At the Closing, Seller shall deliver to Buyers:

(i) a certification of non-foreign status for purposes of Sections 897 and 1445 of the Code consistent with the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code;

(ii) assignments of the Purchased Interests in the form of the Assignment, duly executed by Seller;

(iii) a certificate signed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied; and

(iv) the Amended LLC Agreement, duly executed by Seller.

(e) At the Closing, Arc shall deliver to Seller and Buyers the Amended LLC Agreement, duly executed by Arc.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10 a.m., Central Time, no later than three Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which by their nature, are to be satisfied on the Closing Date), at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 6000, Houston, Texas 77002, or at such time or on such other date or at such other place as Seller and Buyers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Purchase Price Allocation. Buyers and Seller agree that the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes will be set forth in a separate schedule jointly prepared by Zenith and Seller within 30 days after the Closing (the “Purchase Price Allocation”); provided that if Zenith and Seller are unable to reach agreement with respect to any aspect of such Purchase Price Allocation during such 30-day period, Zenith and Seller shall submit any unresolved items to a mutually agreed, nationally recognized independent accounting firm for resolution, which resolution shall be binding on the Parties. All fees and expenses of such the accounting firm pursuant to this Section 2.05 shall be divided equally between Zenith and Seller. Buyers and Seller agree that (a) the Purchase Price Allocation, as may be subsequently adjusted jointly by Zenith and Seller to take into account any further adjustments to the amounts treated as consideration under this Agreement or any further adjustments in accordance with the principles of Section 743 and 755 of the Code and the Treasury Regulations promulgated thereunder, shall be used by Seller and Buyers as the basis for reporting asset values and other items for all Tax purposes and (b) no Party will take any position inconsistent with such Purchase Price Allocation in filing Tax Returns, notices to Governmental

Authorities, audit or other proceedings with respect to Taxes or in other documents or notices relating to the transactions contemplated by this Agreement, except as otherwise required by applicable Laws following a final determination by the relevant Governmental Authority.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement and the Closing Date, Seller hereby represents and warrants to Buyers as follows:

Section 3.01 Organization; Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by Seller.

Section 3.02 Authority. Seller has all requisite limited liability company power and authority and has taken all necessary limited liability company action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized and approved by all necessary limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). At the Closing, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.03 The Interests.

(a) As of the date of this Agreement and as of (but without giving effect to) the Closing, Seller owns all of the Purchased Interests free and clear of any and all Liens (except transfer restrictions under applicable securities Laws). As of the date hereof, Seller does not own, beneficially or of record, any Equity Interests or any warrant, option, call, conversion right, preemptive right, subscription right or other right or obligation to acquire any Equity Interests in any Joliet Group Member other than 4,000 common unit Equity Interests of the Company. Upon transfer of the Purchased Interests in accordance with this Agreement to the Buyers, (i) Lightfoot GP will hold record and beneficial ownership of the Lightfoot GP Purchased Interests, (ii) Lightfoot LP will hold record and beneficial ownership of the Lightfoot LP Purchased Interests and (iii) Zenith will hold record and beneficial ownership of the Zenith Purchased Interests, in each case free and clear of all Liens (except transfer restrictions under applicable securities Laws).

(b) Except for this Agreement, the LLC Agreement and the other common unit Equity Interests of the Company acquired by Seller in accordance with Section 5.01, there are no outstanding Contracts or obligations binding on Seller with respect to the Purchased Interests, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any portion of the Purchased Interests.

Section 3.04 Noncontravention. The execution and delivery by Seller of this Agreement or any other documents required hereunder to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation of Seller or the limited liability company agreement of Seller, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Purchased Interests, (b) to the Knowledge of Seller, conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract (other than the LLC Agreement), document or Permit to which Seller is a party or to which Seller or its assets, including the Purchased Interests, are subject, (c) result in the creation of any Lien upon the Purchased Interests (except transfer restrictions under applicable securities Laws) or (d) require Seller to obtain or make any Consent from or with any Person, except in the case of clauses (b), (c) or (d) above, for any such breach, default, violation, or Consent that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Governmental Approvals. Other than (a) such filings (if any) as may be necessary to obtain all applicable Antitrust Consents and (b) such filings (if any) required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties of each Buyer in Section 4.04, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.06 Brokers and Finders. Neither any Buyer nor any of their respective Subsidiaries will have any liability for any brokerage fees, financial advisors’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.07 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller, or any director, manager, officer or employee (in his or her capacity as such) of Seller, except for those that, individually or in the aggregate, if determined adversely against Seller would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, Seller is not a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Tax. Seller has paid all Taxes due and payable by Seller (whether or not shown on any Tax Return) with respect to or arising from its ownership of the Purchased Interests.

Section 3.09 Acknowledgement by Seller. Except for (a) the representations and warranties made by each Buyer in this Agreement and (b) the representations and warranties made by any Buyer in any certificate required to be delivered under Sections 2.03(a)(iii), (b)(iii) or (c)(iii), no Buyer, nor any other Person, is making or has made, and Seller is not relying on, and has not relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, the Buyers, or on the accuracy or completeness of any information regarding the Buyers or any other material furnished or provided to Seller, or made available to Seller in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

BUYERS’ REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement and the Closing Date, each Buyer, solely as to itself, hereby represents and warrants to Seller as follows:

Section 4.01 Organization. In the case of Lightfoot LP, such Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. In the case of Zenith and

Lightfoot GP, such Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Such Buyer has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not, and would not reasonably be expected to result in a Material Adverse Effect. Such Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority. Such Buyer has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by such Buyer and the performance of their respective obligations hereunder has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of such Buyer. This Agreement has been and any other agreements contemplated hereby, when executed, will be duly executed and delivered by such Buyer and constitutes a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 Noncontravention. The execution, delivery and performance of this Agreement by such Buyer does not, and the consummation by such Buyer of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (a) a breach or violation of, or a default under, or conflict with the certificate of formation, limited liability company agreement or limited partnership agreement or other comparable organizational documents of such Buyer (b) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of such Buyer or any of its Subsidiaries pursuant to any Contract or Permit to which such Buyer or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (c) a violation or conflict under any Law to which such Buyer or any of its Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (b) or (c) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Governmental Filings. Other than (a) filings required pursuant to the HSR Act in connection with the transactions contemplated by the Merger Agreement and the termination or expiration of the waiting period required thereunder, (b) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (c) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties in Section 3.05, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, individually or in the aggregate, would not, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.05 Consents and Approvals. Except as (a) have been waived or obtained as of the Closing Date or (b) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither such Buyer’s execution and delivery of this Agreement or any other documents required hereunder to be executed and delivered by such Buyer pursuant to this Agreement, nor such

Buyer’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

Section 4.06 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of such Buyer, threatened against or affecting such Buyer or any of its Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of such Buyer or any of its Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to such Buyer would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, such Buyer is not a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 4.07 Acquisition as Investment. Such Buyer is acquiring its Purchased Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities Laws. Such Buyer has made, independently and without reliance on Seller (except to the extent that such Buyer has relied on the representations and warranties in this Agreement), its own analysis of the Purchased Interests, the Joliet Group Members and their respective assets for the purposes of acquiring the Purchased Interests, and such Buyer has had access to documents, other information and materials as it considers appropriate to make its evaluations. Such Buyer acknowledges that the Purchased Interests are not registered pursuant to the Securities Act and that none of the Purchased Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Such Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 4.08 Sufficiency of Funds. In the case of Lightfoot LP, at the Closing such Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Lightfoot LP Purchase Price and consummate the transactions contemplated by this Agreement. In the case of Lightfoot GP, at the Closing such Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Lightfoot GP Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.09 Source of Funds. Neither such Buyer nor any of its beneficial owners appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets and Control of the United States Department of the Treasury (“OFAC”), or is otherwise a party with which Seller or the Company is prohibited from dealing by Law. Such Buyer further represents and warrants that the monies used to fund the acquisition of the Purchased Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or Persons within, any country (a) under a U.S. embargo enforced by OFAC, (b) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (c) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Such Buyer further represents and warrants that such Buyer does not know or have any reason to suspect that (A) the monies used to fund such Buyer’s acquisition of the Purchased Interests have been or will be derived from or related to any illegal activities, including money laundering activities, and (B) the proceeds from such Buyer’s investment in the Purchased Interests will be used to finance any illegal activities.

Section 4.10 Opportunity for Independent Investigation. Such Buyer is an experienced and knowledgeable investor in the United States. Such Buyer has conducted its own independent review and analysis of the Purchased Interests. In entering into this Agreement, such Buyer has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Purchased Interests, and such Buyer acknowledges and agrees that it has not been induced by and has not relied upon any due diligence information, representations, warranties or statements, whether oral or written, express or implied, made by Seller, any Joliet Group Member or any of their respective Representatives, Affiliates or agents, except for the representations and warranties expressly set forth in this Agreement.

Section 4.11 Brokers and Finders. Except for Barclays Bank PLC and Credit Suisse AG, the fees and expenses of which will be paid by Zenith, neither such Buyer or any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer.

Section 4.12 Acknowledgement by the Buyer Parties. Except for (a) the representations and warranties made by Seller in this Agreement and (b) the representations and warranties made by Seller in any certificate required to be delivered under Section 2.03(d), neither Seller nor any other Person is making or has made, and such Buyer is not relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, Seller, or the Company or their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding Seller or the Company or any other material furnished or provided to such Buyer or made available to such Buyer in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Equity Interests in the Company. Arc and Seller hereby agree that, between the date hereof and the Closing Date, to the extent that the Company accepts capital contributions from Arc or Seller, Arc and Seller shall cause the Company to issue common unit Equity Interests of the Company with respect thereto at a per-unit purchase price of $18,750 in capital contributions.

Section 5.02 Conduct of Business. Except as expressly set forth in this Agreement or with the prior written consent of each of the Buyers, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), Seller, in its capacity as a member of the Company, shall fund all capital contributions requested by the Company from Seller that Seller has agreed to make prior to the date hereof and that are related to the capital contributions required of Arc set forth in Section 6.3(n) of the MLP Disclosure Letter (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein) delivered by Arc pursuant to the Merger Agreement.

Section 5.03 Tax Matters.

(a) Each Buyer shall be severally liable for and pay any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on or with respect to the sale of such Buyer’s portion of the Purchased Interests as contemplated by this Agreement.

(b) Zenith and Arc shall cooperate in good faith to cause the Company to provide to Seller such Tax information as Seller may reasonably request for the purposes of (i) completing any Tax filings required to be completed by Seller or its direct or indirect owners in connection with Seller’s prior ownership or sale of the Purchased Interests and (ii) making any Tax payments due from Seller or its direct or indirect owners. Zenith and Arc shall cooperate in good faith to cause the Company to use commercially reasonable efforts to provide such Tax information within five Business Days of the receipt of any such request and shall cooperate in good faith to cause the Company to take into account any reasonable comments received from Seller with respect to such information.

(c) Zenith and Arc shall cooperate in good faith to cause the Company to take any actions reasonably requested for the purpose of preparing and filing the final U.S. federal income Tax Return with respect to the Company’s taxable year ending on the Closing Date.

(d) Each Buyer shall notify Seller upon receipt of any notice regarding a material audit or Tax examination related to the Company for the taxable year that includes the date hereof (or any prior years) and upon any request for material information by United States federal, state, local or other Tax authorities. Each Buyer shall promptly provide Seller with copies of any documents it receives from the Company or any Tax authority relating to an audit or Tax examination related to the Company for the taxable year that includes the date hereof (or any prior years). Each Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of all Tax Returns and any audit, litigation or other Proceeding with respect to Taxes relating to the Company or the Purchased Interests. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such audit, Tax Return or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Pursuant to Section 7.01(d)(iii) of the LLC Agreement, no member of the Company may transfer any interest in the Company if such transfer would cause the Company to be terminated as a partnership under Section 708(b)(1)(B) of the Code unless such transferring member agrees to indemnify each non-transferring member of the Company on an after-tax basis from any adverse income tax consequences resulting from such termination. Each of Seller and Buyers hereby acknowledge and agree that the transactions contemplated by this Agreement do not result in a termination of the partnership under Section 708(b)(1)(B) of the Code and that no indemnification shall be made by Seller to Buyers or by Seller to the Company with respect to any adverse income tax consequences resulting from the transactions contemplated by this Agreement.

(f) Each of the Buyers, Seller and Arc acknowledge and agree that the transactions contemplated by the Merger Agreement will cause the Company to be terminated as a partnership under Section 708(b)(1)(B) of the Code. Each of the Buyers and Seller acknowledge and agree that, notwithstanding anything to the contrary contained in the LLC Agreement, neither Arc nor any Buyer shall, and no such Person shall be required to, make any indemnification payment of any nature to Seller or any other Person in connection with the transactions contemplated by this Agreement or the Merger Agreement pursuant to Section 7.01(d)(iii) of the LLC Agreement or otherwise.

Section 5.04 Confidentiality; Public Announcements. The Parties will maintain the confidentiality of this Agreement and its terms except that any Party or such Party’s Affiliates may disclose this Agreement or any of its terms (a) to the extent required by Law or rules of any stock exchange, as required in connection with any Proceeding, or as requested or required by any Governmental Authority; or (b) to any of the following, provided that any such Person to whom any such information is disclosed is obligated to, except as otherwise required by application of Law or regulation, maintain such information in confidence: (i) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such, (ii) its Representatives, and (iii) any lender or potential lender to such Party. No Party shall make any public announcement or issue any public communication, disclosure, publication or press release regarding this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law or rules of any stock exchange (and then only to the extent and including such information as is required by applicable Law or such rules). No press release issued in accordance with this Section 5.04 may contain the names “General Electric Company,” “GE,” “GE EFS,” or any similar name, but may contain the name of the Seller. If a Party or any of its Affiliates or their respective Representatives are compelled to disclose any confidential information by judicial or administrative process or by other requirements of Law, such Party shall (to the extent permitted by Law) promptly notify the other Parties in writing and shall disclose only that portion of such information which such Party is advised by its counsel is required to be disclosed; provided, however, that such disclosing Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.05 Governmental Approvals.

(a) Each Party, as promptly as possible, shall use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to any other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.06 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.07 Further Assurances. The Parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The “Closing” of the transactions under the Merger Agreement and the “First Closing” of the transactions under the GLNG Purchase Agreement, in each case, in accordance with the terms of each such agreement shall each have occurred, or shall occur contemporaneously with, the consummation of the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Each Buyer. The obligations of each Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by such Buyer), at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, clause (a) of Section 3.04 and Section 3.06 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of Seller contained in Article III are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller shall have performed all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date, in all material respects.

(c) Seller shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the Closing) to Buyers the documents and other items required to be delivered by Seller under Section 2.03(d).

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Seller), at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of each Buyer contained in Section 4.01, Section 4.02, clause (a) of Section 4.03, Section 4.04 and Section 4.11 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of each Buyer contained in Article IV are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Buyer shall have performed all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date, in all material respects.

(c) Each Buyer shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by such Buyer under Section 2.03(a), Section 2.03(b), or Section 2.03(c), as applicable.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties (other than Arc); or

(b) automatically without any further action by any Party if the Merger Agreement is validly terminated pursuant to its terms.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement will become null and void (other than the provisions in this Section 7.02 and in Section 5.04 (Confidentiality; Public Announcements), and the provisions in Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VII, there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided, however, the foregoing will not relieve any Party for any liability for a breach of this Agreement occurring prior to such termination or for actual fraud arising out of or relating to this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is (a) with respect to the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, clause (a) of Section 3.04, Section 3.06, Section 4.01, Section 4.02, clause (a) of Section 4.03, Section 4.04 and Section 4.11, the dates of the expiration of the applicable statute of limitations following the Closing Date, and (b) with respect to all other representations and warranties contained in Article III and Article IV, 12 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms expressly contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify each Buyer against, and shall hold such Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III or the certificate delivered to Buyers pursuant to Section 2.03(d)(iii); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 8.03 Indemnification by Each Buyer. Subject to the other terms and conditions of this Article VIII, each Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of such Buyer contained in Article IV or the certificate delivered to Seller by such Buyer pursuant to Section 2.03(a)(iii), Section 2.03(b)(iii) or Section 2.03(c)(iii), as applicable; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Subject to Section 8.04(b), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a) as the case may be, shall not exceed the Purchase Price.

(b) In the event that a Buyer is the Indemnifying Party, such Buyer shall not be liable for any Losses in excess of such Buyer’s pro rata portion of the Purchase Price.

(c) The amount of Losses payable by an Indemnifying Party pursuant to Section 8.02 shall be net of any amounts recovered by the Indemnified Party under any insurance policy or any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. If the Indemnified Party receives any amounts under an applicable insurance policy or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment, up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyers shall cooperate with one other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement after the Closing, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives after the Closing arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

EFS Midstream Holdings, LLC

800 Long Ridge Road

Stamford, CT 06927

Attn: John Pugh

Email: John.Pugh@ge.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, TX 77002

Attn: Tim Chandler

Email: Tim.Chandler@sidley.com

If to Lightfoot LP or Lightfoot GP, to:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

         Steven Schnitzer

Email: vince.cubbage@lightfootcapital.com

           steven.schnitzer@lightfootcapital.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

         Brenda Lenahan

Email: mswidler@velaw.com

           blenahan@velaw.com

If to Zenith, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

Email: dana.love@zenithem.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn: Adam D. Larson, P.C.

         Kim Hicks

Email: adam.larson@kirkland.com

            kim.hicks@kirkland.com

If to Arc, to:

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

         Steven Schnitzer

Email: vince.cubbage@lightfootcapital.com

            steven.schnitzer@lightfootcapital.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

         Brenda Lenahan

Email: mswidler@velaw.com

            blenahan@velaw.com

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 229-2727

Attn: Joshua Davidson

         Jeremy Moore

Email: joshua.davidson@bakerbotts.com

           jeremy.moore@bakerbotts.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 9.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 9.01 shall be effective as of the date of an affirmative acknowledgment of delivery by the recipient thereof (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if affirmative acknowledgment of delivery by the recipient thereof (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

Section 9.02 Waiver of Other Representations. EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III, THE PURCHASED INTERESTS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR

WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE JOLIET GROUP MEMBERS AND THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE JOLIET GROUP MEMBERS AND THEIR RESPECTIVE ASSETS.

Section 9.03 Entire Agreement. This Agreement, the GLNG Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and the GNLG Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter and the Confidentiality Agreements. In the event of a conflict between the terms of this Agreement and either Confidentiality Agreement, the terms of this Agreement will control.

Section 9.04 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.05 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition; provided, however, that this Section 9.05, Section 9.06, Section 9.07, Section 9.08, Section 9.11 and Section 9.13 (and any other provision of this Agreement to the extent waiver of such provision would modify the substance of such Sections) will not be waived in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 9.06 Amendment. This Agreement may be amended or modified in any and all respects by written agreement of the Parties; provided, however, that this Section 9.06, Section 9.05, Section 9.07, Section 9.08, Section 9.11 and Section 9.13 (and any other provision of this Agreement to the extent an amendment or other modification of such provision would modify the substance of such Sections) will not be amended in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 9.07 No Third Party Beneficiary. Except for the provisions of Article VII and Section 9.13, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person. Notwithstanding the foregoing and anything in this Agreement to the contrary, this Section 9.07, Section 9.05, Section 9.06, Section 9.08, Section 9.11 and Section 9.13 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources.

Section 9.08 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Zenith may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (i) one or more Affiliates of Zenith or (ii) to any of its financing sources as collateral security, but no such assignment will relieve Zenith of any of its obligations or liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.08 will be null and void.

Section 9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.11 Governing Law; Submission to Jurisdiction; Jury Trial Waiver.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(b) By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereunder in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.11, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties (on behalf of themselves and, with respect to Seller, on behalf of the Seller Related Parties) agrees: (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York; and (b) that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) EACH PARTY (INCLUDING EACH SELLER RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Specific Enforcement.

(a) The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.12, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.12. Each Party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that Seller shall be entitled to seek specific performance, acting jointly and unanimously with Arc Logistics GP LLC and Lightfoot GP in accordance with the Equity Commitment Letter (as defined in the Merger Agreement), of Zenith’s obligation to cause the Equity Financing (as defined in the Merger Agreement) to be funded and to consummate the transactions contemplated by this Agreement, including to effect the Closing in accordance with Section 2.01 on the terms and subject to the conditions in this Agreement, if, and only if, Arc Logistics GP LLC is entitled to and is actively seeking specific performance in accordance with Section 9.9 of the Merger Agreement.

Section 9.13 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.08) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereunder (including the breach, termination or failure to consummate any of the transactions contemplated hereunder), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary contained herein, none of Seller Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Party in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger (as defined in the Merger Agreement), the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Notwithstanding any other provision herein, no Debt Financing Source nor any Affiliate of any Debt Financing Source, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the Transactions, or with respect to any activities related to the Financing, including the preparation of the Commitment Letters and the Fee Letters.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party as of the date first above written.

SELLER:

EFS Midstream Holdings, LLC
By: Aircraft Services Corporation, its sole member

By:	/s/ John E. Pugh
Name:	John E. Pugh
Title:	Vice President

Signature Page

Purchase Agreement

LIGHTFOOT:

Lightfoot Capital Partners, LP
By: Lightfoot Capital Partners GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Lightfoot Capital Partners GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page

Purchase Agreement

ZENITH:

Zenith Energy U.S. Logistics Holdings, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

Signature Page

Purchase Agreement

ARC:

Arc Logistics Partners LP
By: Arc Logistics GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page

Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between EFS Midstream Holdings, LLC, a Delaware limited liability company (“Assignor”), and [Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company] [Lightfoot Capital partners, LP, a Delaware limited partnership] [Lightfoot Capital Partners GP, LLC, a Delaware limited liability company] (“Assignee”), effective as of [●] (the “Effective Date”).

WHEREAS, Assignor is the owner of certain of the membership interests in Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”) pursuant to the Limited Liability Company Agreement of the Company, effective as of February 19, 2015 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement by and among Assignor, Assignee and the other parties thereto, dated as of August 29, 2017 (the “Purchase Agreement”), pursuant to which Assignee is purchasing the Assigned Interests (as defined below) from Assignor; and

WHEREAS, in connection with the Closing (as such term is defined in the Merger Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to [●]% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests (collectively, the “Assignment”).

2. Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement in place of Assignor, and Assignee hereby assumes all of the past, present and future liabilities, duties and obligations of Assignor under or allocable to the Assigned Interests, subject to the terms of the Purchase Agreement.

3. Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof, Assignor is the sole legal and equitable owner of the entirety of the Assigned Interests and the Assigned Interests transferred hereby to Assignee are free and clear of all liens, encumbrances, or security interests (in each case other than transfer restrictions under applicable securities laws), subject to the terms and conditions of the LLC Agreement and the Purchase Agreement.

4. Consent to Assignment. The Assignor, as a Member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

5. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

6. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof which may require the application of the law of another jurisdiction.

7. Entire Agreement. This Agreement, the LLC Agreement, the Purchase Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

9. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

EFS MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

“Assignee”

[●]

By:
Name:
Title:

EXHIBIT B

FORM OF AMENDED LLC AGREEMENT

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARC TERMINALS JOLIET HOLDINGS LLC

a Delaware Limited Liability Company

Dated as of [●], 2017

Limited liability company interests in Arc Terminals Joliet Holdings LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

Page
ARTICLE I
DEFINITIONS

1.01	Certain Definitions	C-38
1.02	Construction	C-46

ARTICLE II
ORGANIZATION

2.01	Continuation of the Company	C-46
2.02	Name	C-46
2.03	Registered Office; Registered Agent	C-46
2.04	Principal Office	C-47
2.05	Purpose; Powers	C-47
2.06	Fiscal Year; Tax Year	C-47
2.07	Foreign Qualification Governmental Filings	C-47
2.08	Term	C-47
2.09	No State Law Partnership	C-47

ARTICLE III
MEMBERS

3.01	Members	C-47
3.02	Additional Members	C-48
3.03	Withdrawing Member	C-48
3.04	Representations and Warranties	C-48
3.05	Liability to Third Parties	C-49

ARTICLE IV
INTERESTS; PREEMPTIVE RIGHTS

4.01	Interests	C-49
4.02	Withdrawal or Return of Capital	C-50
4.03	Regulatory Approval	C-50
4.04	Company-Held Interests	C-50

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

5.01	Distributions	C-51
5.02	Allocations	C-51
5.03	Amounts Withheld	C-53

ARTICLE VI
MANAGEMENT

6.01	Authority of the Managing Member	C-53
6.02	Actions Requiring Consent of both EFS and the Managing Member	C-54
6.03	Action Requiring Consent of the Managing Member and EFS if EFS Owns the Threshold Ownership	C-56
6.04	Actions Requiring Consultation with EFS	C-57
6.05	Affiliate Contracts	C-57
6.06	Subsidiary Governance	C-57
6.07	Other Projects and Businesses	C-58

6.08	Indemnification; Limitation of Liability	C-59
6.09	No Recourse Against Nonparty Affiliates	C-60

ARTICLE VII
TRANSFERS

7.01	Limitations on Transfer	C-60
7.02	Right of First Offer	C-62
7.03	Direct Tag-Along Right	C-63
7.04	Indirect Tag-Along Right	C-63
7.05	Drag-Along Right	C-64
7.06	Potential Purchaser Access	C-65
7.07	Effect of Impermissible Transfer	C-65

ARTICLE VIII
RIGHTS OF MEMBERS; CONFIDENTIALITY

8.01	Access to Information	C-65
8.02	Budget	C-66
8.03	Financial Reports	C-66
8.04	Audits	C-67
8.05	Confidentiality	C-67
8.06	Press Releases	C-68

ARTICLE IX
TAXES

9.01	Tax Returns	C-68
9.02	Tax Elections	C-68
9.03	Tax Audits	C-68

ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01	Maintenance of Books and Records	C-69
10.02	Reports	C-69
10.03	Bank Accounts	C-69

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.01	Dissolution	C-69
11.02	Liquidation and Termination	C-69
11.03	Cancellation of Filing	C-70

ARTICLE XII
GENERAL PROVISIONS

12.01	Notices	C-70
12.02	Entire Agreement; Supersedure	C-70
12.03	Effect of Waiver or Consent	C-70
12.04	Amendment or Modification	C-70
12.05	Survivability of Terms	C-71
12.06	Binding Effect	C-71
12.07	Governing Law; Severability	C-71
12.08	Consent to Jurisdiction; Waiver of Jury Trial	C-71
12.09	Further Assurances	C-71
12.10	Title to Company Property	C-71

12.11	Waiver of Action for Partition	C-72
12.12	Counterparts	C-72
12.13	Electronic Transmissions	C-72

Exhibit A – Members, Classes, Capital Contributions and Units

Exhibit B – Valuation Disagreement Procedure

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARC TERMINALS JOLIET HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”), dated as of [●], 2017 (the “Effective Date”), of Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into by and between EFS Midstream Holdings LLC, a Delaware limited liability company (or any Transferee of Common Units from EFS or a Transferee, in accordance with Section 7.01(b), of Common Units from EFS and the consent, voting and other similar rights attributable to EFS’ ownership of Common Units set forth in this Agreement, as applicable, “EFS”), Arc Terminals Holdings LLC, a Delaware limited liability company (“Arc”), the Company and the other members party hereto (the “Lightfoot Members”).

RECITALS

WHEREAS, the Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State of the State of Delaware pursuant to the Act on February 9, 2015;

WHEREAS, the Company and Arc (in its capacity as service provider and, as such, the “Services Provider”), entered into that certain Management Services Agreement, dated as of May 14, 2015 (the “Management Services Agreement”), pursuant to which the Services Provider manages certain day-to-day operations of the Company as set forth in the Management Services Agreement;

WHEREAS, on May 14, 2015, EFS and Arc entered into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Existing A&R LLC Agreement”);

WHEREAS, on August 29, 2017, Lightfoot Capital Partners LP (“Lightfoot LP”), Lightfoot Capital Partners GP LLC (“Lightfoot GP”), Zenith Energy U.S. Logistics Holdings, LLC (“Zenith Purchaser”) and EFS entered into that certain Purchase Agreement (the “Joliet PA”) whereby Lightfoot LP, Lightfoot GP and Zenith Purchaser agreed to purchase from EFS certain of the outstanding Interests (as defined below) as set forth in the Joliet PA on the terms and subject to the conditions set forth in the Joliet PA;

WHEREAS, on the Effective Date, (i) Lightfoot LP, Lightfoot GP and Zenith Purchaser acquired the Interests as contemplated by the Joliet PA, (ii) Lightfoot LP and Lightfoot GP distributed their respective Interests to their respective equity holders, which are EFS and the Lightfoot Members, and (iii) Zenith Purchaser transferred the Interests that it acquired to Arc; and

WHEREAS, as contemplated by the Joliet PA, the Members desire to amend and restate the Existing A&R LLC Agreement in its entirety to add the Lightfoot Members as Members and to amend certain other provisions thereof, as set forth specifically herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Company hereby amend and restate the Existing A&R LLC Agreement in its entirety and adopt the following as the “limited liability company agreement” (as defined in the Act) of the Company:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Accelerated Drag Right” has the meaning set forth in Exhibit B.

“Accelerated Funding Right” has the meaning set forth in Exhibit B.

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant accounting period, after giving effect to the following adjustments:

(a) adding to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtracting from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the first Person. Notwithstanding the foregoing, (i) no Member shall be deemed to be an Affiliate of any Member solely by virtue of the Member’s respective ownership of equity interests in the Company and (ii) the Company shall not be deemed to an Affiliate of any Subsidiary, and a Subsidiary shall not be deemed to be an Affiliate of the Company or any Subsidiary.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Appraisers” has the meaning set forth in Exhibit B.

“Approved Budget” means a budget described in, and approved pursuant to, Section 8.02.

“Arc” has the meaning set forth in the introductory paragraph hereof.

“Available Cash” means, with respect to any Fiscal Quarter: (a) the sum of all cash and cash equivalents of the Company and its Subsidiaries on hand at the end of such Fiscal Quarter, less (b) subject to Section 6.03(a), the amount of any cash reserves established by the Managing Member to provide for the proper conduct of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, “Available Cash” with respect to the Fiscal Quarter in which the Company is dissolved and its liquidation commences and any subsequent Fiscal Quarter shall equal zero.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the Book Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as jointly determined by the Managing Member and EFS at the time of contribution;

(b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member (unless such adjustment disproportionately affects the current and expected future income tax allocations to EFS under Article V, in which case such determination shall be made jointly by the Managing Member and EFS) taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as of the following times: (i) immediately before the acquisition of any interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company; (ii) immediately before the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Book Value of any non-cash Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined jointly by the Managing Member and EFS; and

(d) the Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of maintaining Capital Accounts. For purposes of clause (b), the Managing Member shall timely provide all information reasonably requested by EFS to determine whether any proposed adjustment described in clause (b) disproportionately affects the current and expected future income tax allocations to EFS. EFS shall have fifteen (15) business days from the date the Managing Member provides EFS with the information requested to determine whether such proposed adjustment disproportionately affects the current and expected future income tax allocations to EFS and, if so, to notify the Managing Member of such determination. If EFS provides notice to the Managing Member setting forth any disproportionate affect of the proposed adjustment to EFS prior to the expiration of such fifteen (15)-day period, the gross fair market values of any assets impacted by such adjustment will be jointly determined by the Managing Member and EFS. No Tax Return shall be filed reflecting any adjustment under clause (b) unless and until the procedures described in this paragraph have been complied with in full.

“Business” means the development, construction, ownership and operation of the JBBR Terminal, and such other business as may be approved from time to time by the Members in accordance with 6.02(o).

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York, are authorized or obligated by law to close.

“Capital” means the amount of cash and the fair market value, as jointly determined by the Managing Member and EFS, of any property (net of any liabilities assumed by the Company or which are secured by any property contributed by such Member to the Company) contributed to the Company by the Members pursuant to the terms of this Agreement.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there will be added (i) the amount of cash and the fair market value of any other asset contributed by such Member to the Company pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company income or gain, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there will be subtracted (i) the amount of cash and the fair market value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company deduction or loss, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any Interest is Transferred (other than by pledge of, or grant of a security interest in, such Interest) in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Interest that is Transferred.

“Capital Contribution” means any amount of Capital contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Units of such Member.

“Certificate” has the meaning set forth in the recitals hereof.

“Code” means the Internal Revenue Code of 1986.

“Common Units” means the Common Units issued to the Members as set forth on Exhibit A as of the Effective Date and any other Units issued after the Effective Date that are designated as Common Units.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Contracting Parties” has the meaning set forth in Section 6.09.

“Control” means (a) as to any Entity, the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions), or (b) as to any Person (including Entities), the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Entity by contract or otherwise.

“Depreciation” shall mean, for each applicable accounting period, an amount equal to the depreciation or other cost recovery deduction allowable under United States federal income tax principles with respect to Company property for such period, except that (A) with respect to any property the Book Value of which differs from its adjusted tax basis for United States federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulations Section 1.704-3(d), “Depreciation” for such period shall be the amount of such Book Value recovered for such period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (B) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such period, “Depreciation” shall be an amount that bears the same ratio to such beginning Book Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such period is zero, “Depreciation” with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Member.

“Direct Tag-Along Members” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Offer” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Right” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Transfer” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Transferor” has the meaning set forth in Section 7.03(a).

“Drag-Along Interest” has the meaning set forth in Section 7.05(a).

“Drag-Along Members” has the meaning set forth in Section 7.05(a).

“Drag-Along Rights” has the meaning set forth in Section 7.05(a).

“Drag-Along Threshold” has the meaning set forth in Section 7.05(a).

“Drag-Along Transaction” has the meaning set forth in Section 7.05(b).

“Drag-Along Transferee” has the meaning set forth in Section 7.05(a).

“Drag-Along Transferor” has the meaning set forth in Section 7.05(a).

“EBITDA” means net earnings without deduction of interest expenses, taxes, depreciation and amortization, as calculated in accordance with U.S. GAAP, but excluding extraordinary items.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Effective Date Disputes” means JBBR’s disputes with Ragnar Benson Construction LLC, Wilson & Company, Inc., Engineers & Architects, and CenterPoint Properties Trust regarding certain contractual obligations and operational issues, including with respect to the steam and condensate system and thermal fluid system at the JBBR Terminal.

“EFS” has the meaning set forth in the introductory paragraph hereof.

“Entity” means any estate, corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association or other entity.

“Escrow Amount” has the meaning set forth in Exhibit B.

“Existing A&R LLC Agreement” has the meaning set forth in the recitals hereof.

“Final Per-Unit Price” has the meaning set forth in Exhibit B.

“First Appraiser” has the meaning set forth in Exhibit B.

“First Per-Unit Price” has the meaning set forth in Exhibit B.

“Fiscal Quarter” means each three-calendar-month period ending on March 31, June 30, September 30 or December 31 of any calendar year, except as otherwise agreed in accordance with Section 6.02(c).

“Fiscal Year” has the meaning set forth in Section 2.06.

“Growth Project” means any capital asset expansion or capital asset enhancement, or series of related capital asset expansions and capital asset enhancements, that is intended to: (a) increase the long-term commercial operating capacity of the Company’s or its Subsidiaries’ operations as in place at the Effective Date; (b) diversify the commercial activities at the JBBR Terminal; or (c) increase or diversify the revenue sources attributable to activities at the JBBR Terminal.

“HSR Act” has the meaning set forth in Section 4.03.

“Indemnified Losses” has the meaning set forth in Section 6.08(c).

“Indemnitee” has the meaning set forth in Section 6.08(c).

“Initial Budget” has the meaning set forth in Section 8.02(a).

“Interest” means the limited liability company interest of a Member in the Company at any particular time, as evidenced initially by the Units.

“JBBR LLC” means Joliet Bulk, Barge & Rail LLC, a Delaware limited liability company.

“JBBR LLC Interests” means any equity interests in JBBR LLC.

“JBBR Terminal” means the hydrocarbon terminal facility, barge terminal, and pipeline assets, and assets related to each of the foregoing, owned by JBBR LLC and its Subsidiaries.

“Joliet PA” has the meaning set forth in the recitals hereof.

“Lightfoot GP” has the meaning set forth in the recitals hereof.

“Lightfoot LP” has the meaning set forth in the recitals hereof.

“Lightfoot Members” has the meaning set forth in the introductory paragraph hereof.

“Lookback Period” has the meaning set forth in Section 6.02(p).

“Look Forward Period” has the meaning set forth in Section 6.02(p).

“Major Breach” means, with respect to any Member: (a) a material breach by such Member of any provision of this Agreement which shall not have been cured in all material respects within 30 days (or, as to payment defaults, 15 days) after written notice thereof from a non-breaching Member; provided that the foregoing cure period as to any such material breach (other than a payment default) shall be extended for an additional 30 days so long as the breaching Member shall have be diligently proceeding to cure in all material respects such breach and such breach is reasonably capable of being cured in all material respects prior to the expiration of such additional 30-day period; (b) in the case of any Member that is an Affiliate of the Services Provider, (i) any termination of the Management Services Agreement by the Company on account of a Manager Event of Default (as defined therein) pursuant to Section 10.1(a)(iii) thereof or (ii) the Services Provider ceases to be directly or indirectly owned 100% by the Partnership; (c) such Member becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, makes an assignment for the benefit of creditors or commences insolvency, receivership, reorganization or bankruptcy or similar proceedings; (d) insolvency, receivership, reorganization or bankruptcy or similar proceedings are commenced against such Member and such proceedings remain undismissed or unstayed for an aggregate period of 90 days; (e) any trustee, receiver, conservator or liquidator of such Member or of all or any substantial part its properties is appointed with or without the consent of or acquiescence of such Member and such appointment remains unvacated and unstayed for an aggregate period of 90 days or (f) a Transfer by such Member in violation of this Agreement.

“Major Breaching Member” means any Member that has committed a Major Breach and any other Member that is an Affiliate of such Member.

“Management Services Agreement” has the meaning set forth in the recitals hereof.

“Managing Member” has the meaning set forth in Section 6.01(a).

“Material Competitor” means, at any time, any Person operating a hydrocarbon rail terminal with unit-train capability that is located within a 50 mile radius of the JBBR Terminal.

“Material Customer” means, as of any date, any customer from whom the Company and its Subsidiaries derived in excess of 5% of their combined gross revenues during the four completed calendar quarters immediately preceding such date.

“Member” means any Person who (a) owns Interests and is executing this Agreement on the Effective Date, (b) is a direct Transferee of Interests from a Member and has been admitted as a Member in accordance with the provisions of this Agreement or (c) is issued Interests after the Effective Date by the Company in accordance with this Agreement and who executes a counterpart signature to this Agreement in accordance with Section 3.02, but in each case does not include any Person who has ceased to hold any Interests.

“Member Indemnitors” has the meaning set forth in Section 6.08(f).

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Modified Appraisers” has the meaning set forth in Exhibit B.

“Modified Final Per-Unit Price” has the meaning set forth in Exhibit B.

“Modified First Appraiser” has the meaning set forth in Exhibit B.

“Modified First Per-Unit Price” has the meaning set forth in Exhibit B.

“Modified Second Appraiser” has the meaning set forth in Exhibit B.

“Modified Second Per-Unit Price” has the meaning set forth in Exhibit B.

“Modified Third Per-Unit Price” has the meaning set forth in Exhibit B.

“Nonparty Affiliates” has the meaning set forth in Section 6.09.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offered Units” has the meaning set forth in Section 7.02(a).

“Offering Notice” has the meaning set forth in Section 7.02(b).

“Partnership” means Arc Logistics Partners LP, a Delaware limited partnership.

“Permitted Transferee” means, with respect to a Person that is not a natural person, an Affiliate that is a wholly owned subsidiary of the transferring Member or the transferring Member’s parent entity (including a subsidiary wholly owned by one or more Members).

“Person” means any individual or Entity.

“Required Valuations” has the meaning set forth in Exhibit B.

“ROFO Closing Date” has the meaning set forth in Section 7.02(c).

“ROFO Notice Period” has the meaning set forth in Section 7.02(b).

“ROFO Offer” has the meaning set forth in Section 7.02(c).

“ROFO Transfer Period” has the meaning set forth in Section 7.02(d).

“Second Appraiser” has the meaning set forth in Exhibit B.

“Second Per-Unit Price” has the meaning set forth in Exhibit B.

“Securities Act” means the Securities Act of 1933.

“Services Provider” has the meaning set forth in the recitals hereof.

“Subject Drag Interests” has the meaning set forth in Section 7.05(a).

“Subject Tag Interests” has the meaning set forth in Section 7.03(a).

“Subsidiary” means, with respect to any specified Entity, any corporation, association, partnership or other business entity (a) that is Controlled by such Entity or (b) the outstanding equity securities entitled to more than 50% of the distributions therefrom are held, directly or indirectly, by such Entity. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to a Subsidiary or the Subsidiaries of the Company.

“Tax Year” has the meaning set forth in Section 2.06.

“Third Appraiser” has the meaning set forth in Exhibit B.

“Third Party” means any Person other than a Member or an Affiliate of a Member.

“Threshold Ownership” means that the Capital Contributions of EFS and its Affiliates represent at least 15% of the aggregate Capital Contributions made to the Company.

“Transfer” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting power or other encumbrance, or any other direct or indirect transfer of beneficial interest, whether voluntary or involuntary, by operation of law or judicial decree and including the direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting interest or other encumbrance or any other direct or indirect transfer of beneficial interest in such Person by a Controlling Person, including in each such case (a) as part of any liquidation of assets, (b) in connection with any merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction whether by plan, contract or right contained in a security, (c) in connection with a change of Control or (d) as a part of any reorganization pursuant to federal or state bankruptcy laws or similar debtor relief laws. Notwithstanding the foregoing, (x) changes in the direct or indirect ownership of Arc’s Interests will not be deemed to be a Transfer so long as such changes do not result in a Warburg Change of Control; (y) changes in the direct or indirect ownership of General Electric Company will not be deemed to be a Transfer and (z) the direct or indirect incurrence of any security interest, lien or other encumbrance on any of the Interests in connection with any financing arrangement for borrowed money will not be deemed a Transfer.

“Transferring Member” has the meaning set forth in Section 7.02(a).

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“Unit Sharing Percentage” means, with respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total number of Common Units held by such Member at the time of calculation and the denominator of which is the total number of Common Units held by all Members at the time of calculation.

“Units” means the Interests and includes the Common Units and any other class of units or other equity securities of the Company issued after the Effective Date.

“U.S. GAAP” has the meaning set forth in Section 8.03(a).

“Warburg Change of Control” means a Transfer that results in Warburg Fund Entities either: (a) ceasing to collectively, beneficially own, directly or indirectly, a greater percentage of the equity securities entitled to distributions (including liquidating distributions) from either Arc (or its successors, as applicable) or the Company (except if such Transfer is subject to Section 7.03), in each case than any other Person or (b) having Transferred, since the Effective Date, in the aggregate and other than to Permitted Transferees, equity securities in Zenith LP (or its successors, as applicable) that were issued by Zenith LP (or its successors, as applicable) to Warburg Fund Entities in exchange for more than 50% of the aggregate capital contributions funded to Zenith LP by Warburg Fund Entities in connection with the closing of the transactions contemplated by the Merger Agreement or from time to time thereafter, but prior to the date of the relevant Transfer.

“Warburg Fund Entity” means any private equity fund or investment vehicle advised or managed by Warburg Pincus LLC or an Affiliate of Warburg Pincus LLC.

“Zenith LP” means Zenith Energy U.S., L.P., a Delaware limited partnership.

“Zenith Purchaser” has the meaning set forth in the recitals hereof.

1.02 Construction.

(a) Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Derivative forms of defined terms will have correlative meanings. The words “includes” or “including” shall mean “including, without limitation,”. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Titles appearing at the beginning of any subdivision of this Agreement are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. When any provision of this Agreement authorizes a Member to make a determination or to use its discretion, except as expressly set forth herein such authorization includes the authority of such Member to make a determination or exercise discretion in its respective sole and absolute judgment. Any reference to any contract or agreement (including exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement, as amended, restated or otherwise modified, unless the context requires otherwise. Any reference to a law will include all rules and regulations promulgated thereunder (including amendments thereto), and references to a law will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing such law.

(b) References to a Person include such Person’s permitted direct Transferees. Any Person admitted to the Company as a Member following the permissible Transfer of Interests from a Member shall succeed to all of the rights, duties and obligations of its Transferor with respect to such Interests under this Agreement, except that any control, consent, voting or similar rights of a Member set forth in this Agreement shall be controlled by the Member designated by such Member’s Transferees holding the majority of the Interests held by such Member as of the Effective Date.

(c) Each Member acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

2.01 Continuation of the Company. This Agreement amends and restates in its entirety the Existing A&R Agreement. For the avoidance of doubt, the Members waive any breach of Article VII of the Existing A&R Agreement arising from the transactions described in the recitals hereof. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the Act.

2.02 Name. The name of the Company is Arc Terminals Joliet Holdings LLC. Company business will be conducted in such name or such other names that comply with applicable law as the Managing Member may select from time to time. The Managing Member shall cause the Company to file such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

2.03 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

2.04 Principal Office. The principal office of the Company will be at 725 Fifth Avenue, 19th Floor, New York, New York or such other location as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Managing Member may determine appropriate.

2.05 Purpose; Powers. The Company is organized for the purpose of (a) engaging in the Business through the Company’s ownership of the JBBR LLC Interests and (b) subject to Section 6.02(o) , engaging in any other lawful act or activity for which limited liability companies may be formed under the Act. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

2.06 Fiscal Year; Tax Year. Except as otherwise agreed in accordance with Section 6.02(c), the fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31. The tax year of the Company (the “Tax Year”) for any applicable income or franchise tax purposes will end on December 31 unless otherwise required under applicable law.

2.07 Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Managing Member is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and will continue in existence until terminated pursuant to this Agreement.

2.09 No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than federal and state tax purposes.

ARTICLE III

MEMBERS

3.01 Members. As of the Effective Date, Arc, EFS and the Lightfoot Members are the sole Members of the Company. The names, addresses, deemed initial Capital Contributions and number and class of Units of the Members are set forth on Exhibit A. The Managing Member is hereby authorized and directed to complete or amend Exhibit A to reflect the admission of an additional Member, the withdrawal of a Member, the change of address of a Member, the additional Capital Contribution of a Member, the failure of a Member to make a required Capital Contribution, the number and classes of Units of a Member and other information called for by Exhibit A. Notwithstanding the foregoing, any failure by the Managing Member to make any such completion or amendment shall not affect the effectiveness of any such change. As set forth in Section 6.01, Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions hereof.

3.02 Additional Members. In connection with any Transfer or issuance of Interests permitted hereunder, additional Persons may be admitted to the Company as Members and Interests may be created and issued to such Persons, which may include making Capital Contributions. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement.

3.03 Withdrawing Member. Upon the direct Transfer of all of the Interests held by a Member, the Transferor Member will cease to be a Member and to have the rights and powers afforded to a Member under this Agreement, and the Transferor Member will be released from all obligations under this Agreement arising from such Person’s status as a Member except (a) those obligations that by their express terms survive the termination of a Person’s status as a Member as set forth in Section 12.05, (b) those obligations or liabilities of the Transferor Member arising out of a breach of this Agreement and (c) those obligations or liabilities of the Transferor Member based on events occurring, arising or maturing prior to the date of Transfer.

3.04 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member, on the Effective Date, on the date that such Member becomes a Member pursuant to the provisions of this Agreement and on each date such Member makes a Capital Contribution or purchases Interests, that:

(a) such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;

(c) all property contributed to the Company by such Member is duly and lawfully acquired and is contributed to the Company without any liens or encumbrances;

(d) such Member alone or together with such Member’s representatives possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding an Interest and that such Member is able to bear all such economic risks now and in the future;

(e) such Member has had access to all of the information with respect to such Member’s Interest that such Member deems necessary to make a complete evaluation thereof;

(f) such Member’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Member;

(g) such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, the Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(h) such Member is aware that only the Company can take action to register the Interests and that the Company is under no such obligation to do so;

(i) such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Interests, and such Member will not seek to effect any Transfer other than in accordance with such restrictions;

(j) such Member is and will be acquiring its Interests for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws; and

(k) such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (but excluding for such purpose Rule 501(a)(4)).

3.05 Liability to Third Parties. No Member will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.

ARTICLE IV

INTERESTS; PREEMPTIVE RIGHTS

4.01 Interests.

(a) General. Each Member’s Interests will be represented by its Capital Account and by Units issued by the Company to such Member. The initial class of authorized Units is the Common Units. Except as expressly set forth herein, the Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise. The obligations of each Member hereunder shall be several and not joint.

(b) Initial Capital Contributions.

(i) Each Member’s deemed Capital Contributions as of the Effective Date are set forth opposite such Member’s name on Exhibit A.

(ii) Each Member’s deemed Capital Account balance as of the Effective Date is set forth opposite such Member’s name on Exhibit A.

(c) Additional Capital Contributions; Preemptive Rights.

(i) No further Capital Contributions nor Interest purchases will be required from any Member without such Member’s prior written consent, and no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.

(ii) If at any time the Managing Member, on behalf of the Company, requests additional Capital Contributions or issues Interests other than Common Units other than requests for Capital Contributions from Third Parties pursuant to Section 4.01(c)(iv)(C)(1), then each Member (other than any Major Breaching Member) will have the option, but will not be obligated, to contribute a portion of any such requested additional Capital Contributions or to purchase a portion of such Interests, as applicable, in an amount equal to such Member’s Unit Sharing Percentage (calculated by disregarding all Common Units held by Major Breaching Members) and shall receive as consideration therefor (A) in the case of additional Capital Contributions, the number of Common Units as set forth in this Section 4.01(c), and (B) in the case of other Interests, the type and number of Interests as set forth in this Section 4.01(c). If any Members do not contribute all or any part of their portion (including as set forth in this sentence) of any such requested additional Capital Contributions or Interests, the other Members (other than any Major Breaching Members) may, but will not be obligated to, contribute or purchase such Members’ noncontributed portion pro rata based on their respective Unit Sharing Percentages (calculated by disregarding all Common Units held by Major Breaching Members) and receive the applicable consideration in respect therefor. Common Units and Interests will be issued or sold for the amounts set forth in this Section 4.01(c).

(iii) If at any time the Managing Member, on behalf of the Company, desires to request additional Capital Contributions (in exchange for Common Units) or issues Interests other than Common Units, the

Company shall deliver to the Members a notice specifying (A) the aggregate amount of the Capital Contributions requested or the aggregate purchase price for the Interests to be issued, as applicable, (B) the price per Common Unit or Interest, as applicable (the price being determined as set forth in this Section 4.01(c)), (C) the terms and conditions applicable to such Interests, if applicable, (D) each Member’s share thereof (determined in accordance with Section 4.01(c)(i)), (E) the date by which such Capital Contribution or purchase of Interests is required to be funded, which shall, unless waived by a Member, be not less than 20 Business Days after such notice is given to the Members, and (F) wiring instructions for the bank account to which such Capital Contribution or purchase price shall be transferred. Any Member desiring to participate in such Capital Contribution or purchase of Interests must provide notice thereof, including the amount of Capital Contributions or Interests it desires to purchase (including overallotments) at least 10 Business Days prior to the date of funding set forth in the Company’s notice. Any such notice from a Member shall be irrevocable and binding upon such Member.

(iv) Common Units and other Interests shall only be issued in exchange for the following amounts of Capital Contributions or purchase price, respectively:

(A) each Common Unit may be issued for $18,750 in Capital Contributions;

(B) each Common Unit or other Interest may be issued for such Capital Contributions or purchase price, respectively, as mutually agreed to by the Managing Member and EFS; or

(C) if the Managing Member desires to cause the Company to request Capital Contributions, the Managing Member does not desire that the amount of Capital Contributions per Common Unit in connection with such request be as set forth in Section 4.01(c)(iv)(A) and, following 30 days of good faith negotiations, the Managing Member and EFS are unable to mutually agree to an amount of Capital Contributions per Common Unit in connection with such request pursuant to Section 4.01(c)(iv)(B), then each Common Unit may be issued for:

(1) in a request for Capital Contributions solely to Third Parties (provided that, for the avoidance of doubt, no Member shall be entitled to exercise such Member’s rights pursuant to Section 4.01(c)(ii) in connection with any such request), for such amount of Capital Contributions that such Third Parties agree to pay for such Common Units in a bona fide, arms’-length negotiated transaction; or

(2) for such amount of Capital Contributions as is determined pursuant to the procedures set forth on Exhibit B.

4.02 Withdrawal or Return of Capital. Except as provided in this Agreement, no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article XI. No Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

4.03 Regulatory Approval. If any regulatory approval, including the filing and the expiration of any waiting period under the Hart Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), is required prior to the issuance of any Interests, the Company will not issue such Interests, and no contribution will be required or permitted in respect thereof, until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members will use their respective commercially reasonable efforts to comply promptly with all applicable regulatory requirements. The Company will bear all documented and reasonable third party fees and expenses, including all filing fees, incurred by it or the Members in connection with such compliance.

4.04 Company-Held Interests. Any Interests held by the Company will not entitle or bind any Person to any rights or obligations under this Agreement with respect to such Interests and will be deemed not issued and not outstanding for all purposes.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions.

(a) Distributions of Available Cash. Subject to applicable law, the Company will make quarterly distributions as soon as reasonably practicable (but in any event not later than 45 days) following the end of each Fiscal Quarter to the Members, pro rata in accordance with their Unit Sharing Percentages, in an aggregate amount equal to the Available Cash, if any, at such time.

(b) Distributions in Cash. All distributions must be made in cash or cash equivalents except distributions pursuant to Section 11.02.

(c) Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of Section 18-607(a) of the Act, will, upon good faith demand by the Managing Member (or EFS, if such distribution in error was received by the Managing Member), be returned to the Company.

5.02 Allocations.

(a) In General. Except as provided in Section 5.02(b), for purposes of maintaining Capital Accounts, items of Company income, gain, loss and deduction for each applicable accounting period shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such period to equal the amount (which may be negative) determined for such Member by subtracting item (ii) from item (i) below:

(i) the amount that would be distributed to such Member (other than any amounts treated as a guaranteed payment under Section 707(c) of the Code) if: (A) all Company assets were sold for cash equal to their Book Values; (B) all Company obligations were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Book Values of the assets securing or subject to such liability); and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 11.02(c); over

(ii) the sum of: (A) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) computed immediately prior to the hypothetical sale described above, (B) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale described above and (C) the amount, if any, that such Member is obligated to contribute to the capital of the Company computed after the hypothetical events described in Section 5.02(a)(i);

provided, however, notwithstanding anything to the contrary in this Section 5.02(a), the amount of items of Company deduction and loss allocated to any Member pursuant to this Section 5.02(a) shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in its Adjusted Capital Account at the end of any applicable accounting period. Items of deduction and loss in excess of such limitation shall be allocated to the Members who do not have deficit balances in their Adjusted Capital Accounts, pro rata, in proportion to the amounts that may be so allocated to them without causing them to have such deficit balances.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.02(a), the following special allocations will be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during an applicable accounting period, then each Member will be allocated items of Company income and gain for such period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any applicable accounting period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to such Member in an amount and manner sufficient to eliminate any resulting deficit balance in such Member’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any applicable accounting period that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the terms of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iv) shall be made if and only to the extent that such Partner would have a Capital Account deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.02(b)(iii) and this Section 5.02(b)(iv) were not in this Agreement.

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each applicable accounting period will be allocated to holders of Common Units in proportion to the relative number of Common Units held.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated to the Members that bear the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) Curative Allocations. The allocations contained in the foregoing provisions of this Section 5.02(b), and any allocations required following the proviso in Section 5.02(a), are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704. It is the intent of the Members and the Company that, to the extent possible, all such allocations shall be offset either with other such allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 5.02(b)(viii), so that after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if no such allocations had been made and all items were allocated pursuant to Section 5.02(a) (not including the allocations required following the proviso in Section 5.02(a)).

(c) Tax Allocations.

(i) Except as provided in Sections 5.02(c)(ii), to the maximum extent possible, for U.S. federal income tax purposes (and for purposes of any state or local income or franchise tax that follows the federal treatment), each item of Company income, gain, loss or deduction will be allocated among the Members in the same manner as the correlative item of income, gain, loss or deduction is allocated for purposes of maintaining Capital Accounts pursuant to this Article V.

(ii) Tax items with respect to any Company asset that has a Book Value that differs from its adjusted tax basis will be allocated among the Members for federal income tax purposes in a manner consistent with the Treasury Regulations promulgated under Code Sections 704(b) and 704(c) so as to take into account such difference as determined appropriate in the reasonable discretion of the Managing Member; provided, however, that the Managing Member shall elect to use the “remedial allocation method” described in Treasury Regulations Section 1.704-3(c) with respect to any asset of Company owned as of the Effective Date.

(d) Compliance with Subchapter K. Notwithstanding anything to the contrary in this Agreement, in the discretion of the Managing Member, with the consent of EFS, the Company may diverge from the allocations described herein as may be necessary or appropriate to comply with the provisions of subchapter K of the Code and the Treasury Regulations promulgated thereunder.

5.03 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members will be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.03 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any applicable provisions of any other federal, state or local law or any foreign law, and will allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE VI

MANAGEMENT

6.01 Authority of the Managing Member.

(a) Except as otherwise provided in this Agreement (including as provided in Section 6.02 or by applicable law), the power and authority to manage, direct and control the Company will be vested in Arc as the managing member (the “Managing Member”), and the Managing Member will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company. The Managing Member will not be entitled to any fee or other payment from the Company for its services in such capacity.

(b) If the Managing Member is a Major Breaching Member, Members holding the majority of the Units (not taking into account Units held by the Managing Member or its Affiliates) shall have the right, by notice to such Managing Member, to remove such Managing Member as Managing Member and appoint another Member as the Managing Member.

(c) The Managing Member shall meet with the Members (other than any Major Breaching Member), in person at the Managing Member’s offices or by teleconference, from time to time upon the reasonable request of any Member (other than any Major Breaching Member) (it being agreed that quarterly or monthly meetings, or meetings at such other intervals as the circumstances may warrant based on changes in the business or business plans of the Company and its Subsidiaries, are deemed by the Managing Member to be reasonable) to discuss the business and affairs (including financial condition and present or future operations) of the Company and its Subsidiaries. For the avoidance of doubt, none of the foregoing, by itself, shall satisfy the requirements of Section 6.02.

(d) The Company will not have any officers or employees. The day-to-day management of the Company will be performed (i) by the Services Provider pursuant to the terms of the Management Services Agreement for so long as the Management Services Agreement remains in effect, (ii) if the Management Services Agreement is terminated by the Company on account of a Manager Event of Default (as defined therein) pursuant to Section 10.1(a)(iii) thereof, pursuant to a replacement agreement or arrangement as EFS may cause the Company to enter into (for the avoidance of doubt, the Company shall enter into such agreement or arrangement regardless of the applicability of Section 6.02), or (iii) in all other cases, pursuant to a replacement agreement or arrangement as the Managing Member and EFS may jointly agree (and, in the absence of any such replacement agreement or arrangement, by the Managing Member in accordance with the terms hereof).

6.02 Actions Requiring Consent of both EFS and the Managing Member. Notwithstanding anything herein or in the Management Services Agreement to the contrary, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the consent of the Managing Member and EFS (unless the Managing Member or EFS, as applicable, is a Major Breaching Member):

(a) the liquidation, dissolution, recapitalization or reorganization of the Company in any form of transaction;

(b) the filing of a voluntary bankruptcy or similar proceeding by the Company or any Subsidiary or the election not to contest any bankruptcy or similar proceeding filed against the Company or any Subsidiary;

(c) any material change in the Company or any Subsidiary’s Fiscal Quarter, Fiscal Year or other accounting policies;

(d) any material amendment to the Company’s or any Subsidiary’s organizational documents other than this Agreement (which is instead covered by Section 12.04);

(e) the merger or consolidation of the Company or any Subsidiary with or into any other Person, other than a merger or consolidation (i) between the Company and a wholly owned Subsidiary or between wholly owned Subsidiaries or (ii) pursuant to Section 7.05;

(f) the conversion of the Company from a limited liability company into any other form of Entity, other than pursuant to Section 7.05;

(g) issue or otherwise sell or repurchase, redeem, convert, exchange or otherwise acquire any Interests or equity interests of any Subsidiary, or amend the terms of any such Interests or equity interests, other than (i) issuances of equity interests of any Subsidiary wholly owned by the Company to the Company or another Subsidiary wholly owned by the Company or (ii) issuances of Common Units in exchange for Capital Contributions in compliance with Section 4.01(c);

(h) request or permit Capital Contributions, other than in compliance with Section 4.01(c);

(i) the authorization or issuance of any convertible security, phantom equity instrument or similar right, or the amendment of the terms of any such security, instrument or right;

(j) the direct or indirect acquisition or ownership of equity interests in any Person other than a wholly owned Subsidiary;

(k) the sale, lease, pledge or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, other than pursuant to Section 7.05;

(l) entering into, terminating, amending or waiving any provision of any arrangement, contract or agreement with any Member or any of its Affiliates, other than (i) on arms’ length terms that are no less favorable to the Company than those available from unrelated third parties, (ii) as otherwise contemplated by the Management Services Agreement or (iii) issuances of Common Units or Interests to any Member or any of its Affiliates, or the receipt of Capital Contributions therefrom, in each case in compliance with Section 4.01(c);

(m) the incurrence of any operating or maintenance expense, other than (i) pursuant to an Approved Budget or an interim budget pursuant to Section 8.02(d), (ii) for emergency operational purposes that the Managing Member determines in good faith are necessary or (iii) any other operating and maintenance expenses not to exceed $500,000 in the aggregate annually;

(n) entering into any unincorporated joint venture or other similar partnership;

(o) the entry into any line of business, other than (i) the Business and (ii) any Growth Project permitted to be undertaken in accordance with this Agreement;

(p) the incurrence of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) that results in aggregate outstanding indebtedness of the Company and its Subsidiaries in excess of the greater of (i) $10,000,000 or (ii) an amount of indebtedness that would result in the ratio of pro forma indebtedness of the Company and its Subsidiaries to pro forma consolidated EBITDA of the Company and its Subsidiaries for the period of the four fiscal quarters most recently ended prior to the time of the incurrence of such indebtedness (the “Lookback Period”) exceeding 4.0 to 1.0 (in making the foregoing calculations on pro-forma basis: (A) all indebtedness (other than revolving indebtedness, except to the extent that the same is incurred to refinance other outstanding indebtedness) incurred or issued after the first day of the relevant Lookback Period shall be deemed to have been incurred (and the proceeds thereof applied) on the first day of such Lookback Period and remain outstanding through the date of determination; (B) all indebtedness assumed to be outstanding pursuant to preceding clause (A) shall be deemed to have borne interest at (1) the rate applicable thereto, in the case of fixed rate indebtedness, or (2) the rates which would have been applicable thereto during the respective period when the same was deemed outstanding, in the case of floating rate indebtedness (although interest expense with respect to any indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); (C) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that was consummated or completed during the relevant Lookback Period as if the same had occurred and begun to generate EBITDA on the first day of such period; and (D) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that is expected to be consummated or completed after the end of the relevant Lookback Period and that is projected to generate EBITDA during the four fiscal quarter period following the consummation or completion such acquisition, Growth Project or other investment (the “Look Forward Period”) as if the EBITDA projected to be generated during the Look Forward Period had been generated on the first day of the relevant Lookback Period;

(q) the incurrence of any material liens except in respect of indebtedness permitted by Section 6.03(b);

(r) the election of, or any change in, (A) the manner in which either the Company is treated for tax purposes or any material item of income or expense of the Company is treated for tax purposes or (B) material tax policies of the Company;

(s) remove or replace the Company’s auditors; and

(t) the amendment or waiver of any provision of the Certificate.

6.03 Action Requiring Consent of the Managing Member and EFS if EFS Owns the Threshold Ownership. Notwithstanding anything herein or in the Management Services Agreement to the contrary, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the consent of the Managing Member and, if EFS has the Threshold Ownership, EFS (unless the Managing Member or EFS, as applicable, is a Major Breaching Member):

(a) any determination by the Managing Member to include in “cash reserves” for the purpose of the definition of Available Cash any reserves for growth capital expenditures;

(b) the incurrence of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) that results in aggregate outstanding indebtedness of the Company and its Subsidiaries in excess of the greater of (i) $10,000,000 or (ii) an amount of indebtedness that would result in the ratio of pro forma indebtedness of the Company and its Subsidiaries to pro forma consolidated EBITDA of the Company and its Subsidiaries for the Lookback Period exceeding 2.5 to 1.0 (in making the foregoing calculations on pro-forma basis: (A) all indebtedness (other than revolving indebtedness, except to the extent that the same is incurred to refinance other outstanding indebtedness) incurred or issued after the first day of the relevant Lookback Period shall be deemed to have been incurred (and the proceeds thereof applied) on the first day of such Lookback Period and remain outstanding through the date of determination; (B) all indebtedness assumed to be outstanding pursuant to preceding clause (A) shall be deemed to have borne interest at (1) the rate applicable thereto, in the case of fixed rate indebtedness, or (2) the rates which would have been applicable thereto during the respective period when the same was deemed outstanding, in the case of floating rate indebtedness (although interest expense with respect to any indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); (C) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that was consummated or completed during the relevant Lookback Period as if the same had occurred and begun to generate EBITDA on the first day of such period; and (D) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that is expected to be consummated or completed after the end of the relevant Lookback Period and that is projected to generate EBITDA during the Look Forward Period as if the EBITDA projected to be generated during the Look Forward Period had been generated on the first day of the relevant Lookback Period; provided that the Company and its Subsidiaries may use the proceeds received in respect of indebtedness incurred pursuant to clause (i) of this Section 6.03(b) for any purposes, but may use only up to the amount of proceeds received in respect of indebtedness incurred pursuant to clause (ii) of this Section 6.03(b) minus the amount of indebtedness incurred pursuant to clause (i) of this Section 6.03(b) to fund Growth Projects;

(c) the incurrence of any growth capital expenditures (including in respect of Growth Projects) that are either (i) not funded through additional Capital Contributions or issuances of Interests or (ii) not on the existing site of the JBBR Terminal;

(d) any approval of any Growth Project or the incurrence of any growth capital expenditures in connection therewith, other than any Growth Project (i) with reasonably contemplated growth capital expenditures of no greater than $10,000,000, or (ii) with reasonably contemplated growth capital expenditures of no greater than $25,000,000 if such Growth Project has, at the time of approval of such Growth Project by the Managing Member, fee-based contracts with Third Party customers with projected EBITDA to the Company and its Subsidiaries thereunder and with respect to such Growth Project (within the term of such contracts) that would equal or exceed 50% of the reasonably contemplated growth capital expenditures of such Growth Project;

(e) entering into, extending or renewing, or terminating, amending or waiving, any provision of any contract or agreement (i) that has (or after such extension, renewal, amendment or waiver will have) expected revenues to the Company and its Subsidiaries (on a consolidated basis) in excess of $10,000,000 per year or (ii) that grants a Third Party exclusive use of an entire mode of transportation in and out of the JBBR Terminal; provided, however that the consent of EFS shall not be required with respect to contracts that would otherwise require the consent of EFS pursuant to clause (ii) of this Section 6.03(e) if such contracts relate to pipeline projects approved by the Managing Member after the Effective Date;

(f) terminating, amending or waiving any provision of (i) the Terminal Services Agreement, dated as of May 28, 2014, by and between JBBR Pipeline LLC and ExxonMobil Oil Corporation or (ii) the Crude Oil Throughput and Deficiency Agreement, dated as of May 28, 2014, by and between JBBR Pipeline LLC and ExxonMobil Oil Corporation, in each case as amended, extended or renewed through the Effective Date;

(g) undertaking an initial public offering of equity securities of the Company or any Subsidiary;

(h) any cancellation or material reduction in coverage or limits of any insurance program (including environmental insurance) of the Company or any of its Subsidiaries, other than in respect of any Growth Project permitted to be undertaken in accordance with this Agreement; or

(i) the commencement or settlement of any material tax contest, environmental dispute or insurance claim or any material dispute, arbitration, litigation, mediation or other proceeding, in each case relating to the Company or any Subsidiary, other than settlement of disputes involving amounts in dispute of up to $10,000,000 (not including the Effective Date Disputes).

6.04 Actions Requiring Consultation with EFS. The Company must consult with EFS (with no obligation to reflect the views or responses of EFS) upon commencement of and during the continuation of any review of material accounting matters, including potential impairments, fair value measurements and annual audits.

6.05 Affiliate Contracts.

(a) Subject to the other provisions of this Agreement, if the Company or any Subsidiary enters into, terminates, amends or waives any provision of any arrangement, contract or agreement (including the Master Services Agreement) with any Member or any of its Affiliates, the Company will promptly provide copies of such agreement, termination, amendment or waiver to all Members.

(b) Notwithstanding anything to the contrary herein, EFS shall have the exclusive power and authority under this Agreement to act for and on behalf of the Company in connection with all Company action (or inaction) or determinations: (i) to terminate, amend or waive any provision of the Management Services Agreement, (ii) to enforce the terms of the Management Services Agreement or (iii) relating to any agreement entered into pursuant to Section 6.02(l) to which the Company or any of its Subsidiaries, on the one hand, and Arc or any Affiliate of Arc, on the other hand, is party. Notwithstanding anything to the contrary herein, Arc shall, for so long as it is a Member, have the exclusive power and authority under this Agreement to act for and on behalf of the Company in connection with all Company action (or inaction) or determinations relating to any agreement entered into pursuant to Section 6.02(l) to which the Company or any of its Subsidiaries, on the one hand, and EFS or any Affiliate of EFS, on the other hand, is party.

6.06 Subsidiary Governance. The Company and each Member acknowledge that the Company may from time to time form or acquire Subsidiaries. If such a Subsidiary is a limited liability company, it is the intent of the

Members that such limited liability company be member-managed so that the Company can direct the business and affairs of, and make decisions for, such Subsidiary.

6.07 Other Projects and Businesses.

(a) Each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (i) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the Business as conducted from time to time or as may be conducted from time to time. Subject to Section 8.05, neither this Agreement nor any activity undertaken pursuant hereto will prevent any Member or its Nonparty Affiliates from engaging in whatever activities they choose, including activities competitive with the Business, and any such activities may be undertaken without having or incurring any obligation to communicate or offer any interest in such activities to the Company or any Member, or requiring the Company or any other Member or its Nonparty Affiliates to be permitted to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member and the Company, each Member and the Company hereby waive, relinquish and renounce any such right or claim of participation.

(b) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or their respective Nonparty Affiliates for or in connection with any such investment activity or other transaction activity or other matters described in Section 6.07(a), whether arising in common law or equity or created by rule of law or contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by law; provided, however, that this Section 6.07(b) will not constitute a release or waiver by the Company of any violation of Section 8.05 or the express provisions of the Management Services Agreement.

(c) Notwithstanding anything in this Agreement, each of the Company and the Members acknowledges and agrees that each of the Members and their respective Nonparty Affiliates have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in 6.07(a) or otherwise. Subject to the Management Services Agreement, each of the Company and the Members hereby agrees that (i) none of the Members and their Nonparty Affiliates has any obligation to use any such confidential information in connection with the Business, operations, management or other activities of the Company or to furnish to the Company or any Member any such confidential information, and (ii) any claims against, actions, rights to sue, other remedies or other recourse to or against any such Person for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by law; provided that clauses (i) and (ii) will not include or pertain to any confidential information of Arc or any of its Affiliates relating to the Business that is required to be kept confidential or furnished to the Company pursuant to the terms of the Management Services Agreement.

(d) The rights of each Member (and its Nonparty Affiliates) described in this Section 6.07 do not require notice to, approval from, or other sharing with, any of the other Members or the Company, and, notwithstanding anything herein to the contrary, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of a Member (and its Nonparty Affiliates), including any Member serving as the Managing Member, and are hereby disclaimed by the Company and the Members.

6.08 Indemnification; Limitation of Liability.

(a) Subject to Section 6.08(b), (i) a Member, in its capacity as such, shall have no fiduciary or other duty to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and (ii) such Member shall not be liable in damages to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by (x) a breach or violation of the implied contractual covenant of good faith and fair dealing or the duties imposed by Section 6.08(b), (y) willful breach of the express provisions of this Agreement or (z) with respect to any criminal action or proceeding, conduct of a Member that such Member had reasonable cause to believe was unlawful.

(b) Except with respect to the Managing Member’s right to compete as set forth in Section 6.07 and the fiduciary duties related thereto, which duties are hereby expressly disclaimed, the Managing Member shall have fiduciary duties of loyalty and care to the Company similar to that of directors and officers of for-profit corporations organized under the General Corporation Law of the State of Delaware.

(c) To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.08, the Members and the Managing Member and their respective officers, employees, members, managers, agents and other representatives (each an “Indemnitee”), each as provided below, will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses, including attorneys’ fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member or the Managing Member or their respective officers, employees, members, managers, agents and other representatives, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction (i) with respect to the Managing Member, to have been caused by any breach of the duties imposed by Section 6.08(b), (ii) with respect to all Indemnitees, to have been caused by a willful breach of the express provisions of this Agreement, or (iii) with respect to criminal matters, to have occurred in connection with activity that an Indemnitee had reason to believe was unlawful. IT IS THE EXPRESS INTENT OF THE COMPANY THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(d) To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.08 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Managing Member.

(e) Any indemnification pursuant to this Section 6.08 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.

(f) The rights of indemnification provided in this Section 6.08 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law. The Company and the Members hereby acknowledge that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company and the Members hereby agree that (a) the Company is the indemnitor of first resort for matters covered by this Section 6.08 (i.e., its obligations to the Indemnitees under this Section 6.08 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (b) the Company will be required to advance the full amount of expenses incurred by the Indemnitees and will be liable for all expenses, liabilities, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Section 6.08 (or any other agreement between the Company and the Indemnitees), without regard to any rights the Indemnitees may have against the Member Indemnitors, and (c) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company and the Members further agree that no advancement or payment by the Member Indemnitors on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company pursuant to this Section 6.08 will affect the foregoing, and the Member Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company.

6.09 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statue) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement or their Transferees (“Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statue) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

ARTICLE VII

TRANSFERS

7.01 Limitations on Transfer. Each Member is freely permitted to Transfer its Interests, subject to compliance with the other provisions of this Article VII and the following:

(a) No Transfer by EFS or any Lightfoot Member is permitted to a Person that is a Material Competitor or Material Customer.

(b) In connection with a Transfer by EFS, EFS may designate in writing to the Company that the Transferee thereof shall also receive an assignment of the consent, voting and other similar rights attributable to

EFS’ ownership of Common Units set forth in this Agreement, but only one Person (whether it be EFS or such a Transferee) shall be entitled to exercise such rights at any time and such Person must be a Member of the Company in order to exercise such rights.

(c) Any Transfer (or Transfer by any transferee or successive transferee thereof) must comply with the procedures set forth in Sections 7.02, 7.03 and 7.05, if applicable.

(d) Notwithstanding any other provision herein, no Transfer (without taking into account the last sentence of the definition of Transfer) of Interests is permitted unless such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by another Member, the Transferring Member has delivered to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with. Furthermore, if another Member so requests, (i) a Transferee of Interests must agree in writing to take and accept such Interests subject to all of the restrictions, terms and conditions contained in the Certificate and this Agreement, the same as if it were a signatory party hereto, and (ii) the Company will not be required to recognize any permitted Transfer of Interests until the instrument Transferring such Interests and assuming all obligations under this Agreement has been delivered to the Company and is satisfactory to the Members in their reasonable discretion.

(e) Notwithstanding anything to the contrary contained in this Article VII, each Lightfoot Member shall have the right, without the consent of any other Member but subject to compliance with the provisions of clauses (a), (d) and (f) of this Section 7.01, to distribute its Interests to the limited partners, general partner and members, as the case may be, of such Lightfoot Member as of the Effective Date substantially pro rata in accordance with such limited partners’, general partners’ or members’, as the case may be, ownership interests in such Lightfoot Member immediately prior to such distributions, it being understood and agreed that any further Transfer by such Transferee of the Interests so acquired by such Transferee in connection with such distribution shall be subject to all of the provisions of this Article VII (including clause (c) of this Section 7.01).

(f) Except following the consummation of a public offering, no such Transfer (without taking into account the last sentence of the definition of Transfer) will be permitted if it would:

(i) cause the Company or any Subsidiary, in the opinion of counsel to the Company, to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3), or would otherwise cause the Company, in the opinion of counsel to the Company, to be treated as an association taxable as a corporation for federal or state income tax purposes;

(ii) affect the Company’s existence or qualification as a limited liability company under the Act;

(iii) cause the Company, in the opinion of counsel to the Company, to be “terminated” as a partnership under Section 708(b)(1)(B) of the Code or to be “terminated” as a partnership for state income tax purposes, unless either (A) the transferor or the transferee shall agree to indemnify the non-transferring Members, in form and substance reasonably satisfactory to such Members, on an after-tax basis from any adverse income tax consequences resulting from such termination, or (B) the Transfer is made in a transaction or series of transactions in which the other Members also dispose of their entire interest in the Company (provided that, for purposes of this Section 7.01(e)(iii), a “Transfer” shall include the conversion of a Member (or, if applicable, any upper-tier entity) from a corporation, partnership or disregarded entity for federal income tax purposes into one of the other forms (corporate, partnership or disregarded entity) and any other direct or indirect transfer of an Interest that would be treated as a “sale or exchange” for purposes of Section 708 of the Code (including transfers to Affiliates));

(iv) cause the Company or any Subsidiary to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(v) cause the assets of the Company or any Subsidiary to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Subsidiary; or

(vi) cause any portion of the Project to be classified as “tax-exempt use property” within the meaning of Section 168 or Section 470 of the Code.

7.02 Right of First Offer.

(a) If EFS or any Lightfoot Member (a “Transferring Member”) seeks to sell or Transfer any Units (including in connection with a foreclosure or settlement of a security interest, lien or other encumbrance) (the “Offered Units”) other than to an Affiliate, then the Transferring Member must first make an offering of the Offered Units to Arc (unless Arc is a Major Breaching Member) in accordance with the following provisions of this Section 7.02.

(b) A Transferring Member will give written notice (the “Offering Notice”) to Arc (unless Arc is a Major Breaching Member) stating its bona fide intention to Transfer the Offered Units and specifying the number of Offered Units that the Transferring Member proposes to Transfer. The Offering Notice will constitute such Transferring Member’s offer to review bids for the Transfer of the Offered Units to Arc (unless Arc is a Major Breaching Member), which offer will remain outstanding for a period of 30 days (the “ROFO Notice Period”).

(c) Upon receipt of the Offering Notice, Arc (unless Arc is a Major Breaching Member) will have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Units by delivering a written notice (a “ROFO Offer”) to the Transferring Member that it offers to purchase such Offered Units at a price specified in such ROFO Offer. Any ROFO Offer so delivered will be irrevocable and binding upon delivery, by the delivering Member and, if within 30 days of receiving the ROFO Offer the Transferring Member provides written notice to Arc that it elects to sell the Offered Units to Arc (which election will be irrevocable), will obligate Arc to purchase (and the Transferring Member to sell) the Offered Units at the price set forth in the applicable ROFO Offer within 60 days after Arc receives the Transferring Member’s notice (the “ROFO Closing Date”).

(d) If (x) the Transferring Member does not elect to accept a ROFO Offer in accordance with Section 7.02(c), (y) Arc does not deliver a ROFO Offer or (z) the Transferring Member receives a ROFO Offer but (A) the Transferring Member does not receive payment in full of the purchase price for all of the Offered Units on the ROFO Closing Date or (B) the Transfer of all of the Offered Units is not consummated for any reason, including the failure to obtain any governmental approvals required in connection with the Transfer of the Offered Units by the ROFO Closing Date, but other than due to a breach by the Transferring Member of its obligation to consummate the sale of the Offered Units, then the Transferring Member may, during the 180-day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed an additional 45 days to the extent reasonably necessary to obtain any required government approvals) (the “ROFO Transfer Period”), Transfer all of the Offered Units to any Person (subject to, for the avoidance of doubt, Section 7.01(a)):

(i) in the event the Transferring Member received a ROFO Offer but did not accept the ROFO Offer, subject to terms and conditions (including price) in the aggregate no more favorable to the transferee than those set forth in the ROFO Offer; and

(ii) in all other cases, subject to any terms and conditions (including price).

(e) If the Transferring Member does not Transfer the Offered Units within the ROFO Transfer Period, the rights provided hereunder will be deemed to be revived and the Offered Units will not be offered to any Person unless first re-offered to Arc in accordance with this Section 7.02. For the avoidance of doubt, if Arc is a Major Breaching Member, then the Transferring Member will not be required to comply with this Section 7.02.

(f) The provisions of this Section 7.02 shall apply mutatis mutandis to Transfers of Units proposed to be made by any Person that is a direct or indirect Transferee of the Transferring Member or any of its Affiliates.

(g) The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 7.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

7.03 Direct Tag-Along Right.

(a) If Arc (the “Direct Tag-Along Transferor”) desires to directly Transfer any of its Common Units to a Third Party transferee (the “Subject Tag Interests”), other than through a Transfer pursuant to the exercise of Drag-Along Rights under Section 7.05, then (A) the other Members (the “Direct Tag-Along Members”) shall have the right (but not the obligation) (the “Direct Tag-Along Right”) to participate in the proposed Transfer (the “Direct Tag-Along Transfer”) and (B) the Direct Tag-Along Transferor shall make an offer (a “Direct Tag-Along Offer”) by an irrevocable written notice to the Direct Tag-Along Member(s), to include in the Direct Tag-Along Transfer, on terms and conditions set forth in such notice (which must be at least as favorable to the Direct Tag-Along Member(s) as to the Direct Tag-Along Transferor), a number of each Direct Tag-Along Member’s Units in accordance with the provisions of this Section 7.03.

(b) Each of the Direct Tag-Along Members shall have the right to Transfer in a Direct Tag-Along Transfer all of its pro rata share (based on the relative percentage interests of Common Units held by the Direct Tag-Along Members) of the Common Units then owned by such Direct Tag Along Member. If the Direct Tag-Along Transferor is unable to cause the transferee to purchase all of the Common Units proposed to be Transferred by the Direct Tag-Along Transferor and all of the electing Direct Tag-Along Members, then the Direct Tag-Along Transferor and each electing Direct Tag-Along Member shall reduce, on a pro rata basis, the amount of such Common Units that each otherwise would have sold so as to permit the Direct Tag-Along Transferor and the electing Direct Tag-Along Members to sell the number of Common Units (determined in accordance with such pro rata basis) that the proposed transferee is willing to purchase.

(c) The Direct Tag-Along Offer may be accepted by any Direct Tag-Along Member at any time within 15 days after the Direct Tag-Along Member’s receipt of the Direct Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to the Direct Tag-Along Transferor. The electing Direct Tag-Along Member’s Common Units shall be purchased on substantially the same terms and conditions as the Subject Tag Interests; provided that any representations and warranties relating specifically to any Member shall be made only by such Member.

(d) If for any reason the Direct Tag-Along Transferor elects to terminate or otherwise not to sell any of its Common Units in the Direct Tag-Along Transfer or such Direct Tag-Along Transfer should fail to close, each Direct Tag-Along Transferor must comply with the provisions set forth in this Section 7.03, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Common Units.

7.04 Indirect Tag-Along Right.

(a) Following a good faith determination by Arc that a Warburg Change of Control is reasonably likely to occur, and only if the transaction pursuant to which such Warburg Change of Control is expected to occur would include assets other than Common Units (a “Change of Control Determination”), Arc shall provide written notice of such Change of Control Determination to the other Members (the “Indirect Tag-Along Members”), and Arc and EFS shall engage in good faith negotiations for a period of 10 days after the delivery of such written notice from Arc (the “Negotiation Period”) to determine the value allocable to each Common Unit (the “Per-Unit Price”) in connection with the proposed Transfer pursuant to which the Warburg Change of Control is expected to occur (the “Indirect Tag-Along Transfer”). If Arc and EFS are unable to agree on the Per-Unit Price during the Negotiation Period, then, at the end of the Negotiation Period, Arc shall submit a final, written, proposal of the

Per-Unit Price given in good faith (such proposed Per-Unit Price, the “Arc Per-Unit Price”) to EFS. The Per-Unit Price shall then be determined pursuant to the procedures set forth on Exhibit B.

(b) If (i) Arc and EFS agree to the Per-Unit Price during the Negotiation Period or (ii) Arc and EFS are unable to agree to the Per-Unit Price, then following determination of the Required Valuations, and, in each case if Arc has not exercised its Drag-Along Rights under Section 7.05, then (A) the Indirect Tag-Along Members shall have the right (but not the obligation), solely if the transaction pursuant to which such Warburg Change of Control is expected to occur actually includes the Common Units (the “Indirect Tag-Along Right”), to participate in the proposed Indirect Tag-Along Transfer and (B) Arc shall make an offer (an “Indirect Tag-Along Offer”) by an irrevocable written notice to the Indirect Tag-Along Member(s), to include in the Indirect Tag-Along Transfer, solely if the transaction pursuant to which such Warburg Change of Control is expected to occur actually includes the Common Units, on terms and conditions set forth in such notice (which must be at least as favorable to the Indirect Tag-Along Member(s) as to Arc, provided that any representations and warranties relating specifically to any Member shall be made only by such Member), all of each Indirect Tag-Along Member’s Common Units at the Modified Final Per-Unit Price determined in accordance with the provisions of this Section 7.04 and Exhibit B.

(c) Upon exercise of the Indirect Tag-Along Right, each of the electing Indirect Tag-Along Members shall have the right to Transfer in the applicable Indirect Tag-Along Transfer all of the Common Units then owned by such Indirect Tag Along Member.

(d) An Indirect Tag-Along Offer may be accepted by any Indirect Tag-Along Member at any time within 15 days after the Indirect Tag-Along Member’s receipt of the Indirect Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to Arc.

(e) If for any reason Arc elects to terminate or otherwise not to sell any of its Common Units in the Indirect Tag-Along Transfer or such Indirect Tag-Along Transfer should fail to close within 180 days after a Change of Control Determination, Arc must comply again with the provisions set forth in this Section 7.04, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Common Units in connection with a Warburg Change of Control.

(f) For the avoidance of doubt, at any time prior to the consummation of a Warburg Change of Control, whether or not Arc has delivered a Change of Control Determination or an Indirect Tag-Along Offer, a sale of Zenith LP or any Person that Controls Zenith LP, or the respective assets of Zenith LP or any such Person, may be structured so that such sale does not include a Transfer of the Common Units held by Arc to a Third Party (a “Non-Joliet Sale”). In the event of a Non-Joliet Sale, no Member shall be entitled to any Direct Tag-Along Rights pursuant to Section 7.03 or to any Indirect Tag-Along Rights pursuant to this Section 7.04; provided, however, that following the consummation of such Non-Joliet Sale, the rights of the Members set forth in Section 7.03, this Section 7.04 and Section 7.05 shall apply to any subsequent Transfers of Arc’s (or its successor’s) Common Units.

7.05 Drag-Along Right.

(a) If Arc and its Affiliates (the “Drag-Along Transferor”) desire to directly or indirectly Transfer all (but not less than all) of their Common Units (the “Subject Drag Interests”) to a Third Party transferee, then such Drag-Along Transferor shall have the right (but not the obligation) (the “Drag-Along Rights”) to require the other Members (the “Drag-Along Members”) to Transfer all of the Drag-Along Members’ Common Units (the “Drag-Along Interest”) to the proposed transferee identified in the Drag-Along Notice (the “Drag-Along Transferee”) by following the procedures set forth in this Section 7.05; provided, however, that if the Drag-Along Rights are exercised hereunder before the 30-month anniversary of the Effective Date, the total consideration payable to the Members in connection with a Drag-Along Transaction shall be at least $18,750 per Unit in cash (the “Drag-Along Threshold”) (it being understood that in the event the consideration in a proposed Transfer before the 30-month anniversary of the Effective Date would not cause the Drag-Along Threshold to be satisfied for the Drag-Along Members, the condition will be satisfied if the Drag-Along Transferor makes a per-unit cash payment to each Drag-Along Member in an amount that, when taken together with such consideration, would cause the Drag-Along Threshold to be satisfied for each such Drag-Along Member).

(b) If a Drag-Along Transferor desires to exercise its rights under this Section 7.05 and cause the Company’s issued and outstanding Units to be sold to a Third Party transferee (a “Drag-Along Transaction”), then it must send notice (the “Drag-Along Notice”) to the Drag-Along Members of such desire and the Drag-Along Notice must include (A) the name of the proposed transferee(s), (B) the proposed date on which such proposed Transfer will take place, which may not be less than 15 days after the date on which such Drag-Along Notice is delivered, and (C) the material terms and conditions of the agreement regarding such Drag-Along Transaction, as well as a copy of such agreement and any related agreements in the possession of the Drag-Along Transferor.

(c) The Drag-Along Interests shall be purchased on substantially the same terms and conditions described in the Drag-Along Notice; provided that any representations and warranties relating specifically to any Member shall be made only by such Member, and any indemnification provided by a Member (other than in respect of representations and warranties relating to any Member’s title to or ownership of the Units being sold by such Member and such Member’s authority, power and right to enter into and consummate such transaction without violating any other agreement or legal requirement) shall be based on, and shall not exceed, the proceeds to be received by such Member, either on a several, and not joint, basis or solely with recourse to an escrow established for the benefit of the transferee(s).

(d) To the extent a Drag-Along Transaction includes assets other than Units, then the Drag-Along Transferor and the Drag-Along Members shall engage in good faith negotiations for a period of 10 days to determine the value allocable to the Company in connection therewith. If after such period the Drag-Along Transferor and the Drag-Along Members are unable to agree to such value, then the value allocable to the Company in connection therewith shall be determined pursuant to the procedures set forth on Exhibit B. Each of the Drag-Along Transferor and the Drag-Along Members shall receive the same per-Unit consideration in connection with the exercise of a Drag-Along Right.

7.06 Potential Purchaser Access. Prior to the consummation of a public offering and subject to Section 8.05, upon any Member’s request, the Company will provide to a potential purchaser of such Member’s Interests such information about the Company as such Member may reasonably request, subject to applicable law, including reasonable access to the Services Provider and its personnel.

7.07 Effect of Impermissible Transfer. Any attempted Transfer of Interests other than in accordance with this Article VII is void, and the Company will not recognize or be bound by any such purported Transfer and will not effect any such purported Transfer on the books of the Company or Capital Accounts of the Members.

ARTICLE VIII

RIGHTS OF MEMBERS; CONFIDENTIALITY

8.01 Access to Information. In addition to the other rights specifically set forth in this Agreement, the Members will have access to all information to which a Member is entitled to have access pursuant to the Act. The Company shall also:

(a) provide to EFS copies of such documents, agreements, data and information relating to the business, affairs, finances and accounts of the Company and its Subsidiaries (including copies of customer agreements, business plans and projected financial information) as EFS may reasonable request; and

(b) permit EFS to send representatives to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Company’s business, affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as EFS may reasonably request and to consult with and advise management of the Company, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company.

8.02 Budget.

(a) The Members have approved the initial operating and general and administrative budget in the form attached to that certain letter executed by the Members and dated on or prior to the Effective Date (the “Initial Budget”). The Initial Budget will be the Approved Budget of the Company for the Fiscal Year ending December 31, 2017.

(b) At least 45 days prior to the end of each Fiscal Year, the Company shall furnish to the Members a proposed revised budget estimating the revenues, general and administrative expenses, maintenance capital expenditures, growth capital expenditures and additional Capital Contributions (if any) anticipated to be required in connection with the Company’s operations during the next succeeding Fiscal Year.

(c) The Members shall discuss the proposed budget and approve, reject or make revisions thereto as the Managing Member and EFS (other than any Major Breaching Member) may agree to be necessary and proper. If the proposed budget, as may be revised by the Managing Member and EFS (other than any Major Breaching Member), is approved by the Managing Member and EFS (other than any Major Breaching Member), then such proposed budget shall be deemed thereafter to constitute the Approved Budget for all purposes hereof, subject to amendment from time to time by the approval of the Managing Member and EFS (other than any Major Breaching Member). Each Approved Budget shall supersede all prior Approved Budgets.

(d) If a budget fails to be approved for any Fiscal Year after at least 10 days of good faith discussions between the Managing Member and EFS (other than any Major Breaching Member), the following portions of the Approved Budget most recently approved by the Managing Member and EFS (other than any Major Breaching Member) shall be adopted as the interim budget for such Fiscal Year until such time as there is an Approved Budget: (i) ordinary recurring operating or maintenance expenses items (“Operating and Maintenance Expenditures”) from such Approved Budget shall be part of the interim budget after being increased by 10% for each such item, (ii) reasonable operating and maintenance expenses in connection with approved Growth Projects and each other item from such approved budget that is not an Operating and Maintenance Expenditure covered by clause (i) of this Section 8.02(d) or a growth capital expenditure covered by clause (iii) of this Section 8.02(d), shall be part of the interim budget in the amounts reasonably determined by the Managing Member and (iii) any growth capital expenditures that were previously approved pursuant to Sections 6.03(c) and 6.03(d) (or requiring no such approval) for such Fiscal Year shall be part of the interim budget in the amounts for which such growth capital expenditures were previously approved.

8.03 Financial Reports. The Company shall furnish the following to the Members:

(a) within (i) in the case of the last calendar month of each Fiscal Year, 30 days after the end of such calendar month, (ii) in the case of the last calendar month of each Fiscal Quarter, 25 days after the end of such calendar month, and (iii) in the case of each other calendar month, 20 days after the end of such calendar month, in each case a monthly report containing key operating and financial metrics and any variances to the Approved Budget or any interim budget pursuant to Section 8.02(d);

(b) as soon as available, but not later than 50 days after the end of each Fiscal Quarter, unaudited consolidated financial statements of the Company, including quarterly and year-to-date balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis;

(c) as soon as available, but not later than 80 days after the end of each Fiscal Year, audited consolidated financial statements of the Company, including balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. GAAP applied on a consistent basis, including notices and reasonable detail;

(d) promptly (but in no event later than two days) after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company or any Subsidiary, notice of such event together with a summary describing the nature of the event and its impact on the Company or Subsidiary;

(e) within 15 days of the formation of any subsidiary company or joint venture in which the Company has Control, notice of such formation or acquisition and an updated organizational diagram; and

(f) tax information necessary for the Members to comply with their tax reporting obligations.

8.04 Audits. Each Member (other than any Major Breaching Member) shall have the right to conduct, or cause to be conducted, audits of the books and records of the Company, the results of which shall be shared with all other Members. The expenses of such audits shall be borne by the Company, unless more than one such audit is required by a Member in a 12-month period, in which case such expenses shall be borne by the requiring Member.

8.05 Confidentiality. No Member will divulge to any Person any confidential information, paper or document relating to the assets, liabilities, operations, business affairs or any other such information about the Company or any of its Subsidiaries that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Members, except (a) as required by law (including securities laws), the regulations of any securities exchange on which the securities of any Affiliate of such Member are listed, or under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable governmental body, (b) as requested by a court of competent jurisdiction or by any applicable governmental body or (c) to an Affiliate; provided that, any Member disclosing any such information to an Affiliate will (i) inform such Affiliate of the obligations of this Section 8.05 and (ii) be responsible for any breach of this Section 8.05 by any such Affiliate. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right will not restrict or take the place of the Company’s rights to money damages, actual and exemplary, for a violation of the provisions of this Section 8.05. Notwithstanding anything to the contrary in this Section 8.05, a Member may disclose information about the Company or any of its Subsidiaries to potential Transferees of Interests; provided, however, such potential Transferee must execute a confidentiality agreement in customary form prior to such disclosure which (A) requires the recipient to keep the information confidential and (B) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer. The confidentiality obligations of the Members will survive any termination of the membership of any Member in the Company. Notwithstanding the foregoing or anything else herein to the contrary, the Members (and each Affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations promulgated thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

8.06 Press Releases. Neither the Company nor any Member or affiliate of any Member shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein, without the prior written consent of the Managing Member and EFS, except as required by law (including securities laws) or the regulations of any securities exchange on which the securities of any Affiliate of such Member are listed; provided, however, that nothing contained in this Section 8.06 shall prohibit the Company or any Member or any Affiliate thereof from disclosing in any press release, interview, article or other media release (including any internet posting, web blog or other publication and, for the avoidance of doubt, any earnings call or investors conference) this Agreement, the existence or terms hereof or the transactions contemplated hereby to the extent any such information has been disclosed publicly by the Company or any Member or any Affiliate thereof in accordance with the provisions hereof.

ARTICLE IX

TAXES

9.01 Tax Returns. The Managing Member will cause to be prepared and filed all necessary federal, state and local tax returns for the Company, and the Managing Member will select an appropriate accounting firm to prepare such tax returns. The Company shall furnish to each Member an estimated IRS Form 1065, Schedule K-1, and any similar forms or schedules prepared with respect to state or local taxes that may be due from such Member (or its direct or indirect owners) as a result of its ownership of an Interest no later than February 15th following each Tax Year and a final Schedule K-1 (and applicable state or local tax forms) with respect to such Member no later than April 15th following each Tax Year. Upon the request of EFS, the Company will furnish to EFS copies of any and all returns that are actually filed, promptly after their filing.

9.02 Tax Elections.

(a) Elections by the Company. Subject to Sections 6.02(q) and 9.02(b), the Managing Member will determine the elections to be made by the Company for tax purposes; provided, however, that the Managing Member shall depreciate all assets of the Company held as of the Effective Date using any method or methods permitted by law that result in the most accelerated depreciation available and shall not make any election to extend or defer any depreciation deductions otherwise allowable with respect to any asset.

(b) Entity Classification Election. Neither the Company nor any Member may make an election for the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, and no provision of this Agreement will be construed to sanction or approve such an election.

9.03 Tax Audits. In the event of an audit or inquiry by any taxing authority of tax matters relating to the Company, the Managing Member shall represent the Company as the tax matters partner within the meaning of Section 6231(a)(7) of the Code, in the event it is determined that the partnership audit procedures set forth in subtitle A, chapter 63C of the Code are applicable, or in a similar capacity under other applicable law; provided that, in all events, the Managing Member shall consult with EFS on a regular basis regarding any such audit or inquiry, EFS shall be entitled to attend any meetings or conferences with the Internal Revenue Service (with counsel of its own choosing) relating to the Company or the U.S. federal income tax treatment of any items relating to the Company, and all filings, responses and other correspondence with the Internal Revenue Service on behalf of the Company or relating to the U.S. federal income tax treatment of any items relating to the Company shall be jointly approved by the Managing Member and EFS. Expenses incurred by the Members with respect to the matters described in this Section 9.03 shall be borne by the Company.

ARTICLE X

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01 Maintenance of Books and Records. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as Managing Member may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of “Capital Account” in this Agreement.

10.02 Reports. The Company will cause to be prepared or delivered such reports as the Managing Member may require and as are required to be prepared and delivered to the Members pursuant to Section 8.03. The Company will bear the costs of such reports.

10.03 Bank Accounts. The Managing Member will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Managing Member may select and with such signatories thereon as the Managing Member may designate.

ARTICLE XI

DISSOLUTION, LIQUIDATION AND TERMINATION

11.01 Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following:

(a) subject to Section 6.02(a), the determination of the Managing Member to dissolve the Company; and

(b) the occurrence of any other event causing dissolution of the Company under the Act;

provided, however, that upon dissolution pursuant to clause (b) of this Section 11.01, any or all of the remaining Members may elect to continue the business of the Company within 90 days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

11.02 Liquidation and Termination. On dissolution of the Company, the Managing Member may appoint one or more Persons as liquidator(s), which Person or Persons shall be reasonably approved by EFS. The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator will pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) the Company will dispose of all remaining assets as follows:

(i) the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.02; and

(ii) the liquidator will promptly distribute any and all remaining Company property (including cash) among the Members in accordance with Section 5.01(a).

(d) All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 11.02.

11.03 Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Managing Member (or such other Person or Persons as may be required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.

ARTICLE XII

GENERAL PROVISIONS

12.01 Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 12.13) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a party hereto will be sent to or made at the addresses given for such party on the list attached hereto as Exhibit A or such other address as such party may specify by notice to the other parties hereto. Any notice, request or consent to the Company also will be given to the Members.

12.02 Entire Agreement; Supersedure. This Agreement, together with its Exhibits, constitutes the entire agreement of the Members (and their Affiliates) relating to the Company and supersedes all prior contracts or agreements with respect to the internal governance and affairs of the Company (including the Existing A&R LLC Agreement), whether oral or written. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that (a) Member Indemnitors are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.08 related to them as though a party to this Agreement and (b) Nonparty Affiliates are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.09 related to them as though a party to this Agreement.

12.03 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

12.04 Amendment or Modification.

(a) Except for any amendments to Exhibit A made in accordance with Section 3.01, this Agreement may be amended or modified from time to time only (i) in all cases, with the consent of the Managing Member and EFS, unless permitted without such consent under Section 12.04(b) and (ii) with respect to any amendment or modification that would disproportionately and adversely affect any Lightfoot Member in a material way in its capacity as a holder of Common Units as compared to Arc, EFS and the other Lightfoot Members, with the consent of the Managing Member, EFS and such disproportionately and adversely affected Lightfoot Member.

(b) Notwithstanding anything to the contrary in clause (i) of Section 12.04(a), but subject to compliance with clause (ii) of Section 12.04(a), any amendment or modification of this Agreement that relates to the creation or issuance of Common Units or Interests, where such issuance is made in compliance with Section 4.01(c), shall require only the consent of the Managing Member and no other Persons.

12.05 Survivability of Terms. The terms and provisions of the obligations or agreements of the Members under Sections 3.03, 3.05, 6.07, 6.08, 6.09, 8.05 and 8.06 and this Article XII shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

12.06 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective legal representatives, trustees, successors, and assigns.

12.07 Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

12.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, AND THE COMPANY AND EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE COMPANY AND THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE COMPANY AND EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

12.09 Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

12.10 Title to Company Property. All assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

12.11 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

12.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

12.13 Electronic Transmissions. Each of the parties hereto agrees that (a) any signed consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties hereto further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

ARC:

ARC TERMINALS HOLDINGS LLC

By:
Name:
Title:

EFS:

EFS MIDSTREAM HOLDINGS LLC
By: Aircraft Services Corporation, its sole member

By:
Name:
Title:

The Company:

ARC TERMINALS JOLIET HOLDINGS LLC By: Arc Terminals Holdings LLC, its managing member

By:
Name:
Title:

Lightfoot Members:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

Exhibit A

Members, Classes, Capital Contributions and Units

Member	Deemed Initial Capital Contribution	Additional Capital Contributions	Common Units	Capital Account Balance
EFS Midstream Holdings, LLC Notices to: EFS Midstream Holdings, LLC 800 Long Ridge Road Stamford, CT 06927 Attn: John Pugh Email: John.Pugh@ge.com	[●][1]	$0	[●][2]	[●]
Arc Terminals Holdings LLC Notices to: Arc Terminals Holdings LLC c/o Arc Logistics Partners LP [●] Attn: [John Blanchard] Email: [jblanchard@arcxlp.com] Tel: [212-993-1285]	[●][3]	$0	[●][4]	[●]
[Lightfoot Members] Notices to: [_______________] Attn: [____________]	[●][5]	$0	[●][6]	[●]

[1]	To be an amount equal to all Capital Contributions of EFS under the Existing A&R LLC Agreement as of the closing date, less the product of the number of Common Units transferred by EFS on the closing date and $18,750.
[2]	To be the number of Common Units owned by EFS under the Existing A&R LLC Agreement as of the closing date, less the number of Common Units transferred by EFS on the closing date.
[3]	To be an amount equal to all Capital Contributions of Arc under the Existing A&R LLC Agreement as of the closing date, plus the product of the number of Common Units acquired by Zenith (and transferred to Arc) on the closing date and $18,750.
[4]	To be the number of Common Units owned by Arc under the Existing A&R LLC Agreement as of the closing date, plus the number of Common Units acquired by Zenith (and transferred to Arc) on the closing date.
[5]	To be an amount equal to the product of the number of Common Units acquired by the applicable Lightfoot Member on the closing date and $18,750.
[6]	To be the number of Common Units acquired by the applicable Lightfoot Member on the closing date.

The Company’s notice information:

Arc Terminals Joliet Holdings LLC

c/o Arc Logistics Partners LP

[●]

[●]

Attn: [John Blanchard]

Email: [jblanchard@arcxlp.com]

Exhibit B

Valuation Disagreement Procedure

Section 4.01(c)(iv)(C)(2):

If the Managing Member desires to cause the Company to request Capital Contributions pursuant to Section 4.01(c) in exchange for Common Units issued at the price contemplated by Section 4.01(c)(iv)(C)(2) (following compliance with the prerequisites thereto set forth in Section 4.01(c)(iv)(C)), then the following shall apply:

(a) In lieu of complying with Section 4.01(c)(iii), the Company shall deliver to the Members a notice specifying (i) the aggregate amount of the Capital Contributions requested, (ii) that the Managing Member has invoked Section 4.01(c)(iv)(C)(2) to determine the amount of Capital Contributions required to be made per Common Unit in connection with such request and (iii) that the Managing Member has complied with the prerequisites thereto set forth in Section 4.01(c)(iv)(C). Following receipt of such notice, the Managing Member, EFS and the Company shall comply with the procedures set forth under the “Valuation Determination” heading below to determine the Final Per-Unit Price.

(b) At any time following receipt of a notice pursuant to clause (a) under this heading but prior to determination of the Final Per-Unit Price as set forth below, the Managing Member shall have the right (the “Accelerated Funding Right”) to fund, or permit any of its Affiliate to fund, up to the entirety of such requested Capital Contributions and receive in exchange therefor one Common Unit per each $18,750 of Capital Contributions contributed to the Company.

(c) If the Managing Member does not exercise the Accelerated Funding Right, then following determination of the Final Per-Unit Price, the Company shall comply with Section 4.01(c)(iii) using the Final Per-Unit Price to allow the Members to exercise their rights pursuant to Section 4.01(c)(ii).

(d) If the Managing Member does exercise the Accelerated Funding Right, then following determination of the Final Per-Unit Price, (i) the number of Common Units received by the Managing Member, or the applicable Affiliate(s) thereof, pursuant to clause (b) under this heading shall automatically be adjusted to such number of Common Units that the Managing Member, or the applicable Affiliate(s) thereof, would have received had one Common Unit been issued per Final Per-Unit Price and (ii) the Company shall comply with Section 4.01(c)(iii) using the Final Per-Unit Price to allow the Members to exercise their rights pursuant to Section 4.01(c)(ii), except that any payment thereunder to be paid to the Company shall, if elected by the Managing Member and permitted by Sections 7.01(d) and 7.01(e), to the extent such compliance would result in the Company receiving more than the aggregate amount of Capital Contributions requested in the notice described in clause (a) under this heading, instead be paid to the Managing Member, or the applicable Affiliate(s) thereof, and an equivalent number of Common Units to be issued thereunder to a Member by the Company shall instead be Transferred from the Managing Member to such Member free and clear of all security interests, liens and other encumbrances (for the avoidance of doubt, without having to comply with Sections 7.02 or 7.03).

Section 7.04(a):

If the third sentence of Section 7.04(a) applies to an Indirect Tag-Along Transfer, then following compliance with the prerequisites thereto set forth in the first and second sentence of Section 7.04(a), the following shall apply:

(a) The Managing Member shall deliver to the Members a notice that (i) the third sentence of Section 7.04(a) applies to such Indirect Tag-Along Transfer to determine the consideration per Common Unit in connection with such Indirect Tag-Along Transfer and (ii) that the Managing Member has complied with the prerequisites thereto set forth in the first and second sentence of Section 7.04(a). Following such notice, the Managing Member, EFS and the Company shall comply with the procedures set forth under the “Modified Valuation Determination” heading below to determine the Final Per-Unit Price.

(b) Following determination of the Required Valuations, the Managing Member shall comply with Sections 7.04 using the Final Per-Unit Price to allow the Members to exercise their rights thereunder.

Section 7.05(d):

If the second sentence of Section 7.05(d) applies to a Drag-Along Transaction, then following compliance with the prerequisites thereto set forth in the first sentence of Section 7.05(d), the following shall apply:

(a) The Managing Member shall deliver to the Drag-Along Members a notice that (i) the second sentence of Section 7.04(d) applies to such Drag-Along Transaction to determine the consideration payable per Common Unit in connection with such Drag-Along Transaction and (ii) that the Managing Member has complied with the prerequisites thereto set forth in the first sentence of Section 7.04(d). Following such notice, the Managing Member, EFS and the Company shall comply with the procedures set forth under the “Valuation Determination” heading below to determine the Final Per-Unit Price.

(b) At any time following notice pursuant to clause (a) under this heading but prior to determination of the Final Per-Unit Price as set forth below, the Managing Member shall have the right to complete the Drag-Along Transaction (the “Accelerated Drag Right”) using a per-Common Unit price payable to each Drag-Along Member as determined by the Managing Member in respect of each Common Unit included in such Drag-Along Transaction; provided, that the Managing Member shall deliver into escrow at the time of the completion of such Drag-Along Transaction an aggregate amount equal to $18,750 multiplied by the number of Common Units held by the Drag-Along Members (the “Escrow Amount”) for distribution in accordance with clause (d) below.

(c) If the Managing Member does not exercise the Accelerated Drag Right, then following determination of the Final Per-Unit Price, the Managing Member shall have the right to exercise its rights pursuant to Section 7.05(a) by complying with Section 7.05 using the Final Per-Unit Price.

(d) If the Managing Member does exercise the Accelerated Drag Right, then following determination of the Final Per-Unit Price, (i) if the Final Per-Unit Price exceeds $18,750, (A) $18,750 of the Escrow Amount shall be released to each Drag-Along Member in respect of each Common Unit held by such Drag-Along Member, and (B) the Managing Member shall pay or cause to be paid to each Drag-Along Member an amount equal to the amount by which the Final Per-Unit Price exceeds $18,750 in respect of each Common Unit held by such Drag-Along Member, and (ii) if the Final Per-Unit Price is less than $18,750, a portion of the Escrow Amount equal to such Final-Per Unit Price shall be released to each Drag-Along Member in respect of each Common Unit held by such Drag-Along Member, and all remaining portions of the Escrow Amount shall be released to the Managing Member.

Valuation Determination

(a) Following receipt of a notice pursuant to clause (a) of any of the sub-headings above in which the Valuation Determination applies, EFS shall select, and, within five days after the delivery of such notice, engage on behalf of the Company, a nationally recognized independent third-party appraiser (the “First Appraiser”) to determine the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (the “First Per-Unit Price”). The First Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement and shall simultaneously deliver notice of such determination to EFS, the Managing Member and the Company.

(b) At any time prior to the date that is five days after the Managing Member receives notice of the First Per-Unit Price from the First Appraiser pursuant to clause (a) under this heading, Arc shall have the option to select (and, if EFS fails to select an appraiser pursuant to clause (a) under this heading, Arc shall be required to select), and promptly engage on behalf of the Company, a different nationally recognized independent third-party appraiser (the “Second Appraiser”) to determine the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (the “Second Per-Unit Price”). The

Second Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement and shall simultaneously deliver notice of such determination to EFS, the Managing Member and the Company.

(c) Following completion of the processes described in clauses (a) and (b) under this heading, as applicable, the final and binding fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units in connection with the event triggering application of this heading (the “Final Per-Unit Price”) shall be determined as follows (unless the Managing Member and EFS otherwise agree, at any time):

(i) If EFS fails to timely select and engage an appraiser pursuant to clause (a) under this heading, then the Final Per-Unit Price shall be the Second Per-Unit Price.

(ii) If the Managing Member fails to timely select and engage (or elects, in a notice delivered to EFS, not to select and engage) an appraiser pursuant to clause (b) under this heading, then the Final Per-Unit Price shall be the First Per-Unit Price.

(iii) If the processes described in clauses (a) and (b) under this heading are both completed and the Second Per-Unit Price is greater than 90% but less than 110% of the First Per-Unit Price, then the Final Per-Unit Price shall be the First Per-Unit Price.

(iv) If the the processes described in clauses (a) and (b) under this heading are both completed and the Second Per-Unit Price is less than or equal to 90% or greater than or equal to 110% of the First Per-Unit Price, then the Managing Member and EFS shall require the First Appraiser and the Second Appraiser, by notice thereto, delivered within two days of the delivery of the determination of the Second Per-Unit Price, to jointly identify a different nationally recognized independent third-party appraiser (the “Third Appraiser,” and together with the First Appraiser and the Second Appraiser, the “Appraisers”) within two days of the delivery of such notice, which the Managing Member shall promptly cause the Company to engage, and in any event within five days of the identification of the Third Appraiser. The Third Appraiser shall review the work of the First Appraiser and the Second Appraiser and shall select (as the Final Per-Unit Price) whichever of the First Per-Unit Price or the Second Per-Unit Price that it determines most closely represents the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units. The Third Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement. Upon making such determination, the Third Appraiser shall simultaneously deliver notice of such determination to EFS, the Managing Member and the Company.

(d) In addition, the Managing Member, EFS and the Company shall promptly provide to each of the Appraisers such information as is reasonably pertinent to the determination of fair market value, including marketing and modeling materials provided to third parties in connection with any event triggering application of this heading. The fees and expenses of each Appraiser shall be paid by the Company. In connection with the appraisals, each of the Managing Member, EFS and the Company, as applicable, shall cause the Appraisers to agree in writing to comply with the procedures set forth under this heading.

Modified Valuation Determination

(a) Following receipt of a notice pursuant to clause (a) of any of the sub-headings above in which the Modified Valuation Determination applies, EFS shall have the right, but not the obligation, to select, and, within five days after the delivery of such notice, engage on behalf of the Company, a nationally recognized independent third-party appraiser (the “Modified First Appraiser”) to determine the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (the “Modified First Per-Unit Price”). The Modified First Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement, and shall simultaneously deliver notice of such determination to EFS, Arc and the Company.

(b) The Arc Per-Unit Price, as proposed by Arc pursuant to Section 7.04(a), shall constitute the “Modified Second Per-Unit Price” under these Modified Valuation Determination procedures without the need to engage any appraiser.

(c) Following completion of the processes described in clauses (a) and (b) under this heading, as applicable, the final and binding fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units in connection with the event triggering application of this heading (the “Modified Final Per-Unit Price”) shall be determined as follows (unless the Managing Member and EFS otherwise agree, at any time):

(i) If EFS fails to timely select and engage an appraiser pursuant to clause (a) under this heading, then the Modified Final Per-Unit Price shall be the Modified Second Per-Unit Price.

(ii) If the processes described in clause (a) and (b) under this heading are both completed and the Modified First Per-Unit Price (as determined by the Modified First Appraiser) is greater than 90% but less than 110% of the Modified Second-Per Unit Price, then the Modified Final Per-Unit Price shall be the Modified Second Per-Unit Price.

(iii) If the processes described in clauses (a) and (b) under this heading are both completed and the Modified Second Per-Unit Price is less than or equal to 90% or greater than or equal to 110% of the Modified First Per-Unit Price, Arc and the Modified First Appraiser shall jointly select, and, within five days after receiving notice of the determination of the Modified First Per-Unit Price by the Modified First Appraiser (provided that clause (b)(ii) above does not apply following such determination), engage on behalf of the Company, a nationally recognized independent third-party appraiser (the “Modified Second Appraiser” and together with the Modified First Appraiser, the “Modified Appraisers”). The Modified Second Appraiser shall review the work of the Modified First Appraiser and Arc and shall select whichever of the Modified First Per-Unit Price or the Modified Second Per-Unit Price that it determines most closely represents the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (as determined by the Modified Second Appraiser, the “Modified Third Per-Unit Price”). The Modified Second Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement. Upon making such determination, the Modified Second Appraiser shall simultaneously deliver notice of such determination to EFS, Arc and the Company. If the Modified Third Per-Unit Price is equal to (x) the Modified Second Per-Unit Price, then the Modified Final Per-Unit Price shall be a per-Common Unit price equal to 95% of the Modified Second Per-Unit Price, or (y) the Modified First Per-Unit Price, then the Modified Final Per-Unit Price shall be the Modified First Per-Unit Price.

(d) In addition, the Managing Member, EFS and the Company shall promptly provide to each of the Modified Appraisers such information as is reasonably pertinent to the determination of fair market value, including marketing and modeling materials provided to third parties in connection with any event triggering application of this heading. The fees and expenses of each Modified Appraiser shall be paid by the Company. In connection with the appraisals, each of the Managing Member, EFS and the Company, as applicable, shall cause the Modified Appraisers to agree in writing to comply with the procedures set forth under this heading.

(e) Notwithstanding the foregoing, following the determination of the Modified First Per-Unit Price and the Modified Second Per-Unit Price (the “Required Valuations”), Arc shall be permitted to consummate any Indirect Tag-Along Transfer prior to the time at which the Modified Valuation Determination procedures set forth above are completed so long as Arc, and, if applicable, the acquirer in such Indirect Tag-Along Transfer, pay to the electing Indirect Tag-Along Members 95% of the Modified Second Per-Unit Price at the time of consummation thereof and agree to pay to the electing Indirect Tag-Along Members the positive difference, if any, between the Modified Final Per-Unit Price implied for their respective Common Units determined by the Modified Valuation Determination procedures upon its completion and 95% of the Modified Second Per-Unit Price.

Annex D

PARTIALLY CONDITIONAL PURCHASE AGREEMENT

among

LCP LNG HOLDINGS, LLC,

LIGHTFOOT CAPITAL PARTNERS GP LLC,

LIGHTFOOT CAPITAL PARTNERS, LP

ZENITH ENERGY U.S., L.P.

ZENITH ENERGY U.S. GP, LLC

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

and (solely for the purposes of Section 1.1(d)), ARC LOGISTICS PARTNERS LP

Dated as of August 29, 2017

D-i

D-ii

PARTIALLY CONDITIONAL PURCHASE AGREEMENT

THIS PARTIALLY CONDITIONAL PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2017, is by and among Zenith Energy U.S., L.P., a Delaware limited partnership (“Buyer Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Buyer (“Buyer Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Buyer” and, together with Buyer Parent and Buyer Parent GP, the “Buyer Parties”), LCP LNG Holdings, LLC, a Delaware limited liability company (“Seller”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and together with LCP LP, the “Lightfoot Entities”), and solely for the purposes of Section 1.1(d), Arc Logistics Partners LP (“Arc”). The Buyer Parties, Seller and the Lightfoot Entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller owns a 9.678% membership interest in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Buyer desires to purchase membership interests in the Company equal to 5.51646% of the membership interests in the Company outstanding as of the date of this Agreement (the “Unconditioned Interest”) from Seller, and Seller desires to sell the Unconditioned Interest to Buyer, subject to the terms and conditions set forth in this Agreement (the “Unconditioned Purchase”);

WHEREAS, subject to the satisfaction of the GLNG Arbitration Condition in accordance with this Agreement, Buyer desires to purchase membership interests in the Company equal to 4.16154% of the membership interests in the Company outstanding as of the date of this Agreement (the “Conditioned Interest”) from Seller, and Seller desires to sell the Conditioned Interest to Buyer, subject to the terms and conditions set forth in this Agreement (the “Conditioned Purchase”);

WHEREAS, the First Closing and the Second Closing may occur on different days, provided that the Second Closing shall not occur unless either (i) the First Closing has previously occurred (“Separate Closings”), or (ii) the First Closing occurs concurrently with the Second Closing (a “Dual Closing”); and

WHEREAS, the Unconditioned Purchase and the Conditioned Purchase are each conditioned upon the consummation of the transactions contemplated by that certain Purchase Agreement and Plan of Merger, dated as of even date herewith, by and among Seller, the Lightfoot Entities, Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), and the other parties thereto (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Agreement to Sell and to Purchase.

(a) At the First Closing (whether in a Separate Closing or as part of a Dual Closing) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Initial Purchase Price, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Unconditioned Interest free and clear of any Liens except transfer restrictions arising under applicable securities Laws.

(b) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), as applicable, and upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction, or waiver by the Buyer Parties (such waiver to be within their sole discretion), of the GLNG Arbitration Condition, not later than twelve months after the First Closing Date, in consideration of the Secondary Purchase Price, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Conditioned Interest free and clear of any Liens except transfer restrictions under applicable securities Laws.

(c) The closing of the sale and purchase set forth in Section 1.1(a) (the “First Closing”) will, subject to the satisfaction or waiver of the applicable conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions at the First Closing), take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on the Merger Agreement Closing Date (such date and time being herein called the “First Closing Date”).

(d) If the GLNG Arbitration Condition is satisfied or waived by the Buyer Parties (such waiver to be within their sole discretion), within twelve months of the First Closing Date, then the closing of the sale and purchase set forth in Section 1.1(b) (the “Second Closing”) will, subject to the satisfaction or waiver of the applicable conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions at the Second Closing) take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on (i) if the Second Closing is a Separate Closing, the second Business Day after the satisfaction or waiver by the Buyer Parties (such waiver to be within their sole discretion), of the GLNG Arbitration Condition or (ii) if the Second Closing is a Dual Closing, on the First Closing Date and simultaneously with the First Closing (such date and time in the case of clause (i) or (ii) and as changed pursuant to any mutual written agreement between Seller and the Buyer Parties, being herein called the “Second Closing Date”). Effective from and after and the First Closing, Arc hereby guarantees the full and timely payment of and collection by Seller of the Secondary Purchase Price at the Second Closing (if any) in accordance with the terms and conditions of this Agreement, and the liability of Arc for the Secondary Purchase Price shall be primary and not secondary to the liability of Buyer (the “Guaranty”). The Guaranty is absolute, continuing and independent of, and in addition to, any and all rights and remedies of Seller under this Agreement, and shall not in any way be discharged, impaired or otherwise affected by any of the following, each of which is hereby waived by Arc: (w) any release or waiver of, or delay in, the enforcement of any rights of Seller, (x) any release or waiver of, or amendment to, or consent to any such release, waiver or amendment, of this Agreement or the Merger Agreement, (y) any illegality, invalidity or unenforceability of any provision of this Agreement or the Merger Agreement or (z) any requirements for promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor or any other notice or similar requirement.

Section 1.2 Deliveries at Closing.

(a) At the First Closing (whether in a Separate Closing or as part of a Dual Closing), Seller or LCP LP, as applicable, shall make the following deliveries to the Buyer Parties and take the following further actions:

(i) Transfer of Unconditioned Interest. Seller shall deliver to Buyer a duly executed Membership Interest Assignment in the form attached as Exhibit A hereto (the “Membership Interest Assignment”) and such other appropriate instruments of transfer with respect to the Unconditioned Interest and any other documents, if any, reasonably necessary or appropriate to sell, assign, transfer and convey to Buyer all right, title and interest in and to the Unconditioned Interest free and clear of any Liens except transfer restrictions arising under applicable securities Laws.

(ii) FIRPTA Certificate. Seller or LCP LP, as applicable, shall deliver to Buyer a certificate, dated as of the First Closing Date, that satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).

(iii) Officer’s Certificate. Seller shall deliver to the Buyer Parties a certificate signed by a duly authorized officer of Seller, dated as of the First Closing Date, certifying that the applicable conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(iv) Gulf LNG LLC Agreement Consent. Seller shall deliver to the Buyer Parties a written consent of a Majority in Interest (a “Gulf LNG Consent”) authorizing the Unconditioned Purchase in accordance with Section 9.1(b) of the Gulf LNG LLC Agreement.

(b) At the First Closing (whether in a Separate Closing or as part of a Dual Closing), Buyer shall make the following deliveries to Seller and take the following further actions:

(i) Initial Purchase Price. Buyer shall make payment to Seller of the Initial Purchase Price, as provided in Section 1.3.

(ii) Officer’s Certificate. Buyer Parent GP shall deliver to Seller a certificate signed by a duly authorized officer of Buyer Parent GP, dated as of the First Closing Date, certifying that the applicable conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(c) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), if any, Seller shall make the following deliveries to the Buyer Parties and take the following further actions:

(i) Transfer of Conditioned Interest. Seller shall deliver to Buyer a duly executed Membership Interest Assignment and such other appropriate instruments of transfer with respect to the Conditioned Interest and any other documents, if any, reasonably necessary or appropriate to sell, assign, transfer and convey to Buyer all right, title and interest in and to the Conditioned Interest, free and clear of any Liens except transfer restrictions arising under applicable securities Laws.

(ii) Gulf LNG LLC Agreement Consent. Seller shall deliver to the Buyer Parties a Gulf LNG Consent authorizing the Conditioned Purchase in accordance with Section 9.1(b) of the Gulf LNG LLC Agreement, except to the extent such consent is not required pursuant to the express provisions of the Gulf LNG LLC Agreement or was included as part of the consent delivered by Seller pursuant to Section 1.2(a)(iv) hereof.

(iii) Satisfaction of GLNG Arbitration Condition. Seller shall delivered to the Buyer Parties written evidence reasonably satisfactory to the Buyer Parties certifying that the GLNG Arbitration Condition has been satisfied (which, for the avoidance of doubt, may be delivered following the date that is twelve months after the First Closing).

(d) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), if any, Buyer shall make payment to Seller of the Secondary Purchase Price, as provided in Section 1.3.

(e) At the Second Closing, if any, that is a Separate Closing, Seller or LCP LP, as applicable, shall make the following deliveries to the Buyer Parties and take the following further actions:

(i) FIRPTA Certificate. Seller or LCP LP, as applicable, shall deliver to Buyer a certificate, dated as of the Second Closing Date, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).

(ii) Officer’s Certificate. Seller shall deliver to the Buyer Parties a certificate signed by a duly authorized officer of Seller, dated as of the Second Closing Date, certifying that the applicable conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(f) At the Second Closing, if any, that is a Separate Closing, Buyer Parent GP shall deliver to Seller a certificate signed by a duly authorized officer of Buyer Parent GP, as applicable, dated as of the Second Closing Date, certifying that the applicable conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 1.3 Payment of Initial Purchase Price and Secondary Purchase Price. The “Initial Purchase Price,” if at any time such amount is payable pursuant to this Agreement, will be an amount equal to $36,229,200, less any

Unconditioned Interest Extraordinary Distribution Amounts and as adjusted pursuant to the remainder of this Section 1.3, as applicable. The “Secondary Purchase Price,” if at any time such amount is payable pursuant to this Agreement, will be an amount equal to $27,330,800, less any Conditioned Interest Extraordinary Distribution Amounts and as adjusted pursuant to the remainder of this Section 1.3, as applicable; provided, however, the Secondary Purchase Price (as adjusted pursuant to this Section 1.3) shall not be less than $0. In the event (i) the aggregate Unconditioned Interest Extraordinary Distribution Amounts exceeds the Initial Purchase Price, Seller shall pay to Buyer, by wire transfer in immediately available funds, an amount equal to such excess at the First Closing, and (ii) in the event the aggregate Conditioned Interest Extraordinary Distribution Amounts exceeds the Secondary Purchase Price, no amount shall be payable pursuant to the Secondary Purchase Price at the Second Closing, and, in each case, Buyer shall have no obligation to pay any portion of the Initial Purchase Price or the Secondary Purchase Price, as applicable, but the transactions contemplated at such Closing will still be consummated.

(a) The Initial Purchase Price and the Secondary Purchase Price, if any, as applicable, shall be payable as follows, subject to the adjustments set forth in the remainder of this Section 1.3:

(i) At the First Closing (whether in a Separate Closing or as part of a Dual Closing), Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, an amount equal to the Initial Purchase Price.

(ii) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), if any, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, an amount equal to the Secondary Purchase Price.

(b) The Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the aggregate capital contributions (“Gulf LNG Capital Contributions”), if any, made by Seller to the Company in respect of the Unconditioned Interest pursuant to the terms of the Gulf LNG LLC Agreement between the date of this Agreement and the First Closing Date. No later than three Business Days prior to the First Closing Date, Seller shall deliver to Buyer written evidence reasonably satisfactory to Buyer setting forth the date and amount of each Gulf LNG Capital Contribution actually made by Seller to the Company between the date of this Agreement and the First Closing Date.

(c) The Secondary Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the aggregate Gulf LNG Capital Contributions, if any, made by Seller to the Company in respect of the Conditioned Interest pursuant to the terms of the Gulf LNG LLC Agreement between the date of this Agreement and the Second Closing Date. No later than three Business Days prior to the Second Closing Date (if any), Seller shall deliver to Buyer written evidence reasonably satisfactory to Buyer setting forth the date and amount of each Gulf LNG Capital Contribution actually made by Seller to the Company between the date of this Agreement and the Second Closing Date.

(d) If, at any time prior to the First Closing or the Second Closing (if any), as applicable, Seller has not made the applicable Gulf LNG Capital Contribution that it is entitled to make in respect of the Unconditioned Interest or the Conditioned Interest within five Business Days of the date by which Seller is required to make such contribution in accordance with the Gulf LNG LLC Agreement (the “Contribution Deadline”), then Buyer will have the right, but not the obligation, to advance an amount of funds equal to the entire amount of the unpaid portion of such contribution to Seller for purposes of making such contribution (any such advanced amount, a “Buyer Advance”) and such right shall be exercisable by delivering written notice of such exercise no later than five days following the Contribution Deadline. If Seller does not receive such written notice from Buyer during such five day period, then Buyer shall be deemed for all purposes to have elected not to exercise such right, and the below provisions shall not be applicable with respect to the applicable Gulf LNG Capital Contribution. If Buyer duly elects to make a Buyer Advance in accordance with the foregoing, then, subject to Buyer’s actual funding of such Buyer Advance, Buyer shall be entitled to receive the aggregate amount of such Buyer Advance, plus quarterly, compounding interest accruing on such amount from and after the date of such funding at a rate equal to 6%, payable out of, and recourse to, any and all Ordinary Course Distributions that would otherwise be payable to Seller (i) between the date of this Agreement and the First Closing Date (with respect to Gulf LNG Capital Contributions required to be made by Seller to the Company in respect of the Unconditioned Interest pursuant to Section 1.3(b)) or (ii) between the date of this Agreement and (A) if the Second Closing occurs, the Second Closing Date (with respect to Gulf LNG Capital Contributions required to be made by Seller to the Company in respect of the Conditioned Interest pursuant to Section 1.3(c)), or (B) if the Second Closing does not occur, the date on which all such amounts and interest accrued thereon are repaid. In the event Buyer is entitled to all or any portion of any Ordinary Course Distribution paid to Seller pursuant to this Section 1.3(d) in respect of a Buyer Advance, Seller shall deliver such amounts to Buyer no later than three Business Days after such Ordinary Course Distributions are received by Seller. Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or any other document or instrument relating to the Transactions, if, with respect to any Gulf LNG Capital Contribution that Seller is entitled to make in respect of the Unconditioned Interest or the Conditioned Interest before the First Closing or the Second Closing (if any), Buyer does not make a Buyer Advance in respect of such contribution, then Seller shall have no obligation to make such contribution.

(e) In the event the conditions set forth in Article VI are satisfied (or waived) with respect to the Second Closing and the Parties are ready, willing and able to consummate the Second Closing, and the aggregate net amount of damages awarded to Eni by the arbitration tribunal in the Gulf LNG Arbitration is greater than $10,000,000 but less than $25,000,000, the Secondary Purchase Price will be decreased, on a dollar-for-dollar basis, by an amount equal to the aggregate net amount of damages awarded to Eni with respect to the Gulf LNG Arbitration minus $10,000,000, multiplied by 4.16154%. In the event the aggregate net amount of damages awarded to Eni with respect to the Gulf LNG Arbitration is equal to or less than $10,000,000, there shall be no adjustment to the Secondary Purchase Price pursuant to this Section 1.3(e).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE LIGHTFOOT ENTITIES

As of (a) the date of this Agreement, (b) the First Closing Date and (c) the Second Closing Date, if any, as applicable, Seller and the Lightfoot Entities hereby jointly and severally represent and warrant to the Buyer Parties as follows:

Section 2.1 Organization. Each of Seller, and as of the date of this Agreement and the First Closing Date and to the Knowledge of Seller, the Company, is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by Seller or, as of the date of this Agreement and the First Closing Date and to the Knowledge of Seller, the Company.

Section 2.2 Capitalization of the Company.

(a) As of the date of this Agreement and as of (but without giving effect to) the First Closing, Seller owns a 9.678% membership interest in the Company, which is composed of the Unconditioned Interest and the Conditioned Interest, free and clear of any and all Liens (except transfer restrictions under applicable securities Laws). Upon transfer of the Unconditioned Interest and the Conditioned Interest, as applicable, in accordance with this Agreement, to Buyer, Buyer will hold record and beneficial ownership of the Unconditioned Interest and the Conditioned Interest, respectively, free and clear of all Liens (except transfer restrictions under applicable securities Laws).

(b) Except for this Agreement and the Gulf LNG LLC Agreement, there are no outstanding Contracts or obligations binding on Seller, any of the Lightfoot Entities or, to the Knowledge of Seller, the Company, with respect to the Unconditioned Interest or the Conditioned Interest, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any portion of the Unconditioned Interest or the Conditioned Interest.

(c) Seller and the Lightfoot Entities have delivered a true and correct copy of the Gulf LNG LLC Agreement.

Section 2.3 Authorization. Seller has all requisite limited liability company power and authority and has taken all necessary limited liability company action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized and approved by all necessary limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). At the First Closing and the Second Closing, if any, as applicable, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 2.4 Noncontravention. The execution and delivery by Seller of this Agreement or any other documents required hereunder to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation of Seller or the Company or the limited liability company agreement of Seller or the Gulf LNG LLC Agreement, or, subject to procurement of the consent contemplated by Section 1.2(a)(iv) and, if required in connection with the sale of the Conditioned Interest, Section 1.2(c)(ii), entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Unconditioned Interest or the Conditioned Interest, (b) (i) to the Knowledge of Seller, conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract (other than the Gulf LNG LLC Agreement), document or Permit to which Seller is a party or to which Seller or its assets, including the Unconditioned Interest and the Conditioned Interest, are subject, and (ii) to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract (other than the Gulf LNG LLC Agreement), document or Permit to which the Company is a party or to which the Company or its assets are subject, (c) result in the creation of any Lien upon the Unconditioned Interest or the Conditioned Interest (except transfer restrictions under applicable securities Laws) or (d) require Seller or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), the Company, to obtain or make any Consent from or with any Person, other than the Gulf LNG Consent, except in the case of clauses (b), (c) or (d) above, for any such breach, default, violation, or Consent that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 2.5 Governmental Approvals. Other than (a) such filings (if any) as may be necessary to obtain all applicable Antitrust Consents and (b) such filings (if any) required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties of the Buyer Parties in Section 4.4, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by Seller and the Lightfoot Entities and the consummation by Seller and the Lightfoot Entities of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 2.6 Brokers and Finders. None of the Buyer Parties or any of their Subsidiaries will have any liability for any brokerage fees, financial advisors’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.7 No Material Adverse Effect. Since December 31, 2016, to the Knowledge of Seller, there have not been any changes, events, effects, occurrences, states of facts or developments that, individually or in the aggregate with all other changes, events, effects, occurrences, states of facts or developments, have had or would reasonably be expected to have an Material Adverse Effect with respect to the Company.

Section 2.8 Legal Proceedings. Other than the Gulf LNG Arbitration, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), pending or threatened or affecting the Company or any of its Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of Seller or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), of the Company or any of its Subsidiaries except for those that, individually or in the aggregate, if determined adversely against Seller or the Company and its Subsidiaries, taken as a whole, would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, neither Seller nor, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), the Company, is a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 2.9 Acknowledgement by Seller. Except for (a) the representations and warranties made by the Buyer Parties in this Agreement, (b) the representations and warranties made by the Buyer Parties in any certificate required to be delivered under Section 1.2(b)(ii) and Section 1.2(f) and (c) the representations made by the Buyer Parties in the Merger Agreement, neither Buyer Party, nor any other Person, is making or has made, and Seller is not relying on, and has not relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, the Buyer Parties, or on the accuracy or completeness of any information regarding the Buyer Parties or any other material furnished or provided to Seller, or made available to Seller in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE LIGHTFOOT ENTITIES

Except as disclosed in any MLP SEC Documents filed by MLP with the SEC on or prior to the date of this Agreement (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures included therein to the extent they are predictive or forward looking in nature), as of the date of this Agreement, the First Closing Date and the Second Closing Date, if any, as applicable, the Lightfoot Entities jointly and severally hereby represent and warrant to the Buyer Parties as follows:

Section 3.1 Organization. Each of LCP GP and LCP LP is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by LCP GP or LCP LP.

Section 3.2 Ownership.

(a) LCP LP owns 100% of the limited liability company interests of Seller (the “Seller Interests”), free and clear of any and all Liens (except transfer restrictions under applicable securities Laws).

(b) There are no outstanding Contracts or obligations binding on LCP LP or any security holders of LCP LP with respect to the Seller Interests, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any portion of the Seller Interests.

Section 3.3 Authorization. Each of the Lightfoot Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Lightfoot Entities and the performance of their respective obligations hereunder have been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Lightfoot Entities. This Agreement has been duly executed and delivered by the Lightfoot Entities and constitutes the legal, valid and binding obligation of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception. At the First Closing and the Second Closing, as applicable, all documents required hereunder to be executed and delivered by the Lightfoot Entities will have been duly authorized, executed and delivered by the Lightfoot Entities and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.4 Noncontravention. The execution and delivery by the Lightfoot Entities of this Agreement or any other documents required hereunder to be executed and delivered by the Lightfoot Entities pursuant to this Agreement, and the consummation by the Lightfoot Entities of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation or limited partnership of any of the Lightfoot Entities or the limited partnership agreement or limited liability company agreement of any of the Lightfoot Entities, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Unconditioned Interest or, subject to Section 5.7, the Conditioned Interest, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which the Lightfoot Entities or Seller is a party or to which any of the Lightfoot Entities or Seller or their respective assets, including the Unconditioned Interest and the Conditioned Interest, are subject, (c) result in the creation of any Lien (other than a Permitted Lien) upon the Unconditioned Interest or the Conditioned Interest (except transfer restrictions under applicable securities Laws) or (d) require the Lightfoot Entities or Seller to obtain or make any Consent from or with any Person, other than the Gulf LNG Consent.

Section 3.5 Gulf LNG Arbitration Status. As of the date of this Agreement and to the Knowledge of Seller, no award has been rendered in the Gulf LNG Arbitration. As of the date of this Agreement, neither the Seller nor the Lightfoot Entities are aware of information that would give them a reasonable basis to believe that the disclosures set forth in the MLP SEC Documents with respect to the Gulf LNG Arbitration are no longer true. None of Seller, the Lightfoot Entities, any of their respective Affiliates or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), the Company, have taken any action that would materially defer or delay a determination of an outcome with respect to the Gulf LNG Arbitration, and none of Seller, the Lightfoot Entities or any of their Affiliates will take any action that would have such effect prior to the determination of an outcome with respect to the Gulf LNG Arbitration.

Section 3.6 Brokers and Finders. As of the date of this Agreement, none of the Lightfoot Entities or any of their respective Affiliates has employed any broker or finder other than the Seller Financial Advisor, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by the Company, the Buyer Parties or any of their Subsidiaries in connection with the transactions contemplated by this Agreement other than fees payable to the Seller Financial Advisor.

Section 3.7 Acknowledgement by the Lightfoot Entities. Except for (a) the representations and warranties made by the Buyer Parties in this Agreement, (b) the representations and warranties made by the Buyer Parties in any certificate required to be delivered under Section 1.2(b)(ii) and Section 1.2(f) and (c) the representations made by the Buyer Parties in the Merger Agreement, neither Buyer Party, nor any other Person, is making or has made, and none of the Lightfoot Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, the Buyer Parties, or on the accuracy or completeness of any information regarding the Buyer Parties or any other material furnished or provided to the Lightfoot Entities, or made available to the Lightfoot Entities in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As of the date of this Agreement, the First Closing Date and the Second Closing Date, if any, as applicable, the Buyer Parties jointly and severally hereby represent and warrant to Seller as follows:

Section 4.1 Organization. Each of the Buyer Parties is a limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Buyer Parties has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not, and would not reasonably be expected to result in a Material Adverse Effect. Each of the Buyer Parties is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authorization. Each of the Buyer Parties has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Buyer Parties and the performance of their respective obligations hereunder has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Buyer Parties. This Agreement has been and any other agreements contemplated hereby, when executed, will be duly executed and delivered by each of the Buyer Parties and constitutes a valid and binding agreement of the Buyer Parties, enforceable against each of the Buyer Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Noncontravention. The execution, delivery and performance of this Agreement by any of the Buyer Parties does not, and the consummation by any of the Buyer Parties of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (a) a breach or violation of, or a default under, or conflict with the certificate of formation, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Buyer Parties (b) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Buyer

Parties or any of their respective Subsidiaries pursuant to any Contract or Permit to which any of the Buyer Parties or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (c) a violation or conflict under any Law to which any of the Buyer Parties or any of their Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (b) or (c) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Governmental Filings. Other than (a) filings required pursuant to the HSR Act in connection with the transactions contemplated by the Merger Agreement and the termination or expiration of the waiting period required thereunder, (b) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (c) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties in Section 2.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, individually or in the aggregate, would not, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.5 Consents and Approvals. Except (a) as have been waived or obtained as of the First Closing Date and the Second Closing Date (if any), as applicable, or (b) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither the Buyer Parties’ execution and delivery of this Agreement or any other documents required hereunder to be executed and delivered by either of the Buyer Parties pursuant to this Agreement, nor the Buyer Parties’ performance of their obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

Section 4.6 Brokers and Finders. Except for Barclays Bank PLC and Credit Suisse AG, the fees and expenses of each of which will be paid by the Buyer Parties, none of the Buyer Parties or any of their Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by the Lightfoot Entities, Seller or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement based on Contracts made by or on behalf of any Buyer Party.

Section 4.7 Investment Intent; Investment Experience; Restricted Securities. Each of the Buyer Parties acknowledges that it can bear the economic risk of its investment in the Unconditioned Interest and the Conditioned Interest (if acquired pursuant to this Agreement), as applicable, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Unconditioned Interest and the Conditioned Interest, as applicable. Each of the Buyer Parties is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each of the Buyer Parties understands that neither the Unconditioned Interest nor the Conditioned Interest will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Unconditioned Interest and the Conditioned Interest may be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Unconditioned Interest and the Conditioned Interest may not be permitted to be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.8 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer Parties, threatened against or affecting the Buyer Parties or any of their Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of the Buyer Parties or any of their Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to the Buyer Parties would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, each of the Buyer Parties is not a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 4.9 Acknowledgement by the Buyer Parties. Except for (a) the representations and warranties made by Seller or the Lightfoot Entities in this Agreement, (b) the representations and warranties made by Seller or the Lightfoot Entities in any certificate required to be delivered under Section 1.2(a)(ii), Section 1.2(a)(iii), Section 1.2(e)(i) and Section 1.2(e)(ii) and (c) the representations made by the Lightfoot Entities in Article IV of the Merger Agreement, neither Seller nor the Lightfoot Entities, or any other Person is making or has made, and neither of the Buyer Parties is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, Seller, the Lightfoot Entities, or the Company or their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding Seller, the Lightfoot Entities or the Company or any other material furnished or provided to the Buyer Parties or made available to the Buyer Parties in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Further Assurances. Upon the request of any Party at any time on or after the First Closing Date or the Second Closing Date, if any, as applicable, the other Parties will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Unconditioned Interest and/or the Conditioned Interest (if acquired pursuant to this Agreement), as applicable, or otherwise to effectuate the purposes of this Agreement.

Section 5.2 Press Releases. Each Party will not, and will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement, without the prior written approval of each of the Parties; provided, however, that a Party or its Representatives or, in the case of Seller and the Lightfoot Entities, Arc Logistics Partners LP, may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded or upon which Arc Logistics Partners LP’s units are traded, provided such Party (including the Lightfoot Entities, in the case of disclosures by Arc Logistics Partners LP) uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same.

Section 5.3 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Seller and the Lightfoot Entities will (i) afford the Buyer Parties and their Representatives reasonable access (and, with respect to books and records, the right to copy), during normal business hours, to their respective officers, employees, agents, books, offices, Contracts, Tax Returns, Permits and records and other information reasonably requested by either Buyer Party relating to the Unconditioned Interest or the Conditioned Interest (in each case, whether in physical or electronic form), (ii) furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, Contracts, Tax Returns, Permits, assets and liabilities of the Company (to the extent in the possession of Seller or the Lightfoot Entities or reasonably obtainable by Seller or the Lightfoot Entities) that relate to the Unconditioned Interest or the Conditioned Interest as the Buyer Parties or their Representatives reasonably request and (iii) use reasonable best efforts to furnish or produce information related to the financial or Tax records of the Company or Seller (to the extent in the possession of Seller or the Lightfoot Entities or reasonably obtainable by Seller or the Lightfoot Entities) relating to the Unconditioned Interest or the Conditioned Interest if reasonably requested by either Buyer Party (which, for purposes of this Section 5.3, will be deemed to be furnished or produced upon Seller and the Lightfoot Entities entering into an engagement with their regular external advisors to furnish such information to such Buyer Party); provided, however, that the foregoing will not require the Lightfoot Entities or Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgement of the Lightfoot Entities (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (B) result in a violation of any Antitrust Laws, (ii) to disclose any privileged information of the Lightfoot Entities, Seller or the Company to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the Lightfoot Entities shall give notice to Buyer of the fact that it is withholding such access or information) or (iii) to disclose any information of the Company that is not permitted under the Gulf LNG LLC Agreement or any other agreement to which it or any Subsidiary thereof is a party.

(b) Except for disclosures permitted by the terms of the Confidentiality Agreement, the Buyer Parties and their Representatives will hold all information received from Seller or the Lightfoot Entities pursuant to this Section 5.3 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.4 Tax Matters. The Parties shall use commercially reasonable efforts to cause the Company to have a valid election in effect under Section 754 of the Code for any taxable period of the Company that includes the dates of the First Closing and the Second Closing (if the Second Closing occurs pursuant to this Agreement).

Section 5.5 Releases. Effective as of the Second Closing (unless this Agreement terminates by its terms without the Second Closing having occurred, in which case effective as of the First Closing), Seller and the Lightfoot Entities, on each of their own behalf and on behalf of their respective Affiliates and their respective successors and assigns (the “Seller Releasing Parties”), hereby unconditionally and irrevocably releases and waives any claims that such Seller Releasing Party has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against the Company or any of its directors, managers, officers, employees or equity holders, in each case, arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the First Closing or the Second Closing, if any, as applicable; provided, however, that nothing in this Section 5.5 shall limit or otherwise affect the right of the Buyer Parties or any of their respective Affiliates to make any claims with respect to the Unconditioned Interest (from and after the First Closing) or the Conditioned Interest (from and after the Second Closing), whether or not such claim arose prior to, at or after the First Closing or Second Closing, as applicable.

Section 5.6 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereunder, will be the obligation of the respective Party incurring such fees and expenses.

Section 5.7 Gulf LNG Outcome. Notwithstanding anything in this Agreement to the contrary, in the event that the GLNG Arbitration Condition becomes not capable of being satisfied in accordance with the terms of this Agreement, Buyer shall have a period of 30 days following the date of such non-satisfaction to elect to proceed with the Second Closing by delivering an irrevocable waiver to Seller and the Lightfoot Entities of GLNG Arbitration Condition. During such 30-day period, if Buyer (i) does not deliver a waiver to Seller and the Lightfoot Entities of the GLNG Arbitration Condition or (ii) notifies Seller or the Lightfoot Entities that it does not wish to proceed with the Second Closing, Seller and the Lightfoot Entities shall have no further obligation under this Agreement with respect to the Conditioned Interest or to consummate the Second Closing (and for the avoidance of doubt, shall be free to sell, assign, transfer, convey or otherwise dispose of the Conditioned Interest to any Person in its or their sole discretion).

Section 5.8 Gulf LNG Distributions. Subject to Buyer’s right to receive all or a portion of any Ordinary Course Distributions in accordance with Section 1.3(d), all Ordinary Course Distributions made or to be made by the Company in respect of (a) the Unconditioned Interest to the extent attributable to (i) any quarter that ends prior to the First Closing Date and (ii) the pro rata portion (based on the number of days in the relevant quarter prior to the First Closing Date) of the quarter in which the First Closing Date occurs and (b) the Conditioned Interest to the extent attributable to (i) any quarter that ends prior to the Second Closing Date (if any) and (ii) the pro rata portion (based on the number of days in the relevant quarter prior to the Second Closing Date (if any)) of the quarter in which the Second Closing Date occurs, shall accrue for the benefit of, and are hereby allocated to, Seller, and, if received by Buyer after the applicable Closing, then Buyer shall pay and deliver to Seller, by wire transfer of immediately available funds to an account specified by Seller, all amounts so received by Buyer in respect of the distributions so allocated to Seller pursuant to this Section 5.8 not later than three Business Days following receipt of any such funds by Buyer.

Section 5.9 Gulf LNG LLC Agreement. None of Seller or any of the Lightfoot Entities will consent to any amendment or modification of the Gulf LNG LLC Agreement during the period beginning on the date hereof and ending on the later of (i) the First Closing Date and (ii) the first date on which the conditions to the respective obligations of the Parties to effect the Second Closing are not capable of being satisfied in accordance with the terms of this Agreement or, if a Second Closing occurs, the Second Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions To Each Party’s Obligation to Effect the First Closing and the Second Closing. The respective obligations of each Party hereto to effect the First Closing and the Second Closing (if any), respectively, will be subject to the satisfaction (or waiver by all Parties, if permissible under applicable Law) on or prior to the First Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the Second Closing Date, if any, respectively, of the following conditions:

(a) No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be pending or in effect enjoining, restraining, preventing or prohibiting consummation of any of the transactions contemplated by this Agreement or making the consummation of any of the transactions contemplated by this Agreement illegal.

(b) The “Closing” (as defined in the Merger Agreement) of the transactions contemplated by the Merger Agreement shall have occurred, or shall occur simultaneously with the First Closing (whether in a Separate Closing or as part of a Dual Closing).

Section 6.2 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the First Closing and the Second Closing, respectively, are further subject to the satisfaction or waiver by the Buyer Parties (such waiver to be within their sole discretion), if permissible under applicable Law, on or prior to the First Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the Second Closing Date, if any, respectively, of the following conditions:

(a) (i) The representations and warranties of Seller and the Lightfoot Entities contained in Section 2.1 (Organization), Section 2.2(a) and Section 2.2(c) (Capitalization of the Company), Section 2.3 (Authorization), clause (a) of Section 2.4 (Noncontravention), Section 2.6 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authorization), clause (a) of Section 3.4 (Noncontravention) and Section 3.6 (Brokers and Finders) are true and correct, except for any de minimis inaccuracies and (ii) the other representations and warranties of Seller and the Lightfoot Entities contained in Article II (Representations and Warranties of Seller and the Lightfoot Entities) and of the Lightfoot Entities contained in Article III (Representations and Warranties of the Lightfoot Entities) are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the First Closing Date and the Second Closing Date (if any) (provided that the representations and warranties set forth in Section 2.7 (No Material Adverse Effect), Section 2.8 (Legal Proceedings), and Section 3.5 (Gulf LNG Arbitration Status) need only be true and correct, in each case as qualified by the remainder of this Section 6.2(a), as of the date of this Agreement and as of the First Closing), as applicable, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller and the Lightfoot Entities shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the First Closing Date and the Second Closing Date, if any, as applicable, in all material respects.

(c) Seller and the Lightfoot Entities shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the First Closing and the Second Closing, if any, as applicable) to the Buyer Parties the documents and other items required to be delivered by Seller under Section 1.2(a), Section 1.2(c) and Section 1.2(e), as applicable.

(d) Solely with respect to the Second Closing (if any), unless waived by the Buyer Parties, one of the following conditions shall have been satisfied not later than twelve months after the First Closing (collectively, the “GLNG Arbitration Condition”):

(i) the Company shall have obtained a Gulf LNG Outcome that is a Successful Outcome as a result of a mutually agreed settlement by the parties involved in the Gulf LNG Arbitration;

(ii) (x) the Company shall have obtained a Gulf LNG Outcome that is a Successful Outcome as a result of a final award by the arbitration tribunal in the Gulf LNG Arbitration and (y) during the 90-day period following the date such final award was issued, there shall not have been duly filed with a court of competent jurisdiction a motion to vacate the award constituting the Successful Outcome; or

(iii) (x) the Company shall have obtained a Gulf LNG Outcome that is a Successful Outcome as a result of a final award by the arbitration tribunal in the Gulf LNG Arbitration and (y) as of the date that is twelve months after the First Closing, none of the following has occurred as a result of an arbitration award or court order that is part of, or results from, the Gulf LNG Arbitration (or any settlement thereof by the parties thereto):

(A) any amendments to the Eni Contract that are adverse to the Company;

(B) the Eni Contract’s ceasing to remain in effect as it exists prior to the Successful Outcome (except for such amendments that do not adversely affect the Company); or

(C) the payment, or award, of aggregate damages to ENI by or from the Company of $25,000,000 or greater.

The condition set forth in Section 6.2(d)(iii) shall be deemed to be satisfied on the first date that it can be determined that no event set forth in clause (A), (B) or (C) can occur on or prior to the date that is twelve months after the First Closing as a result of an arbitration award or judicial proceeding that is part of, or results from, the Gulf LNG Arbitration (or any settlement thereof by the parties thereto). Notwithstanding the foregoing provisions of this clause (iii), if a motion to vacate such arbitration award is granted by a court of competent jurisdiction on or prior to the date that is twelve months after the First Closing, then the GLNG Arbitration Condition shall be satisfied pursuant to this clause (iii) only if (x) the court order granting such motion to vacate has been overturned on appeal on or prior to the date that is twelve months after the First Closing or (y) a subsequent arbitration award is issued that satisfies the requirements of “Successful Outcome” on or prior to the date that is twelve months after the First Closing and, in either case, such appeal or subsequent arbitration award has itself not been superseded by another arbitration award or court order that results in the occurrence of an event described in clause (A), (B) or (C) of the immediately preceding sentence on or prior to the date that is twelve months after the First Closing.

Section 6.3 Conditions Precedent to Obligations of Seller and the Lightfoot Entities. The obligations of Seller and the Lightfoot Entities to consummate the First Closing and the Second Closing (if any), respectively, are further subject to the satisfaction or waiver by Seller and LCP GP (such waiver to be within their sole discretion), if permissible under applicable Law, on or prior to the First Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the Second Closing Date, if any, respectively, of the following conditions:

(a) (i) The representations and warranties of the Buyer Parties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention) and Section 4.6 (Brokers and Finders) are true and correct, except for any de minimis inaccuracies and (ii) the other representations and warranties of the Buyer Parties contained in Article IV (Representations and Warranties of the Buyer Parties) are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the First Closing Date and the Second Closing Date (if any), as applicable, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Buyer Parties shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the First Closing Date and the Second Closing Date, if any, as applicable, in all material respects.

(c) The Buyer Parties shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the First Closing and the Second Closing, if any, as applicable) to Seller the documents and other items required to be delivered by Buyer under Section 1.2(b), Section 1.2(d) and Section 1.2(f), as applicable.

(d) (i) With respect to the First Closing, the Buyer Parties shall have delivered or caused to be delivered an instrument, in form and substance reasonably acceptable to Seller, assuming Seller’s obligations and liabilities as a guarantor solely with respect to the ownership of the Unconditioned Interest under the FEED Guarantee and indemnifying Seller for any liabilities thereunder attributable to the ownership of the Unconditioned Interest, and (ii) with respect to the Second Closing (if any), the Buyer Parties shall have delivered or caused to be delivered an instrument, in form and substance reasonably acceptable to Seller, assuming Seller’s obligations and liabilities as a guarantor solely with respect to the ownership of the Conditioned Interest under the FEED Guarantee and indemnifying Seller for any liabilities thereunder attributable to the ownership of the Conditioned Interest.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned (the date of any permitted termination of this Agreement under this Section 7.1, the “Termination Date”) at any time prior to the First Closing in the following manner:

(a) automatically without any further action by any Party if the Merger Agreement is validly terminated pursuant to its terms; or

(b) by the mutual prior written consent of Buyer and Seller.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions in Section 5.6 (Fees and Expenses) and this Section 7.2 and in Section 5.3(b) (Confidentiality), and the provisions in

Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VII, there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided, however, the foregoing will not relieve any Party for any liability for a breach of this Agreement occurring prior to such termination or for actual fraud arising out of or relating to this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. The respective representations and warranties of the Parties contained in this Agreement shall survive the First Closing Date until the later of (i) the date that is twelve (12) months following the First Closing Date and (ii) in the event that the Second Closing is consummated, the date that is twelve (12) months following the Second Closing Date, except that the representations and warranties contained in Section 2.1 (Organization), Section 2.2(a) and Section 2.2(c) (Capitalization of the Company), Section 2.3 (Authorization), clause (a) of Section 2.4 (Noncontravention), Section 2.6 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authorization), clause (a) of Section 3.4 (Noncontravention), Section 3.6 (Brokers and Finders), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention) and Section 4.6 (Brokers and Finders) shall survive until the expiration of the applicable statute of limitations following the First Closing Date or the Second Closing Date, as applicable. Subject to Section 5.7, all of the covenants and other agreements of the Parties contained in this Agreement that must be performed (a) between the date of this Agreement and the First Closing or the Second Closing, if any, as applicable, shall survive until the first anniversary of the First Closing or the Second Closing, if any, as applicable, or (b) after the First Closing or the Second Closing, if any, as applicable, shall survive in accordance with their terms and until fully performed or otherwise waived. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under Section 8.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the misrepresentation or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 8.2 Indemnification.

(a) From and after the First Closing and the Second Closing, as applicable, each Buyer Indemnified Party shall be jointly and severally indemnified and held harmless by Seller and the Lightfoot Entities for any Damages that a Buyer Indemnified Party incurs by reason of or arising in connection with:

(i) any misrepresentation or breach of any representation or warranty set forth in Article II or Article III of this Agreement or in the certificate delivered pursuant to Section 1.2(a)(ii), Section 1.2(a)(iii), Section 1.2(e)(i) or Section 1.2(e)(ii), as applicable; or

(ii) any breach or non-fulfillment of any covenant or agreement of Seller or the Lightfoot Entities under this Agreement.

(b) From and after the First Closing and the Second Closing, if any, as applicable, each Seller Indemnified Party shall be indemnified and held harmless by the Buyer Parties for any Damages that a Seller Indemnified Party incurs by reason of or arising in connection with:

(i) any misrepresentation or breach of any representation or warranty set forth in Article IV of this Agreement or in the certificate delivered pursuant to Section 1.2(b)(ii) or Section 1.2(f), as applicable; or

(ii) any breach or non-fulfillment of any covenant or agreement of any of the Buyer Parties under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, none of the Buyer Parties, Seller, or the Lightfoot Entities shall be liable for any claim for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, unless and until the aggregate amount of Damages which may be recovered from the Buyer Parties, Seller, or Lightfoot Entities, as applicable, equals or exceeds an amount equal to one percent (1%) multiplied by the sum of (i) the Initial Purchase Price plus (ii) if previously paid by Buyer, the Secondary Purchase Price (the “Deductible”), in which case the Buyer Parties, Seller, or the Lightfoot Entities, as applicable, shall only be liable for the aggregate amount of Damages in excess of the Deductible; provided, that the maximum aggregate amount of indemnifiable Damages which may be recovered for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, shall be an amount equal to ten percent (10%) multiplied by the sum of (i) the Initial Purchase Price plus (ii) if previously paid by Buyer, the Secondary Purchase Price (the “Cap”). Notwithstanding anything herein to the contrary, the limitations set forth in this Section 8.2 shall not apply to any Damages incurred by any Buyer Indemnified Party or Seller Indemnified Party, as applicable, (i) in connection with or arising from any breach of any representation or warranty in Section 2.1 (Organization), Section 2.2(a) and Section 2.2(c) (Capitalization of the Company), Section 2.3 (Authorization), clause (a) of Section 2.4 (Noncontravention), Section 2.6 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authorization), clause (a) of Section 3.4 (Noncontravention), Section 3.6 (Brokers and Finders), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention) or Section 4.6 (Brokers and Finders), or (ii) to the extent attributable to actual fraud by Seller, which indemnifiable Damages shall be limited to the amount of the Initial Purchase Price plus, if previously paid by Buyer, the Secondary Purchase Price; provided, however, no Party shall be liable for, in any form or amount, punitive, exemplary, consequential, indirect or special damages in connection with this Agreement except, in each case, that this Section 8.2(c) shall not limit any Indemnitee’s rights to recovery under this Article VIII for any direct damages or any damages owed to third parties in connection with a matter with respect to which such Indemnitee is otherwise entitled to indemnification under this Article VIII.

Section 8.3 Claims.

(a) Any Buyer Indemnified Party or Seller Indemnified Party making a claim for indemnification under this Article VIII (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing in reasonable detail the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor’s forfeit rights or defenses are actually prejudiced thereby. The Indemnitor shall have 30 calendar days from the date upon which the Indemnitor received the claim notice within which to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of and any litigation resulting from such Proceeding or other claim giving rise to the Indemnitee’s claim for indemnification with counsel reasonably acceptable to the Indemnitee and at the Indemnitor’s expense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided further that the fees and expenses of such separate counsel shall be borne entirely by the Indemnitee; (ii) the Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, (B) the claim primarily seeks an injunction or other equitable relief against an Indemnitee or (C) an adverse determination with respect to such Proceeding or other claim would be materially detrimental to or materially injure the reputation or future business prospects of an Indemnitee; and (iii) if the Indemnitor shall control the defense or prosecution of any such Proceeding or other claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is solely for money damages, includes an unconditional release of the Indemnitee from any further liability in respect of such Proceeding or other claim and does not contain any admission of wrongdoing on the part of the Indemnitee. If the Indemnitor does not assume the defense of such Proceeding or other claim within 30 days of receipt of the Indemnitee’s notice thereof, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs Damages with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to this Article VIII, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor shall have the right to participate in the defense of the Proceeding or other claim at its sole cost and expense.

(b) Any amounts owing under this Article VIII shall be made (without interest) by wire transfer of immediately available funds within three Business Days after the earlier of (i) the agreement of the Buyer Parties, on the one hand, and Seller and the Lightfoot Entities, on the other hand, that such amounts are due and owing by such Party as an Indemnitor in respect thereof or (ii) the final, binding determination that such amounts are due and owing by such Party as an Indemnitor in respect thereof by a court of competent jurisdiction.

Section 8.4 Exclusive Remedy. After the First Closing, with respect to any indemnifiable matters arising in connection with the First Closing, and after the Second Closing (if any), with respect to all indemnifiable matters, in each case except in the case of actual fraud, each Party acknowledges that the indemnification obligations of the Parties set forth in Article VIII are the sole and exclusive remedy of the Buyer Parties and their respective Affiliates against Seller and the Lightfoot Entities, on the one hand, and of Seller, the Lightfoot Entities and their respective Affiliates against the Buyer Parties, on the other hand, with respect to this Agreement and the transactions contemplated hereby, whether asserted against Seller, the Lightfoot Entities or any of the Buyer Parties, as applicable, or their respective former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees. In furtherance of the foregoing, each of Seller, the Lightfoot Entities and the Buyer Parties hereby waives, from and after the First Closing and the Second Closing, as applicable, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, in each case except in the case of actual fraud.

Section 8.5 Tax Treatment of Indemnity Payments. Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Initial Purchase Price, the Secondary Purchase Price or both, as applicable, in each case for all federal and state income and franchise Tax purposes.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment or Modification. This Agreement may be amended or modified in any and all respects by written agreement of the Parties; provided, however, that this Section 9.1, Section 9.2, Section 9.5, Section 9.6, and Section 9.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) will not be amended in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that each of the Buyer Parties may assign, in their respective sole discretion, any or all of their respective rights, interests and obligations under this Agreement to (i) one or more Affiliates of such Party or (ii) to any of their financing sources as collateral security, but no such assignment will relieve any Buyer Party of any of its obligations or liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.2 will be null and void.

Section 9.3 Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered (including delivery by email) to the other Parties.

Section 9.4 Entire Agreement. This Agreement, the Joliet Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter contemplated by the Merger Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Joliet Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter contemplated by the Merger Agreement and the Confidentiality Agreement. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will control.

Section 9.5 No Third-Party Beneficiaries. Except for Article VIII, which will inure to the benefit of the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing and anything in this Agreement to the contrary, Section 9.1, Section 9.2, Section 9.5, Section 9.6 and Section 9.11 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties, and consequently, may not accurately characterize actual facts or circumstances.

Section 9.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(b) By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereunder in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties (on behalf of themselves and, with respect to Seller, on behalf of the Seller Related Parties) agrees: (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York; and (b) that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) EACH PARTY (INCLUDING EACH SELLER RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6(C).

Section 9.7 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.7 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that LCP GP shall be entitled to seek specific performance, acting jointly and unanimously with MLP GP and GE EFS in accordance with the Equity Commitment Letter, of Buyer’s obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement, including to effect the First Closing, in accordance with Section 1.1 and the Second Closing (provided that the GLNG Arbitration Condition has been satisfied or waived) on the terms and subject to the conditions in this Agreement, if, and only if, MLP GP is entitled to and is actively seeking specific performance in accordance with Section 9.9 of the Merger Agreement.

Section 9.8 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile (which is confirmed) or electronic mail (provided that no electronic notice of non-delivery is received by the sender), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

If to the Buyer Parties, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn:	Adam D. Larson, P.C.

Kim Hicks

If to Seller or the Lightfoot Entities:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn:	Vince Cubbage

Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn:	Michael Swidler

Brenda Lenahan

or to such other address as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.8.

Section 9.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specific as Business Days. References in this Agreement to specific Laws or to specific provisions of Laws will include all rules and regulations promulgated thereunder, and any statute defined or referred to herein will mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. All terms defined in this Agreement will have the defined meanings set forth herein when used in any certificate or other document made or delivered by a Party pursuant hereto unless otherwise defined therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept. For the purpose of Section 4.9, the phrase “made available” shall mean that the documents or information referred to have been posted prior to the date of this Agreement to the electronic data site hosted by Citrix ShareFile and established by the Lightfoot Entities for the purpose of providing due diligence materials and information to the Buyer Parties and their Representatives.

Section 9.11 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.2) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereunder (including the breach, termination or failure to consummate any of the transactions contemplated hereunder), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary contained herein, none of the Seller Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Party in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger (as defined in the Merger Agreement), the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Notwithstanding any other provision herein, no Debt Financing Source nor any Affiliate of any Debt Financing Source, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the

Transactions, or with respect to any activities related to the Financing, including the preparation of the Commitment Letters and the Fee Letters.

Section 9.12 Definitions. For purposes of this Agreement, capitalized terms in this Agreement shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble.

“Antitrust Consents” has the meaning assigned to such term in the Merger Agreement.

“Antitrust Laws” has the meaning assigned to such term in the Merger Agreement.

“Arc” has the meaning assigned to such term in the Preamble.

“Bankruptcy and Equity Exception” has the meaning assigned to such term in Section 2.3.

“Business Day” means a day, except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“Buyer” has the meaning assigned to such term in the Preamble.

“Buyer Advance” has the meaning set forth in Section 1.3(d).

“Buyer Parent” has the meaning assigned to such term in the Preamble.

“Buyer Parent GP” has the meaning assigned to such term in the Preamble.

“Buyer Parties” has the meaning assigned to such term in the Preamble.

“Buyer Indemnified Party” means each of the Buyer Parties and the former and current holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of either Buyer Party.

“Cap” has the meaning assigned to such term in Section 8.2(c).

“Closing” has the meaning assigned to such term in Section 6.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning assigned to such term in the Merger Agreement.

“Company” has the meaning assigned to such term in the Recitals.

“Conditioned Interest” has the meaning assigned to such term in the Recitals.

“Conditioned Interest Extraordinary Distribution Amount” means an amount equal to any portion of a distribution declared or paid by the Company in respect of the Conditioned Interest between the date of this Agreement and the Second Closing Date that is not an ordinary course quarterly distribution made by the Company in accordance with the Gulf LNG LLC Agreement and consistent with the Company’s past distribution practices, including, without limitation, any distribution related to the arbitration tribunal’s award, if any, in (or any settlement of) the Gulf LNG Arbitration (other than Seller’s pro rata portion of any reimbursement of fees, expenses or costs incurred by the Company).

“Conditioned Purchase” has the meaning assigned to such term in the Recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 8, 2017, between LCP GP and Zenith Energy L.P., as amended.

“Consent” means any notice, report, declaration, submission or other filing that is required to be made with, or any waiver required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.

“Contract” means any agreement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument or other legally binding arrangement, whether oral or written.

“Contribution Deadline” has the meaning assigned to such term in Section 1.3(d).

“Damage” means, as to any specified Person, any loss, cost, damages, amounts paid in settlement, expense (including reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives, including litigation costs), fine of, penalty on, or liability of any other nature of that Person.

“Debt Commitment Letter” has the meaning assigned to such term in the Merger Agreement.

“Debt Financing” has the meaning assigned to such term in the Merger Agreement.

“Debt Financing Sources” has the meaning assigned to such term in the Merger Agreement.

“Deductible” has the meaning assigned to such term in Section 8.2(c).

“Dual Closing” has the meaning assigned to such term in the Recitals.

“Eni” means Eni USA Gas Marketing L.L.C., a Delaware limited liability company.

“Equity Commitment Letter” has the meaning assigned to such term in the Merger Agreement.

“Equity Financing” has the meaning assigned to such term in the Merger Agreement.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” has the meaning assigned to such term in the Merger Agreement.

“FEED Guarantee” means that certain Sponsor Guarantee between Seller and New Standard China Limited, guaranteeing certain contingent funding obligations of Seller pursuant to the FEED Study Funding Agreement.

“FEED Study Funding Agreement” means that certain FEED Study Funding Agreement between New Standard China Limited and Gulf LNG Liquefaction Company, LLC.

“Financing” has the meaning assigned to such term in the Merger Agreement.

“First Closing” has the meaning assigned to such term in Section 1.1(c).

“First Closing Date” has the meaning assigned to such term in Section 1.1(c).

“GAAP” means generally accepted accounting principles in the United States.

“GE EFS” has the meaning assigned to such term in the Equity Commitment Letter.

“GLNG Arbitration Condition” has the meaning assigned to such term in Section 6.2(d).

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Guaranty” has the meaning assigned to such term in Section 1.1(d).

“Gulf LNG Arbitration” means that certain International Centre for Dispute Arbitration arbitration between Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on the one hand, and Eni, on the other hand, which commenced on or about March 1, 2016 and referenced in the MLP SEC Documents.

“Gulf LNG Capital Contributions” has the meaning set forth in Section 1.3(b).

“Gulf LNG Consent” has the meaning assigned to such term in Section 1.2(a)(iv).

“Gulf LNG LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 7, 2008, as amended from time to time.

“Gulf LNG Outcome” means a final award by the arbitration tribunal in the Gulf LNG Arbitration or a settlement mutually agreed to by the parties involved in the Gulf LNG Arbitration.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnitee” has the meaning assigned to such term in Section 8.3(a).

“Indemnitor” has the meaning assigned to such term in Section 8.3(a).

“Initial Purchase Price” has the meaning assigned to such term in Section 1.3.

“Joliet Purchase Agreement” means that certain Purchase Agreement, dated as of the date hereof (as amended or modified from time to time), entered into by and among Buyer, certain equity owners of the Lightfoot Entities, and EFS Midstream Holdings LLC.

“Knowledge” means: (a) with respect to Seller or the Lightfoot Entities, the actual knowledge of any of Vince Cubbage, Steven Schnitzer or Bradley Oswald after reasonable inquiry (which shall not include an obligation to make any inquiries with Kinder Morgan, Inc. or its Representatives) and (b) with respect to Buyer, the actual knowledge of any of Jeffrey R. Armstrong, Carlos Ruiz or Dana Love after reasonable inquiry.

“Law” means any supranational, national, federal, state, county, provincial, municipal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, regulation, arbitration award or finding, ordinance or other requirements promulgated, adopted or entered into by or with, any Governmental Authority (excluding Permits).

“LCP GP” has the meaning assigned to such term in the Preamble.

“LCP LP” has the meaning assigned to such term in the Preamble.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment, or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.

“Lightfoot Entities” has the meaning assigned to such term in the Preamble.

“Majority in Interest” has the meaning assigned to such term in the Gulf LNG LLC Agreement.

“Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of a Party, taken as a whole, or (b) has a material adverse effect on the ability of a Party to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, except, in the case of subsection (a), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to the relevant Party or any of their respective properties or assets or (B) generally affecting the industries in which the relevant Party operates, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) other than with respect to Section 3.4, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and public announcement of, this Agreement and the transactions contemplated by this Agreement, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities, (viii) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the Company, in each case of this clause (viii) that results from or arises out of (A) any reduction or anticipated reduction in the distributions from the Company in respect of the Unconditioned Interest or the Conditioned Interest, (B) any diminution in value of the Unconditioned Interest or the Conditioned Interest or (C) any other adverse consequences upon or affecting the Company, Seller, or any of the Lightfoot Entities, each in the cases of the preceding clauses (A)-(C), that results from or is due or otherwise attributable to the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon the Company or its business, assets, liabilities or condition (financial or otherwise), (ix) any acts or omissions of any Party taken pursuant to the express requirements of this Agreement, except, in the case of clauses (i), (ii), (iii), and (vii) to the extent disproportionately affecting the relevant Party when compared to other Persons operating in the same industries.

“Membership Interest Assignment” has the meaning assigned to such term in Section 1.2(a)(i).

“Merger Agreement” has the meaning assigned to such term in the Recitals.

“Merger Agreement Closing Date” means the “Closing Date,” as defined in the Merger Agreement.

“MLP” has the meaning assigned to such term in the Recitals.

“MLP Disclosure Letter” means the disclosure letter delivered by MLP to Buyer.

“MLP GP” means Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP.

“MLP SEC Documents” means the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by MLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“Orders” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.

“Ordinary Course Distributions” means the portion of any and all distributions (which may include the reimbursement of Seller’s pro rata portion of fees, expenses or costs incurred the Company that are included in any distribution related to the arbitration tribunal’s award, if any, in (or any settlement of) the Gulf LNG Arbitration, but in no event will include any damages that are not in respect of the reimbursement of fees, expenses or costs) made by the Company pursuant to the terms of the Gulf LNG LLC Agreement that are not Unconditioned Interest Extraordinary Distribution Amounts or Conditioned Interest Extraordinary Distribution Amounts.

“Parties” or “Party” has the meaning assigned to such term in the Preamble.

“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable, (b) Liens imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.

“Proceeding” means any (a) action, claim, suit, investigation, charge, complaint, review, litigation, audit, inquiry or other hearing or proceeding by or before any Governmental Authority, whether civil, criminal, administrative, investigative or otherwise and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (b) arbitration or (c) mediation.

“Representatives” means employees, investment bankers, attorneys, accountants, consultants, and other advisors and representatives.

“Restraints” has the meaning assigned to such term in Section 6.1(a).

“SEC” means the Securities and Exchange Commission.

“Secondary Purchase Price” has the meaning assigned to such term in Section 1.3.

“Second Closing” has the meaning assigned to such term in Section 1.1(d).

“Second Closing Date” has the meaning assigned to such term in Section 1.1(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning assigned to such term in the Preamble.

“Seller Financial Advisor” means Citigroup Global Markets Inc.

“Seller Indemnified Party” means Seller and the Lightfoot Entities and the former and current holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Seller or the Lightfoot Entities.

“Seller Interests” has the meaning assigned to such term in Section 3.2(a).

“Seller Related Party” means the Seller and the Lightfoot Entities and each of their respective affiliates and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Releasing Parties” has the meaning assigned to such term in Section 5.5.

“Separate Closings” has the meaning assigned to such term in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other individual performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act of such Person.

“Successful Outcome” means that, (i) in its final award, (A) the arbitration tribunal in the Gulf LNG Arbitration makes no amendments to the Eni Contract that are adverse to the Company, (B) the Eni Contract remains in effect as it exists prior to such award (except for such amendments that do not adversely affect the Company) and (C) awards, in the aggregate, less than $25,000,000 of damages to Eni or (ii) in the case of a settlement of the Gulf LNG Arbitration, (A) no amendments are made to the Eni Contract that are adverse to the Company, (B) the Eni Contract remains in effect as it exists prior to such settlement (except for such amendments that do not adversely affect the Company) and (C) such settlement includes, in the aggregate, the payment of less than $25,000,000 of damages to Eni.

“Tax Returns” means any return, report, election or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, duties, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, withholding, property and estimated taxes, customs duties, escheat or unclaimed property obligations, and other governmental charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith or in lieu thereof, and any item for which liability arises under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

“Termination Date” has the meaning assigned to such term in Section 7.1.

“Transactions” has the meaning assigned to such term in the Merger Agreement.

“Treasury Regulations” means the final, temporary and proposed income tax regulations promulgated by U.S. Department of Treasury under the Code, including any amendments thereto.

“Unconditioned Interest” has the meaning assigned to such term in the Recitals.

“Unconditioned Interest Extraordinary Distribution Amount” means an amount equal to any portion of a distribution declared or paid by the Company to Seller in respect of the Unconditioned Interest between the date of this Agreement and the First Closing Date that is not an ordinary course quarterly distribution made by the Company in accordance with the Gulf LNG LLC Agreement and consistent with the Company’s past distribution practices, including, without limitation, any distribution related to the arbitration tribunal’s award, if any, in (or any settlement of) the Gulf LNG Arbitration (other than any reimbursement of Seller’s pro rata portion of fees, expenses or costs incurred by the Company).

“Unconditioned Purchase” has the meaning assigned to such term in the Recitals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER PARENT:

ZENITH ENERGY U.S., L.P.

By:	Zenith Energy U.S. GP, LLC,
its general partner

/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

BUYER PARENT GP:

ZENITH ENERGY U.S. GP, LLC

/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

BUYER:

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

Signature Page to Partially Conditional Purchase Agreement

LCP GP:

LIGHTFOOT CAPITAL PARTNERS GP LLC

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

LCP LP:

LIGHTFOOT CAPITAL PARTNERS, LP

By:	Lightfoot Capital Partners GP LLC, its general partner

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page to Partially Conditional Purchase Agreement

SELLER:

LCP LNG HOLDINGS, LLC

By:	Lightfoot Capital Partners, LP, its sole member

By:	Lightfoot Capital Partners GP LLC, its general partner

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

(Solely for the purposes of Section 1.1(d)):

ARC:

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC, its general partner

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page to Partially Conditional Purchase Agreement

EXHIBIT A

MEMBERSHIP INTEREST ASSIGNMENT

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between LCP LNG Holdings, LLC, a Delaware limited liability company (“Assignor”), and Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Assignee”), effective as of [●] (the “Effective Date”).

WHEREAS, Assignor is the owner of membership interests in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (the “Company”) pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, effective as of February 7, 2008 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to the Partially Conditional Purchase Agreement among Assignor, Lightfoot Capital Partners GP, LLC, Lightfoot Capital Partners, LP, Assignee, Zenith Energy U.S., L.P. and Zenith Energy U.S. GP, LLC, dated as of August 29, 2017 (the “GLNG Purchase Agreement”), pursuant to which Assignee is purchasing the Assigned Interests (as defined below) from Assignor; and

WHEREAS, in connection with the [First Closing] [Second Closing] (as such term is defined in the GLNG Purchase Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to [●]% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests (collectively, the “Assignment”).

2. Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement in place of Assignor, and Assignee hereby assumes all of the past, present and future liabilities, duties and obligations of Assignor under or allocable to the Assigned Interests, subject to the terms of the GLNG Purchase Agreement.

3. Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof, Assignor is the sole legal and equitable owner of the entirety of the Assigned Interests and the Assigned Interests transferred hereby to Assignee are free and clear of all liens, encumbrances, or security interests (in each case other than transfer restrictions under applicable securities laws), subject to the terms and conditions of the LLC Agreement and the GLNG Purchase Agreement.

4. Consent to Assignment. The Assignor, as a Member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

Exhibit A to Partially Conditional Purchase Agreement

5. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

6. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof which may require the application of the law of another jurisdiction.

7. Entire Agreement. This Agreement, the LLC Agreement, the GLNG Purchase Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

9. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

* * * * *

Exhibit A to Partially Conditional Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

LCP LNG HOLDINGS, LLC

By:
Name:
Title:

“Assignee”

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:
Name:
Title:

Exhibit A to Partially Conditional Purchase Agreement

Annex E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of August 29, 2017, is entered into by and among Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Holdings”), and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a Subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”). The Lightfoot Entities and the Parent Entities are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Lightfoot Entities, the Parent Entities, Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), and Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP”) have entered into a Purchase Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time by any amendment or modification thereto that is not an Adverse Amendment (as defined below), the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into MLP and the transfer by LCP GP to Holdings of 100% of the membership interests of MLP GP.

B. On the date of this Agreement, LCP LP is the record and beneficial owner of 5,242,775 Common Units (the “Disclosed Owned Units”), constituting 26.82% of the outstanding Common Units as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Voting; Proxy.

(a) Voting. Each Lightfoot Entity agrees that, except as otherwise contemplated by this Agreement or the Merger Agreement, (i) such Lightfoot Entity shall not (A) call, or cause MLP, MLP GP, the MLP GP Board or the GP Conflicts Committee to call, any special meeting of the Limited Partners (as defined in the Merger Agreement) or (B) take action by written consent inconsistent with this Agreement and (ii) at any meeting of the Limited Partners, however called, or at any adjournment thereof, or in any circumstance in which the vote, consent or other approval of the Limited Partners is sought, such Lightfoot Entity, if it is entitled to do so, shall appear at each such meeting or otherwise cause all of its Common Units to be counted as present at any such meeting for purposes of calculating a quorum and shall vote its Common Units, or cause its Common Units to be voted, (A) for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions (including the Merger, and including any proposal relating to an amendment of the Merger Agreement contemplated by Section 9.2 thereof but excluding any Adverse Amendment) and (B) against: (1) any Alternative Proposal, including any Superior Proposal; (2) any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of any MLP Entity under the Merger Agreement or (y) any of the conditions set forth in Article VII of the Merger Agreement not being satisfied; (3) any change in the business or management of MLP or MLP GP or membership of the MLP GP Board or the GP Conflicts Committee (other than with respect to the transactions contemplated in the Merger Agreement); (4) any action that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the GP Equity Transfer; or (5) except as contemplated by the Merger Agreement, change in any manner the distribution policy or capitalization of, including the voting rights of any partners of, MLP. No Lightfoot Entity shall take or agree to take any action which it has agreed not to take in this Section 1(a).

(b) Irrevocable Proxy.

(i) LCP GP, in its capacity as the general partner of LCP LP, effective immediately upon LCP GP’s execution (in its capacity as the general partner of LCP LP) and delivery of this Agreement and without the need for any further action by LCP GP or LCP LP, (A) irrevocably grants to, and appoints, Parent, Parent GP and any Person designated in writing by Parent GP, and each of them individually, LCP LP’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of LCP LP, to vote all of the Covered Units (as defined in Section 7(s) below) for grant a consent or approval in respect of the Covered Units, in accordance with the terms of Section 1(a) and (B) revokes any and all proxies given in respect of the Covered Units prior to the date of this Agreement.

(ii) The attorneys-in-fact and proxies named above are authorized and empowered by LCP GP, in its capacity as the general partner of LCP LP, at any time during the Term (as defined in Section 6(a) below) to act as LCP LP’s attorney-in-fact and proxy to vote the Covered Units, and to exercise all voting, consent and similar rights of LCP LP with respect to the Covered Units (including the power to execute and deliver written consents) solely with respect to matters set forth in Section 1(a) at every meeting of the Limited Partners and in every written consent in lieu of such a meeting in accordance with the terms of Section 1(a).

(iii) LCP LP represents to the Parent Entities that any proxies given in respect of the Covered Units prior to the date of this Agreement are not irrevocable and that any such proxies are hereby revoked, and LCP GP, in its capacity as the general partner of LCP LP, agrees to promptly notify MLP of such revocation. LCP LP affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of LCP GP, on behalf of itself and in its capacity as the general partner of LCP LP, under this Agreement. LCP LP further affirms that the irrevocable proxy granted herein is coupled with an interest and may under no circumstances be revoked. LCP LP ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(iv) The irrevocable proxy granted in this Section 1(b) shall automatically terminate upon termination of this Agreement in accordance with Section 6.

(c) Adverse Amendment. Notwithstanding anything to the contrary herein:

(i) Section 1(a) shall not apply with respect to any vote, consent or other approval of the Limited Partners in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form or imposes any material restrictions or additional conditions on the receipt of consideration payable in respect of Common Units owned by LCP LP in the Merger or (B) is otherwise materially adverse to LCP LP in its capacity as an owner of Common Units (an “Adverse Amendment”); and

(ii) Each of Parent GP and Parent agrees that it will not, and will cause any other Person designated by Parent GP as LCP LP’s proxy and attorney-in-fact pursuant to Section 1(b) not to, vote the Covered Units, or grant a consent or approval in respect of the Covered Units, for any Adverse Amendment.

2. No Disposition or Adverse Act. Each Lightfoot Entity agrees that, except as contemplated by this Agreement and the Merger Agreement, such Lightfoot Entity shall not, without the prior written consent of Parent GP, (i) offer to Transfer (as defined in Section 7(s) below), Transfer or consent to any Transfer of any or all of the Covered Units or any interest therein, (ii) enter into any Contract, including any option, with respect to any Transfer of any or all of the Covered Units or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Units

(other than any proxy, power-of-attorney or other authorization that is (x) revocable and (y) directs the holder or grantee thereof to vote the Covered Units in accordance with this Agreement), with any such proxy, power-of-attorney or authorization purported to be granted by any Lightfoot Entity being void ab initio, or (iv) deposit any or all of the Covered Units into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Units. Any attempted Transfer of Covered Units or any interest therein in violation of this Section 2 shall be null and void.

3. Additional Agreements.

(a) Certain Events. In the event of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction or other change in the capital structure of MLP affecting the Covered Units or the acquisition of Additional Owned Units (as defined in Section 7(s) below) by a Lightfoot Entity, (i) the type and number of Covered Units shall be adjusted appropriately to reflect the effect of such occurrence, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Units issued to or acquired by such Lightfoot Entity.

(b) Stop Transfer. In furtherance of this Agreement, each Lightfoot Entity authorizes and instructs MLP (including through MLP’s transfer agent) to enter a stop transfer order with respect to all of the Covered Units. LCP GP, in its capacity as the general partner of LCP LP, agrees that it will request MLP, as promptly as practicable after the date of this Agreement, to make a notation on its records and give instructions to the transfer agent for the Covered Units not to permit, so long as a restriction on Transfer under Section 2 remains in effect, any Transfer of the Covered Units other than as expressly contemplated by this Agreement.

(c) Commencement or Participation in Actions. Each Lightfoot Entity agrees not to commence or participate in, and to take all actions necessary and effective to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any duty of MLP GP, in its capacity as general partner of MLP, the MLP GP Board or the GP Conflicts Committee in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby. If, notwithstanding compliance with the immediately preceding sentence, any Lightfoot Entity is unable to opt out of a class with respect to any Transaction Litigation (as defined in the Merger Agreement) and receives any consideration from any Person in connection with or as a result of such Transaction Litigation, such Lightfoot Entity will pay all of such consideration to Parent by wire transfer of immediately available funds promptly (and, in any event, within five Business Days) following the later to occur of (A) the Closing Date and (B) the date on which such Lightfoot Entity receives such consideration.

(d) Communications. Each Lightfoot Entity shall not, and shall cause its Representatives (excluding any Excepted Party) not to, make any press release, public announcement or other public communication with respect to the business or affairs of MLP, MLP GP or the Parent Entities, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent GP (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for (i) any disclosure required by applicable Law (including the filing of this Agreement) and (ii) disclosure of the existence of this Agreement and the Merger Agreement or any other facts already publicly disclosed regarding the transactions contemplated hereunder and thereunder. Each Lightfoot Entity (i) consents to and authorizes the publication and disclosure by Parent GP of such Lightfoot Entity’s identity and holding of Covered Units, and the nature of such Lightfoot Entity’s commitments, arrangements and understandings under this Agreement, and any other information that Parent GP reasonably determines to be required by applicable Law in any press release or any other disclosure document in connection with the Merger, the GP Equity Transfer or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent GP of any required corrections with respect to any written information supplied by such Lightfoot Entity specifically for use in any such disclosure document.

(e) Additional Owned Units. Each Lightfoot Entity agrees to notify Parent GP promptly in writing of the number and description of any Additional Owned Units.

4. Representations and Warranties of the Lightfoot Entities. The Lightfoot Entities, severally, represent and warrant to the Parent Entities as follows:

(a) Title. On the date hereof, (i) LCP LP is the sole record and beneficial owner of the Disclosed Owned Units, (ii) the Disclosed Owned Units constitute all of the Equity Securities in MLP owned of record or beneficially by either of the Lightfoot Entities or their respective Affiliates and (iii) LCP GP, in its capacity as the general partner of LCP LP, has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Units with no limitations, qualifications or restrictions on such rights, subject to applicable Laws and the terms of this Agreement, the MLP Partnership Agreement, the LCP GP LLC Agreement and the Agreement of Limited Partnership of LCP LP dated as of February 14, 2007, as amended (the “LCP LP Agreement”). Except as permitted or required by this Agreement or the Merger Agreement, the Covered Units are now, and at all times during the Term will be, held by LCP LP, free and clear of any and all Liens whatsoever on title, or restrictions on transfer or exercise of any rights of a Unitholder (other than under applicable Laws and as created by this Agreement, the MLP Partnership Agreement and the LCP GP LLC Agreement).

(b) Organization. Each of LCP GP and LCP LP is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power to own, lease and operate all of its properties and assets, and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by either of the Lightfoot Entities.

(c) Authority. Each of the Lightfoot Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of the Lightfoot Entities and the performance of the transactions contemplated hereunder by each of the Lightfoot Entities has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Lightfoot Entities. This Agreement has been duly executed and delivered by each of the Lightfoot Entities and constitutes the legal, valid and binding obligation of each of the Lightfoot Entities, enforceable against each of the Lightfoot Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Noncontravention. The execution and delivery by each of the Lightfoot Entities of this Agreement or any other documents required hereunder to be executed and delivered by the Lightfoot Entities pursuant to this Agreement, and the consummation by each of the Lightfoot Entities of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation or certificate of limited partnership of any of the Lightfoot Entities or the limited partnership agreement or limited liability company agreement of either of the Lightfoot Entities, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which either of the Lightfoot Entities is a party or to which either of the Lightfoot Entities or their respective assets are subject, (c) result in the creation of any Lien upon the Equity Securities of either of the Lightfoot Entities or (d), require either of the Lightfoot Entities to obtain or make any Consent from or with any Person, other than as may be required by applicable Laws and the LCP GP LLC Agreement and the LCP LP Agreement (which Consents required by the LCP GP LLC Agreement and the LCP LP Agreement, if any, have been obtained prior to the execution and deliver of this Agreement).

(e) No Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of either Lightfoot Entity, threatened, against or affecting either Lightfoot Entity that would reasonably be expected to impair the ability of either Lightfoot Entity to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Fees. No MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with, the transactions contemplated hereby based on Contracts made by or on behalf of either Lightfoot Entity.

5. Representations and Warranties of the Parent Entities. The Parent Entities jointly and severally represent and warrant to the Lightfoot Entities as follows:

(a) Organization and Qualification. Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Authority. Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Parent Entities and constitutes a valid and binding agreement of each of the Parent Entities enforceable against each of the Parent Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Noncontravention. The execution, delivery and performance of this Agreement by any of the Parent Entities do not, and the consummation by any of the Parent Entities of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (i) a breach or violation of, or a default under, or conflict with the certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Parent Entities, (ii) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Parent Entities or any of their Subsidiaries pursuant to any Contract or Permit to which any of the Parent Entities or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) a violation or conflict under any Law to which any of the Parent Entities or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (ii) or (iii) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent Entities, threatened, against or affecting any of the Parent Entities that would reasonably be expected to result in a Parent Material Adverse Effect.

(e) No Fees. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on Contracts made by or on behalf of any of the Parent Entities.

6. Termination.

(a) Term. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of the Parties, (ii) the consummation of the Closing and (iii) the termination of the Merger Agreement in accordance with its terms; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination.

(b) Survival of Certain Provisions. Section 3(c), this Section 6 and Section 7 shall survive any termination of this Agreement.

7. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I), and the Merger Agreement, constitutes the entire agreement, and supersedes all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Upon Parent GP’s request and without further consideration, each Lightfoot Entity shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby. Without limiting the foregoing, the Lightfoot Entities shall execute and deliver to Parent GP and any of its designees any additional consents or proxies, including with respect to Additional Owned Units, reasonably requested by Parent GP in furtherance of this Agreement.

(c) No Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that each of the Parent Entities may, without the consent of any of the Lightfoot Entities, assign this Agreement and any of their respective rights and obligations hereunder to one or more Affiliates of the Parent Entities to which rights, interests and obligations under the Merger Agreement are assigned in accordance with the Merger Agreement. Any purported assignment in violation of this Agreement is void.

(d) Binding Successors. Without limiting any other rights any of the Parent Entities may have hereunder in respect of any Transfer of the Covered Units, each Lightfoot Entity agrees that this Agreement and the obligations hereunder shall attach to the Covered Units beneficially owned by such Lightfoot Entity and shall be binding upon any Person to which legal or beneficial ownership of such Covered Units shall pass, whether by operation of law or otherwise.

(e) Modification or Amendments. Subject to the provisions of applicable Law, the Parties may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of each of the respective Parties.

(f) Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile or electronic mail (.pdf), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party (or to such other address as will be furnished in writing by any such Party to the other Parties in accordance with the provisions of this Section 7(f)):

If to the Parent Entities, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn: Adam D. Larson, P.C.

         Kim Hicks

If to Seller or the Lightfoot Entities:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

         Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

         Brenda Lenahan

(g) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h) Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 7(h) in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(h), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(i) No Waiver. The failure of or delay by any Party in exercising any right hereunder will not operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(j) No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(k) Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(l) Submission to Jurisdiction. By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7(l), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(m).

(n) Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(o) Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(p) Expenses. Except as otherwise provided herein, each Party shall pay such Party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any of the Parent Entities any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefits of and relating to the Covered Units shall remain vested in and belong to the Lightfoot Entities, and none of the Parent Entities shall have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of MLP or exercise any power or authority to direct the Lightfoot Entities in the voting of any of the Covered Units, except as otherwise provided herein.

(r) Non-Recourse. Any claim or cause of action based upon or arising out of this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted transferees hereunder) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties, “Non-Party Affiliates”) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based upon or arising out of this Agreement, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

(s) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Units” means all Common Units that are owned of record and beneficially by either of the Lightfoot Entities and acquired after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the MLP Group Entities shall constitute an Affiliate of any Lightfoot Entity.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Units” means the Disclosed Owned Units and Additional Owned Units.

“Excepted Parties” means the MLP Group Entities and their respective Subsidiaries and controlled Affiliates, and their respective officers, managers, directors (including the MLP GP Board) and Representatives.

“Transfer” means, with respect to a Covered Unit, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Unit or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each Contract, including any option, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the Parent Entities and the Lightfoot Entities have caused this Agreement to be duly executed as of the day and year first above written.

PARENT GP:

ZENITH ENERGY U.S. GP LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

PARENT:

ZENITH ENERGY U.S., L.P.

By: Zenith Energy U.S. GP, LLC, its general partner

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

HOLDINGS:

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

MERGER SUB:

ZENITH ENERGY U.S. LOGISTICS, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

LCP GP:

LIGHTFOOT CAPITAL PARTNERS GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

LCP LP:

LIGHTFOOT CAPITAL PARTNERS, LP

By: Lightfoot Capital Partners GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex F

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of August 29, 2017, is entered into by and among MTP Energy Master Fund Ltd., a Cayman Islands company (“Magnetar”), Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Holdings”), and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a Subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”). Magnetar and the Parent Entities are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP”), the Parent Entities, Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), and Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP”) have entered into a Purchase Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time by any amendment or modification thereto that is not an Adverse Amendment (as defined below), the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into MLP and the transfer by LCP GP to Holdings of 100% of the membership interests of MLP GP.

B. On the date of this Agreement, Magnetar is the record and beneficial owner of 572,635 Common Units (the “Disclosed Owned Units”), constituting approximately 2.9% of the outstanding Common Units as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Voting; Proxy.

(a) Voting. Magnetar agrees that, except as otherwise contemplated by this Agreement, (i) Magnetar shall not (A) call, or cause MLP or MLP GP to call, any special meeting of the Limited Partners (as defined in the Merger Agreement) or (B) take action by written consent inconsistent with this Agreement and (ii) at any meeting of the Limited Partners, however called, or at any adjournment thereof, or in any circumstance in which the vote, consent or other approval of the Limited Partners is sought, Magnetar, if it is entitled to do so, shall appear at each such meeting or otherwise cause all of its Common Units to be counted as present at any such meeting for purposes of calculating a quorum and shall vote its Common Units, or cause its Common Units to be voted, (A) for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions (including the Merger, and including any proposal relating to an amendment of the Merger Agreement contemplated by Section 9.2 thereof but excluding any Adverse Amendment) and (B) against: (1) any Alternative Proposal, including any Superior Proposal; (2) any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of any MLP Entity under the Merger Agreement or (y) any of the conditions set forth in Article VII of the Merger Agreement not being satisfied; (3) any change in the business or management of MLP or MLP GP or membership of the MLP GP Board or the GP Conflicts Committee (other than with respect to the transactions contemplated in the Merger Agreement); (4) any action that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the GP Equity Transfer; or (5) except as contemplated by the Merger Agreement, change in any manner the distribution policy or capitalization of, including the voting rights of any partners of, MLP. Magnetar shall not take or agree to take any action which it has agreed not to take in this Section 1(a).

(b) No Proxy. Magnetar represents to the Parent Entities that no proxies have been given by Magnetar in respect of the Covered Units prior to the date of this Agreement and covenants that no such proxies shall be given in respect of the Covered Units at any time during the Term without the prior written consent of the Parent Entities.

(c) Adverse Amendment. Notwithstanding anything to the contrary herein, Section 1(a) shall not apply with respect to any vote, consent or other approval of the Limited Partners in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form or imposes any material restrictions or additional conditions on the receipt of consideration payable in respect of Common Units owned by Magnetar in the Merger or (B) is otherwise materially adverse to Magnetar in its capacity as an owner of Common Units (an “Adverse Amendment”).

2. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Magnetar agrees that, except as contemplated by this Agreement, Magnetar shall not, without the prior written consent of Parent GP, (i) offer to Transfer (as defined in Section 7(s) below), Transfer or consent to any Transfer of any or all of the Covered Units or any interest therein, (ii) enter into any Contract, including any option, with respect to any Transfer of any or all of the Covered Units or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Units (other than any proxy, power-of-attorney or other authorization that is (x) revocable and (y) directs the holder or grantee thereof to vote the Covered Units in accordance with this Agreement), with any such proxy, power-of-attorney or authorization purported to be granted by Magnetar being void ab initio, or (iv) deposit any or all of the Covered Units into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Units. Any attempted Transfer of Covered Units or any interest therein in violation of this Section 2(a) shall be null and void.

(b) No Solicitation. Discussion or Negotiation. Subject to Section 2(c), Magnetar agrees that Magnetar shall not, and shall instruct and cause its Representatives and Affiliates that are subject to its control not to, directly or indirectly:

(i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal;

(ii) approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than the Parent Entities) concerning an Alternative Proposal;

(iii) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by Magnetar in respect of or in contemplation of an Alternative Proposal;

(iv) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal;

(v) furnish any non-public information relating to any of the MLP Group Entities, or afford access to the books or records or Representatives of any of the MLP Group Entities, to any third party that, to the knowledge of Magnetar, after consultation with their Representatives, is reasonably likely to make, or has made, an Alternative Proposal;

(vi) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Alternative Proposal; or

(vii) resolve or publicly propose or announce to do any of the foregoing.

(c) Exceptions. Section 2(b) shall not (i) apply to any Excepted Party, (ii) require Magnetar to instruct or cause any Excepted Party to take or refrain from taking any action or (iii) prohibit Magnetar or any of its Representatives or Affiliates from taking any action at the request of any Excepted Party if (A) at the time of such request, such Excepted Party is taking actions in reliance on Section 6.4(a)(ii) of the Merger Agreement and (B) the action taken by Magnetar or any of its Representatives or Affiliates in response to such request is consistent with and in furtherance of such actions being taken by the Excepted Party.

3. Additional Agreements.

(a) Certain Events. In the event of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction or other change in the capital structure of MLP affecting the Covered Units or the acquisition of Additional Owned Units (as defined in Section 7(s) below) by Magnetar, (i) the type and number of Covered Units shall be adjusted appropriately to reflect the effect of such occurrence, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Units issued to or acquired by Magnetar.

(b) Stop Transfer. In furtherance of this Agreement, Magnetar authorizes and instructs MLP (including through MLP’s transfer agent) to enter a stop transfer order with respect to all of the Covered Units. Magnetar agrees that it will request MLP, as promptly as practicable after the date of this Agreement, to make a notation on its records and give instructions to the transfer agent for the Covered Units not to permit, so long as a restriction on Transfer under Section 2(a) remains in effect, any Transfer of the Covered Units other than as expressly contemplated by this Agreement.

(c) Commencement or Participation in Actions. Magnetar agrees not to commence or participate in, and to take all actions necessary and effective to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any duty of MLP GP, in its capacity as general partner of MLP, the MLP GP Board or the GP Conflicts Committee in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby. If, notwithstanding compliance with the immediately preceding sentence, Magnetar is unable to opt out of a class with respect to any Transaction Litigation (as defined in the Merger Agreement) and receives any consideration from any Person in connection with or as a result of such Transaction Litigation, Magnetar will (but only with respect to claims specified above in which Magnetar has agreed not to commence or participate) pay all of such consideration to Parent by wire transfer of immediately available funds promptly (and, in any event, within five Business Days) following the later to occur of (A) the Closing Date and (B) the date on which Magnetar receives such consideration.

(d) Communications. Magnetar shall not, and shall cause its Representatives (solely in their capacity as such and excluding any Excepted Party) not to, make any press release, public announcement or other public communication with respect to the business or affairs of MLP, MLP GP or the Parent Entities, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent GP (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for (i) any disclosure required by applicable Law (including the filing of this Agreement) and (ii) disclosure of the existence of this Agreement and the Merger Agreement or any other facts already publicly disclosed regarding the transactions contemplated hereunder and thereunder. Magnetar (i) consents to and authorizes the publication and disclosure by Parent GP of Magnetar’s identity and holding of Covered Units, and the nature of Magnetar’s commitments, arrangements and understandings under this Agreement, and any other information that Parent GP reasonably determines to be required by applicable Law in any press release or any other disclosure document in connection with the Merger, the GP Equity Transfer or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent GP of any required corrections with respect to any written information supplied by Magnetar specifically for use in any such disclosure document.

(e) Additional Owned Units. Magnetar agrees to notify Parent GP promptly in writing of the number and description of any Additional Owned Units.

4. Representations and Warranties of Magnetar. Magnetar represents and warrants to the Parent Entities as follows:

(a) Title. On the date hereof, (i) Magnetar is the sole record and beneficial owner of the Disclosed Owned Units, (ii) the Disclosed Owned Units constitute all of the Equity Securities in MLP owned of record or beneficially by Magnetar and (iii) Magnetar has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 1, 2 and 3 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Units with no limitations, qualifications or restrictions on such rights, subject to applicable Laws and the terms of this Agreement and the MLP Partnership Agreement. Except as permitted or required by this Agreement or the Merger Agreement, the Covered Units are now, and at all times during the Term will be, held by Magnetar, free and clear of any and all Liens whatsoever on title, or restrictions on transfer or exercise of any rights of a Unitholder (other than under applicable Laws and as created by this Agreement and the MLP Partnership Agreement).

(b) Organization. Magnetar is a company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite company power to own, lease and operate all of its properties and assets, and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by Magnetar.

(c) Authority. Magnetar has all requisite company power and authority and has taken all necessary company action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Magnetar and the performance of the transactions contemplated hereunder by Magnetar has been duly authorized and approved by all necessary company action. This Agreement has been duly executed and delivered by Magnetar and constitutes the legal, valid and binding obligation of Magnetar, enforceable against Magnetar in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Noncontravention. The execution and delivery by Magnetar of this Agreement or any other documents required hereunder to be executed and delivered by Magnetar pursuant to this Agreement, and the consummation by Magnetar of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation of Magnetar, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which Magnetar is a party or to which Magnetar or its assets are subject, (c) result in the creation of any Lien upon the Equity Securities of Magnetar or (d), require Magnetar to obtain or make any Consent from or with any Person, other than as may be required by applicable Laws (which Consents, if any, have been obtained prior to the execution and delivery of this Agreement).

(e) No Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of Magnetar, threatened, against or affecting Magnetar that would reasonably be expected to impair the ability of Magnetar to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Fees. No MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with, the transactions contemplated hereby based on any Contract made by or on behalf of Magnetar.

5. Representations and Warranties of the Parent Entities. The Parent Entities jointly and severally represent and warrant to Magnetar as follows:

(a) Organization and Qualification. Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Authority. Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Parent Entities and constitutes a valid and binding agreement of each of the Parent Entities enforceable against each of the Parent Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Noncontravention. The execution, delivery and performance of this Agreement by any of the Parent Entities do not, and the consummation by any of the Parent Entities of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (i) a breach or violation of, or a default under, or conflict with the certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Parent Entities, (ii) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Parent Entities or any of their Subsidiaries pursuant to any Contract or Permit to which any of the Parent Entities or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) a violation or conflict under any Law to which any of the Parent Entities or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (ii) or (iii) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent Entities, threatened, against or affecting any of the Parent Entities that would reasonably be expected to result in a Parent Material Adverse Effect.

(e) No Fees. Magnetar will have no liability for, and no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on any Contract made by or on behalf of any of the Parent Entities.

6. Termination.

(a) Term. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of the Parties, (ii) the consummation of the Closing, (iii) the Outside Date (as such term is defined in the Merger Agreement as of the date hereof, without giving effect to any amendment or waiver thereof) and (iv) the termination of the Merger Agreement in accordance with its terms; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination.

(b) Survival of Certain Provisions. Section 3(c), this Section 6 and Section 7 shall survive any termination of this Agreement.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Upon Parent GP’s request and without further consideration, Magnetar shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.

(c) No Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that each of the Parent Entities may, without the consent of Magnetar, assign this Agreement and any of their respective rights and obligations hereunder to one or more Affiliates of the Parent Entities to which rights, interests and obligations under the Merger Agreement are assigned in accordance with the Merger Agreement. Any purported assignment in violation of this Agreement is void.

(d) Binding Successors. Without limiting any other rights any of the Parent Entities may have hereunder in respect of any Transfer of the Covered Units, Magnetar agrees that this Agreement and the obligations hereunder shall attach to the Covered Units beneficially owned by Magnetar and shall be binding upon any Person to which legal or beneficial ownership of such Covered Units shall pass, whether by operation of law or otherwise.

(e) Modification or Amendments. Subject to the provisions of applicable Law, the Parties may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of each of the respective Parties.

(f) Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile or electronic mail (.pdf), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party (or to such other address as will be furnished in writing by any such Party to the other Parties in accordance with the provisions of this Section 7(f)):

If to the Parent Entities, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027 Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn: Adam D. Larson, P.C.

 Kim Hicks

If to Magnetar:

c/o MTP Energy Management LLC

1603 Orrington Ave., 13th Floor

Evanston, IL 60201

Email: MTP_Notices@magnetar.com

Attn: Chief Legal Officer

(g) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h) Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 7(h) in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(h), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(i) No Waiver. The failure of or delay by any Party in exercising any right hereunder will not operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(j) No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(k) Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(l) Submission to Jurisdiction. By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7(l), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(m).

(n) Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(o) Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(p) Expenses. Except as otherwise provided herein, each Party shall pay such Party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any of the Parent Entities any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefits of and relating to the Covered Units shall remain vested in and belong to Magnetar, and none of the Parent Entities shall have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of MLP or exercise any power or authority to direct Magnetar in the voting of any of the Covered Units, except as otherwise provided herein.

(r) Non-Recourse. Any claim or cause of action based upon or arising out of this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted transferees hereunder) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties, “Non-Party Affiliates”) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based upon or arising out of this Agreement, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

(s) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Units” means all Common Units that are owned of record and beneficially by Magnetar and acquired after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the MLP Group Entities shall constitute an Affiliate of Magnetar.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Units” means the Disclosed Owned Units and Additional Owned Units.

“Excepted Parties” means the MLP Group Entities and their respective Subsidiaries and controlled Affiliates, and their respective officers, managers, directors (including the MLP GP Board) and Representatives.

“Transfer” means, with respect to a Covered Unit, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation (other than a sale, merger or consolidation of Magnetar in which the transferee or surviving entity agrees to assume all of Magnetar’s obligations under this Agreement), liquidation, dissolution, dividend, distribution or otherwise) of such Covered Unit or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each Contract, including any option, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the Parent Entities and Magnetar have caused this Agreement to be duly executed as of the day and year first above written.

PARENT GP:

ZENITH ENERGY U.S. GP LLC

By: /s/ Jeffrey R. Armstrong

Name: Jeffrey R. Armstrong

Title: Chief Executive Officer

PARENT:

ZENITH ENERGY U.S., L.P.

By: Zenith Energy U.S. GP, LLC, its general

partner

By: /s/ Jeffrey R. Armstrong

Name: Jeffrey R. Armstrong

Title: Chief Executive Officer

HOLDINGS:

ZENITH ENERGY U.S. LOGISTICS

HOLDINGS, LLC

By: /s/ Jeffrey R. Armstrong

Name: Jeffrey R. Armstrong

Title: Chief Executive Officer

[Signature Page to Support Agreement]

MERGER SUB:

ZENITH ENERGY U.S. LOGISTICS, LLC

By: /s/ Jeffrey R. Armstrong

Name: Jeffrey R. Armstrong

Title: Chief Executive Officer

[Signature Page to Support Agreement]

MAGNETAR:

MTP ENERGY MASTER FUND LTD.

By: /s/ William Walmsley

Name: William Walmsley

Title: Director

[Signature Page to Support Agreement]

Arc
LOGISTICS PARTNERS

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
• Go to www.proxyvoting.com/ARCX • Follow steps outlined on the secure website.	• Call toll free (800) 730-8458 within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MacKenzie Partners, Inc., 105 Madison Avenue, 17th Floor, New York, NY 10017.

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Dated:

Signature

Signature (Title)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

L O G I S T I C S P A R T N E R S VOTE BY MAIL VOTE BY TELEPHONE Mark, sign and date your proxy card • Go to VOTE www. proxyvoting. BY INTERNET com/ARCX • Call toll free (800) 730-8458 and return it in the postage-paid within the USA, US territories & Canada envelope we have provided or • Follow steps outlined on on a touch tone telephone return it to MacKenzie Partners, Inc., the secure website. • Follow the instructions provided by 105 Madison Avenue, 17th Floor, the recorded message New York, NY 10017. Proxies Submitted By the Internet or Telephone Must Be Received by 11:59 P.M., Eastern Time, on December 17, 2017. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED To vote, mark blocks below in blue or black ink as follows: THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 1For Against Abstain 1. Approve the Purchase Agreement and Plan of Merger dated as of August29, 2017, by and among Zenith Energy U.S., L.P., Zenith Energy U.S. GP, If you do not indicate how to vote your shares for Proposal 1, this proxy LLC, Zenith Energy U.S. Logistics Holdings, LLC, Zenith Energy U.S. Logis- card will be voted “FOR” Proposal 1. tics, LLC, Arc Logistics Partners LP, Arc Logistics GP LLC, Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC, and the merger con-Yes No templated thereby. Please indicate if you plan to attend this meeting For address change/comments, mark here. (see reverse for instructions) Dated: Signature Signature (Title) ciary, Please nership please sign name, exactly give by full authorized as title your as name(s) such. officer. Joint appear(s) owners hereon. should each When sign signing personally. as attorney, All holders executor, must administrator, sign. If a corporation corporate or officer, partnership, trustee, please guardian, sign in custodian full corporate or other or part- fidu-

SEE VOTING INSTRUCTIONS ON REVERSE SIDE Arc Logistics Partners LP Special Meeting of Unitholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARC LOGISTICS GP LLC The undersigned(s) hereby appoint(s) Vincent T. Cubbage and Steven C. Schnitzer or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the special meeting of unitholders of Arc Logistics Partners LP, to be held on December 18, 2017, at 11:00 a.m. (Eastern Time), at 666 Fifth Avenue, 26th Floor, New York, New York 10103, and any and all adjournments or other delays thereof (the “unitholder meeting”), in the manner directed on the reverse side of this form, with respect to all units of Arc Logistics Partners LP that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the unitholder meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARC LOGISTICS GP LLC AND WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL 1. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.) Continued, and to be signed, on the reverse side